As filed with the Securities and Exchange Commission on November 23, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iSoftStone Holdings Limited

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7371	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

International Software Plaza

Building 9 Zhongguancun Software Park

No. 8 West Dongbeiwang Road, Haidian District

Beijing 100193

People’s Republic of China

(86-10) 5874-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, NY 10011-5213

(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kurt J. Berney, Esq. Portia Ku, Esq. O’Melveny & Myers LLP Plaza 66, 37th Floor 1266 Nanjing Road West Shanghai 200040 People’s Republic of China (86-21) 2307-7000	Z. Julie Gao, Esq. c/o Skadden, Arps, Slate, Meagher & Flom LLP 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong (852) 3740-4700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.   ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Ordinary Shares, par value $0.0001 per share(2)(3)	$50,000,000	$3,565

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(2)	Includes (i) ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public and (ii) ordinary shares that may be purchased by the underwriters pursuant to an option to purchase additional ADSs. These ordinary shares are not being registered for the purposes of sales outside of the United States.
(3)	American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No.333- ). Each American depositary share represents ordinary shares.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (SUBJECT TO COMPLETION) DATED             , 2010

             American Depositary Shares

Representing                      Ordinary Shares

iSoftStone Holdings Limited

This is an initial public offering of our American depositary shares, or ADSs, each representing                      ordinary shares. We are offering              ADSs, and the selling shareholders identified in this prospectus are offering              ADSs. We will not receive any of the proceeds from the ADSs sold by the selling shareholders. We anticipate that the initial offering price of the ADSs will be between $             and $             per ADS.

Prior to this offering, there has been no public market for the ADSs or the ordinary shares. We have applied to have our ADSs listed on the New York Stock Exchange under the symbol “ISS.”

Investing in the ADSs and ordinary shares involves risks that are described in the “Risk Factors” section beginning on page 15 of this prospectus.

	Price to Public	Underwriting Discounts and Commissions	Proceeds, before expenses, to Us	Proceeds, before expenses, to the Selling Shareholders
Per ADS	$	$	$	$
Total	$	$	$	$

The underwriters have an option to purchase up to              additional ADSs from us [and the selling shareholders] at the public offering price, less underwriting discounts and commissions within 30 days from the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs to purchasers on or about             , 2010.

UBS Investment Bank	J.P. Morgan	Morgan Stanley

Needham & Company, LLC

The date of this prospectus is             , 2010.

# iSOFTSTONE

## A LEADING CHINA-BASED IT SERVICES PROVIDER

- Geographically balanced client mix and service capabilities
- Deep domain knowledge and client relationships in target industry verticals
- Comprehensive end-to-end service offerings
- Robust and scalable China-based delivery platform with global market reach

iSOFTSTONE
软通科技大厦

You should rely only on the information contained in this prospectus or in any related free-writing prospectus that we have filed with the Securities and Exchange Commission, or the SEC. Neither we, the selling shareholders nor the underwriters have authorized anyone, including the selling shareholders, to provide you with information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to offer and sell these securities. The information in this prospectus is only accurate as of the date of this prospectus.

Until                     2010 (the 25th day after the date of this prospectus), all dealers that buy, sell, or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This summary highlights key aspects of the information contained elsewhere in this prospectus. As this is a summary, it does not contain all of the information that you should consider before making an investment decision. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the accompanying notes to those statements, before deciding whether to buy our ADSs.

Our Business

We are a leading China-based IT services provider, serving both Greater China and Global clients. To date, we have focused on serving clients in four target industry verticals, each with large and growing demand for IT services and solutions: technology; communications; banking, financial services and insurance, or BFSI; and energy, transportation and public sector. We believe that maintaining a balanced business mix between key industry verticals across both Greater China and Global clients positions us well to capture greater opportunities in China’s unique and rapidly evolving market for IT services.

We provide an integrated suite of IT services and solutions, including Consulting & Solutions, IT Services and business process outsourcing, or BPO, services. We believe that our comprehensive end-to-end service offerings support expansion in scope and scale of client engagements. Through both organic growth and strategic acquisitions, we have proactively invested in developing new service lines to complement our existing suite to better serve our clients. Our IT Services, Consulting & Solutions and BPO service lines accounted for 64.1%, 33.1% and 2.8% of our net revenues in 2009, and 67.2%, 29.4% and 3.4% of our net revenues in the nine months ended September 30, 2010, respectively.

Our clients primarily include large corporations headquartered in China, the United States, Europe and Japan. In the twelve months ended September 30, 2010, our clients included 71 Fortune 500 companies, of which 23 were Greater China clients and 48 were Global clients. By serving both Greater China and Global clients on a common platform with shared resources, management, industry expertise and technology know-how, we are able to leverage synergies in winning new business and remaining cost competitive. Net revenues from our Greater China and Global clients accounted for 57.6% and 42.4% of our net revenues in 2009, and 55.6% and 44.4% of our net revenues in the nine months ended September 30, 2010, respectively. Revenues from our Greater China clients include all revenues from companies headquartered in Greater China and revenues from Global clients include all revenues from companies headquartered outside of Greater China, including revenues from the Greater China-based operations for these overseas clients. We have successfully established strong client relationships with both Greater China and Global clients within our primary industry verticals: for example, our key relationships include IBM, Microsoft and Sharp in technology, Alcatel-Lucent, AT&T and Huawei in communications, and Bank of China, China Life and UBS in BFSI, in each case as measured by revenue contribution in the nine months ended September 30, 2010. Our technology, communications, BFSI, and energy, transportation and public sector industry verticals accounted for 40.0%, 32.6%, 14.3% and 10.0% of our net revenues in 2009, and 34.4%, 38.9%, 14.7% and 7.0% of our net revenues in the nine months ended September 30, 2010, respectively.

We believe we have built one of the largest sales and service delivery platforms for IT services and solutions in China. We have grown from six sales and delivery centers as of January 1, 2007 to 19 sales and delivery centers as of the date of this prospectus, of which 12 are located in China, spanning tier one cities, such as Beijing, Shanghai and Shenzhen, as well as key tier two and three cities, such as Dalian, Nanjing, Tianjin, Wuhan and Wuxi. We were early to recognize the benefits of expanding into China’s tier two and three cities, including more favorable blended labor costs and the ability to attract and retain required talent in increasing scale. We also have operations in the United States, Europe and Japan that are close to the main offices of key Global clients. By combining onsite/onshore support and consulting with scalable and lower-cost offsite/offshore services and processing, we are able to meet client demands in a cost-effective manner while retaining significant operational flexibility.

We believe resource management and planning is critically important to supporting our growth, and we are committed to effectively recruiting, training, developing and retaining our human capital. Our total number of employees has grown from 1,527 employees as of January 1, 2007 to 9,172 employees as of September 30, 2010. We have established three major training centers in Guangzhou, Tianjin and Wuxi. The training center in Wuxi that we helped establish and fund in cooperation with the Wuxi City government, the iCarnegie-iSoftStone training institute, in which we have an equity investment, utilizes the technical curriculum and professional certifications developed and maintained by iCarnegie Inc., an affiliate of Carnegie Mellon University, with annual training capacity of up to 10,000 students. In addition, our “Top 300” leadership development program is focused on identifying, training, promoting and relocating, as appropriate, qualified candidates to meet our middle and senior management needs.

In 2007, 2008 and 2009, our net revenues were $36.4 million, $82.5 million and $134.4 million, respectively, representing a CAGR of 92.1%, and in the nine months ended September 30, 2009 and 2010, our net revenues were $90.0 million and $135.2 million, an increase of 50.2%. In 2007, 2008 and 2009, our net income (loss) increased from a net loss of $10.3 million, to a net loss of $3,000 and then to net income of $9.0 million, and in the nine months ended September 30, 2009 and 2010, our net income decreased from $5.7 million to $0.3 million primarily due to share-based compensation charges on options granted to directors, employees and consultants. Our non-GAAP net income (loss) for 2007, 2008 and 2009, which excludes share-based compensation, interest expense of convertible notes, changes in fair value of certain liabilities carried at fair value, amortization of intangible assets from acquisitions and gain on bargain purchase of a business from net income (loss), were $(4.3) million, $4.7 million and $13.4 million, respectively. For the nine months ended September 30, 2009 and 2010, our non-GAAP net income were $7.9 million and $10.7 million, respectively. For a reconciliation of our non-GAAP net income (loss) to our U.S. GAAP net income (loss), see footnote (3) on page 13 of this prospectus.

Early on, we sought to identify and benefit from the various government incentives, subsidies and other efforts designed to promote growth of the IT services industry in China. In 2007, 2008, 2009 and the nine months ended September 30, 2009 and 2010, we recognized government subsidies as a reduction to cost of revenue and expenses, primarily cost of revenues, of nil, $1.7 million, $2.1 million, $1.5 million and $5.8 million, respectively, and recognized government subsidies as other income of $2.8 million, $0.9 million, $3.0 million, $1.9 million and $2.9 million, respectively.

Our operations and our growth have primarily been financed by issuances of our preference shares and convertible notes and short-term bank borrowings.

Industry Background

Businesses, both domestically in China and globally, are outsourcing a growing portion of their IT services and business processes to China-based IT services providers. China is one of the largest and fastest growing markets for IT services, and as shown in the charts below, China’s domestic IT services market and offshore software development market are expected to experience significant growth in the coming years.

There are several factors driving the overall growth of China’s IT services industry, including the rapid growth of China’s economy and domestic demand for IT services, the strategic importance of China as a target market for Global clients, strong offshore outsourcing demand, availability of low-cost qualified IT professionals with global and regional language skills, well-developed infrastructure in China and strong government support and spending.

We believe we are well positioned to capture the significant market opportunities in the IT services industry in China.

Our Competitive Strengths, Strategies and Challenges

We believe that the following strengths have contributed to our growth and success:

•	geographically balanced client mix and service capabilities;

•	deep domain knowledge and solutions in target industry verticals;

•	strategic engagements with diverse blue-chip clients;

•	comprehensive end-to-end service offerings with a Consulting & Solutions front end;

•	robust and scalable China-based delivery platform with global market reach;

•	systematic development and management of human capital; and

•	experienced senior management team with proven track record of success.

Our goal is to be the leading China-based provider of IT services and solutions to companies throughout Greater China and globally. We intend to achieve this objective by implementing the following strategies:

•	grow revenue with existing and new clients;

•	continue to invest in research and development, deepen domain expertise and develop specific solutions for target industry verticals;

•	continue to invest in training and development for our world-class human capital base;

•	drive efficiencies through ongoing improvements in operational excellence; and

•	capture new growth opportunities through strategic alliances and acquisitions.

We expect to face certain risks and uncertainties, including:

•	our ability to effectively manage our rapid growth;

•	intense competition from China-based and international IT services companies;

•	our ability to attract and retain sufficiently trained professionals to support our operations;

•	concentration of revenue and receivables in a small number of major clients;

•	our ability to anticipate and develop new services and enhance existing services to keep pace with rapid changes in technology and in our target industry verticals; and

•	our ability to identify, execute, integrate and manage new strategic alliances and acquisitions.

Please see “Risk Factors” and other information included in this prospectus for a discussion of these and other risks. Additionally, a significant majority of our outstanding shares is held by a small number of our existing shareholders, and these shareholders may have significantly greater influence on us and our corporate actions by virtue of the size of their shareholdings relative to our public shareholders. For example, our directors and executive officers, as a group, will beneficially own         % of our outstanding ordinary shares following this offering, assuming the underwriters do not exercise their overallotment option, and our principal shareholders, as a group, will beneficially own approximately         % of our outstanding ordinary shares following this offering, assuming the underwriters do not exercise their overallotment option. Our current principal shareholders and management will also continue to represent a majority of our board of directors.

Corporate History and Structure

We commenced operations in October 2001 through Beijing iSoftStone Technologies Ltd., or Beijing iSoftStone, a limited liability company established in China and majority owned by our founder Tianwen Liu. To enable us to raise equity capital from investors outside of China, in November 2005, we reorganized our corporate structure by establishing our current Cayman Islands holding company, iSoftStone Holdings Limited, or iSoftStone Holdings, and transferred substantially all the IT services business and related assets and liabilities of Beijing iSoftStone into iSoftStone Information Technology (Group) Co., Ltd., or iSoftStone WFOE, a wholly owned subsidiary of iSoftStone Holdings, in exchange for issuance of ordinary shares of iSoftStone Holdings to our founder Tianwen Liu and other shareholders of Beijing iSoftStone. Concurrently, because certain businesses cannot be conducted by foreign invested enterprises, iSoftStone WFOE entered into a series of contractual arrangements with Beijing iSoftStone and its shareholders.

The following diagram illustrates our current corporate structure and the place of formation and the ownership of our major subsidiaries and affiliated entity as of the date of this prospectus. All of our subsidiaries are 100% owned or controlled by us except for Beijing Guodian Ruantong Technology Co., Ltd., in which we have a 60% equity interest, and Beijing iSoftStone Jiewen Information Technology Co., Ltd., in which we have a 67% equity interest.

(1)	Include a series of contractual arrangements among iSoftStone WFOE, Beijing iSoftStone, and certain shareholders of Beijing iSoftStone, including an exclusive outsourcing agreement, an exclusive technology consulting and management service agreement, a trademark and software licensing agreement, an equity pledge agreement, and an irrevocable proxy. For a more detailed discussion of these contractual arrangements, see “Related Party Transactions—Contractual Arrangements with Beijing iSoftStone.”

Corporate Information

Our principal executive offices are located at International Software Plaza, Building 9 Zhongguancun Software Park, No. 8 West Dongbeiwang Road, Haidian District, Beijing 100193, People’s Republic of China. Our telephone number at this address is (86-10) 5874-9000 and our fax number is (86-10) 5874-9002. Our website is http://www.isoftstone.com. The information contained in our website is not a part of this prospectus.

Investor inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our agent for service of process in the United States is CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011.

Unless otherwise indicated, (a) information in this prospectus assumes that the underwriters do not exercise their over-allotment option to purchase additional ADSs, (b) references in this prospectus to this offering are to our offering of ADSs pursuant to this prospectus, (c) information in this prospectus assumes (i) the automatic conversion of all of our outstanding series A preference shares and series B preference shares into 264,166,235 ordinary shares upon the closing of this offering, and (ii) the issuance of              ordinary shares upon the conversion, pursuant to binding conversion agreements entered into in November 2010, of convertible notes with principal amount of $18 million upon the closing of this offering, based on an assumed initial public offering price of $             per ADS, the mid-point of the estimated public offering price range shown on the front cover of this prospectus; and (d) information in this prospectus does not include (i) 85,121,280 ordinary shares issuable upon the exercise of options outstanding as of the date of this prospectus, (ii) 7,412,746 ordinary shares reserved for future issuance under our share incentive plans, (iii) ordinary shares issuable upon the conversion of our convertible notes with principal amount of $20 million outstanding at the date of this prospectus, (iv) acquisition consideration (A) relating to our October 2010 acquisition of Ascend Technologies, Inc. of $963,902 payable in ordinary shares if this offering is completed prior to December 24, 2010 at a per share issue price equal to 90% of the per share equivalent price in this offering, or              ordinary shares assuming an initial public offering price of $             per ADS (the mid-point of the estimated range of the offering price), and (B) relating to our November 2010 acquisition of Shanghai Kangshi Information Systems Company Limited of $1,198,215 worth of ordinary shares at a per ordinary share price equal to 95% of the per share equivalent of the initial offering price, or              ordinary shares assuming an initial public offering price of $             per ADS (the mid-point of the estimated range of the offering price); and (v) up to 1,361,058 ordinary shares and an additional $67,898 worth of ordinary shares issuable, conditionally or unconditionally, pursuant to certain share-based compensation arrangements in connection with certain acquisitions that we made prior to the date of this prospectus. For more information relating to such acquisitions, see “Corporate History and Structure—Corporate History” and “Related Party Transactions—Acquisition Related Shares Issuance.”

This prospectus contains translations of Renminbi amounts into U.S. dollars at specified rates. Unless otherwise noted, all translations from Renminbi to U.S. dollar amounts were made at the noon buying rate in the City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York as of December 31, 2009, which was RMB6.8259 to $1.00. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. The PRC government restricts or prohibits the conversion of Renminbi into foreign currency and foreign currency into Renminbi for certain types of transactions. On November 19, 2010, the noon buying rate was RMB6.6398 to $1.00.

Conventions Used in This Prospectus

We have included elsewhere in this prospectus a glossary of industry and other terms that we refer to throughout the prospectus. See “Glossary of Terms”.

THE OFFERING

Price per ADS:	We currently estimate that the initial public offering price will be between $ and $ per ADS.

ADSs Offered:

By us	ADSs
By the selling shareholders	ADSs
Total	ADSs

ADSs Outstanding Immediately After This Offering	ADSs (or if the underwriters exercise the option to purchase additional ADSs in full).

Ordinary Shares Outstanding Immediately After This Offering	ordinary shares (or ordinary shares if the underwriters exercise the option to purchase additional ADSs in full)(1).

Option to Purchase Additional ADSs	We [and the selling shareholders] have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of additional ADSs at the initial public offering price, less underwriting discounts and commissions, solely for the purpose of covering over-allotments.

(1)	The number of ordinary shares that will be outstanding immediately after this offering:

•	assumes the automatic conversion of all of our outstanding series A preference shares and series B preference shares into 264,166,235 ordinary shares upon the closing of this offering;

•

assumes the issuance of              ordinary shares upon the conversion, pursuant to binding conversion agreements entered into in November 2010, of convertible notes with principal amount of $18 million upon the closing of this offering, based on an assumed initial public offering price of $             per ADS, the mid-point of the estimated public offering price range shown on the front cover of this prospectus;

•

excludes ordinary shares issuable upon the conversion of our convertible notes with principal amount of $20 million outstanding at the date of this prospectus. Within 12 months of the closing of this offering, such convertible notes are convertible into our ordinary shares at a significant discount to the offering price or redeemable for cash at the holders’ option. See “Related Party Transactions—Private Placements—Convertible Notes Financing”;

•	excludes 85,121,280 ordinary shares issuable upon the exercise of options outstanding as of the date of this prospectus;

•	excludes 7,412,746 ordinary shares reserved for future issuances under our share incentive plans;

•

excludes acquisition consideration (A) relating to our October 2010 acquisition of Ascend Technologies, Inc. of $963,902 payable in ordinary shares if this offering is completed prior to December 24, 2010 at a per share issue price equal to 90% of the per share equivalent price in this offering, or              ordinary shares assuming an initial public offering price of $             per ADS (the mid-point of the estimated range of the offering price), and (B) relating to our November 2010 acquisition of Shanghai Kangshi Information Systems Company Limited of $1,198,215 worth of

ordinary shares at a per ordinary share price equal to 95% of the per share equivalent of the initial offering price, or              ordinary shares assuming an initial public offering price of $             per ADS (the mid-point of the estimated range of the offering price); and

•

excludes up to 1,361,058 ordinary shares and an additional $67,898 worth of ordinary shares issuable, conditionally or unconditionally, pursuant to certain share-based compensation arrangements in connection with certain acquisitions that we made prior to the date of this prospectus. For more information relating to such acquisitions, see “Corporate History and Structure—Corporate History” and “Related Party Transactions—Acquisition Related Shares Issuance.”

The ADSs	Each ADS represents ordinary shares, par value $0.0001 per share.

The depositary will be the holder of the ordinary shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement.

You may surrender your ADSs to the depositary to withdraw the ordinary shares underlying your ADSs. The depositary will charge you a fee for such an exchange.

We may amend or terminate the deposit agreement for any reason without your consent. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled “Description of American Depositary Shares.” You should also read the deposit agreement, which is filed as an exhibit to the registration statement on Form F-6.

Settlement	The ADSs are expected to be delivered against payment on or around , 2010.

Use of Proceeds	We estimate that we will receive net proceeds of approximately $ million from this offering, assuming an initial public offering price of $ per ADS, the mid-point of the estimated range of the offering price, after deducting estimated underwriter discounts, commissions and estimated offering expenses payable by us. We intend to use $ million of our net proceeds from this offering to repay outstanding bank borrowings, and use the remainder for other general corporate purposes, such as working capital, facilities acquisitions and funding potential acquisitions of, or investments in, other businesses or technologies that we believe will complement our current business and expansion strategies.

We will not receive any of the proceeds from the ADSs sold by the selling shareholders.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of the risks you should carefully consider before deciding to invest in our ADSs.

Listing	We have applied to have our ADSs listed on the New York Stock Exchange, or the NYSE. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system.

Proposed NYSE Symbol	“ISS”

Depositary	JPMorgan Chase Bank, N.A.

Lock-Up	We, the selling shareholders, our directors and executive officers and our other existing shareholders and holders of our convertible notes have agreed with the underwriters not to sell, transfer or dispose of any ADSs or ordinary shares for a period of up to 180 days after the date of this prospectus without the consent of the representatives of the underwriters. See “Underwriting.”

Reserved ADSs	At our request, the underwriters have reserved for sale, at the public offering price, up to an aggregate of ADSs offered by this prospectus to our directors, officers, employees, business associates and other related persons through a directed share program.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated statements of operations data for the years ended December 31, 2007, 2008 and 2009 and the summary consolidated balance sheet data as of December 31, 2008 and 2009 have been derived from our audited consolidated financial statements included elsewhere in this prospectus, which have been audited by Deloitte Touche Tomatsu CPA Ltd., an independent registered public accounting firm. The report of Deloitte Touche Tomatsu CPA Ltd. on our audited financial statements is included elsewhere in this prospectus. The summary consolidated balance sheet data as of December 31, 2007 have been derived from our audited consolidated financial statements not included elsewhere in this prospectus. Our audited consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. Our historical results do not necessarily indicate our expected results for any future periods. Our summary consolidated statements of operations data for each of the nine month periods ended September 30, 2009 and 2010 and summary consolidated balance sheet data as of September 30, 2010 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited consolidated financial information on the same basis as our audited consolidated financial statements. The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. Results for the nine months ended September 30, 2010 are not necessarily indicative of results that may be expected for the full year. You should read the summary consolidated financial data in conjunction with those financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Summary Consolidated Statements of Operations Data

	For the year ended December 31,			For the nine months ended September 30,
	2007	2008	2009	2009	2010
	(dollars in thousands, except share and per share data or as otherwise noted)
Net revenues	$36,417	$82,464	$134,387	$90,032	$135,198
Cost of revenues(1)(2)	(24,399)	(55,083)	(88,391)	(59,585)	(87,334)

Gross profit	12,018	27,381	45,996	30,447	47,864

Operating expenses:
General and administrative expenses(1)	(12,762)	(16,344)	(26,654)	(17,482)	(32,965)
Selling and marketing expenses(1)(2)	(6,150)	(11,264)	(13,205)	(9,487)	(11,485)
Research and development expenses(1)	(4,498)	(1,057)	(1,222)	(643)	(2,517)

Total operating expenses	(23,410)	(28,665)	(41,081)	(27,612)	(46,967)

Changes in fair value of contingent consideration in connection with business combination	—	—	(3)	—	231
Change in fair value of return rate reset feature of convertible notes	—	—	—	—	(1,028)
Other income, net	56	800	981	789	25
Government subsidies	2,822	862	2,999	1,929	2,910
Gain on sale of equity of a subsidiary	—	—	—	—	1,079

(Loss) income from operations	(8,514)	378	8,892	5,553	4,114

Interest income	90	228	138	110	98
Interest expense	(71)	(363)	(878)	(522)	(3,581)
Change in fair value of warrants	(1,419)	(676)	—	—	—
Gain on bargain purchase of a business	—	—	66	66	—

(Loss) income before provision for income taxes and loss in equity method investments, net of income taxes	(9,914)	(433)	8,218	5,207	631
Income taxes (expenses) benefit	(373)	492	823	518	(171)

(Loss) income after income taxes before loss in equity method investments, net of income taxes	(10,287)	59	9,041	5,725	460
Loss in equity method investments, net of income taxes	(21)	(62)	(13)	(11)	(188)

Net (loss) income(3)	(10,308)	(3)	9,028	5,714	272
Less: Net loss attributable to noncontrolling interest	114	101	21	14	514

Net (loss) income attributable to iSoftStone Holdings Limited	$(10,194)	$98	$9,049	$5,728	$786

	For the year ended December 31,			For the nine months ended September 30,
	2007	2008	2009	2009	2010
	(dollars in thousands, except share and per share data or as otherwise noted)
Net (loss) income per share attributable to ordinary shareholders of iSoftStone Holdings Limited:
Basic	$(0.10)	$(0.03)	$0.01	$0.01	$(0.02)
Diluted	$(0.10)	$(0.03)	$0.01	$0.01	$(0.02)

Weighted average shares used in calculating net (loss) income per ordinary share
Basic	38,827,820	122,681,330	125,106,274	123,388,300	133,652,540
Diluted	38,827,820	122,681,330	131,892,325	129,641,280	133,652,540

(1)	Includes share-based compensation charges totaling $4.0 million, $1.4 million and $2.4 million in 2007, 2008 and 2009, and $0.7 million and $5.8 million in the nine months ended September 30, 2009 and 2010, respectively, allocated as follows:

	For the year ended December 31,			For the nine months ended September 30,
	2007	2008	2009	2009	2010
	(dollars in thousands)
Cost of revenues	$56	$85	$159	$69	$106
Operating expenses:
General and administrative expenses	3,895	1,258	2,074	618	5,508
Selling and marketing expenses	18	44	110	39	198
Research and development expenses	1	1	7	1	5

Total share-based compensation expenses	$3,970	$1,388	$2,350	$727	$5,817

(2)	Includes amortization of intangible assets totaling $0.6 million, $2.6 million and $2.0 million in 2007, 2008 and 2009, and $1.5 million and $1.2 million in the nine months ended September 30, 2009 and 2010, respectively, allocated as follows:

	For the year ended December 31,			For the nine months ended September 30,
	2007	2008	2009	2009	2010
	(dollars in thousands)
Cost of revenues	$166	$447	$87	$67	$87
Operating expenses:
Selling and marketing expenses	416	2,202	1,928	1,443	1,071

Total amortization of intangible assets expenses	$582	$2,649	$2,015	$1,510	$1,158

(3)	To supplement our net income presented in accordance with U.S. GAAP, we use the non-GAAP financial measure of net income, which is adjusted from results based on U.S. GAAP to exclude share-based compensation, interest expense of convertible notes, changes in fair value of certain liabilities carried at fair value, amortization of intangible assets from acquisitions and gain on bargain purchase of a business. This non-GAAP financial measure is provided as additional information to help our investors compare business trends among different reporting periods on a consistent basis and to enhance investors’ overall understanding of the historical and current financial performance of our continuing operations and our prospects for the future. This non-GAAP financial measure should be considered in addition to results prepared in accordance with U.S. GAAP, but should not be considered a substitute for or superior to U.S. GAAP results. In addition, our calculation of this non-GAAP financial measure may be different from the calculation used by other companies, and therefore comparability may be limited.

The following table sets forth the reconciliation of our non-GAAP net income (loss) to our U.S. GAAP net income (loss):

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	(U.S. dollars in thousands)
Net income (loss) (U.S. GAAP)	(10,308)	(3)	9,028	5,714	272
Share-based compensation	3,970	1,388	2,350	727	5,817
Amortization of intangible assets from acquisitions	582	2,649	2,015	1,510	1,158
Interest expense of convertible notes	—	—	63	—	2,677
Changes in fair value of contingent consideration in connection with business combinations	—	—	3	—	(231)
Changes in fair value of the return rate reset feature of convertible notes	—	—	—	—	1,028
Changes in fair value of warrants	1,419	676	—	—	—
Gain on bargain purchase of a business	—		(66)	(66)	—

Total non-GAAP adjustments	5,971	4,713	4,365	2,171	10,449

Net income (loss) (non-GAAP)	(4,337)	4,710	13,393	7,885	10,721

Summary Consolidated Balance Sheet Data

	December 31, 2007		December 31, 2008		December 31, 2009		September 30, 2010	September 30, 2010
								Pro forma (unaudited)(1)
	(dollars in thousands)
Cash	$12,963		$33,776		$55,138		$40,414	$40,414
Accounts receivable, net of allowance for doubtful accounts of $292,000, $309,000, $423,000 and $1,968,000 as of December 31, 2007, 2008, 2009 and September 30, 2010, respectively	12,572		28,350		69,094		97,443	97,443
Total assets	38,961		82,841		162,179		193,252	193,252
Total liabilities	17,030		27,158		90,935		115,323	115,323
Series B convertible redeemable preference shares	18,130		49,459		52,159		54,164	—
Total iSoftStone Holdings Limited shareholders’ equity	3,676	(2)	6,221	(2)	18,590	(2)	23,097	77,261
Non-controlling interest	125		3		495		668	668

Total equity	3,801		6,224		19,085		23,765	77,929

Total liabilities, series B convertible redeemable preference shares and equity	$38,961		$82,841		$162,179		$193,252	$193,252

(1)	The pro forma balance sheet information as of September 30, 2010 reflects the automatic conversion of all of our outstanding series A convertible preference shares and series B convertible redeemable preference shares into our ordinary shares using a conversion ratio of one for one upon the closing of this offering.
(2)	Including series A convertible preference shares with carrying amount of $14.2 million for each of the periods ended December 31, 2007, 2008, 2009 and September 30, 2010.

RISK FACTORS

An investment in our ADSs involves a high degree of risk. You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition, results of operations and prospects if they actually occur. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We may be unable to effectively manage our rapid growth, which could place significant strain on our management personnel, systems and resources. We may not be able to achieve anticipated growth, which could materially and adversely affect our business and prospects.

We have experienced rapid growth and significantly expanded our business recently. Our net revenues grew from $36.4 million in 2007 to $134.4 million in 2009 and $135.2 million in the nine months ended September 30, 2010. In addition to organic growth, we have also grown through strategic acquisitions. As of the date of this prospectus, we have 19 sales and delivery centers, including 12 in China, two in Japan, four in the United States and one in Taiwan. As of September 30, 2010, we had 9,172 employees, as compared to 1,527 employees as of January 1, 2007. We are actively looking at additional locations to establish new offices and expand our current offices and sales and delivery centers. We intend to continue our expansion in the foreseeable future to pursue existing and potential market opportunities.

Our rapid growth has placed and will continue to place significant demands on our management and our administrative, operational and financial infrastructure. Continued expansion increases the challenges we face in:

•	recruiting, training, developing and retaining sufficient skilled technical, sales and management personnel;

•	creating and capitalizing upon economies of scale;

•	managing a larger number of clients in a greater number of industries and locations;

•	maintaining effective oversight of personnel and offices;

•	coordinating work among offices and project teams and maintaining high resource utilization rates;

•	integrating new management personnel and expanded operations while preserving our culture and values;

•	developing and improving our internal administrative infrastructure, particularly our financial, operational, human resources, communications and other internal systems, procedures and controls; and

•	adhering to and further improving our high quality and process execution standards and maintaining high levels of client satisfaction.

Moreover, as we introduce new services or enter into new markets, we may face new market, technological and operational risks and challenges with which we are unfamiliar, and it may require substantial management efforts and skills to mitigate these risks and challenges. As a result of any of these problems associated with expansion, our business, results of operations and financial condition could be materially and adversely affected. Furthermore, we may not be able to achieve anticipated growth, which could materially and adversely affect our business and prospects.

Adverse changes in the economic environment, either in China or globally, could reduce our clients’ purchases from us and increase pricing pressure, which could materially and adversely affect our revenues and results of operations.

The IT services industry is particularly sensitive to the economic environment, either in China or globally, and tends to decline during general economic downturns. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to the economic environment, especially for regions in which we and our clients operate, such as the United States, Europe, China and Japan. The recent crisis in the financial and credit markets in the United States, Europe and Asia has led to a global economic slowdown, with the economies of those regions showing significant signs of weakness. During an economic downturn, our clients may cancel, reduce or defer their IT spending or change their IT outsourcing strategy, and reduce their purchases from us. The recent global economic slowdown and any future economic slowdown, and the resulting diminution in IT spending, could also lead to increased pricing pressure from our clients. The occurrence of any of these events could materially and adversely affect our revenues and results of operations.

We face intense competition from onshore and offshore IT services companies, and, if we are unable to compete effectively, we may lose clients and our revenues may decline.

The market for IT services is highly competitive and we expect competition to persist and intensify. We believe that the principal competitive factors in our markets are industry expertise, breadth and depth of service offerings, quality of the services offered, reputation and track record, marketing and selling skills, scalability of infrastructure and price.

In the IT outsourcing market, we face competition from the following major competitors:

•

Chinese IT services companies, such as Camelot Information Systems, ChinaSoft International Ltd., HiSoft Technology International Limited, Longtop Financial Technologies Limited, Neusoft Group Ltd., and VanceInfo Technologies Inc.;

•	Indian IT services companies, such as Cognizant Technology Solutions Corp., HCL Technologies, Infosys Technologies Ltd., Tata Consultancy Services Ltd. and Wipro Technologies;

•	offshore IT services providers in emerging outsourcing destinations with low wage costs such as Southeast Asia, Latin America and Eastern Europe; and

•	in-house IT departments of large corporations.

To date, we do not typically compete directly with the larger global consulting and outsourcing firms, such as Accenture, Capgemini, Hewlett-Packard and IBM, who are typically engaged in conjunction with large global projects. However, we may compete with these firms if they seek smaller engagements, particularly in conjunction with a strategy to enter the domestic China market. In addition, the trend towards offshore outsourcing, international expansion by foreign and domestic competitors and continuing technological changes will result in new and different competitors entering our markets.

In the IT outsourcing market, clients tend to engage multiple outsourcing service providers instead of using an exclusive service provider, which could reduce our revenues to the extent that clients obtain services from other competing providers. Clients may prefer service providers that have facilities located globally or that are based in countries more cost-competitive than China. Our ability to compete also depends in part on a number of factors beyond our control, including the ability of our competitors to recruit, train, develop and retain highly skilled professionals, the price at which our competitors offer comparable services and our competitors’ responsiveness to client needs. Therefore, we cannot assure you that we will be able to retain our clients while competing against such competitors. Increased competition, our inability to compete successfully against competitors, pricing pressures or loss of market share could harm our business, financial condition and results of operations.

Due to intense competition for highly skilled personnel, we may fail to attract and retain enough sufficiently trained personnel to support our operations; as a result, our ability to bid for and obtain new projects may be negatively affected and our revenues could decline.

The IT services industry relies on skilled personnel, and our success depends to a significant extent on our ability to recruit, train, develop and retain qualified personnel, especially experienced middle and senior level management. The IT services industry in China has experienced significant levels of employee attrition. Our attrition rates were 13.9%, 17.7%, 12.8% and 14.3% per annum in 2007, 2008, 2009 and the nine months ended September 30, 2010, respectively. We may encounter higher attrition rates in the future, particularly if China continues to experience strong economic growth.

There is significant competition in China for skilled personnel, especially experienced middle and senior level management, with the skills necessary to perform the services we offer to our clients. Increased competition for these personnel, in the IT industry or otherwise, could have an adverse effect on us. A significant increase in our attrition rate could decrease our operating efficiency and productivity and could lead to a decline in demand for our services.

Additionally, failure to recruit, train, develop and retain personnel with the qualifications necessary to fulfill the needs of our existing and future clients or to assimilate new personnel successfully could have a material adverse effect on our business, financial condition and results of operations. Failure to retain our key personnel on client projects or find suitable replacements for key personnel upon their departure may lead to termination of some of our client contracts or cancellation of some of our projects, which could materially and adversely affect our business.

Our success depends substantially on the continuing efforts of our senior executives and other key personnel, and our business may be severely disrupted if we lose their services.

Our future success heavily depends upon the continued services of our senior executives and other key employees. In particular, we rely on the expertise, experience, client relationships and reputation of Tianwen Liu, our founder, chairman and chief executive officer. We currently do not maintain key man life insurance for any of the senior members of our management team or other key personnel. If one or more of our senior executives or key employees are unable or unwilling to continue in their present positions, it could disrupt our business operations, and we may not be able to replace them easily or at all. In addition, competition for senior executives and key personnel in our industry is intense, and we may be unable to retain our senior executives and key personnel or attract and retain new senior executive and key personnel in the future, in which case our business may be severely disrupted, and our financial condition and results of operations may be materially and adversely affected.

If any of our senior executives or key personnel joins a competitor or forms a competing company, we may lose clients, suppliers, know-how and key professionals and staff members to them. Also, if any of our business development managers, who generally keep a close relationship with our clients, joins a competitor or forms a competing company, we may lose clients, and our revenues may be materially and adversely affected. Additionally, there could be unauthorized disclosure or use of our technical knowledge, practices or procedures by such personnel. Most of our executives and key personnel have entered into employment agreements with us that contain non-competition provisions, non-solicitation and nondisclosure covenants. However, if any dispute arises between our executive officers and key personnel and us, such non-competition, non-solicitation and nondisclosure provisions might not provide effective protection to us, especially in China, where most of these executive officers and key employees reside, in light of the uncertainties with China’s legal system. See “Risk Factors—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could have a material adverse effect on us.”

We generate a significant portion of our revenues from a small number of major clients and any loss of business from these clients could reduce our revenues and significantly harm our business.

We have derived, and believe that in the foreseeable future we will continue to derive, a significant portion of our revenues from a small number of major clients. In 2007, IBM contributed more than 10% of our net revenues; in 2008, Microsoft contributed more than 10% of our net revenues; and in 2009 and the nine months ended September 30, 2010, Huawei and Microsoft each contributed more than 10% of our net revenues, together accounting for 34.4% and 38.1% of our total net revenues, respectively. In the aggregate, our top ten clients accounted for 44.9%, 49.7%, 56.7% and 55.8% of our net revenues in 2007, 2008, 2009 and the nine months ended September 30, 2010, respectively.

Our ability to maintain close relationships with these and other major clients is essential to the growth and profitability of our business. However, the volume of work performed for a specific client is likely to vary from year to year, especially since we are generally not our clients’ exclusive IT services provider and we do not have long-term commitments from any of our clients to purchase our services. A major client in one year may not provide the same level of revenues for us in any subsequent year. The IT services we provide to our clients, and the revenues and income from those services, may decline or vary as the type and quantity of IT services we provide changes over time. In addition, our reliance on any individual client for a significant portion of our revenues may give that client a certain degree of pricing leverage against us when negotiating contracts and terms of service.

In addition, a number of factors other than our performance could cause the loss of or reduction in business or revenues from a client, and these factors are not predictable. For example, a client may decide to reduce spending on technology services or sourcing from us due to a challenging economic environment or other factors, both internal and external, relating to its business. These factors may include corporate restructuring, pricing pressure, changes to its outsourcing strategy, switching to another IT services provider or returning work in-house.

The loss of any of our major clients, or a significant decrease in the volume of work they outsource to us or the price at which we sell our services to them, could adversely affect our financial condition and results of operations.

If we are unable to collect our receivables from our clients, our results of operations and cash flows could be adversely affected.

Our business depends on our ability to successfully obtain payment from our clients of the amounts they owe us for work performed. As of December 31, 2007, 2008 and 2009 and as of September 30, 2010, our billed accounts receivable, net of allowance for doubtful accounts, totaled $6.3 million, $9.5 million, $17.5 million and $21.6 million, respectively, and our unbilled accounts receivable, net of allowance for doubtful accounts, totaled $6.3 million, $18.9 million, $51.6 million and $75.8 million, respectively. Our largest client accounted for 27.6% and 23.1% of our net accounts receivables as of December 31, 2009 and as of September 30, 2010, respectively. Since we generally do not require collateral or other security from our clients, we establish an allowance for doubtful accounts based upon estimates, historical experience and other factors surrounding the credit risk of specific clients. As of December 31, 2007, 2008 and 2009 and as of September 30, 2010, the provision made for doubtful accounts was $0.3 million, $0.3 million, $0.4 million and $2.0 million, respectively. However, actual losses on client receivables balance could differ from those that we anticipate and as a result we might need to adjust our allowance. There is no guarantee that we will accurately assess the creditworthiness of our clients. Macroeconomic conditions, including related turmoil in the global financial system, could also result in financial difficulties for our clients, including limited access to the credit markets, insolvency or bankruptcy, and as a result could cause clients to delay payments to us, request modifications to their payment arrangements that could increase our receivables balance, or default on their payment obligations to us. As a result, an extended delay or default in payment relating to a significant account will have a material and adverse effect on the aging schedule and turnover days of our accounts receivable. If we are unable to collect our receivables from our clients in accordance with the contracts with our clients, our results of operations and cash flows could be adversely affected.

In many cases our client engagements are not long-term, and our clients may terminate contracts before completion or choose not to renew contracts, which could adversely affect our business and reduce our revenues.

Our clients typically retain us on a non-exclusive, project-by-project basis and are not obligated for any long-term commitments to us. Many of our client contracts can be terminated by our clients with or without cause. There are a number of factors relating to our clients that are outside of our control which might lead them to terminate a contract or project with us, including:

•	financial difficulties for the client;

•	a change in strategic priorities, resulting in elimination of the impetus for the project or a reduced level of technology spending;

•	a change in outsourcing strategy resulting in moving more work to the client's in-house technology departments or to our competitors;

•	the replacement by our clients of existing software with packaged software supported by licensors; and

•	mergers and acquisitions or significant corporate restructurings.

In addition, some of our client contracts specify that if a change of control of our company occurs during the term of the contract, the client has the right to terminate the contract. If any future event triggers any change-of-control provision in our client contracts, these contracts may be terminated, which would result in our loss of revenues in the future. If our clients terminate our contracts before completion or choose not to renew our contracts, our business, financial condition and results of operations may be materially and adversely affected.

If we are not successful in obtaining and managing increasingly large and complex projects, we may not achieve our growth goals and our results of operations may be adversely affected.

As our domain knowledge in the industries we serve deepens and our relationships with clients strengthen, more clients have engaged us to undertake increasingly large and complex projects. To successfully obtain and manage larger and more complex projects, we need to establish closer relationships with our clients and develop a thorough understanding of their operations. In addition, we may face a number of challenges managing larger and more complex projects, including maintaining high quality control and process execution standards and controlling costs. In addition, we must maintain close client contact and high levels of client satisfaction, while at the same time maintaining continuity in personnel engaged in a particular project.

Our ability to successfully obtain and manage larger and more complex projects depends significantly on the skills of our management personnel and professionals, some of whom do not have experience managing large or complex projects. Larger and more complex projects may involve multiple engagements or stages, and there is a risk that a client may choose not to retain us for additional stages or may cancel or delay additional planned engagements. Such cancellations or delays make it difficult to plan for project resource requirements.

If we are not able to successfully obtain engagements for larger and more complex projects, we may not achieve our growth goals. Even if we are successful in obtaining such engagements, a failure by us to effectively manage these larger and more complex projects could cause us to lose business and may adversely affect our reputation and results of operations.

The growth and success of our business depends on our ability to anticipate and develop new services and enhance existing services in order to keep pace with rapid changes in technology and in the industries we focus.

The IT services market is characterized by rapid technological change, evolving industry standards, changing client preferences and new product and service introductions. Our future growth and success depend significantly on our ability to anticipate developments in IT services, and offer and develop new product and service lines to meet our clients’ evolving needs. We may not be successful in anticipating or responding to these developments in a timely manner, or if we do respond, the services or technologies we develop may not be successful in the marketplace. The development of some of the services and technologies may involve significant upfront investments and the failure of these services and technologies may result in our being unable to recover these investments, in part or in full. Further, services or technologies that are developed by our competitors may render our services uncompetitive or obsolete. In addition, new technologies may be developed that allow our clients to more cost-effectively perform the services that we provide, thereby reducing demand for our services. Should we fail to adapt to the rapidly changing IT services market or if we fail to develop suitable services to meet the evolving and increasingly sophisticated requirements of our clients in a timely manner, our business and results of operations could be materially and adversely affected.

We may be unsuccessful in entering into strategic alliances or identifying and acquiring suitable acquisition candidates, which could impede our growth and negatively affect our revenues and net income.

We have pursued and may continue to pursue strategic alliances and strategic acquisition opportunities to increase our scale and geographic presence, expand our service offerings and capabilities and enhance our industry and technical expertise. However, it is possible that in the future we may not succeed in identifying suitable alliances or acquisition candidates. Even if we identify suitable candidates, we may not be able to consummate these arrangements on terms commercially acceptable to us or to obtain necessary regulatory approvals in the case of acquisitions. Many of our competitors are likely to be seeking to enter into similar arrangements or acquire the same targets that we are looking to enter into or acquire. Such competitors may have substantially greater financial resources than we do and may be more attractive to our strategic partners or be able to outbid us for the targets. In addition, we may also be unable to timely deploy our existing cash balances to effect a potential acquisition, as use of cash balances located onshore in China may require specific governmental approvals or result in withholding and other tax payments. If we are unable to enter into suitable strategic alliances or complete suitable acquisitions, our growth strategy may be impeded and our revenues and net income could be negatively affected.

If we fail to integrate or manage acquired companies efficiently, or if the acquired companies do not perform to our expectations, we may not be able to realize the benefits envisioned for such acquisitions, and our overall profitability and growth plans may be adversely affected.

Historically, we have expanded our service capabilities and gained new clients through selective acquisitions. Our ability to successfully integrate an acquired entity and realize the benefits of any acquisition requires, among other things, successful integration of technologies, operations and personnel. Challenges we face in the acquisition and integration process include:

•	integrating operations, services and personnel in a timely and efficient manner;

•	unforeseen or undisclosed liabilities;

•	generating sufficient revenue and net income to offset acquisition costs;

•	potential loss of, or harm to, employee or client relationships;

•	properly structuring our acquisition consideration and any related post-acquisition earn-outs and successfully monitoring any earn-out calculations and payments;

•	retaining key senior management and key sales and marketing and research and development personnel;

•	potential incompatibility of solutions, services and technology or corporate cultures;

•	consolidating and rationalizing corporate, information technology and administrative infrastructures;

•	integrating and documenting processes and controls;

•	entry into unfamiliar markets; and

•	increased complexity from potentially operating additional geographically dispersed sites, particularly if we acquire a company or business with facilities or operations outside of China.

In addition, the primary value of many potential targets in the outsourcing industry lies in their skilled professionals and established client relationships. Transitioning these types of assets to our business can be particularly difficult due to different corporate cultures and values, geographic distance and other intangible factors. For example, some newly acquired employees may decide not to work with us or to leave shortly after their move to our company and some acquired clients may decide to discontinue their commercial relationships with us. These challenges could disrupt our ongoing business, distract our management and employees and increase our expenses, including causing us to incur significant one-time expenses and write-offs, and make it more difficult and complex for our management to effectively manage our operations. If we are not able to successfully integrate an acquired entity and its operations and to realize the benefits envisioned for such acquisition, our overall growth and profitability plans may be adversely affected.

If we do not succeed in attracting new clients for our services and/or growing revenues from existing clients, we may not achieve our revenue growth goals.

We plan to significantly expand the number of clients we serve to diversify our client base and grow our revenues. Revenues from a new client often rise quickly over the first several years following our initial engagement as we expand the services that we provide to that client. Therefore, obtaining new clients is important for us to achieve rapid revenue growth. We also plan to grow revenues from our existing clients by identifying and selling additional services to them. Our ability to attract new clients, as well as our ability to grow revenues from existing clients, depends on a number of factors, including our ability to offer high quality services at competitive prices, the strength of our competitors and the capabilities of our sales and marketing teams. If we are not able to continue to attract new clients or to grow revenues from our existing clients in the future, we may not be able to grow our revenues as quickly as we anticipate or at all.

As a result of our significant growth and acquisitions in recent years, evaluating our business and prospects may be difficult and our past results may not be indicative of our future performance.

Our future success depends on our ability to significantly increase revenue and maintain profitability from our operations. Our business has grown and evolved significantly in recent years, through both organic growth and strategic acquisitions. Our significant growth and several acquisitions in recent years make it difficult to evaluate our historical performance and make a period-to-period comparison of our historical operating results less meaningful. We may not be able to achieve a similar growth rate or maintain profitability in future periods. Furthermore, certain members of our senior management team have worked together for a relatively short period of time, and it may be difficult for you to evaluate their effectiveness, on an individual or collective basis, and their ability to address future challenges to our business. Therefore, you should not rely on our past results or our historic rate of growth as an indication of our future performance.

You should consider our future prospects in light of the risks and challenges encountered by a company seeking to grow and expand in a competitive industry that is characterized by rapid technological change, evolving industry standards, changing client preferences and new product and service introductions. These risks and challenges include, among others:

•	the uncertainties associated with our ability to continue our growth and maintain profitability;

•	preserving our competitive position in the IT services industry in China;

•	offering consistent and high-quality services to retain and attract clients;

•	implementing our strategy and modifying it from time to time to respond effectively to competition and changes in client preferences;

•	managing our expanding operations, including the integration of our past and future acquisitions, and successfully expanding our solution and service offerings;

•	responding in a timely manner to technological or other changes in the IT services industry;

•	managing risks associated with intellectual property; and

•	recruiting, training, developing and retaining qualified managerial and other personnel.

If we are unsuccessful in addressing any of these risks or challenges, our business may be materially and adversely affected.

We face risks associated with having a long selling and implementation cycle for our services that require us to make significant resource commitments prior to realizing revenues for those services.

We have a long selling cycle for our technology services, which requires significant investment of capital, human resources and time by both our clients and us. Before committing to use our services, potential clients require us to expend substantial time and resources educating them on the value of our services and our ability to meet their requirements. Therefore, our selling cycle is subject to many risks and delays over which we have little or no control, including our clients’ decision to choose alternatives to our services (such as other providers or in-house resources) and the timing of our clients’ budget cycles and approval processes. For certain clients, we may begin work and incur substantial costs prior to concluding the contract.

Implementing our services also involves a significant commitment of resources over an extended period of time from both our clients and us. Our clients may experience delays in obtaining internal approvals or delays associated with technology, thereby further delaying the implementation process. Our current and future clients may not be willing or able to invest the time and resources necessary to implement our services, and we may fail to close sales with potential clients to which we have devoted significant time and resources, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Our profitability will suffer if we are not able to maintain our resource utilization levels and continue to improve our productivity levels.

Our gross margin and profitability are significantly impacted by our utilization levels of human resources as well as other resources, such as computers, IT infrastructure and office space, and our ability to increase our productivity levels. We have expanded our operations significantly in recent years through organic growth and external acquisitions, which has resulted in a significant increase in our headcount and fixed overhead costs. We may face difficulties maintaining high levels of utilization, especially for our newly established or newly acquired businesses and resources.

The master service agreements with our clients typically do not impose a minimum or maximum purchase amount and allow our clients to place service orders from time to time at their discretion. Client demand may fall to zero or surge to a level that we can not cost-effectively satisfy. Although we try to use all commercially reasonable efforts to accurately estimate service orders and resource requirements from our clients, we may overestimate or underestimate, which may result in unexpected cost and strain or redundancy of our human capital and adversely impact our utilization levels. In addition, some of our professionals are specially trained to work for specific clients or on specific projects and some of our sales and delivery center facilities are dedicated to specific clients or specific projects. Our ability to continually increase our productivity levels depends significantly on our ability to recruit, train, develop and retain high-performing professionals, staff projects appropriately and optimize our mix of services and delivery methods.

If we experience a slowdown or stoppage of work for any client or on any project for which we have dedicated professionals or facilities, we may not be able to efficiently reallocate these professionals and facilities to other clients and projects to keep their utilization and productivity levels high. If we are not able to maintain high resource utilization levels without corresponding cost reductions or price increases, our profitability will suffer.

A significant portion of our income is generated, and will in the future continue to be generated, on a project basis with a fixed price; we may not be able to accurately estimate costs and determine resource requirements in relation to our projects, which would reduce our margins and profitability.

A significant portion of our income is generated, and will in the future continue to be generated, from fees we receive for our projects with a fixed price. Our projects often involve complex technologies, entail the coordination of operations and workforces in multiple locations, utilizing workforces with different skill sets and competencies and geographically distributed service centers, and must be completed within compressed timeframes and meet client requirements that are subject to change and increasingly stringent. In addition, some of our fixed-price projects are multi-year projects that require us to undertake significant projections and planning related to resource utilization and costs. If we fail to accurately assess the time and resources required for completing projects and to price our projects profitably, our business, results of operations and financial condition could be adversely affected.

Increases in wages for professionals in China could prevent us from sustaining our competitive advantage and could reduce our profit margins.

Our most significant costs are the salaries and other compensation expenses for our professionals and other employees. Wage costs for professionals in China are lower than those in more developed countries and India. However, because of rapid economic growth, increased productivity levels, and increased competition for skilled employees in China, wages for highly skilled employees in China, in particular middle- and senior-level managers, are increasing at a faster rate than in the past. We may need to increase the levels of employee compensation more rapidly than in the past to remain competitive in attracting and retaining the quality and number of employees that our business requires. Increases in the wages and other compensation we pay our employees in China could reduce our competitive advantage unless we are able to increase the efficiency and productivity of our professionals as well as the prices we can charge for our services. In addition, any appreciation in the value of the Renminbi relative to U.S. dollar and other foreign currencies will cause an increase in the relative wage levels in China, which could further reduce our competitive advantage and adversely impact our profit margin. For more information relating to the impact of fluctuation in the value of the Renminbi to our business, please see “Risk Factors—Risks Related to Our Business and Industry—Fluctuation in the value of the Renminbi and other currencies may have a material adverse effect on the value of your investment.”

Our business operations and financial condition could be adversely affected if we cease to enjoy, or breach the restrictions imposed for, the financial incentives and subsidies provided by certain PRC government agencies.

We have in the past received financial incentives and subsidies granted by various PRC government authorities in support of our business. Our net income (loss) for 2007, 2008, 2009 and the nine months ended September 30, 2009 and 2010 was $(10.3) million, $3,000, $9.0 million, $5.7 million and $0.3 million, respectively. Our non-GAAP net income (loss) for 2007, 2008 and 2009, which excludes share-based compensation, interest expense of convertible notes, changes in fair value of certain liabilities carried at fair value, amortization of intangible assets from acquisitions and gain on bargain purchase of a business from net income (loss), were $(4.3) million, $4.7 million and $13.4 million, respectively. For the nine months ended September 30, 2009 and 2010, our non-GAAP net income were $7.9 million and $10.7 million, respectively. For a reconciliation of our non-GAAP net income (loss) to our U.S. GAAP net income (loss), see footnote (3) on page 13 of this prospectus.

In 2007, 2008, 2009 and the nine months ended September 30, 2009 and 2010, we recognized government subsidies as a reduction to cost of revenue and expenses, primarily cost of revenues, of nil, $1.7 million, $2.1 million, $1.5 million and $5.8 million, respectively, and recognized government subsidies as other income of $2.8 million, $0.9 million, $3.0 million, $1.9 million and $2.9 million, respectively. However, we cannot assure you of the continued availability of such financial incentives and subsidies in the future. The discontinuation of these financial incentives and subsidies could adversely affect our financial condition and results of operations. In addition, future financial incentives, grants and subsidies may impose certain requirements and restrictions on our business operations. These financial incentives, grants and subsidies, for example, might impose development time and local use requirements for certain projects funded by a government incentive, grant or subsidy, which can potentially limit the manner that we operate and expand our business.

We expect to rely on a newly formed, non-exclusive arrangement with an independent third party to help train new recruits for our company, and if this arrangement does not yield the expected benefits, our ability to attract, train and retain skilled personnel would suffer, which could adversely affect our ability to maintain and expand our business.

Our ability to maintain and renew existing client engagements and obtain new business will depend, in large part, on our ability to recruit, train, develop and retain skilled personnel that enable us to keep pace with growing demands for IT services, evolving industry standards and changing client preferences. To better source well-trained professionals for our business, we helped establish and fund in cooperation with the Wuxi City government the iCarnegie-iSoftStone training institute, which uses training materials licensed from iCarnegie Inc. to train college students and others in the Yangtze River Delta region. We expect this school to be an important channel to source and train our future professionals. However, this school may not be able to yield the expected benefits. The school opened in September 2009, and our first class of graduates was certified in June 2010. Therefore, we have very limited experience with the project, and we are unable to accurately ascertain how successful it may be or how qualified the graduates will be.

In addition, our relationship with iCarnegie Inc. is not exclusive, and iCarnegie Inc. can terminate its license arrangement with us in the event of a material breach of contract by us and such breach is not cured within 30 days after iCarnegie Inc. gives us notice. If the iCarnegie-iSoftStone training institute does not succeed in producing well-trained professionals who are qualified and willing to join our company, our ability to recruit, train, develop and retain skilled personnel would suffer, which could adversely affect our ability to maintain and expand our business.

Our subcontracting practices may expose us to technical uncertainties, potential liabilities and reputational harm.

In order to meet our personnel needs, increase workforce flexibility, and improve pricing competitiveness, we subcontract portions of certain projects to third parties. Despite certain advantages of subcontracting, such arrangements also give rise to a number of risks.

Although we try to source competent and credible third parties as our subcontractors, they may not be able to deliver the level of service that our clients expect us to deliver. Furthermore, we enter into confidentiality agreements with our subcontractors, but we cannot guarantee that they will not breach the confidentiality of our clients and misappropriate our or our clients’ proprietary information and technology in the course of providing service. We, as the party to the contract with the client, are directly responsible for the losses our subcontractors cause our clients. Under the subcontracting agreements we enter, our subcontractors promise to indemnify us for damages caused by their breach, but we may be unable to collect under these agreements. Moreover, their breaches may damage our reputation and adversely affect our ability to acquire new business in the future.

In some limited cases and despite internal restrictions designed to prevent these actions, we may have subcontracted certain contractual obligations to third parties without first obtaining our clients’ prior written consent under the related client contracts. Although we have not been subject to adverse claims by our clients for these actions, we cannot assure you that these actions would not result in improper disclosure of client information, or result in client dissatisfaction or client loss.

The international nature of our business exposes us to risks that could adversely affect our financial condition and results of operations.

We conduct our business throughout the world in multiple locations. Our corporate structure also spans multiple jurisdictions, with our parent holding company incorporated in the Cayman Islands and intermediate and operating subsidiaries incorporated in China, Hong Kong, the United States, Japan and Korea. As a result, we are exposed to risks typically associated with conducting business internationally, many of which are beyond our control. These risks include:

•	significant currency fluctuations between the Renminbi and the U.S. dollar and other currencies in which we transact business;

•

legal uncertainty owing to the overlap and inconsistencies of different legal regimes, problems in asserting contractual or other rights across international borders and the burden and expense of complying with the laws and regulations of various jurisdictions;

•	potentially adverse tax consequences, such as scrutiny of transfer pricing arrangements by authorities in the countries in which we operate;

•	current and future tariffs and other trade barriers, including restrictions on technology and data transfers;

•	unexpected changes in regulatory requirements; and

•	terrorist attacks and other acts of violence or war.

The occurrence of any of these events could have a material adverse effect on our results of operations and financial condition.

Our net revenues and results of operations are affected by seasonal trends.

Our business is affected by seasonal trends. In particular, our net revenues are typically progressively higher in the second, third and fourth quarters of each year compared to the first quarter of each year due to seasonal trends, such as: (i) a general slowdown in business activities and a reduced number of working days for our professionals during the first quarter of each year as a result of the Chinese New Year holiday period, and (ii) our customers in general tend to spend their IT budgets in the second half of the year and in particular the fourth quarter. Other factors that may cause our quarterly operating results to fluctuate include, among others, changes in general economic conditions in China and the impact of unforeseen events. We believe that our net revenues will continue to be affected in the future by seasonal trends. As a result, you may not be able to rely on period to period comparisons of our operating results as an indication of our future performance, and we believe it is more meaningful to evaluate our business on an annual basis.

We may be forced to reduce the prices of our services due to increased competition and reduced bargaining power with our clients, which could lead to reduced revenues and profitability.

The services outsourcing industry in China is developing rapidly and related technology trends are constantly evolving. This results in the frequent introduction of new services and significant price competition from our competitors. We may be unable to offset the effect of declining average sales prices through increased sales volumes and/or reductions in our costs. Furthermore, we may be forced to reduce the prices of our services in response to offerings made by our competitors. Finally, we may not have the same level of bargaining power we have enjoyed in the past when it comes to negotiating for the prices of our services.

Our ability to expand our business, procure new contracts, enter into beneficial business arrangements or leverage our skills and knowledge may be affected by non-competition clauses in our agreements with existing clients.

Certain of our existing client contracts have non-competition clauses, which restrict us from providing services to customers of our existing clients. Many of our client contracts contain clauses that restrict our employees working for a particular client from providing services to the competitors of those clients, and/or in similar assignments to third parties even if they are not competitors of those clients. Our contracts with some of our clients provide that, during the term of the contract and for up to a 12-month period thereafter and under specified circumstances, we may not accept any assignments from, or render services to, those clients’ customers. These restrictions may hamper our ability to compete for and provide services to other clients in a specific industry or market in which we have expertise and may adversely affect our revenues and future profitability.

Under certain contracts, we are prohibited from using any skills and techniques used for a certain client in other projects. Such clauses may restrict our ability to develop other clients in a commercially desirable way and to extract the maximum value from the skills and knowledge we have accumulated while providing service.

If we cause disruptions to our clients’ businesses or provide inadequate service, our clients may have claims for substantial damages against us, and as a result our profits may be substantially reduced.

If our professionals make errors in the course of delivering services to our clients or fail to consistently meet service requirements of a client, these errors or failures could disrupt the client’s business, which could result in a reduction in our net revenues or a claim for substantial damages against us. In addition, a failure or inability to meet a contractual requirement could seriously damage our reputation and affect our ability to attract new business.

The services we provide are often critical to our clients’ businesses. Certain of our client contracts require us to comply with security obligations including maintaining network security and back-up data, ensuring our network is virus-free, maintaining business continuity planning procedures, and verifying the integrity of employees that work with our clients by conducting background checks. Any failure in a client's system or breach of security relating to the services we provide to the client could damage our reputation or result in a claim for substantial damages against us. Any significant failure of our equipment or systems, or any major disruption to basic infrastructure like power and telecommunications in the locations in which we operate, could impede our ability to provide services to our clients, have a negative impact on our reputation, cause us to lose clients, reduce our revenues and harm our business.

Under our contracts with our clients, our liability for breach of our obligations is in some cases limited to a certain percentage of contract price. Such limitations may be unenforceable or otherwise may not protect us from liability for damages. In addition, certain liabilities, such as claims of third parties for which we may be required to indemnify our clients, are generally not limited under our contracts. We currently do not have commercial general or public liability insurance. The successful assertion of one or more large claims against us could have a material adverse effect on our business, reputation, results of operations, financial condition and cash flows. Even if such assertions against us are unsuccessful, we may incur reputational harm and substantial legal fees.

We may be liable to our clients for damages caused by unauthorized disclosure of sensitive and confidential information, whether through our employees or otherwise.

We are typically required to manage, utilize and store sensitive or confidential client data in connection with the services we provide. Under the terms of our client contracts, we are required to keep such information strictly confidential. We use network security technologies, surveillance equipment and other methods to protect sensitive and confidential client data. We also require our employees and subcontractors to enter into confidentiality agreements to limit access to and distribution of our clients’ sensitive and confidential information as well as our own trade secrets. We can give no assurance that the steps taken by us in this regard will be adequate to protect our clients’ confidential information. If our clients’ proprietary rights are misappropriated by our employees or our subcontractors or their employees, in violation of any applicable confidentiality agreements or otherwise, our clients may consider us liable for those acts and seek damages and compensation from us. Any such acts could cause us to lose existing and future business and damage our reputation in the market. In addition, we currently do not have any insurance coverage for mismanagement or misappropriation of such information by our subcontractors or employees. Any litigation with respect to unauthorized disclosure of sensitive and confidential information might result in substantial costs and diversion of resources and management attention.

We may not be able to prevent others from unauthorized use of intellectual property of our clients, which could harm our business and competitive position.

We rely on software licenses from our clients with respect to certain projects. To protect proprietary information and other intellectual property of our clients, we require our employees, subcontractors, consultants, advisors and collaborators to enter into confidentiality agreements with us. These agreements may not provide effective protection for trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. Implementation of intellectual property-related laws in China has historically been lacking, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, protection of intellectual property rights and confidentiality in China may not be as effective as that in the United States or other developed countries. Policing unauthorized use of proprietary technology is difficult and expensive. The steps we have taken may be inadequate to prevent the misappropriation of proprietary technology of our clients. Reverse engineering, unauthorized copying or other misappropriation of proprietary technologies of our clients could enable third parties to benefit from our or our clients’ technologies without paying us and our clients for doing so, and our clients may hold us liable for that act and seek damages and compensation from us, which could harm our business and competitive position.

We may not be able to prevent others from unauthorized use of our intellectual property, which could cause a loss of clients, reduce our revenues and harm our competitive position.

We rely on a combination of patent, copyright, trademark, software registration, anti-unfair competition and trade secret laws, as well as confidentiality agreements and other methods to protect our intellectual property rights. As of September 30, 2010, we had one trademark registration, two patent applications, eight trademark applications and 82 software copyright registrations in China. A patent filing may not result in an issued patent and an issued patent may not sufficiently protect our intellectual property rights. Furthermore, our current lack of patent protection may prevent us from being able to stop any unauthorized use of our software or other intellectual property. To protect our trade secrets and other proprietary information, employees, clients, subcontractors, consultants, advisors and collaborators are required to enter into confidentiality agreements. These agreements might not provide effective protection for the trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. Implementation of intellectual property-related laws in China has historically been lacking, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as those in the United States or other developed countries, and infringement of intellectual property rights continues to pose a serious risk of doing business in China. Policing unauthorized use of proprietary technology is difficult and expensive. The steps we have taken may be inadequate to prevent the misappropriation of our proprietary technology. Reverse engineering, unauthorized copying, other misappropriation, or negligent or accidental leakage of our proprietary technologies could enable third parties to benefit from our technologies without obtaining our consent or paying us for doing so, which could harm our business and competitive position. Though we are not currently involved in any litigation with respect to intellectual property, we may need to enforce our intellectual property rights through litigation. Litigation relating to our intellectual property may not prove successful and might result in substantial costs and diversion of resources and management attention.

We may face intellectual property infringement claims that could be time-consuming and costly to defend. If we fail to defend ourselves against such claims, we may lose significant intellectual property rights and may be unable to continue providing our existing services.

Our success largely depends on our ability to use and develop our technology and services without infringing the intellectual property rights of third parties, including patents, copyrights, trade secrets and trademarks. We may be subject to litigation involving claims of patent infringement or violation of other intellectual property rights of third parties. We typically indemnify clients who purchase our services and solutions against potential infringement of intellectual property rights underlying our services and solutions, which subjects us to the risk of indemnification claims. The holders of patents and other intellectual property rights potentially relevant to our service offerings may make it difficult for us to acquire a license on commercially acceptable terms. Also, we may be unaware of intellectual property registrations or applications relating to our services that may give rise to potential infringement claims against us. There may also be technologies licensed to and relied on by us that are subject to infringement or other corresponding allegations or claims by third parties which may damage our ability to rely on such technologies. We are subject to additional risks as a result of our recent and proposed acquisitions and the hiring of new employees who may misappropriate intellectual property from their former employers. Parties making infringement claims may be able to obtain an injunction to prevent us from delivering our services or using technology involving the allegedly infringing intellectual property. Intellectual property litigation is expensive and time-consuming and could divert management’s attention from our business. A successful infringement claim against us, whether with or without merit, could, among others things, require us to pay substantial damages, develop non-infringing technology, or re-brand our name or enter into royalty or license agreements that may not be available on acceptable terms, if at all, and cease making, licensing or using products that have infringed a third party’s intellectual property rights. Protracted litigation could also result in existing or potential clients deferring or limiting their purchase or use of our products until resolution of such litigation, or could require us to indemnify our clients against infringement claims in certain instances. Any intellectual property claim or litigation in this area, whether we ultimately win or lose, could damage our reputation and have a material adverse effect on our business, results of operations or financial condition.

In the course of preparing our consolidated financial statements, one material weakness and one significant deficiency in our internal control over financial reporting were identified. If we are unable to correct this weakness and deficiency, our ability to accurately and timely report our financial results or prevent fraud may be adversely affected, and investor confidence and the market price of our ADSs may be adversely impacted.

Prior to this offering, we have been a private company with limited accounting personnel and other resources for addressing our internal control over financial reporting. In connection with the preparation and audit of our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified one material weakness and one significant deficiency, each as defined in the U.S. Public Company Accounting Oversight Board Standard AU Section 325, Communications About Control Deficiencies in an Audit of Financial Statements, or AU325, in our internal control over financial reporting as of December 31, 2009. As defined in AU325, a material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis, and a significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of our financial reporting.

The material weakness identified related to the insufficient accounting personnel with appropriate U.S. GAAP knowledge. The significant deficiency identified was related to the lack of control over a migration from one information system to an upgraded system. Following the identification of the material weakness, significant deficiency and other control deficiencies, we have taken measures and plan to continue to take measures to remediate these weakness and deficiencies. For a discussion of the remedial measures we have undertaken or are in the process of undertaking, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting,” included elsewhere in this prospectus. However, the implementation of these measures may not fully address the material weakness, significant deficiency and other control deficiencies in our internal control over financial reporting, and we cannot yet conclude that they have been fully remedied. Failure to correct the material weakness, significant deficiency and other control deficiencies or our failure to discover and address any other control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, effective internal control over financial reporting is important to help prevent fraud. Failure to achieve and maintain effective internal control over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the market price of our ADSs.

Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other control deficiencies in our internal control over financial reporting as we and they will be required to do once we become a public company. In light of the number of material weakness and other control deficiencies that were identified as a result of the limited procedures performed, we believe it is possible that, had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.

Upon the closing of this offering, we will be subject to reporting obligations under the U.S. securities laws. The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, adopted rules requiring public companies to include a management report on the effectiveness of the company’s internal control over financial reporting in its annual report. In addition, an independent registered public accounting firm must issue an attestation report on the effectiveness of the company’s internal control over financial reporting. These requirements will first apply to our annual report on Form 20-F for the fiscal year ending on December 31, 2011. Our management may conclude that our internal control over our financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may still issue an adverse report if it is not satisfied with our internal control, or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. The failure to establish and maintain effective internal controls over financial reporting could adversely impact the market price of our ADSs due to a loss of investor confidence in the reliability of our reporting processes. We will need to incur significant costs and use significant management and other resources in order to comply with Section 404 of the Sarbanes-Oxley Act.

We may need additional capital and any failure by us to raise additional capital on terms favorable to us, or at all, could limit our ability to grow our business and develop or enhance our service offerings to respond to market demand or competitive challenges.

We believe that our current cash, cash flow from operations and the proceeds from this offering should be sufficient to meet our anticipated cash needs for at least the next 12 months. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

•	investors’ perception of, and demand for, securities of technology services outsourcing companies;

•	conditions of the U.S. and other capital markets in which we may seek to raise funds;

•	our future results of operations and financial condition;

•	PRC government regulation of foreign investment in China;

•	economic, political and other conditions in China; and

•	PRC government policies relating to the borrowing and remittance outside China of foreign currency.

In addition, the incurrence of indebtedness by us, other than for working or operating capital purposes, is subject to prior written consent of the holders of our convertible notes who may or may not grant such consent. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to grow our business and develop or enhance our product and service offerings to respond to market demand or competitive challenges.

A significant majority of our outstanding ordinary shares is held by a small number of our existing shareholders, and these shareholders may have significantly greater influence on us and our corporate actions by nature of the size of their shareholdings relative to our public shareholders.

Our founder Tianwen Liu and our director and executive vice president Yong Feng will beneficially own approximately     % and     %, respectively, of our outstanding ordinary shares following this offering, assuming the underwriters do not exercise their over-allotment option. AsiaVest Opportunities Fund IV, Fidelity Asia Ventures Fund L.P. and Fidelity Asia Principals Fund L.P. will beneficially own approximately     %,     % and     %, respectively, of our outstanding ordinary shares following this offering, assuming the underwriters do not exercise their over-allotment option. Assuming the conversion of all of our outstanding convertible notes into              ordinary shares, Tianwen Liu, Yong Feng, AsiaVest Opportunities Fund IV, Fidelity Asia Ventures Fund L.P. and Fidelity Asia Principals Fund L.P. will beneficially own approximately     %,     %,     %,     % and     %, respectively, of our ordinary shares following this offering, again assuming the underwriters do not exercise their overallotment option. See “Related Party Transactions—Private Placements—Convertible Note Financing” for the calculation of ordinary shares issuable upon conversion of such convertible notes and the related assumptions. These major shareholders will continue to have significant influence in determining the outcome of any corporate transactions or other matters submitted to our shareholders for approval, including mergers, consolidations and schemes of arrangement, election and removal of directors and other significant corporate actions. They may not act in the best interests of our minority shareholders. In addition, without the consent of these major shareholders, we could be prevented from entering into transactions that could be beneficial to us. This concentration of ownership may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ADSs. These actions may be taken even if they are opposed by our other shareholders.

Failure to adhere to regulations that govern our clients’ businesses could result in breaches of contracts with our clients. Failure to adhere to the regulations that govern our business could result in our being unable to effectively perform our services.

Our clients’ business operations are subject to certain rules and regulations in China or elsewhere. Our clients may contractually require that we perform our services in a manner that would enable them to comply with such rules and regulations. Failure to perform our services in such a manner could result in breaches of contract with our clients and, in some limited circumstances, civil fines and criminal penalties for us. In addition, we are required under various Chinese laws to obtain and maintain permits and licenses to conduct our business. If we do not maintain our licenses or other qualifications to provide our services, we may not be able to provide services to existing clients or be able to attract new clients and could lose revenues, which could have a material adverse effect on our business and results of operations.

We may incur losses resulting from business interruptions resulting from occurrence of natural disasters, health epidemics and other outbreaks or events.

Our operational facilities may be damaged in natural disasters such as earthquakes, floods, heavy rains, sand storms, tsunamis and cyclones, or other events such as fires. Such natural disasters or other events may lead to disruption of information systems and telephone service for sustained periods. Damage or destruction that interrupts our provision of outsourcing services could damage our relationships with our clients and may cause us to incur substantial additional expenses to repair or replace damaged equipment or facilities. We may also be liable to our clients for disruption in service resulting from such damage or destruction. Prolonged disruption of our services as a result of natural disasters or other events may also entitle our clients to terminate their contracts with us. We currently do not have insurance against business interruptions.

Our business could be adversely affected by the effects of H1N1, or swine flu, avian flu, severe acute respiratory syndrome, or SARS, or another epidemic or outbreak. Since 2005, there have been reports of avian flu in various parts of China and elsewhere in Asia, including a few confirmed human cases and deaths. As of August 10, 2010, there have been at least 128,000 confirmed cases of swine flu in China, according to a report issued by the PRC Ministry of Health. Any prolonged occurrence of swine flu, avian flu, SARS or other adverse public health developments in China may have a material adverse effect on our business operations. Our operations may be impacted by a number of health-related factors, including, among other things, quarantines or closures of our facilities, which could severely disrupt our operations, the sickness or death of our key officers and employees, and a general slowdown in the Chinese economy. Any of these events or other unforeseen consequences of public health problems could adversely affect our business and results of operations.

Fluctuation in the value of the Renminbi and other currencies may have a material adverse effect on the value of your investment.

Our financial statements are expressed in U.S. dollars. However, a majority of our revenues and expenses are denominated in Renminbi. Our exposure to foreign exchange risk primarily relates to the limited cash denominated in currencies other than the functional currencies of each entity and limited revenue contracts dominated in Japanese Yen in certain PRC operating entities. We do not believe that we currently have any significant direct foreign exchange risk and have not hedged exposures denominated in foreign currencies or any other derivative financial instruments. However, the value of your investment in our ADSs will be affected by the foreign exchange rate between U.S. dollars and Renminbi because the primary value of our business is effectively denominated in Renminbi, while the ADSs will be traded in U.S. dollars.

The value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. The People’s Bank of China regularly intervenes in the foreign exchange market to limit fluctuations in Renminbi exchange rate and achieve certain exchange rate targets, and through such intervention kept the U.S. dollar-Renminbi exchange rate relatively stable between 6.8 and 6.9 Renminbi per U.S. dollar for almost two years from July 2008. On June 20, 2010, the People’s Bank of China announced that the PRC government would further reform the Renminbi exchange rate regime and increase the flexibility of the exchange rate. It is difficult to predict how this new policy may impact the Renminbi exchange rate.

As we may rely on dividends paid to us by our PRC subsidiaries, any significant revaluation of the Renminbi may have a material adverse effect on our revenues and financial condition, and the value of any dividends payable on our ADSs in foreign currency terms. For example, to the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us. Furthermore, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations.

We incurred a net foreign exchange gain of $0.2 million and a net foreign exchange loss of $0.2 million in 2008 and 2009, respectively, and a net foreign exchange gain of $0.1 million and a net foreign exchange loss of $0.3 million in the nine-month periods ended September 30, 2009 and 2010, respectively. We cannot predict the impact of future exchange rate fluctuations on our results of operations and may incur net foreign exchange losses in the future. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currencies.

Legislation in certain countries in which we have clients, particularly the United States, Japan and various European countries, may restrict companies in those countries from outsourcing work to us.

IT offshore outsourcing is a politically sensitive issue in the United States, Europe and Japan. For example, many organizations and public figures in the United States and Europe have publicly expressed concern about a perceived association between offshore outsourcing providers and the loss of jobs in their home countries. A number of U.S. states have passed legislation that restricts state government entities from outsourcing certain work to offshore service providers. Other U.S. federal and state legislation has been proposed that, if enacted, would provide tax disincentives for offshore outsourcing or require disclosure of jobs outsourced abroad. Similar legislation could be in enacted in Europe, Japan and other countries in which we have clients. Any expansion of existing laws or the enactment of new legislation restricting or discouraging offshore outsourcing by companies in the United States, Europe, Japan or other countries in which we have clients could adversely impact our business operations and financial results. In addition, from time to time there has been publicity about negative experiences associated with offshore outsourcing, such as theft and misappropriation of sensitive client data. As a result, current or prospective clients may elect to perform such services themselves or may be discouraged from transferring these services from onshore to offshore providers. Any slowdown or reversal of existing industry trends towards offshore outsourcing in response to political pressure or negative publicity would harm our ability to compete effectively with competitors that operate out of onshore facilities and adversely affect our business and financial results.

Restrictions on immigration may affect our ability to compete for and provide services to clients in the United States or other countries, which could hamper our growth and cause our revenues to decline.

The vast majority of our employees are Chinese nationals. Some of our projects require a portion of the work to be undertaken at our clients’ facilities which are sometimes located outside China. The ability of our professionals to work in the United States, Europe, Japan, Korea and other countries outside China depends on their ability to obtain the necessary visas and work permits. Historically, the process for obtaining visas for PRC nationals to certain countries, including the United States and Japan, has been lengthy and cumbersome. We have in the past experienced delays and rejections when applying for business visas to the United States for some of our personnel. Immigration laws in the United States and in other countries are subject to legislative change, as well as to variations in standards of application and enforcement due to political forces and economic conditions. Particularly given the recent global economic slowdown, it is possible that there could be a change in the existing laws or the enactment of new legislation imposing restrictions on the deployment of work visa holders at client locations, which may adversely impact our ability to do business in the jurisdictions in which we have clients. However, it is generally difficult to predict the political and economic events that could affect immigration laws, or the restrictive impact they could have on obtaining or maintaining business visas for our employees. Our reliance on visas for a number of employees makes us vulnerable to such changes and variations as it affects our ability to staff projects with professionals who are not citizens of the country where the work is to be performed. As a result, we may not be able to obtain a sufficient number of visas for our employees or we may encounter delays or additional costs in obtaining or maintaining such visas in which case we may not be able to provide services to our clients on a timely and cost-effective basis or manage our sales and delivery centers as efficiently as we otherwise could, any of which could adversely affect our business and results of operations.

Disruptions in telecommunications or significant failure in our IT systems could harm our service model, which could result in a reduction of our revenue.

A significant element of our business strategy is to continue to leverage and expand our sales and delivery centers strategically located in China. We believe that the use of a strategically located network of sales and delivery centers will provide us with cost advantages, the ability to attract highly skilled personnel in various regions of the country and the world, and the ability to service clients on a regional and global basis. Part of our service model is to maintain active voice and data communications, financial control, accounting, customer service and other data processing systems between our main offices in Beijing, our clients’ offices, and our other deliveries centers and support facilities. Our business activities may be materially disrupted in the event of a partial or complete failure of any of these IT or communication systems, which could be caused by, among other things, software malfunction, computer virus attacks, conversion errors due to system upgrading, damage from fire, earthquake, power loss, telecommunications failure, unauthorized entry or other events beyond our control. Loss of all or part of the systems for a period of time could hinder our performance or our ability to complete client projects on time which, in turn, could lead to a reduction of our revenue or otherwise have a material adverse effect on our business and business reputation. We may also be liable to our clients for breach of contract for interruptions in service.

Our computer networks may be vulnerable to security risks that could disrupt our services and adversely affect our results of operations.

Our computer networks may be vulnerable to unauthorized access, computer hackers, computer viruses and other security problems caused by unauthorized access to, or improper use of, systems by third parties or employees. A hacker who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in our operations. Although we intend to continue to implement security measures, computer attacks or disruptions may jeopardize the security of information stored in and transmitted through our computer systems. Actual or perceived concerns that our systems may be vulnerable to such attacks or disruptions may deter our clients from using our solutions or services. As a result, we may be required to expend significant resources to protect against the threat of these security breaches or to alleviate problems caused by these breaches.

Data networks are also vulnerable to attacks, unauthorized access and disruptions. For example, in a number of public networks, hackers have bypassed firewalls and misappropriated confidential information. It is possible that, despite existing safeguards, an employee could misappropriate our clients’ proprietary information or data, exposing us to a risk of loss or litigation and possible liability. Losses or liabilities that are incurred as a result of any of the foregoing could have a material adverse effect on our business.

Our insurance coverage may be inadequate to protect us against losses.

Although we maintain professional liability insurance and property insurance coverage for certain of our facilities and equipment, we do not have any loss of data or business interruption insurance coverage for our operations. If any claims for injury are brought against us, or if we experience any business disruption, litigation or natural disaster, we might incur substantial costs and diversion of resources.

We have incurred, and may continue to incur, significant share-based compensation expenses which could adversely impact our net income.

We have granted certain options under our share incentive plans and entered into certain other share-based compensation arrangements in the past, as a result of which we have recorded $4.0 million, $1.4 million and $2.4 million as share-based compensation expenses for the years ended December 31, 2007, 2008 and 2009, and $0.7 million and $5.8 million for the nine months ended September 30, 2009 and 2010, respectively.

U.S. GAAP prescribes how we account for share-based compensation which may have an adverse or negative impact on our results of operations or the price of our ADSs. U.S. GAAP requires us to recognize share-based compensation as compensation expense in the statement of operations generally based on the fair value of equity awards on the date of the grant, with compensation expense recognized over the period in which the recipient is required to provide service in exchange for the equity award. The expenses associated with share-based compensation may reduce the attractiveness of issuing share options or restricted shares, also known as non-vested shares, under our equity incentive plan. However, if we do not grant share options or restricted shares, or reduce the number of share options or restricted shares we grant, we may not be able to attract and retain key personnel. If we grant more share options or restricted shares or other share-based compensation arrangements to attract and retain key personnel, the expenses associated with share-based compensation may adversely affect our net income.

Risks Related to Doing Business in China

Adverse changes in political, economic and other policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could materially and adversely affect the growth of our business and our competitive position.

The majority of our business operations are conducted in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. Although the PRC economy has been transitioning from a planned economy to a more market-oriented economy since the late 1970s, the PRC government continues to exercise significant control over China’s economic growth through direct allocation of resources, monetary and tax policies, and a host of other government policies such as those that encourage or restrict investment in certain industries by foreign investors, control the exchange between the Renminbi and foreign currencies, and regulate the growth of the general or specific market. While the Chinese economy has experienced significant growth in the past 30 years, growth has been uneven, both geographically and among various sectors of the economy. Furthermore, the current global economic crisis is adversely affecting economies throughout the world. As the PRC economy has become increasingly linked with the global economy, China is affected in various respects by downturns and recessions of major economies around the world. The various economic and policy measures enacted by the PRC government to forestall economic downturns or bolster China’s economic growth could materially affect our business. Any adverse change in the economic conditions in China, in policies of the PRC government or in laws and regulations in China could have a material adverse effect on the overall economic growth of China and market demand for our outsourcing services. Such developments could adversely affect our businesses, lead to reduction in demand for our services and adversely affect our competitive position.

Uncertainties with respect to the PRC legal system could have a material adverse effect on us.

The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since the late 1970s, the PRC government has been building a comprehensive system of laws and regulations governing economic matters in general. The overall effect has been to significantly enhance the protections afforded to various forms of foreign investments in China. We conduct our business primarily through our subsidiaries established in China. These subsidiaries are generally subject to laws and regulations applicable to foreign investment in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties, which may limit legal protections available to us. In addition, some regulatory requirements issued by certain PRC government authorities may not be consistently applied by other government authorities (including local government authorities), thus making strict compliance with all regulatory requirements impractical, or in some circumstances impossible. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since PRC administrative and court authorities have discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to predict the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into with our business partners, clients and suppliers. In addition, such uncertainties, including any inability to enforce our contracts, together with any development or interpretation of PRC law that is adverse to us, could materially and adversely affect our business and operations. Furthermore, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other more developed countries. We cannot predict the effect of future developments in the PRC legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us and other foreign investors, including you. In addition, any litigation in China may be protracted and result in substantial costs and diversion of our resources and management attention.

The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with this offering under a recently adopted PRC regulation; any requirement to obtain prior CSRC approval could delay this offering and failure to obtain such approval, if required, could have a material adverse effect on our business, results of operation and reputation, as well as the trading price of our ADSs, and could also create uncertainties for this offering.

In 2006, the CSRC and five other PRC regulatory agencies jointly promulgated the Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, which regulates foreign investment in PRC domestic enterprises. The M&A Rule requires offshore special purpose vehicles formed for the purposes of overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of the special purpose vehicle’s securities on an overseas stock exchange.

The interpretation and application of the M&A Rule is currently unclear. However, our PRC counsel, Han Kun Law Offices, has advised us that based on its understanding of current PRC laws, rules and regulations, the M&A Rule does not require us to obtain prior CSRC approval for the listing and trading of our ADSs on the NYSE because our PRC subsidiary, iSoftStone WFOE, was established as a foreign-invested enterprise before September 8, 2006, the effective date of the M&A Rule, and iSoftStone WFOE was not established through merger or acquisition.

However, if the CSRC or another PRC regulatory agency subsequently determines that prior CSRC approval was required, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations, limit our operating privileges, delay or restrict the repatriation of the proceeds from this offering into China or the payment or distribution of dividends by our PRC subsidiaries, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. Uncertainties or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our ADSs.

We face uncertainty regarding the PRC tax reporting obligations and consequences for certain indirect transfers of the stock of our operating company.

Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises issued by the PRC State Administration of Taxation on December 10, 2009, or Circular 698, where a foreign investor transfers the equity interests of a PRC resident enterprise indirectly by way of the sale of equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the foreign investor should report such Indirect Transfer to the competent tax authority of the PRC resident enterprise. The PRC tax authority will examine the true nature of the Indirect Transfer, and if the tax authority considers that the foreign investor has adopted an abusive arrangement in order to avoid PRC tax, they will disregard the existence of the overseas holding company and re-characterize the Indirect Transfer and as a result, gains derived from such Indirect Transfer may be subject to PRC withholding tax at the rate of up to 10%. In addition, the PRC resident enterprise is supposed to provide necessary assistance to support the enforcement of Circular 698.

At present, the PRC tax authorities will neither confirm nor deny that they would enforce Circular 698, in conjunction with other tax collection and tax withholding rules, to make claims against our PRC subsidiary as being indirectly liable for unpaid taxes, if any, arising from Indirect Transfers by shareholders who did not obtain their shares in the public offering of our shares.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us, or otherwise materially and adversely affect us.

The PRC State Administration of Foreign Exchange, or SAFE, issued a public notice in 2005 known as Circular 75 that requires PRC residents, including both legal persons and natural persons, to register with an appropriate local SAFE branch before establishing or controlling any company outside of China, referred to as an offshore special purpose company, for the purpose of acquiring any assets of or equity interest in PRC companies and raising funds from overseas. When a PRC resident contributes the assets or equity interests it holds in a PRC company into the offshore special purpose company, or engages in overseas financing after contributing such assets or equity interests into the offshore special purpose company, such PRC resident must modify its SAFE registration in light of its interest in the offshore special purpose company and any change thereof. In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend its SAFE registration with the local SAFE branch with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China. If these shareholders fail to comply, the PRC subsidiaries of the offshore special purpose company may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to their offshore parent company and the offshore parent company may be restricted in its ability to contribute additional capital into its PRC subsidiaries. Moreover, failure to comply with the above SAFE registration requirements could result in liabilities under PRC laws for evasion of foreign exchange restrictions.

We are committed to complying with the Circular 75 requirements and to ensuring that our shareholders who are PRC citizens or residents comply with them. We believe that all of our current PRC citizen or resident shareholders and beneficial owners have completed their required registrations with SAFE. However, we may not at all times be fully aware or informed of the identities of all our beneficial owners who are PRC citizens or residents, and we may not always be able to compel our beneficial owners to comply with the Circular 75 requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC citizens or residents will at all times comply with, or in the future make or obtain any applicable registrations or approvals required by, Circular 75 or other related regulations. Failure by any such shareholders or beneficial owners to comply with Circular 75 could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

In addition, the PRC National Development and Reform Commission promulgated a rule in 2004 requiring its approval for overseas investment projects made by PRC entities. However, there exist extensive uncertainties as to the interpretation of this rule with respect to its application to a PRC individual’s overseas investment and, in practice, we are not aware of any precedents that a PRC individual’s overseas investment has been either approved by the National Development and Reform Commission or challenged by the National Development and Reform Commission based on the absence of its approval. Our current beneficial owners who are PRC individuals did not apply for the approval of the National Development and Reform Commission for their investment in us. We cannot predict how and to what extent this will affect our business operations or future strategy.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

In utilizing the proceeds from this public offering or any future offerings, as an offshore holding company of our PRC subsidiaries, we may make loans to our PRC subsidiaries and controlled PRC affiliate, or we may make additional capital contributions to our PRC subsidiaries. Any loans to our PRC subsidiaries or controlled PRC affiliate are subject to PRC regulations and approvals. For example, loans by us to our PRC subsidiaries in China, each of which is a foreign-invested enterprise, to finance their activities cannot exceed statutory limits and must be registered with SAFE or its local counterpart. Loans by us to our controlled PRC affiliate, Beijing iSoftStone, which is a domestic PRC entity, must be approved by the relevant government authorities and must also be registered with SAFE or its local counterpart.

We may also decide to finance our PRC subsidiaries through capital contributions. These capital contributions must be approved by the Ministry of Commerce in China or its local counterpart. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiaries or controlled PRC affiliate or capital contributions by us to our subsidiaries or any of their respective subsidiaries. If we fail to receive such registrations or approvals, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely and materially affect our liquidity and our ability to fund and expand our business.

In 2008, SAFE promulgated Circular 142, a notice regulating the conversion by a foreign-invested enterprise of foreign currency into Renminbi by restricting how the converted Renminbi may be used. Circular 142 requires that Renminbi converted from the foreign currency-denominated capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC unless specifically provided for otherwise in its business scope. In addition, SAFE strengthened its oversight of the flow and use of Renminbi funds converted from the foreign currency-denominated capital of a foreign-invested enterprise. The use of such Renminbi may not be changed without approval from SAFE, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used for purposes within the foreign-invested enterprise’s approved business scope.

We cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiaries or controlled PRC affiliate or with respect to future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could adversely and materially affect our liquidity and our ability to fund and expand our business.

Governmental control of currency conversion may limit our ability to use our revenues effectively and the ability of our PRC subsidiaries to obtain financing.

The PRC government imposes control on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive a majority of our revenues in Renminbi, which currently is not a freely convertible currency. Restrictions on currency conversion imposed by the PRC government may limit our ability to use revenues generated in Renminbi to fund our expenditures denominated in foreign currencies or our business activities outside China. Under China’s existing foreign exchange regulations, Renminbi may be freely converted into foreign currency for payments relating to current account transactions, which include among other things dividend payments and payments for the import of goods and services, by complying with certain procedural requirements. Our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, by complying with certain procedural requirements. Our PRC subsidiaries may also retain foreign currency in their respective current account bank accounts for use in payment of international current account transactions. However, we cannot assure you that the PRC government will not take measures in the future to restrict access to foreign currencies for current account transactions.

Conversion of Renminbi into foreign currencies, and of foreign currencies into Renminbi, for payments relating to capital account transactions, which principally includes investments and loans, generally requires the approval of SAFE and other relevant PRC governmental authorities. Restrictions on the convertibility of the Renminbi for capital account transactions could affect the ability of our PRC subsidiaries to make investments overseas or to obtain foreign currency through debt or equity financing, including by means of loans or capital contributions from us. In particular, if iSoftStone WFOE borrows foreign currency from us or other foreign lenders, it must do so within approved limits that satisfy their approval documentation and PRC debt to equity ratio requirements. Further, such loans must be registered with SAFE or its local counterpart. We cannot assure you that the registration process will not delay or prevent our conversion of Renminbi for use outside of China.

The discontinuation or revocation of the preferential tax treatments and government incentives available to us could decrease our net income and materially and adversely affect our financial condition and results of operations.

Our PRC subsidiaries are incorporated in the PRC and are governed by PRC income tax laws and regulations. Prior to January 1, 2008, entities established in the PRC were generally subject to a 30% national and 3% local enterprise income tax rate. Various preferential tax treatments promulgated by national tax authorities were available to foreign-invested enterprises or high or new technology enterprises located in certain high-tech zones of China. Under the Enterprise Income Tax Law effective on January 1, 2008, the PRC has adopted a uniform enterprise income tax rate of 25% for all PRC enterprises (including foreign-invested enterprises) and revoked the previous tax exemption, reduction and preferential treatments applicable to foreign-invested enterprises. However, the Enterprise Income Tax Law also permits enterprises to continue to enjoy their existing tax incentives, adjusted by certain transitional phase-out rules, under which enterprises established before the promulgation date of the Enterprise Income Tax Law that were granted tax holidays under the then effective tax laws or regulations may continue to enjoy their tax holidays until their expiration. The Enterprise Income Tax Law also introduced a new preferential rate for high-tech enterprises. iSoftStone WFOE, as an enterprise established before the promulgation date of the Enterprise Income Tax Law, is entitled to enjoy its exemption of enterprise income tax in 2008 and 50% tax reduction in 2009, 2010 and 2011. Our local tax bureau has confirmed that the 50% reduction may be applied to the 15% preferential rate that iSoftStone WFOE enjoys as a qualified high-tech enterprise, notwithstanding a recent tax circular issued by the State Administration of Taxation that deals with whether these tax benefits are mutually exclusive. We cannot assure you that the tax authorities will not change their position. Other PRC subsidiaries of ours also enjoy a variety of tax benefits; see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Taxes and Incentives—China.” We cannot assure you that our PRC subsidiaries will continue to qualify for benefits under the Enterprise Income Tax Law or enjoy the preferential treatment under the phase-out rules, or that the local tax authorities will not, in the future, change their position and revoke any of our past preferential tax treatments, any of which could cause our effective tax rate to increase, cause our net income to decrease, and materially and adversely affect our financial condition and results of operations.

In addition, the PRC government has provided various incentives to companies in the software industry and to certain qualified technology related transactions in order to encourage developments of the software and technology related industries in China. A number of our PRC subsidiaries currently receive value-added tax, or VAT, refunds and business tax exemptions in additional to the preferential enterprise income tax treatments as described above. Incentives granted to us by PRC governmental authorities are subject to review and may be adjusted or revoked at any time in the future. The discontinuation or revocation of incentives currently available to us may materially and adversely affect our financial condition and results of operations.

We may be classified as a “resident enterprise” for PRC enterprise income tax purposes; such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

The Enterprise Income Tax Law provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered PRC tax resident enterprises and will generally be subject to the uniform 25% PRC enterprise income tax rate on their global income. In addition, a tax circular issued by the State Administration of Taxation on April 22, 2009 regarding the standards used to classify certain

Chinese-invested enterprises established outside of China as resident enterprises clarified that dividends and other income paid by such resident enterprises will be considered to be PRC source income, subject to PRC withholding tax, currently at a rate of 10%, when recognized by non-PRC enterprise shareholders. This recent circular also subjects such resident enterprises to various reporting requirements with the PRC tax authorities. Under the implementation rules to the Enterprise Income Tax Law, a de facto management body is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and other assets of an enterprise. In addition, the tax circular mentioned above details that certain Chinese-invested enterprises will be classified as resident enterprises if the following are located or resident in China: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights.

Currently, there are no detailed rules or precedents governing the procedures and specific criteria for determining de facto management bodies which are applicable to our company or our overseas subsidiary. If our company or any of our overseas subsidiaries is considered a PRC tax resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, our company or our overseas subsidiary will be subject to the uniform 25% enterprise income tax rate as to our global income as well as PRC enterprise income tax reporting obligations. Second, although under the Enterprise Income Tax Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as tax-exempted income, we cannot assure you that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, dividends payable by us to our investors and gain on the sale of our shares may become subject to PRC withholding tax. It is possible that future guidance issued with respect to the new resident enterprise classification could result in a situation in which a withholding tax of 10% for our non-PRC enterprise investors or a potential withholding tax of 20% for individual investors is imposed on dividends we pay to them and with respect to gains derived by such investors from transferring our shares or ADSs. In addition to the uncertainty in how the new resident enterprise classification could apply, it is also possible that the rules may change in the future, possibly with retroactive effect. If we are required under the Enterprise Income Tax law to withhold PRC income tax on our dividends payable to our foreign shareholders and ADS holders, or if you are required to pay PRC income tax on the transfer of our shares or ADSs under the circumstances mentioned above, the value of your investment in our shares or ADSs may be materially and adversely affected. It is unclear whether, if we are considered a PRC resident enterprise, holders of our shares or ADSs would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas.

We may rely on dividends paid by our subsidiaries for our cash needs, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

As a holding company, we conduct substantially all of our business through our consolidated subsidiaries incorporated in China. We may rely on dividends paid by these PRC subsidiaries for our cash needs, including the funds necessary to pay any dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. The payment of dividends by entities established in China is subject to limitations. Regulations in China currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. Each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves or statutory capital reserve fund until the aggregate amount of such reserves reaches 50% of its respective registered capital. As a result, our PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to us in the form of dividends. In addition, if any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Our current employment practices may be restricted under the PRC Labor Contract Law and our labor costs may increase as a result.

The PRC Labor Contract Law and its implementing rules impose requirements concerning contracts entered into between an employer and its employees and establishes time limits for probationary periods and for how long an employee can be placed in a fixed-term labor contract. Because the Labor Contract Law and its implementing rules have not been in effect very long and because there is lack of clarity with respect to their implementation and potential penalties and fines, it is uncertain how it will impact our current employment policies and practices. We cannot assure you that our employment policies and practices do not, or will not, violate the Labor Contract Law or its implementing rules and that we will not be subject to related penalties, fines or legal fees. If we are subject to large penalties or fees related to the Labor Contract Law or its implementing rules, our business, financial condition and results of operations may be materially and adversely affected.

In addition, according to the Labor Contract Law and its implementing rules, if we intend to enforce the non-compete provision with an employee in a labor contract or non-competition agreement, we have to compensate the employee on a monthly basis during the term of the restriction period after the termination or ending of the labor contract, which may cause extra expenses to us.

Furthermore, the Labor Contract Law and its implementation rules require certain terminations to be based upon seniority rather than merit, which significantly affects the cost of reducing workforce for employers. In the event we decide to significantly change or decrease our workforce in the PRC, the Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our circumstances or in a timely and cost effective manner, thus our results of operations could be adversely affected.

Risks Related to Our ADSs and This Offering

There has been no public market for our ordinary shares or ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all.

We have applied to list our ADSs on the NYSE. However, prior to this initial public offering, there has been no public market for our ordinary shares or ADSs. In addition, our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs will be materially and adversely affected. Moreover, a lack of liquidity for our publicly traded ADSs may cause the market price of our ADSs to decline and may make it difficult for you to resell our ADSs.

The initial public offering price for our ADSs will be determined by negotiations between us and the underwriters and may bear no relationship to the market price for our ADSs after this initial public offering. We cannot assure you that an active trading market for our ADSs will develop or that the market price of our ADSs will not decline below the initial public offering price. You may lose part or all of your investment in our ADSs.

The market price for our ADSs may be volatile.

The market price for our ADSs is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results and changes or revisions of our expected results;

•	changes in financial estimates by securities research analysts;

•	changes in the economic performance or market valuations of other IT services companies;

•	announcements by us or our competitors of new services, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	technological breakthroughs in the services outsourcing industry;

•	potential litigation or administrative investigations;

•	addition or departure of our senior management and other key personnel;

•	fluctuations of exchange rates between the RMB and U.S. dollar or other foreign currencies;

•	release or expiry of lock-up or other transfer restrictions on our outstanding ordinary shares or ADSs;

•	sales or perceived sales of additional ordinary shares or ADSs; and

•	general market conditions or other developments affecting us, or our industry or the global economy.

In addition, the performance, and fluctuation in market prices, of other companies with business operations located mainly in China that have listed their securities in the United States may affect the volatility in the price of and trading volumes of our ADSs. Volatility in global capital markets, such as the recent global financial crisis, could also have an adverse effect on the market price of our ADSs. Furthermore, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material adverse effect on the market price of our ADSs. In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted securities class action litigation against that company. If we were involved in a class action suit or other securities litigation, it would divert the attention of our senior management, require us to incur significant expense and, whether or not adversely determined, could have a material adverse effect on our business, financial condition, results of operations and prospects.

Because the initial public offering price is substantially higher than our net tangible book value per share, you will incur immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately $             per ADS, representing the difference between the mid-point of the estimated range of the initial offering price and our net tangible book value per ADS as of             , 2010 after giving effect to this offering. In addition, you may experience further dilution to the extent that our ordinary shares are issued upon the exercise of stock options or the conversion of the remainder of our outstanding convertible notes. See “Dilution” for a more complete description.

Substantial future sales or perceived sales of our ADSs or ordinary shares in the public market could cause the price of our ADSs to decline.

Sales of our ADSs or ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. Upon the closing of this offering and assuming the underwriters do not exercise the option to purchase additional ADSs, we will have              ordinary shares outstanding, including              ordinary shares represented by              ADSs. All ADSs sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933, as amended, or the Securities Act. The remaining ordinary shares outstanding after this offering and the ordinary shares issuable upon conversion of our convertible notes, will be available for sale, upon the expiration of the 180-day lock-up period beginning from the date of this prospectus, subject to volume and other restrictions as applicable under Rule 144 and Rule 701 under the Securities Act. Any or all of these shares may be released prior to expiration of the applicable lock-up period at the discretion of the underwriters. To the extent shares are released before the expiration of the applicable lock-up period and these shares are sold into the market, the market price of our ADSs could decline.

In addition, certain holders of our outstanding ordinary shares and holders of ordinary shares issuable upon conversion of our outstanding convertible notes have the right to cause us to register the sale of their shares under the Securities Act, subject to a 180-day lock-up period in connection with this offering. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. If any of our existing shareholders sell a substantial amount of ordinary shares, or if it is perceived that they will be sold, in the public market, the market price of our ADSs could decline.

You may not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise your right to vote.

Except as described in the deposit agreement, holders of our ADSs will not be able to exercise voting rights attaching to the shares evidenced by our ADSs on an individual basis. Holders of our ADSs will appoint the depositary or its nominee as their representative to exercise the voting rights attaching to the shares represented by the ADSs. You may not receive voting materials in time to instruct the depositary to vote, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote. Upon our written request, the depositary will mail to you a shareholder meeting notice which contains, among other things, a statement as to the manner in which your voting instructions may be given. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but you may not receive the voting materials in time to ensure that you can instruct the depositary to vote your ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders’ meeting.

You may not receive distributions on our ordinary shares or any value for them if such distribution is illegal or if any required government approval cannot be obtained in order to make such distribution available to you.

The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities underlying our ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of our ADSs.

You may not be able to participate in rights offerings and may experience dilution of your holdings as a result.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. Under the deposit agreement for the ADSs, the depositary will not offer those rights to ADS holders unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act, or exempt from registration under the Securities Act with respect to all holders of ADSs. We are under no obligation to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. In addition, we may not be able to take advantage of any exemptions from registration under the Securities Act. Accordingly, holders of our ADSs may be unable to participate in our rights offerings and may experience dilution in their holdings as a result.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

You may have difficulty in effecting service of legal process and enforcing court judgments obtained against us or any of our directors or management.

We are incorporated in the Cayman Islands and conduct substantially all of our operations in China through our subsidiaries in China. Most of our officers and directors reside outside of the United States and some or all of the assets of those persons are located outside of the United States. It may be difficult or impossible for you to bring an action against us or against these individuals in the Cayman Islands or in China in the event that you believe that your rights have been infringed under the securities laws of the United States or otherwise. Even if you are successful in bringing an action of this kind in the United States, the respective laws of the Cayman Islands and China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. Our PRC counsel has advised us that the PRC does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts, and therefore PRC courts have discretion not to enforce judgments of U.S. courts.

We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than under U.S. law, you may have less protection of your shareholder rights than you would under U.S. law.

Our corporate affairs are governed by our memorandum and articles of association and by the Companies Law (2010 Revision) and common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and provides significantly less protection to investors. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Anti-takeover provisions in our organizational documents may discourage our acquisition by a third party, which could limit your opportunity to sell your shares at a premium.

Our fourth amended and restated memorandum of association and fifth amended and restated articles of association, which will take effect upon the closing of this offering, include provisions that could limit the ability of others to acquire control of us, modify our structure or cause us to engage in change of control transactions, including, among other things, the following:

•	provisions that authorize our board of directors, without action by our shareholders, to issue preferred shares and to issue additional ordinary shares, including ordinary shares represented by ADSs;

•

provisions that restrict or limit the ability of our shareholders to replace our directors or increase the size of our board. Our directors are not subject to a term of office (unless so specified by our board) and their removal requires approval by a supermajority of at least two-thirds of our shareholders at a shareholders meeting or by at least two-thirds of our board of directors. The number of director nominees that our shareholders can propose in any one calendar year is limited to, in the case of a shareholders meeting convened by the company, the lesser of that number of directors that are up for election (which may be none) or 25% of the size of the board, or, in the case of a shareholders meeting properly called by shareholders, 25% of the size of the board. The size of our board is determined by our board of directors; and

•

provisions that impose advance notice, minimum shareholding periods and ownership thresholds and other requirements on the ability of our shareholders to call meetings or to propose special matters for consideration at shareholder meetings.

These provisions could have the effect of depriving you of an opportunity to sell your ADSs at a premium over prevailing market prices by discouraging third parties from seeking to acquire control of us in a tender offer or similar transactions.

We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

We have not determined a specific use for a portion of the net proceeds of this offering. Our management will have considerable discretion in the application of these proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our profitability or increase our ADS price. The net proceeds from this offering may also be placed in investments that do not produce income or that may lose value.

We are exempt from certain corporate governance requirements of the NYSE.

We are exempt from certain corporate governance requirements of the NYSE by virtue of being a foreign private issuer. We are required to provide a brief description of the significant differences between our corporate governance practices and the corporate governance practices required to be followed by U.S. domestic companies under the NYSE rules. The standards applicable to us are considerably different than the standards applied to U.S. domestic issuers. The significantly different standards applicable to us do not require us to:

•	have a majority of the board be independent;

•	have a minimum of three members in our audit committee;

•	have a compensation committee, a nominating or corporate governance committee;

•	provide an annual certification by our chief executive officer that he or she is not aware of any non-compliance with any corporate governance rules of the NYSE;

•	have regularly scheduled executive sessions with only non-management directors;

•	have at least one executive session of solely independent directors each year;

•

seek shareholder approval for (i) the implementation and material revisions of the terms of share incentive plans, (ii) the issuance of more than 1% of our outstanding ordinary shares or more than 1% of our outstanding voting power to a related party, (iii) the issuance of more than 20% of our outstanding ordinary shares, and (iv) an issuance that would result in a change of control;

•	adopt and disclose corporate governance guidelines; or

•	adopt and disclose a code of business conduct and ethics for directors, officers and employees.

We do not intend to rely on any of the exemptions provided by the NYSE to foreign private issuers, except that we will not provide an annual certification by our chief executive officer that he or she is not aware of any non-compliance with any corporate governance rules of the NYSE, and we will not seek shareholder approval for (i) the issuance of more than 1% of our outstanding ordinary shares or more than 1% of our outstanding voting power to a related party, (ii) the issuance of more than 20% of our outstanding ordinary shares, and (iii) an issuance that would result in a change of control. As a result, you may not be provided with the benefits of certain corporate governance requirements of the NYSE.

We may be classified as a passive foreign investment company, or PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our ADSs or ordinary shares.

Depending upon the value of our ordinary shares and ADSs and the nature and composition of our assets and income over time, we could be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. Based on assumptions as to our projections of the value of our outstanding ordinary shares and ADSs during the year and our use of the proceeds from the initial public offering of our ADSs and of the other cash that we will hold and generate in the ordinary course of our business throughout taxable year 2010, we do not expect to be a PFIC for the taxable year 2010. However, there can be no assurance that we will not be a PFIC for the taxable year 2010 or any future taxable year as PFIC status is tested each taxable year and depends on the composition of our assets and income in such taxable year. Our PFIC status for the current taxable year 2010 will not be determinable until the close of the taxable year ending December 31, 2010.

We will be classified as a PFIC for any taxable year if either (i) at least 75% of our gross income for the taxable year is passive income or (ii) at least 50% of the value of our assets (based on a quarterly value of the assets during the taxable year) is attributable to assets that produce or are held for the production of passive income. In determining the average percentage value of our gross assets, the aggregate value of our assets will generally be deemed to be equal to our market capitalization (determined by the sum of the aggregate value of our outstanding equity) plus our liabilities. Therefore, a drop in the market price of our ADSs and ordinary shares would cause a reduction in the value of our non-passive assets for purposes of the asset test. Accordingly, we would likely become a PFIC if our market capitalization were to decrease significantly while we hold substantial cash.

If we are classified as a PFIC in any taxable year in which you hold our ADSs or ordinary shares, and you are a U.S. Holder (as defined in “Taxation—United States Federal Income Taxation”), you would generally be subject to additional taxes and interest charges on certain “excess” distributions we make and on any gain recognized on the disposition or deemed disposition of your ADSs or ordinary shares in a later year, even if we are not a PFIC in that year. Moreover, if we are classified as a PFIC in any taxable year in which you hold our ADSs or ordinary shares, you would not be able to benefit from any preferential tax rate with respect to any dividend distribution that you may receive from us in that year or in the following year. Finally, you would also be subject to special U.S. tax reporting requirements. For more information on the U.S. tax consequences to you that would result from our classification as a PFIC, see “Taxation—United States Federal Income Taxation—Passive Foreign Investment Company.”

Compliance with rules and requirements applicable to public companies may cause us to incur increased costs, which may negatively affect our results of operations.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and NYSE, have required changes in corporate governance practices of public companies. We expect these rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. Complying with these rules and requirements may be especially difficult and costly for us because we may have difficulty locating sufficient personnel in China with experience and expertise relating to U.S. GAAP and U.S. public company reporting requirements, and such personnel may command high salaries relative to what similarly experienced personnel would command in the United States. If we cannot employ sufficient personnel to ensure compliance with these rules and regulations, we may need to rely more on outside legal, accounting and financial experts, which may be very costly. In addition, we will incur additional costs associated with our public company reporting requirements. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. The forward-looking statements included in this prospectus relate to, among others:

•	our goals, strategies and expansion plans;

•	our future growth, business development, financial condition and results of operations;

•	projected revenues, profits, earnings and other estimated financial information;

•	our ability to acquire businesses and enter into strategic alliances complementary to our business and integrate these into our business;

•	competition in the PRC IT services industry and the global IT services industry generally;

•	our plans to recruit more employees;

•	our plans to invest in research and development to enhance our service lines and industry vertical knowledge and domain expertise;

•	our ability to attract and retain clients;

•	fluctuations in the general economic and business conditions in the PRC, the United States, Japan, Korea, Europe and other jurisdictions where we or our clients conduct business;

•	PRC governmental policies and rules and regulations relating to the IT services industry and other areas relevant to our business activities; and

•	those other risks identified in the section of this prospectus entitled “Risk Factors.”

This prospectus also contains data relating to the PRC IT services industry and the global IT services industry generally, and we have derived such data from various government and private publications. These market data include projections based on a number of assumptions. In addition, any data that is available may not be current. Moreover, the PRC IT services industry and the global IT services industry generally may not grow at the rates projected by market data, or at all. The failure of these markets to grow at the projected rates may have a material adverse effect on our business, financial condition, results of operations and the trading price of our ADSs. In particular, the relatively new and rapidly changing nature of the IT services market in China subject any projections or estimates relating to the growth prospects or future conditions of our sector to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

CORPORATE HISTORY AND STRUCTURE

Corporate History

We commenced operations in October 2001 through Beijing iSoftStone Technologies Ltd., or Beijing iSoftStone, a limited liability company established in China and majority owned by our founder Tianwen Liu. To enable us to raise equity capital from investors outside of China, in November 2005, we reorganized our corporate structure by establishing our current Cayman Islands holding company, iSoftStone Holdings Limited, or iSoftStone Holdings, and transferred substantially all the IT services business and related assets and liabilities of Beijing iSoftStone into iSoftStone Information Technology (Group) Co., Ltd., or iSoftStone WFOE, a wholly owned subsidiary of iSoftStone Holdings, in exchange for issuance of ordinary shares of iSoftStone Holdings to our founder Tianwen Liu and other shareholders of Beijing iSoftStone. Concurrently, because certain businesses cannot be conducted by foreign invested enterprises, iSoftStone WFOE entered into a series of contractual arrangements with Beijing iSoftStone and its shareholders.

Since November 2005, in addition to our organic growth, we have also expanded our operations through a series of strategic acquisitions including principally the following:

•

In November 2005, iSoftStone WFOE acquired the IT services business and related assets of United Innovation Ltd., a limited liability company established in January 2002 in Beijing and founded by Yong Feng, our executive vice president. We liquidated United Innovation Ltd. in January 2008, after we integrated its business into another operating entity of ours.

•

In December 2006, we acquired 100% of the equity interest in Guangzhou Ruandongzhiruan Computer Technology Co., Ltd., or Guangzhou Ruandongzhiruan. This acquisition provided us with the skilled personnel and capabilities to provide IT services for clients in the insurance industry. We have paid cash consideration of $1.6 million, and may need to pay additional consideration of $0.2 million for this acquisition, which has been already accrued. To streamline our corporate structure, we liquidated Guangzhou Ruandongzhiruan in September 2010 after we integrated its business into another operating entity of ours.

•

In December 2006, we acquired 75% of the equity interest in Beijing Kebao System Engineering Co., Ltd., or Beijing Kebao, pioneer in providing IT services to Japanese clients. In September 2007, we acquired the remaining 25% equity interest in Beijing Kebao. The acquisitions brought us a group of experienced talents and enabled us to rapidly expand our Japan related business and delivery capabilities. We have paid cash consideration of $0.9 million in total for the 100% equity interest and agreed to issue 674,109 of our ordinary shares to the sellers who became our employees. These 674,109 ordinary shares have been accounted for as share-based compensation because the shares were subject to return if the sellers terminated their employment with us within a specified period of time. To streamline our corporate structure, Beijing Kebao’s wholly owned subsidiary in Japan, iSoftStone Information, merged into our existing subsidiary iSoftStone Japan Limited in August 2008 and we liquidated Beijing Kebao in July 2010 after we integrated its business into ours.

•

In July 2007, iSoftStone WFOE acquired the operating assets and liabilities of Wuxi Huayang Software Co., Ltd., or Wuxi Huayang, including the remaining 49% equity interest in iSoftStone Information System Service Co., Ltd., after the completion of which iSoftStone Information System Service Co., Ltd. became our wholly owned subsidiary. With this acquisition, we quickly expanded into, and established a low cost data center, training center and sales and delivery center that serves both Greater China and Global clients, in Wuxi, a key tier two city in China. We have paid cash consideration of $1.9 million for such acquisition and agreed to pay additional consideration in cash contingent on the financial performance of iSoftStone Information System Service Co., Ltd. for the three years ended June 30, 2010, which is currently to be determined.

•	In January 2008, we acquired Shanghai Jiefeng Computer Science Co., Ltd., or Shanghai Jiefeng, which is a long-time Microsoft business partner and has strong expertise in Microsoft .Net based technologies. This acquisition brought us proprietary Microsoft .Net based technologies and strengthened our capability to provide Microsoft .Net based application development services to clients. We paid cash consideration of $2.7 million and issued 1,004,500 of our ordinary shares for this acquisition.

•

In February 2008, we acquired Akona Systems, Inc., or Akona, a Washington corporation primarily focusing on IT consulting services in the U.S. This acquisition provided us with front-end consulting capabilities in the United States and Europe and expanded our client relationship with Microsoft. We paid cash consideration of $8.8 million and issued 12,087,777 of our ordinary shares for this acquisition. In September 2008, Akona was merged into our wholly owned subsidiary iSoftStone Inc.

•

In March 2009, we acquired Shenzhen Star Ronghe Science and Technology Co., Ltd., or Shenzhen Star, which is a long-time service provider for Huawei. This acquisition enhanced our client relationship with Huawei and helped us to become one of Huawei’s major IT services providers. We have paid cash consideration of $0.8 million in 2010 and agreed to pay a contingent consideration of up to $0.7 million in cash for this acquisition, based on certain performance targets for the 12-month period ended February 28, 2010. How much contingent consideration is to be paid has yet to be determined.

•

In March 2009, we acquired the IT services business of MDCL-Frontline (China) Ltd., or MDCL, a top-class provider of Chinese software and professional services, and its affiliates in Beijing, Shanghai, Hong Kong and Taiwan. Through this acquisition, we acquired a group of high quality personnel and increased our presence in the Greater China region, especially in Hong Kong and Taiwan. We paid cash consideration of $0.7 million in 2009. In addition, we paid cash consideration of $0.2 million and issued 242,059 of our ordinary shares in 2010 based on certain performance conditions of the acquired business, and agreed to pay a further consideration of up to $0.3 million in cash contingent to the future performance of the acquired business. We also agreed to issue 36,209 ordinary shares and an additional $67,898 worth of our ordinary shares issuable at the fair value of our ordinary shares upon vesting to the sellers who became our employees, which was accounted for as share-based compensation because the shares were subject to return if the sellers terminated their employment with us within a specified period of time.

•

In October 2010, we acquired Ascend Technologies, Inc., or Ascend, which has offices in Boston and New York City and provides IT consulting services to global banking and financial services (including insurance) clients. Among other benefits, this acquisition expands our geographic presence and service capabilities to better serve global BFSI clients and deepens our BFSI domain expertise. The transaction consideration contains a contingent consideration arrangement based primarily on the performance of the acquired business for the period from October 1, 2010 to September 30, 2011 with a total consideration floor of $3.5 million and cap of $6.5 million. Pursuant to the agreements, we have paid $1.4 million cash consideration to date. In addition, we will pay $963,902 of the acquisition consideration in our ordinary shares at a per ordinary share price equal to 90% of the per share equivalent price in this offering, provided that this offering is completed prior to December 24, 2010. Otherwise, the $963,902 payment will be in cash. The transaction consideration of the acquisition of Ascend also contains a contingent cash consideration arrangement based primarily on performance of the acquired business for the period from October 1, 2010 to September 30, 2011 at a minimum of $0.9 million and maximum of $3.9 million, which will be payable in cash in installments over two years. We are further required to pay cash of $0.2 million to certain employees if they continue to be employed by us until December 31, 2011, which will be recognized as our compensation costs.

•

In November 2010, we acquired Shanghai Kangshi Information Systems Company Limited, or Shanghai Kangshi, enhancing our capability to provide business intelligence services to our Greater China and Global clients. The total cash consideration of $6.3 million is payable in installments, with $2.2 million, $3.5 million and $0.6 million payable in 2010, 2011 and 2012, respectively. In addition, we will issue an additional $1,198,215 worth of ordinary shares at a per ordinary share price equal to 95% of the per share equivalent of the initial offering price, promptly following the earlier to occur of the completion of this offering and February 28, 2011. A portion of these shares will be subject to our repurchase right at a nominal price if the performance of the acquired business for each of 2010, 2011 and 2012 fails that year’s performance target.

For more information relating to the above acquisitions, please see our audited consolidated financial statements included elsewhere in this prospectus.

We conduct our business primarily though the following subsidiaries:

•

iSoftStone WFOE, which is our primary operating entity and hosts our headquarter in Beijing, China. iSoftStone WFOE operates our China-based delivery platform and holds our China-based subsidiaries, including our three key regional centers: iSoftStone Information Technology Co., Ltd. located in Tianjin, iSoftStone Information System Service Co., Ltd. located in Wuxi, and Guangzhou iSoftStone Information Technology Co., Ltd. located in Guangzhou.

•

iSoftStone Inc., our wholly owned subsidiary incorporated in the State of Delaware. iSoftStone Inc. integrates the business of Akona that we acquired in 2008, and provides a wide range of services to our clients in the United States, especially our key client Microsoft, ranging from consulting, application development to R&D services.

•	iSoftStone Japan Limited, our wholly owned subsidiary incorporated in Japan that primarily provides IT service, consulting and software R&D services to our clients.

Corporate Ownership Structure

The following diagram illustrates our current corporate structure and the place of formation and the ownership of our major subsidiaries and affiliated entity as of the date of this prospectus. All of our subsidiaries are 100% owned or controlled by us except for Beijing Guodian Ruantong Technology Co., Ltd., in which we have a 60% equity interest, and Beijing iSoftStone Jiewen Information Technology Co., Ltd., in which we have a 67% equity interest.

(1)	Include a series of contractual arrangements among iSoftStone WFOE, Beijing iSoftStone, and certain shareholders of Beijing iSoftStone, including an exclusive outsourcing agreement, an exclusive technology consulting and management service agreement, a trademark and software licensing agreement, an equity pledge agreement, and an irrevocable proxy. For a more detailed discussion of these contractual arrangements, see “Related Party Transactions—Contractual Arrangements with Beijing iSoftStone.”

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $              million, or $              million if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts, commissions and the estimated offering expenses payable by us and based upon an assumed initial offering price of $              per ADS (the mid-point of the estimated public offering price range shown on the front cover of this prospectus). Assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same, a $1.00 increase (decrease) in the assumed initial public offering price of $              per ADS would increase (decrease) the net proceeds to us from this offering by $              million, after deducting the estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us.

We intend to use $             million of our net proceeds from this offering to repay outstanding bank borrowings, and use the remainder for other general corporate purposes, such as working capital, facilities acquisitions and funding potential acquisitions of, or investments in, other businesses or technologies that we believe will complement our current business and expansion strategies. The outstanding bank borrowings that will be repaid by net proceeds from this offering have fixed annual interest rates ranging from [5.31% to 5.58%] and maturity dates ranging from [December 28, 2010 to November 19, 2011.] The proceeds from such bank borrowings were primarily used to finance our operating activities.

In addition, the purposes of this offering also include the retention of employees by providing them with equity incentives and the creation of a public market for our ordinary shares represented by the ADSs for the benefit of our shareholders.

The foregoing represents our current intentions with respect of the use and allocation of the net proceeds from this offering based upon our present plans and business conditions. The amounts and timing of any expenditure will vary depending on the amount of cash generated by our operations, competitive developments and the rate of growth, if any, of our business. Accordingly, our management will have significant flexibility and discretion in applying the net proceeds from the offering. Unforeseen events or changed business conditions may result in application of the proceeds from this offering in a manner other than as described in this prospectus.

It is possible that we may become a passive foreign investment company for U.S. federal income tax purposes, which could result in negative tax consequences for you. See “Risk Factors—Risks Related to Our ADSs and This Offering—We may be classified as a passive foreign investment company, or PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our ADSs or ordinary shares.” and “Taxation—United States Federal Income Taxation—Passive Foreign Investment Company.”

In utilizing the proceeds from this offering, as an offshore holding company, we are permitted under PRC laws, rules and regulations to provide funding to our PRC subsidiaries through loans or capital contributions and to other entities through loans only. Subject to the satisfaction of applicable government registration and approval requirements, we may extend loans or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, or at all. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.

DIVIDEND POLICY

We have never declared or paid dividends, nor do we have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Cash dividends, if any, will be at the discretion of our board of directors, and will depend upon our future results of operations and earnings, capital requirements and surplus, general financial conditions, shareholders’ interests, contractual restrictions and other factors our board of directors may deem relevant. We can pay dividends only out of profits or other distributable reserves. Cash dividends on our ordinary shares will be paid in U.S. dollars.

We are a holding company incorporated in the Cayman Islands. In order to pay dividends, if any, to our shareholders, we rely on dividends from our PRC subsidiaries. Each of our PRC subsidiaries may pay dividends only out of its accumulated distributable profits, if any, determined in accordance with its articles of association and the accounting standards and regulations in the PRC. The results of operations reflected in our financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of our PRC subsidiaries. Moreover, pursuant to applicable PRC laws and regulations, 10% of the after-tax profits of each of our PRC subsidiaries are required to be set aside in a statutory surplus reserve fund each year until the reserve balance reaches 50% of such PRC subsidiary’s registered capital. Allocations to these statutory reserves may only be used for specific purposes and are not distributable to us in the form of loans, advances or cash dividends. Furthermore, if any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us.

The Enterprise Income Tax Law and its implementing rules provide that an income tax rate of 10% will be applicable to dividends payable to non-PRC resident enterprise shareholders to the extent such dividends are derived from sources within the PRC. If we are determined to be a PRC resident enterprise by the PRC tax authorities, it is unclear whether dividends declared and distributed by us to our non-PRC resident enterprise shareholders will be deemed to be derived from sources within the PRC under the Enterprise Income Tax Law and its implementing rules and therefore be subject to the 10% withholding tax (or potentially a 20% income tax withholding will be imposed on dividends received from us by our non-PRC individual shareholders under the applicable PRC tax laws). See “Taxation—People’s Republic of China Taxation.”

If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.”

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2010 presented on:

•	an actual basis;

•

a pro forma basis, to give effect to the automatic conversion of all of our outstanding series A preference shares and series B preference shares into 264,166,235 ordinary shares upon the closing of this offering;

•

a pro forma as adjusted basis, to give effect to (1) the automatic conversion of all of our outstanding series A preference shares and series B preference shares into 264,166,235 ordinary shares upon the closing of this offering, (2) the conversion, pursuant to binding conversion agreements entered into in November 2010, of convertible notes with principal amount of $18 million into              ordinary shares upon the closing of this offering based on an assumed initial public offering price of $             per ADS, the mid-point of the estimated public offering price range shown on the front cover of this prospectus, (3) the issuance and sale of the ordinary shares in the form of ADSs offered hereby at an assumed initial public offering price of $             per ADS, the mid-point of the estimated public offering price range shown on the front cover of this prospectus, after deducting underwriting discounts, commissions and estimated offering expenses payable by us and assuming no exercise of the underwriters’ option to purchase additional ADSs and no other change to the number of ADS sold by us as set forth on the cover page of this prospectus, and (4) the use of $         of the proceeds from this offering to repay our outstanding bank borrowings.

You should read this table in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2010
	Actual	Pro forma	Pro forma as adjusted
	(in thousands, except share data)
Short term bank borrowings	$31,390	$31,390
Convertible notes	41,203	41,203
Series B convertible redeemable preference shares	54,164	—
Shareholders’ equity:
Ordinary shares, par value $0.0001 per share; 450,065,400 shares authorized; 135,644,912 shares issued and outstanding, actual; 399,811,147 shares issued and outstanding, pro forma; shares issued and outstanding, pro forma as adjusted	14	40
Series A convertible preference shares, par value $0.0001 per share; 95,286,195 shares authorized; 95,286,195 shares issued and outstanding	14,150	—
Treasury shares	(2,000)	(2,000)
Shares to be issued	230	230
Additional paid-in capital(1)	24,616	92,904
Statutory reserves	4,133	4,133
Accumulated other comprehensive income	5,622	5,622
Accumulated deficit	(23,668)	(23,668)

Total iSoftStone Holdings Limited shareholders’ equity	23,097	77,261
Noncontrolling interest	668	668

Total equity(1)	23,765	77,929

Total capitalization(1)	$150,522	$150,522

(1)

A $1.00 increase (decrease) in the assumed initial public offering price of $             per ADS would increase (decrease) each of additional paid-in capital, total equity and total capitalization by $             on a pro forma as adjusted basis, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and assuming no exercise of the underwriter’s option to purchase additional ADSs.

The table above excludes:

•	85,121,280 ordinary shares issuable upon the exercise of options issued under our equity incentive plans that are outstanding as of the date of this prospectus;

•	7,412,746 additional ordinary shares available for future grant under our equity incentive plans as of the date of this prospectus;

•

ordinary shares issuable upon the conversion of our convertible notes with principal amount of $20 million outstanding at the date of this prospectus. Within 12 months of the closing of this offering, these convertible notes are convertible into our ordinary shares at a significant discount to the offering price or redeemable for cash at the holders’ option. See “Related Party Transactions—Private Placements—Convertible Notes Financing”;

•

acquisition consideration (A) relating to our October 2010 acquisition of Ascend Technologies, Inc. of $963,902 payable in ordinary shares if this offering is completed prior to December 24, 2010 at a per share issue price equal to 90% of the per share equivalent price in this offering, or              ordinary shares assuming an initial public offering price of $             per ADS (the mid-point of the estimated range of the offering price), and (B) relating to our November 2010 acquisition of Shanghai Kangshi Information Systems Company Limited of $1,198,215 worth of ordinary shares at a per ordinary share price equal to 95% of the per share equivalent of the initial offering price, or              ordinary shares assuming an initial public offering price of $             per ADS (the mid-point of the estimated range of the offering price); and

•

up to 1,361,058 ordinary shares and an additional $67,898 worth of ordinary shares issuable, conditionally or unconditionally, pursuant to certain share-based compensation arrangements in connection with certain acquisitions that we made prior to the date of the prospectus. For more information relating to such acquisitions, see “Corporate History and Structure—Corporate History” and “Related Party Transactions—Acquisition Related Shares Issuance.”

As of the date of this prospectus, there has been no material change to our capitalization as set forth above.

DILUTION

If you invest in our ADSs, you will experience dilution to the extent of the difference between the initial public offering price per ADS you pay in this offering and the pro forma net tangible book value per ADS immediately after this offering.

Our net tangible book value as of                     , 2010 was approximately $             million, or $             per ordinary share outstanding at that date and $             per ADS. Net tangible book value per ordinary share is determined by dividing our net tangible book value by the number of outstanding ordinary shares. Our net tangible book value is determined by subtracting the value of our acquired net intangible assets, goodwill, total liabilities and our Series B convertible redeemable preference shares from our total assets. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the conversion of all outstanding preference shares and certain outstanding convertible notes as described in following paragraph into ordinary shares upon the closing of this offering and the additional proceeds we receive from this offering, from the assumed public offering price per ordinary share, which is the mid-point of the estimated initial public offering price range shown on the front cover of this prospectus and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

Without taking into account any other changes in such net tangible book value after                     . 2010, other than to give effect to (1) the automatic conversion of all of our outstanding series A preference shares and series B preference shares into 264,166,235 ordinary shares upon the closing of this offering, (2) the conversion, pursuant to binding conversion agreements entered into in November 2010, of convertible notes with principal amount of $18 million into              ordinary shares upon the closing of this offering based on an assumed initial public offering price of $             per ADS, the mid-point of the estimated public offering price range shown on the front cover of this prospectus, and (3) the issuance and sale of the ordinary shares in the form of ADSs offered hereby at an assumed initial public offering price of $             per ADS, which is the mid-point of the estimated public offering price range shown on the front cover of this prospectus and, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming no exercise of the underwriters’ option to purchase additional ADSs and no other change to the number of ADS sold by us as set forth on the cover page of this prospectus, our pro forma net tangible book value as of                     , 2010 would have been $             million, $             per outstanding ordinary share, including ordinary shares underlying our outstanding ADSs, and $             per ADS. This represents an immediate increase in pro forma net tangible book value of $             per ordinary share, or $             per ADS, to existing shareholders and an immediate dilution in pro forma net tangible book value of $             per ordinary share, or $             per ADS, to new investors in this offering. The following table illustrates such per ordinary share dilution:

	Per Share	Per ADS
Assumed initial public offering price	$	$
Net tangible book value as of , 2010	$	$
Pro forma net tangible book value after giving effect to the conversion of our series A and B preference shares and convertible notes with principal amount of $18 million	$	$
Increase in pro forma net tangible book value attributable to price paid by new investors	$	$
Pro forma net tangible book value after giving effect to the conversion of our series A and B preference shares, conversion of convertible notes with principal amount of $18 million and this offering	$	$
Dilution in net tangible book value to new investors in this offering	$	$

A $1.00 increase (decrease) in the assumed initial public offering price of $             per ADS would increase (decrease) our pro forma net tangible book value after giving effect to the offering by $             million, the pro forma net tangible book value per ordinary share and per ADS after giving effect to this offering by $             per ordinary share and $             per ADS and the dilution in pro forma net tangible book value per ordinary share and per ADS to new investors in this offering by $             per ordinary share and $             per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma information discussed above is illustrative only. Our net tangible book value following the closing of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

The following table summarizes on a pro forma basis the differences as of                     , 2010 between the existing shareholders, including holders of our Series A and B preference shares and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid before deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The total ordinary shares do not include ADSs issuable if any of the options to purchase our ordinary shares outstanding as of                     , 2010 are exercised or ADSs issuable upon the exercise of the option to purchase additional ADSs granted to the underwriters. The information in the following table is illustrative only and the total consideration paid and the average price per ordinary share equivalent and per ADS equivalent is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

	Ordinary shares purchased		Total consideration		Average price per ordinary share equivalent	Average price per ADS equivalent
	Number	Percent	Amount	Percent
Existing shareholders(1)
New investors

Total

(1)	Reflects (a) the automatic conversion of all of our outstanding series A preference shares and series B preference shares into 264,166,235 ordinary shares upon the closing of this offering, and (b) the issuance of ordinary shares upon the conversion, pursuant to binding conversion agreements entered into in November 2010, of convertible notes with principal amount of $18 million upon the closing of this offering, based on an assumed initial public offering price of $ per ADS, the mid-point of the estimated public offering price range shown on the front cover of this prospectus.

The dilution to new investors will be $             per ordinary shares and $             per ADS, if the underwriters exercise in full their option to purchase additional ADSs.

The dilution to new investors does not give effect to the potential conversion of our outstanding convertible notes with principal amount of $20 million. Upon the closing of this offering and within the 12 months thereafter, the holders of the convertible notes have the right, but not the obligation, to (i) convert the outstanding principal amounts of notes and any accrued and unpaid interest thereon into ordinary shares with the conversion price equal to the discount to the offering price in this offering providing the note holders, on the date of the closing of this offering, an internal rate of return of 35%, subject to anti-dilution adjustment, or (ii) have us redeem for cash all of the outstanding principal amount of the convertible notes at a price that would provide the note holders, at the time of payment, an internal rate of return of 18%, plus any accrued and unpaid interest.

EXCHANGE RATE INFORMATION

A substantial majority of our business are conducted in Renminbi. We make no representation that any amounts in Renminbi or U.S. dollar could be or could have been converted into each other at any particular rate or at all. The PRC government imposes controls over its foreign exchange in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade.

The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated. These rates are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Noon Buying Rate
Period	Period End	Average(1)	Low	High
	(RMB per $1.00)
2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.5806	7.8127	7.2946
2008	6.8225	6.9193	7.2946	6.7800
2009	6.8259	6.8295	6.8470	6.8176
2010
Nine months ended September 30, 2010	6.6905	6.8060	6.8330	6.6869
May	6.8305	6.8275	6.8310	6.8245
June	6.7815	6.8184	6.8323	6.7815
July	6.7735	6.7762	6.7807	6.7709
August	6.8069	6.7873	6.8069	6.7670
September	6.6905	6.7396	6.8102	6.6869
October	6.6705	6.6675	6.6912	6.6397
November (through November 19, 2010)	6.6398	6.6530	6.6906	6.6233

Source:	Federal Reserve Bank of New York
(1)	Averages for a period are calculated by using the average of the exchange rates on the end of each month during the period. Monthly averages are calculated by using the average of the daily rates during the relevant period.

Conversions of Renminbi into U.S. dollars in this prospectus are based on the noon buying rate in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York, or the noon buying rate. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB 6.6905 to $1.00, the noon buying rate in effect as of September 30, 2010.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statements of operations data for the years ended December 31, 2007, 2008 and 2009 and the selected consolidated balance sheet data as of December 31, 2008 and 2009 have been derived from our audited consolidated financial statements included elsewhere in this prospectus, which have been audited by Deloitte Touche Tomatsu CPA Ltd., an independent registered public accounting firm. The report of Deloitte Touche Tomatsu CPA Ltd. on our audited financial statements is included elsewhere in this prospectus. The selected consolidated balance sheet data as of December 31, 2007 have been derived from our audited consolidated financial statements not included elsewhere in this prospectus. Our audited consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results do not necessarily indicate our expected results for any future periods. Our selected consolidated statements of operations data for each of the nine month periods ended September 30, 2009 and 2010 and selected consolidated balance sheet data as of September 30, 2010 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. We have prepared this unaudited consolidated financial information on the same basis as our audited consolidated financial statements. This unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. Results for the nine months ended September 30, 2010 are not necessarily indicative of results that may be expected for the full year. You should read the selected consolidated financial data in conjunction with those financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

We have not included financial information for the years ended December 31, 2005 and 2006, as such information is not available on a basis that is consistent with the consolidated financial information for the years ended December 31, 2007, 2008 and 2009, and cannot be provided on a U.S. GAAP basis without unreasonable effort or expense.

Selected Consolidated Statements of Operations Data

	For the year ended December 31,			For the nine months ended September 30,
	2007	2008	2009	2009	2010
	(dollars in thousands, except share and per share data or as otherwise noted)
Net revenues	$36,417	$82,464	$134,387	$90,032	$135,198
Cost of revenues(1)(2)	(24,399)	(55,083)	(88,391)	(59,585)	(87,334)

Gross profit	12,018	27,381	45,996	30,447	47,864

Operating expenses:
General and administrative expenses(1)	(12,762)	(16,344)	(26,654)	(17,482)	(32,965)
Selling and marketing expenses(1)(2)	(6,150)	(11,264)	(13,205)	(9,487)	(11,485)
Research and development expenses(1)	(4,498)	(1,057)	(1,222)	(643)	(2,517)

Total operating expenses	(23,410)	(28,665)	(41,081)	(27,612)	(46,967)

Changes in fair value of contingent consideration in connection with business combination	—	—	(3)	—	231
Change in fair value of return rate reset feature of convertible notes	—	—	—	—	(1,028)
Other income, net	56	800	981	789	25
Government subsidies	2,822	862	2,999	1,929	2,910
Gain on sale of equity of a subsidiary	—	—	—	—	1,079

(Loss) income from operations	(8,514)	378	8,892	5,533	4,114

Interest income	90	228	138	110	98
Interest expense	(71)	(363)	(878)	(522)	(3,581)
Change in fair value of warrants	(1,419)	(676)	—	—	—
Gain on bargain purchase of a business	—	—	66	66	—

(Loss) income before provision for income taxes and loss in equity method investments, net of income taxes	(9,914)	(433)	8,218	5,207	631
Income taxes (expenses) benefit	(373)	492	823	518	(171)

(Loss) income after income taxes before loss in equity method investments, net of income taxes	(10,287)	59	9,041	5,725	460
Loss in equity method investments, net of income taxes	(21)	(62)	(13)	(11)	(188)

Net (loss) income(5)	(10,308)	(3)	9,028	5,714	272
Less: Net loss attributable to noncontrolling interest	114	101	21	14	514

Net (loss) income attributable to iSoftStone Holdings Limited	$(10,194)	$98	$9,049	$5,728	$786

	For the year ended December 31,			For the nine months ended September 30,
	2007	2008	2009	2009	2010
	(dollars in thousands, except share and per share data or as otherwise noted)
Net (loss) income per share attributable to ordinary shareholders of iSoftStone Holdings Limited:
Basic	$(0.10)	$(0.03)	$0.01	$0.01		$(0.02)
Diluted	$(0.10)	$(0.03)	$0.01	$0.01		$(0.02)

Weighted average shares used in calculating net (loss) income per ordinary share
Basic	38,827,820	122,681,330	125,106,274	123,388,300		133,652,540
Diluted	38,827,820	122,681,330	131,892,325	129,641,280		133,652,540

Pro forma net income per share for the use of proceeds to repay bank borrowings(3):
Basic (unaudited)					$	[TBD	]
Diluted (unaudited)					$	[TBD	]

Weighted average shares used in computation of pro forma net income per ordinary share
Basic (unaudited)					$	[TBD	]
Diluted (unaudited)					$	[TBD	]

Pro forma net income per share for the conversion of preference shares(4):
Basic (unaudited)			$0.02			$0.00
Diluted (unaudited)			$0.02			$0.00
Weighted average shares used in computation of pro forma net income per ordinary share:
Basic (unaudited)			389,272,509			397,818,775
Diluted (unaudited)			396,058,560			397,818,775

(1)	Includes share-based compensation charges totaling $4.0 million, $1.4 million and $2.4 million in 2007, 2008 and 2009, and $0.7 million and $5.8 million in the nine months ended September 30, 2009 and 2010, respectively, allocated as follows:

	For the year ended December 31,			For the nine months ended September 30,
	2007	2008	2009	2009	2010
	(dollars in thousands)
Cost of revenues	$56	$85	$159	$69	$106
Operating expenses:
General and administrative expenses	3,895	1,258	2,074	618	5,508
Selling and marketing expenses	18	44	110	39	198
Research and development expenses	1	1	7	1	5

Total share-based compensation expenses	$3,970	$1,388	$2,350	$727	$5,817

(2)	Includes acquisition-related amortization of intangible assets totaling $0.6 million, $2.6 million and $2.0 million in 2007, 2008 and 2009, and $1.5 million and $1.2 million in the nine months ended September 30, 2009 and 2010, respectively, allocated as follows:

	For the year ended December 31,			For the nine months ended September 30,
	2007	2008	2009	2009	2010
	(dollars in thousands)
Cost of revenues	$166	$447	$87	$67	$87
Operating expenses:
Selling and marketing expenses	416	2,202	1,928	1,443	1,071

Total amortization of intangible assets expenses	$582	$2,649	$2,015	$1,510	$1,158

(3)	This pro forma basic and diluted net loss per ordinary share for the nine months ended September 30, 2010 were computed by dividing adjusted net loss attributable to our shareholders by the sum of (1) the weighted average number of ordinary shares outstanding for the nine months ended September 30, 2010 and (2) the number of ordinary shares whose proceeds, calculated using the share price at the midpoint of the price range shown on the front of this preliminary prospectus, would have been necessary to repay our weighted average bank borrowings of $29.6 million for the nine months ended September 30, 2010 that we intend to repay using proceeds from this offering assuming those borrowings had been outstanding for the nine months period ended September 30, 2010. Net loss attributable to our shareholders has been adjusted by the interest cost (net of tax) of the borrowings assumed to be having been repaid as of January 1, 2010.

(4)	This pro forma basic and diluted net loss per ordinary share reflects the automatic conversion of all of the outstanding series A preference shares and series B preference shares into 264,166,235 ordinary shares using a conversion ratio of one for one upon the closing of this offering, as if it had occurred as of January 1, 2009.

(5)	To supplement our net income presented in accordance with U.S. GAAP, we use the non-GAAP financial measure of net income, which is adjusted from results based on U.S. GAAP to exclude share-based compensation, interest expense of convertible notes, changes in fair value of certain liabilities carried at fair value, amortization of intangible assets from acquisitions and gain on bargain purchase of a business. This non-GAAP financial measure is provided as additional information to help our investors compare business trends among different reporting periods on a consistent basis and to enhance investors’ overall understanding of the historical and current financial performance of our continuing operations and our prospects for the future. This non-GAAP financial measure should be considered in addition to results prepared in accordance with U.S. GAAP, but should not be considered a substitute for or superior to U.S. GAAP results. In addition, our calculation of this non-GAAP financial measure may be different from the calculation used by other companies, and therefore comparability may be limited.

The following table sets forth the reconciliation of our non-GAAP net income (loss) to our U.S. GAAP net income (loss):

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	(U.S. dollars in thousands)
Net income (loss) (U.S. GAAP)	(10,308)	(3)	9,028	5,714	272
Share-based compensation	3,970	1,388	2,350	727	5,817
Amortization of intangible assets from acquisitions	582	2,649	2,015	1,510	1,158
Interest expense of convertible notes	—	—	63	—	2,677
Changes in fair value of contingent consideration in connection with business combinations	—	—	3	—	(231)
Changes in fair value of the return rate reset feature of convertible notes	—	—	—	—	1,028
Changes in fair value of warrants	1,419	676	—	—	—
Gain on bargain purchase of a business	—		(66)	(66)	—

Total non-GAAP adjustments	5,971	4,713	4,365	2,171	10,449

Net income (loss) (non-GAAP)	(4,337)	4,710	13,393	7,885	10,721

The reconciliation of net loss used for computing the pro forma earnings per share for the nine-month period ended September 30, 2010 is as follows:

Amount
Net loss attributable to iSoftStone shareholders allocated for computing net loss per ordinary share-basic and diluted	$(2,068)
Add: Interest expenses attributable to bank borrowings, net of tax	816

Net loss used in computing pro forma net loss per ordinary share-basic and diluted	$(1,252)

The reconciliation of weighted average number of ordinary shares used for computing the pro forma earnings per share for the period ended September 30, 2010, are as follows:

Number of shares
	Basic		Diluted
	(Unaudited)		(Unaudited)
Weighted average number of shares used in calculating net loss per ordinary share	133,652,540		133,652,540
Add: the number of shares whose proceeds would be necessary to pay the bank borrowings of $[ ]	[	]	[	]

Weighted average ordinary shares used in computing pro forma net loss per ordinary share	[	]	[	]

Selected Consolidated Balance Sheet Data

	December 31, 2007		December 31, 2008		December 31, 2009		September 30, 2010	September 30, 2010
							Actual	Pro forma
								(unaudited)(1)
			(dollars in thousands)
Cash	$12,963		$33,776		$55,138		$40,414	$40,414
Accounts receivable, net of allowance for doubtful accounts of $292,000, $309,000, $423,000 and $1,968,000 as of December 31, 2007, 2008, 2009 and September 30, 2010 respectively	12,572		28,350		69,094		97,443	97,443
Total assets	38,961		82,841		162,179		193,252	193,252
Total liabilities	17,030		27,158		90,935		115,323	115,323
Series B convertible redeemable preference shares:	18,130		49,459		52,159		54,164	—
Total iSoftStone Holdings Limited shareholders’ equity	3,676	(2)	6,221	(2)	18,590	(2)	23,097	77,261
Non-controlling interest	125		3		495		668	668

Total equity	4,754		6,224		19,085		23,765	77,929

Total liabilities, series B convertible redeemable preference shares and equity	$38,961		$82,841		$162,179		$193,252	$193,252

(1)	The pro forma balance sheet information as of September 30, 2010 assumes the automatic conversion of all of our outstanding series A convertible preference shares and series B convertible redeemable preference shares into our ordinary shares using a conversion ratio of one for one upon the closing of this offering.
(2)	Including series A convertible preference shares with carrying amount of $14.2 million for each of the periods ended December 31, 2007, 2008, 2009 and September 30, 2010.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a leading China-based IT services provider, serving both Greater China and Global clients. Revenues from our Greater China clients include all revenues from companies headquartered in Greater China, and revenues from Global clients include all revenues from companies headquartered outside of Greater China, including revenues from the Greater China-based operations of these overseas clients. Net revenues from our Greater China and Global client groups accounted for 57.6% and 42.4% of our net revenues in 2009, and 55.6% and 44.4% of our net revenues in the nine months ended September 30, 2010, respectively.

Our integrated suite of IT services and solutions includes IT Services (including application development and maintenance services, or ADM, R&D services and infrastructure and software services), Consulting & Solutions and BPO services. Our IT Services, Consulting & Solutions and BPO service lines accounted for 64.1%, 33.1% and 2.8% of our net revenues in 2009, and 67.2%, 29.4% and 3.4% of our net revenues in the nine months ended September 30, 2010, respectively.

To date, we have focused on serving clients in four target industry verticals, each with large and growing demand for IT services and solutions: technology; communications; banking, financial services and insurance, or BFSI; and energy, transportation and public sector. Our technology, communications, BFSI, and energy, transportation and public sector industry verticals accounted for 40.0%, 32.6%, 14.3% and 10.0% of our net revenues in 2009, and 34.4%, 38.9%, 14.7% and 7.0% of our net revenues in the nine months ended September 30, 2010, respectively.

We believe we have built one of the largest sales and service delivery platforms for IT services and solutions in China. We have grown from six sales and delivery centers as of January 1, 2007 to 19 sales and delivery centers as of the date of this prospectus, of which 12 are located in China, spanning tier one cities, such as Beijing, Shanghai and Shenzhen, as well as key tier two and three cities, such as Dalian, Nanjing, Tianjin, Wuhan and Wuxi. We also have operations in the United States, Europe and Japan that are close to the main offices of key Global clients.

We believe resource management and planning is critically important to supporting our growth, and we are committed to effectively recruiting, training, developing and retaining our human capital. Our total number of employees has grown from 1,527 employees as of January 1, 2007 to 9,172 employees as of September 30, 2010. We have established three major training centers, in Guangzhou, Tianjin and Wuxi. The training institute in Wuxi that we helped establish and fund in cooperation with the Wuxi City government, the iCarnegie-iSoftStone training institute, in which we have an equity investment, utilizes the technical curriculum and professional certifications developed and maintained by Carnegie Mellon University, with an annual training capacity of up to 10,000 students. Our “Top 300” leadership development program is focused on identifying, training, promoting and relocating, as appropriate, qualified candidates to meet our middle and senior management needs.

Since inception, our net revenues have grown primarily through our organic business development efforts and strategic acquisitions. Historically, acquisitions have allowed us to acquire additional expertise and capabilities and expand our client base and presence in key client locations, such as the United States and Japan.

Recent strategic acquisitions include: our January 2008 acquisition of the IT services business of Shanghai Jiefeng, a long-time Microsoft business partner, which increased our IT Services business with Microsoft; our February 2008 acquisition of Akona, which provided us consulting capabilities in the United States and further expanded our client relationship with Microsoft for Consulting & Solutions and IT Services; and our March 2009 acquisition of the IT services business of Shenzhen Star, which enhanced our client relationship with Huawei and significantly increased the growth of our R&D services line.

In 2007, 2008 and 2009, our net revenues were $36.4 million, $82.5 million and $134.4 million, respectively, representing a CAGR of 92.1%, and in the nine months ended September 30, 2009 and 2010, our net revenues were $90.0 million and $135.2 million, an increase of 50.2%. In 2007, 2008 and 2009, our net income (loss) increased from a net loss of $10.3 million, to a net loss of $3,000 and then to net income of $9.0 million, and in the nine months ended September 30, 2009 and 2010, our net income decreased from $5.7 million to $0.3 million primarily due to share-based compensation charges on options granted to directors, employees and consultants. Our non-GAAP net income (loss) for 2007, 2008 and 2009, which excludes share-based compensation, interest expense of convertible notes, changes in fair value of certain liabilities carried at fair value, amortization of intangible assets from acquisitions and gain on bargain purchase of a business from net income (loss), were $(4.3) million, $4.7 million and $13.4 million, respectively. For the nine months ended September 30, 2009 and 2010, our non-GAAP net income were $7.9 million and $10.7 million, respectively. For a reconciliation of our non-GAAP net income (loss) to our U.S. GAAP net income (loss), see footnote (3) on page 13 of this prospectus.

Factors Affecting Our Results of Operations

We believe that the most significant macro-level factors affecting our results of operations include:

•	health of the global economy and the growth and development of China’s economy;

•	the overall growth of China’s IT services industry;

•	IT spending by Greater China and Global clients;

•	competition and related pricing pressure from other IT services providers in China, India and other global delivery locations;

•	wage inflation, particularly in China where most of our employees are based; and

•	changes in exchange rates, especially changes in the exchange rate between the Renminbi and the U.S. dollar.

Our results of operations are also expected to benefit from PRC government policies and regulations designed to foster the IT services industry in China. These policies and benefits are reflected in, among other things:

•	China’s IT services industry designation as a priority industry under the PRC government’s current and upcoming Five-Year Plans, the central government’s strategic roadmap for economic development;

•

strong central, provincial and local government support for China-based IT services providers in the form of grants, subsidies, incentive and other awards for training, technology development, research and development and other infrastructure development;

•

favorable tax treatment and policies, including the tax policy announced in July 2010 exempting certain companies located in 21 jurisdictions, including Beijing, Shanghai, Guangzhou and Shenzhen, from paying a 5% business tax on income derived from contracts signed with offshore entities for providing information technology outsourcing, business processing outsourcing and knowledge process outsourcing services; and

•	actions by the Chinese government to encourage state-owned enterprises to outsource more IT and non-core operational functions to enhance their competitiveness and efficiency.

Early on, we sought to identify and benefit from the various government incentives, subsidies and other efforts designed to promote growth of the IT services industry in China. In 2007, 2008, 2009 and the nine months ended September 30, 2009 and 2010, we recognized government subsidies as a reduction to cost of revenue and expenses, primarily cost of revenues, of nil, $1.7 million, $2.1 million, $1.5 million and $5.8 million, respectively, and recognized government subsidies as other income of $2.8 million, $0.9 million, $3.0 million, $1.9 million and $2.9 million, respectively.

Our results of operations in any given period are more directly affected by company specific factors, including:

•

Revenue mix by service line. Our IT Services, Consulting & Solutions and BPO service lines accounted for 64.1%, 33.1% and 2.8% of our net revenues in 2009, and 67.2%, 29.4% and 3.4% of our net revenues in the nine months ended September 30, 2010, respectively. Our Consulting & Solutions service line has generally enjoyed higher margins, followed by our IT Services then BPO service lines. As the mix of services we deliver in any period will vary, we expect our margins will vary accordingly.

•

Our ability to deepen and expand our suite of service offerings while maintaining our high standard of quality. The breadth and depth of our service offerings impacts our ability to grow revenues from new and existing clients. Through research and development, targeted hiring and strategic acquisitions, we have proactively invested in broadening our existing service lines, including those for serving our specific industry verticals. Our future growth and success depend significantly on our ability to anticipate the needs of our clients and rapidly develop and maintain these capabilities, including relevant industry vertical domain knowledge and technological capabilities required to meet those needs, while maintaining our high standard of quality.

•

Diversity of our client base. In recent years, as we have expanded significantly in the IT services industry, we have diversified our client base of both Greater China and Global clients. In the twelve months ended September 30, 2010, our clients included 71 Fortune 500 companies, of which 23 were Greater China clients and 48 were Global clients. While we are seeking out new clients in each of our target industry verticals, we will continue to enhance our strategic relationships with our existing clients. Our ten largest clients accounted for 44.9%, 49.7%, 56.7%, 59.0% and 55.8% of our net revenues in 2007, 2008, 2009 and the nine months ended September 30, 2009 and 2010, respectively. The gain or loss of any significant client, or any significant change in the business volume from a significant client, will affect our results of operations.

•

Pricing of our services. For time-and-expense contracts, our billing rates are a key factor impacting our gross margins and profitability. Billing rates vary by service offering and location of service delivery, and aggregate billings per engagement are driven by a number of factors, including the mix of delivery method (onsite/onshore or offsite/offshore) and the mix of experience levels of personnel on a particular project. Some larger clients receive reduced pricing through reduced billing rates. As a client relationship matures and deepens, we seek to maximize our billings and profitability by expanding the scope of services offered to the client and optimizing the mix of professionals providing services to that client. We are entering into a growing portion of our contracts on a fixed-price basis. Our ability to profitably price these contracts requires that we accurately assess the time and resources required for completing projects. Underestimating the required time and resources may result in cost overruns or mismatches in project staffing, thereby yielding lower profit margins than anticipated. Conversely, overestimating our costs may result in our submitting uncompetitive bids and inability to win business.

•

Effective retention and management of employees. Our ability to effectively retain and manage our employees will have an effect on our gross margin and our results of operations. We manage employee headcount and utilization based on ongoing assessments of our project pipeline and requirements for professional capabilities. An unanticipated termination of a significant project could also cause us to experience lower employee utilization resulting from a higher than expected number of idle employees. Our ability to effectively utilize our employees is typically improved by longer-term engagements due to increasing predictability of client needs over the course of the engagement. Furthermore although our headcount has grown significantly, we have experienced what we believe to be relatively low attrition rates of 13.9%, 17.7%, 12.8% and 14.3% in 2007, 2008, 2009 and the nine months ended September 30, 2010, respectively, largely by offering an attractive working environment, ongoing training and diverse career development opportunities. A significant increase in our attrition rate could decrease our productivity and, in turn, our profitability.

•

Investments in our delivery platform. We have grown from six sales and delivery centers as of January 1, 2007 to 19 sales and delivery centers as of the date of this prospectus, of which 12 are located in China, spanning tier one cities such as Beijing, Shanghai and Shenzhen, as well as key tier two and three cities such as Dalian, Nanjing, Tianjin, Wuhan and Wuxi, and we have operations in the United States, Europe and Japan that are close to the main offices of key Global clients. Our integrated global delivery platform allows us to deliver our services through a blend of onsite/onshore and offsite/offshore methods. Early on, we recognized the benefits of expanding into China’s tier two and three cities, including more favorable blended labor costs and the ability to attract and retain required talent in increasing scale. For example, by 2006 we had established sales and delivery centers in Dalian and Wuhan. Our ability to effectively utilize this robust delivery platform will significantly affect our results of operations in the future.

•

Investments in training and R&D. To develop deeper industry knowledge and deeper understanding of our clients’ needs and more quickly and cost-effectively address our clients’ requirements while maintaining the high quality standard of our services, we continually invest in training and research and development. In 2008, we established dedicated training centers alongside our sales and delivery centers in Wuxi and Tianjin, and we have since added a training center in Guangzhou. The training institute in Wuxi that we helped establish and fund in cooperation with the Wuxi City government, the iCarnegie-iSoftStone training institute, in which we have an equity investment, utilizes the technical curriculum and professional certifications developed and maintained by Carnegie Mellon University, with an annual training capacity of up to 10,000 students. We expect to open another training center in Dalian in the fourth quarter of 2010. In addition, we continuously invest in R&D to enhance our domain knowledge and improve our competitiveness. Among other activities, we established four iSoftStone R&D institutes in Beijing, Tianjin, Wuhan and Wuxi and have leveraged our R&D efforts to build a library of industry-specific proprietary software modules (currently over 50 modules) for our use in the delivery of our services. We expect that our ability to effectively utilize our training and R&D capabilities will significantly affect our results of operations in the future.

•

Impact of strategic alliances and business acquisitions. We have pursued and may continue to pursue strategic alliance and acquisition opportunities to expand our geographic presence, establish or deepen client relationships, increase our service offerings and capabilities and enhance our industry and technical expertise. Our acquisitions of Beijing Kebao in 2007 and Akona in 2008, for example, enabled us to rapidly enter into the Japanese market and expand our U.S. presence. Our ability to successfully identify, execute, integrate and manage new alliances and acquisitions can have a significant effect on our results of operations. We often enter into strategic alliances with Global technology clients as they are expanding into the China market. Examples of these strategic alliances include our alliance with Sungard where we are assisting in the deployment and implementation of Sungard’s iWorks solution at domestic China insurance clients.

•

Seasonality. Our business is also affected by seasonal trends. In particular, our net revenues are typically progressively higher in the second, third and fourth quarters of each year compared to the first quarter of each year due to seasonal trends, such as: (i) a general slowdown in business activities and a reduced number of working days for our professionals during the first quarter of each year as a result of the Chinese New Year holiday period, and (ii) our customers in general tend to spend their IT budgets in the second half of the year and in particular the fourth quarter. Other factors that may cause our quarterly operating results to fluctuate include, among others, changes in general economic conditions in China and the impact of unforeseen events. We believe that our net revenues will continue to be affected in the future by seasonal trends. As a result, you may not be able to rely on period to period comparisons of our operating results as an indication of our future performance, and we believe it is more meaningful to evaluate our business on an annual basis.

Certain Income Statement Line Items

Net Revenues

Our net revenues represent our total revenues from operations, less business taxes. We are subject to business taxes at a rate of 5% of total revenues for certain types of contracts.

In recent years, we have experienced rapid growth and significantly expanded our business. Our net revenues increased from $36.4 million in 2007 to $82.5 million in 2008 and $134.4 million in 2009, or 126.4%

and 63.0% growth, respectively, and from $90.0 million in the nine months ended September 30, 2009 to $135.2 million in the nine months ended September 30, 2010. We discuss below the breakdown of our net revenues by service lines, geographic markets, client industry, major clients and pricing method.

Net Revenues by Service Lines

We derive net revenues by providing an integrated suite of IT services and solutions, including: (i) IT Services, which primarily includes application development and maintenance, or ADM, as well as R&D services and infrastructure and software services; (ii) Consulting & Solutions; and (iii) BPO services. The following table sets forth our net revenues by service line for the periods presented:

	Year Ended December 31,						Nine Months Ended September 30,
	2007		2008		2009		2009		2010
	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues
	(dollars in millions, except for percentages)
IT Services	$27.5	75.5%	$55.1	66.9%	$86.1	64.1%	$58.6	65.1%	$90.7	67.2%
Consulting & Solutions	8.9	24.5	26.9	32.5	44.5	33.1	30.7	34.1	39.8	29.4
BPO Services	—	—	0.5	0.6	3.8	2.8	0.7	0.8	4.7	3.4

Total net revenues	$36.4	100.0%	$82.5	100.0%	$134.4	100.0%	$90.0	100.0%	$135.2	100.0%

IT Services. Historically, IT Services has represented the substantial majority of our net revenues. Our net revenues from IT Services increased significantly in absolute terms as a result of our continued ability to increase the number and scope of our engagements with our major IT Services clients and the strong demand for outsourced technology services. The following table sets forth the major components of our IT Services net revenues for the periods presented:

	Year Ended December 31,						Nine Months Ended September 30,
	2007		2008		2009		2009		2010
	Net Revenues	% of IT Services Net Revenues	Net Revenues	% of IT Services Net Revenues	Net Revenues	% of IT Services Net Revenues	Net Revenues	% of IT Services Net Revenues	Net Revenues	% of IT Services Net Revenues
	(dollars in millions, except for percentages)
ADM Services	$19.1	69.5%	$21.2	38.5%	$42.8	49.7%	$30.0	51.3%	$42.2	46.6%
R&D Services	8.2	29.8	32.6	59.2	41.3	47.9	27.0	46.0	45.5	50.1
Infrastructure and Software Services	0.2	0.7	1.3	2.3	2.0	2.4	1.6	2.7	3.0	3.3

Total IT Services net revenues	$27.5	100.0%	$55.1	100.0%	$86.1	100.0%	$58.6	100.0%	$90.7	100.0%

Key drivers for growth in particular IT Services components include:

•	Greater China clients’ increasing adoption of technology outsourcing and desire to engage with China-based companies as their providers;

•	Global clients’ increasing acceptance of China as a primary or complementary location for delivery of IT services;

•	a growing willingness by independent software vendors and hardware original equipment manufacturers, or OEMs, to outsource product development;

•	a growing willingness of our existing clients to engage us to provide additional services which they may not have purchased from us or others previously; and

•

strategic acquisitions, such as our acquisition in March 2009 of the IT services business of Shenzhen Star, enhancing our client relationship with Huawei and significantly increasing the growth of our R&D service line.

Consulting & Solutions. We have provided Consulting & Solutions services since our inception. Our industry expertise and technical know-how in targeted industry verticals have enabled us to grow our Consulting & Solutions revenues by delivering solutions designed to improve a client’s technology functionality, business performance and overall competitiveness. Our Consulting & Solutions engagements are often strategic in nature and involve frequent contact with c-level executives. Consulting & Solutions engagements also help us identify and secure additional opportunities to offer clients complementary IT Services. Key investments in this service line include development of industry-specific solutions and strategic hires and acquisitions to obtain critical domain expertise.

BPO Services. We began investing in our BPO service line and recognized our first BPO services revenues in 2008. Our BPO service line leverages our industry expertise, allowing clients to achieve operational efficiencies and cost savings by outsourcing non-core business processes to us. By providing BPO services, we gain knowledge of each client’s unique business, often resulting in opportunities for us to cross-sell additional services.

While we expect IT Services to continue to grow and account for the majority of our net revenues in the foreseeable future, we also expect continued growth in our Consulting & Solutions and BPO net revenues in absolute terms, and we expect our BPO service line to account for an increasing percentage of our net revenues as we expand this service line.

Net Revenues by Geographic Markets

We classify our net revenues into the following geographic markets: Greater China (which includes China, Taiwan, Hong Kong and Macau) and Global (which includes the United States, Europe, Japan and others), which accounted for 57.6% and 42.4% of our net revenues in 2009 and 55.6% and 44.4% of our net revenues in the nine months ended September 30, 2010, respectively. We record our net revenues based on the headquarters of our clients irrespective of the location of the specific client entity which we serve or the locations at which our services are delivered or the invoice is rendered. The following table sets forth our net revenues by geographic markets for the periods presented:

	Year Ended December 31,						Nine Months Ended September 30,
	2007		2008		2009		2009		2010
	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues
	(dollars in millions, except for percentages)
Greater China	$18.3	50.3%	$32.4	39.3%	$77.4	57.6%	$49.8	55.3%	$75.2	55.6%
Global:
United States	10.0	27.5	30.2	36.5	37.1	27.6	25.9	28.8	38.3	28.3
Europe	1.3	3.5	3.9	4.8	6.7	5.0	4.9	5.4	7.7	5.7
Japan	5.0	13.6	14.2	17.2	12.7	9.4	9.0	10.0	13.9	10.3
Others	1.8	5.1	1.8	2.2	0.5	0.4	0.4	0.5	0.1	0.1

Global total	18.1	49.7	50.1	60.7	57.0	42.4	40.2	44.7	60.0	44.4

Total net revenues	$36.4	100.0%	$82.5	100.0%	$134.4	100.0%	$90.0	100.0%	$135.2	100.0%

The table above reflects, among other things, the strength of our Greater China business during the recent economic crisis. Also, despite the significant slowing of IT spending in the United States and Europe, we were able to grow our net revenues in those markets, both organically and through key hiring and strategic acquisitions. In Japan, we experienced a modest decline in net revenues from 2008 to 2009, then a modest rebound in the nine months ended September 30, 2010 compared to the same period 2009.

We strive to maintain a balanced business mix from both Greater China and Global clients. We expect Greater China clients to continue outsourcing to third-party IT services providers to achieve the benefits associated with outsourcing, such as the ability to focus on their core businesses, leverage best-in-class systems knowledge and benefit from operational efficiencies over time. Similarly, we expect that Global clients will increase their focus on China as a long-term growth market for their own products and services and continue to develop long-term relationships with China-based IT services providers as they continue to diversify the key locations to which they send outsourced work.

Net Revenues by Client Industry

To date, we have focused on serving clients, both globally and in China, in four target industry verticals, each with large and growing demand for IT services and solutions: technology; communications; BFSI; and energy, transportation and public sector. The following table sets forth our net revenues by client industry for the periods presented:

	Year Ended December 31,						Nine Months Ended September 30,
	2007		2008		2009		2009		2010
	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues
	(dollars in millions, except for percentages)
Technology	$14.9	40.9%	$40.2	48.7%	$53.8	40.0%	$37.8	42.0%	$46.5	34.4%
Communications	9.3	25.6	19.8	24.1	43.8	32.6	29.1	32.4	52.6	38.9
BFSI	7.1	19.5	13.1	15.9	19.2	14.3	10.8	12.0	19.9	14.7
Energy, transportation and public sector	3.6	9.8	6.4	7.7	13.5	10.0	9.7	10.7	9.5	7.0
Other	1.5	4.2	3.0	3.6	4.1	3.1	2.6	2.9	6.7	5.0

Total net revenues	$36.4	100.0%	$82.5	100.0%	$134.4	100.0%	$90.0	100.0%	$135.2	100.0%

Historically, we have primarily focused on clients in the technology industry and communications industry, which includes both telecom operators and communications equipment vendors. Our growth in net revenues from these industries has been driven primarily by the increase in demand for outsourced technology services. In the future, we expect to focus increasingly on serving clients in a broader range of industries, including greater focus on BFSI and energy, transportation and public sector.

Net Revenues by Major Clients

We have grown with our clients by increasingly expanding the scope and size of our engagements, and we have grown our key client base both by our internal business development efforts and through strategic acquisitions. From 2007 to 2009, we increased the number of clients generating over $1.0 million in annual net revenues from eight in 2007 to 13 in 2008 and 20 in 2009, and we increased the number of clients generating over $3.0 million in annual net revenues from one in 2007 to four in 2008 and six in 2009. In the twelve months ended September 30, 2010, we had 28 clients generating at least $1.0 million of net revenues during the period, and we had seven clients generating at least $3.0 million of net revenues during the period. The following table sets forth total net revenues contributed by our top five and top ten clients for the periods presented:

	Year Ended December 31,						Nine Months Ended September 30,
	2007		2008		2009		2009		2010
	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues
	(dollars in millions, except for percentages)
Top five	$11.6	31.9%	$32.5	39.4%	$62.0	46.2%	$43.1	47.9%	$64.2	47.5%
Top ten	$16.4	44.9%	$41.0	49.7%	$76.3	56.7%	$53.2	59.0%	$75.5	55.8%

In 2007, IBM contributed more than 10% of our net revenues; in 2008, Microsoft contributed more than 10% of our net revenues; and in 2009 and the nine months ended September 30, 2010, Huawei and Microsoft each contributed more than 10% of our net revenues, together accounting for 34.4% and 38.1% of our total net revenues, respectively.

The volume of work we perform for specific clients is likely to vary from year to year, as we are typically not their exclusive external IT services provider, and a major client in one year may not contribute the same amount or percentage of our net revenues in a subsequent year.

Net Revenues by Pricing Method

We provide our services on a time-and-expense basis, a fixed-price basis or, with respect to our BPO services, on the basis of volume of work processed for our clients. Our engagement models depend on the type of services provided to a client, the mix and locations of professionals involved, and the business outcomes our clients are looking to achieve. Historically, we provided more of our net revenues on a time-and-expense basis, but over time we have begun to derive a greater portion of net revenues on a fixed-price basis, which our Consulting & Solutions clients in China typically prefer. The following table sets forth our net revenues by pricing method for the periods presented:

	Year Ended December 31,						Nine Months Ended September 30,
	2007		2008		2009		2009		2010
	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues
	(dollars in millions, except for percentages)
Time-and-expense basis	$22.6	62.1%	$42.8	51.9%	$74.0	55.1%	$53.2	59.2%	$56.8	42.0%
Fixed-price basis	13.8	37.9	39.2	47.5	57.7	42.9	36.8	40.8	76.6	56.7
Volume basis (BPO)	—	—	0.5	0.6	2.7	2.0	—	—	1.8	1.3

Total net revenues	$36.4	100.0%	$82.5	100.0%	$134.4	100.0%	$90.0	100.0%	$135.2	100.0%

Cost of Revenues, Gross Profit and Gross Margin

The following table sets forth our net revenues, cost of revenues, a breakdown of the principal components of our cost of revenues, gross profit and gross margin for the periods presented:

	Year Ended December 31,						Nine Months Ended September 30,
	2007		2008		2009		2009		2010
	Total	% of Net Revenues	Total	% of Net Revenues	Total	% of Net Revenues	Total	% of Net Revenues	Total	% of Net Revenues
	(dollars in millions, except for percentages)
Net revenues	$36.4	100.0%	$82.5	100.0%	$134.4	100.0%	$90.0	100.0%	$135.2	100.0%
Cost of revenues:
Salary and compensation expenses	16.7	45.8	37.5	45.5	67.1	50.0	47.2	52.4	67.4	49.9
Subcontracting costs	4.9	13.3	12.8	15.5	13.5	10.0	7.3	8.1	11.4	8.4
Rental expenses	1.2	3.2	1.5	1.8	2.8	2.1	1.8	2.0	2.5	1.8
Travel and transportation expenses	1.1	2.9	1.5	1.8	1.9	1.4	1.3	1.5	2.7	2.0
Depreciation and amortization expenses	0.2	0.7	0.9	1.1	1.2	0.9	0.7	0.8	0.9	0.6
Others	0.3	1.1	0.9	1.1	1.9	1.4	1.3	1.4	2.4	1.7

Total cost of revenues	24.4	67.0	55.1	66.8	88.4	65.8	59.6	66.2	87.3	64.6

Gross profit and gross margin	$12.0	33.0%	$27.4	33.2%	$46.0	34.2%	$30.4	33.8%	$47.9	35.4%

Cost of Revenues

The principal component of our cost of revenues is salaries and other compensation expenses, including share-based compensation expenses. Salary and compensation expenses for senior management employees who are not directly responsible for performing client services, business development personnel and other personnel involved in support functions are included in operating expenses. Our salary and compensation expenses increased by 125.1% from $16.7 million in 2007 to $37.5 million in 2008 and by 78.9% to $67.1 million in 2009, and by 42.9% from $47.2 million in the nine months ended September 30, 2009 to $67.4 million in the nine months ended September 30, 2010.

A significant majority of our employees are located in China, where labor costs in the IT services industry are relatively low compared to more developed nations. Within China, labor costs vary across different regions, with wage levels generally being higher in more developed cities such as Beijing, Shanghai and Shenzhen. As a result, our cost of revenues is significantly affected by the location from which we deliver services. Early on, we recognized the cost benefits of expanding into China’s tier two and three cities and have increased the proportion of our employees in sales and delivery centers in cities with lower wage levels. For example, by 2006, we had established sales and delivery centers and sales offices in Dalian and Wuhan. As wages in China continue to increase, we may experience increases in our labor costs, particularly expenses for project managers and other mid-level professionals. We seek to maintain compensation levels in accordance with prevailing trends in our industry.

Subcontracting costs reflect purchases of certain implementation services and, to a lesser extent, hardware and software from third parties. These expenses have varied from period to period, primarily as result of our project-by-project assessment of the need for subcontracting services.

Other expenses included in cost of revenues include rental expenses, travel and transportation expenses, and depreciation and amortization expenses.

We expect our cost of revenues to increase in absolute dollar terms with the growth of our business and to vary as a percentage of net revenues depending on service mix, billing rates and our ability to capture operational efficiencies from our integrated delivery platform as our business grows in China and globally.

Gross Profit and Gross Margin

Gross profit is equal to net revenues less cost of revenues. Gross margin is equal to gross profit as a percentage of net revenues. Our gross profit and gross margin are affected by factors affecting our net revenues, such as overall demand for outsourced technology services, pricing and billing rates for our individual client engagements, and our cost of revenues, such as wage levels. Other factors resulting in changes in our gross profit and gross margin include: our ability to optimize employee utilization, delivery of our services through a blend of our onsite/onshore or offsite/offshore delivery methods and to maintain appropriate staffing levels; changes in pricing terms; and variation in the duration, type, size, timing and scope of our engagements.

Our overall gross profit and gross margin will be impacted by our service mix. Generally, we realize the highest gross margins on our Consulting & Solutions services, followed by our IT Services and then our BPO services. We anticipate opportunities to expand our overall margins as we begin to realize operational efficiencies from prior investments in our global delivery platform and software modules, partially offset by lower gross margins on our BPO services. BPO services generally generate lower overall gross margins, particularly in the initial stages of an engagement, with margin improvement as these services scale and mature. BPO services contribute favorably to our client retention and understanding of our clients’ businesses, and provide opportunities to cross-sell our other services and to experience.

Operating Expenses

Our operating expenses principally consist of general and administrative expenses, selling and marketing expenses and research and development expenses. The following table sets forth our operating expenses for the periods presented:

	Year Ended December 31,						Nine Months Ended September 30,
	2007		2008		2009		2009		2010
	Total	% of Net Revenues	Total	% of Net Revenues	Total	% of Net Revenues	Total	% of Net Revenues	Total	% of Net Revenues
	(dollars in millions, except for percentages)
General and administrative expenses	$12.8	35.0%	$16.3	19.8%	$26.7	19.9%	$17.5	19.4%	$33.0	24.4%
Selling and marketing expenses	6.1	16.9	11.3	13.7	13.2	9.8	9.5	10.6	11.5	8.5
Research and development expenses	4.5	12.4	1.1	1.3	1.2	0.9	0.6	0.7	2.5	1.8

Total operating expenses	$23.4	64.3%	$28.7	34.8%	$41.1	30.6%	$27.6	30.7%	$47.0	34.7%

General and Administrative Expenses

General and administrative expenses consist primarily of salary and compensation expenses, including share-based compensation expenses, relating to our finance, legal, human resources and executive office personnel, and also include rental expenses, depreciation and amortization expenses, office overhead, professional service fees and travel and transportation costs. Our general and administrative expenses have increased primarily as a result of our expanding operations and the build out of our senior and mid-level management teams to support our growth. For example, for our Greater China operations, many of our key senior management come from major global companies, and for our Global operations, our key senior regional managers include: in the United States, a former senior executive of EDS; in Japan, a former senior executive of IBM; and in Europe, a former senior executive of Siemens. We expect our general and administrative expenses to continue to increase in absolute terms as our business expands, as well as in connection with our becoming a public company with related reporting and compliance costs. However, as a result of our management and infrastructure investments, we believe our platform is capable of sustaining a substantial increase in net revenues without a proportionate increase in our general and administrative expenses, with general and administrative expenses expected to decline as a percentage of our net revenues as we grow our business.

Selling and Marketing Expenses

Selling and marketing expenses consist primarily of salary and compensation expenses, including share-based compensation expenses, relating to our sales and marketing personnel, and also include amortization expenses, entertainment, travel and transportation, and other expenses relating to our marketing activities. Our selling and marketing expenses in 2007, 2008 and 2009, and in the nine months ended September 30, 2009 and 2010, included $0.4 million, $2.2 million, $1.9 million, $1.4 million and $1.1 million, respectively, in amortization expenses related to the intangible assets of our acquired entities, primarily of acquired client bases. While we expect our selling and marketing expenses to increase in absolute terms as we continue our business expansion, we expect these expenses to remain relatively steady as a percentage of our net revenues to support our business growth.

Research and Development Expenses

Research and development expenses consist primarily of compensation and benefit expenses, including share-based compensation expenses, relating to our research and development personnel, and also include travel and transportation, office overhead and other expenses relating to our research and development activities. Although we expend significant resources on our research and development efforts, we have done so efficiently leveraging China’s overall cost structure, experience gained from prior client engagements and our continuous investment in our library of industry-specific proprietary software modules (currently over 50 modules). This investment has enhanced our domain knowledge, improved our competitiveness and enabled us to identify attractive market opportunities for new and enhanced services and solutions. We have also established four iSoftStone R&D institutes in Beijing, Tianjin, Wuhan and Wuxi. We expect to continue to invest in research and development. We expect that our ability to effectively utilize our research and development capabilities will significantly affect our results of operations in the future.

Government Subsidies

Government subsidies consist of government grants, subsidies and similar incentives that we apply for, and from time to time we receive from various PRC government authorities, related, for example, to grants for training and employment of graduates, technology development and assistance for the development of operational infrastructure. The amounts that we have received in the past have fluctuated significantly. While we intend to continue to apply for government subsidies and government incentives in the future, there can be no guarantee that we will receive any such subsidies and incentives.

Government subsidies are recorded as receivables when the approval documents are obtained from the local government authorities and we have the right to receive the subsidies. Subsidies intended to compensate for specific expenditure are recognized in our statement of operations as deductions to the cost of revenues and related expenses when the receivable is booked. Subsidies not intended to compensate for specific expenditures are recognized as other operating income when booked.

Early on, we sought to identify and benefit from the various government incentives, subsidies and other efforts designed to promote growth of the IT services industry in China. Government subsidies are reflected in our consolidated statement of operations for 2007, 2008 and 2009, and in the nine months ended September 30,

2009 and 2010 as (i) a reduction to related expenses, primarily cost of revenues, of nil, $1.7 million, $2.1 million, $1.5 million and $5.8 million, respectively, and (ii) other income of $2.8 million, $0.9 million, $3.0 million, $1.9 million and $2.9 million, respectively.

Interest Expense

Our interest expenses have arisen from our short-term bank borrowings, primarily at fixed interest rates, and the accrued interest on our convertible notes. Our interest expense in 2007, 2008 and 2009 was $0.1 million, $0.4 million and $0.9 million, primarily in respect of our short-term bank borrowings. Our interest expense in the nine months ended September 30, 2010 reflects (i) $2.7 million accrued interest expense in respect of our $38.0 million aggregate principal amount of convertible notes, issued in December 2009 ($29.0 million) and April 2010 ($9.0 million), and (ii) $0.9 million in respect of our short-term bank borrowings. The interest expense in the nine months period ended September 30, 2009 reflects interest of $0.5 million in respect of our short term bank borrowings. If our convertible note holders exercise their conversion right, the accrued and unpaid interest in respect to our convertible notes, totaling $2.7 million as of September 30, 2010 will not be paid in cash. See “Related Party Transactions—Private Placements—Convertible Note Financing.”

Income Taxes (Expense) Benefit

Although the profitability of our business operations, which are based primarily in China, increased significantly in 2009, we had a tax benefit of $0.8 million in 2009. This tax benefit reflects (i) for our PRC entities, a reduced tax rate for various PRC entities and a tax exemption for one PRC entity and (ii) tax credits for our U.S. subsidiary. In 2010, we expect to incur tax expense as one of our PRC entities which was previously tax exempt will be taxable of a rate of 12.5% and certain other entities are expected to have taxable income in 2010. During the nine-month period ended September 30, 2010, we incurred income tax expense of $0.2 million.

Share-Based Compensation Expenses

During 2007, 2008 and 2009, and in the nine months ended September 30, 2009 and 2010, we recognized share-based compensation expenses in connection with option grants and arrangements with respect to unvested shares. The following table sets forth the share-based compensation expenses recognized as part of cost of revenues, general and administrative expenses, selling and marketing expenses and research and development expenses, respectively, during the periods presented:

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	(dollars in thousands)
Cost of revenues	$56	$85	$159	$69	$106
General and administrative expenses(1)	3,895	1,258	2,074	618	5,508
Selling and marketing expenses	18	44	110	39	198
Research and development expenses	1	1	7	1	5

Total share-based compensation expenses	$3,970	$1,388	$2,350	$727	$5,817

(1)	Included in the $5.5 million share-based compensation charge in the nine months ended September 30, 2010 is a $2.7 million charge related to the issuance of 4.5 million ordinary shares in April and June 2010 to certain key employees.

Option Grants

We have adopted a 2008 Share Incentive Plan, or the 2008 Plan, and a 2009 Share Incentive Plan, or the 2009 Plan. A total of 38,574,363 ordinary shares and 54,439,663 ordinary shares were reserved and available for issuance under the 2008 Plan and 2009 Plan, respectively. As of the date of this prospectus, options to purchase in total 85,121,280 ordinary shares are outstanding (38,519,363 under our 2008 Plan and 46,601,917 under our 2009 Plan), with 7,412,746 total shares remaining available for issuance (0 under the 2008 Plan and 7,412,746 under the 2009 Plan).

Share-based payment transactions with employees such as share options are measured based on the grant date fair value of the equity instrument. Subject to certain forfeiture assumptions and related adjustments, we recognize the compensation costs over the requisite service period of the award, generally the vesting period of the award. Shares awards issued to non-employees, such as consultants, are measured at fair value at the earlier of the commitment date or the date the service is completed and recognized over the period the service is provided.

Based on existing option grants as of September 30, 2010, we had a total of $10.6 million in unrecognized compensation expenses related to unvested options, which we expect to recognize over a weighted averaged period of 2.5 years using the straight-line method. We expect to continue to grant options under our share incentive plans and incur further share-based compensation charges in future periods.

Non-vested Shares

We entered into the arrangements described below which constitute share-based compensation arrangements with respect to non-vested shares and resulted in share-based compensation expense:

•

In November 2005, in connection with our series A financing, 90,304,561 ordinary shares owned by certain of our founders, who were also our senior management, were subject to repurchase rights at $0.01485 per share (significantly lower than their fair value at the date of grant), exercisable if any of these founders terminated their employment with us within 24 months. This arrangement was treated as a share-based compensation based on the difference of the grant date fair value of the ordinary shares and the repurchase price. In 2007, we recognized related share-based compensation expense of $3.5 million.

•

From 2006 to 2009, we granted 1,580,764 ordinary shares, in aggregate, to certain employees in connection with the acquisition of Beijing Kebao in 2006, the acquisition of MDCL in 2009 and the employment of certain other employees, subject to a right of return in our favor for free if the grantees terminated their employment within a period of 24-36 months. These arrangements were treated as a share-based compensation. In 2007, 2008, 2009 and in the nine months ended September 30, 2010, we recognized $47,000, $52,000, $86,000 and $42,000 in related share-based compensation expense in connection with these arrangements.

Based on existing non-vested shares as of September 30, 2010, we had a total of $14,000 in unrecognized compensation expenses related to non-vested shares.

Other share-based compensation arrangements

In April 2010, we entered into a share incentive agreement with certain key employees. Pursuant to this agreement, we issued 4,500,000 of our ordinary shares in April and June 2010, which were considered share-based compensation, and we incurred a $2.7 million charge to our consolidated statement of operations immediately for the nine months ended September 30, 2010.

We also agreed to issue up to 1,000,000 our ordinary shares to these key employees based on their performance in 2010. We recognized $480,000 compensation expenses for the nine months ended September 30, 2010 for this share-based compensation arrangement.

Acquisitions

Since inception, our net revenues have grown primarily from organic business development, supplemented by strategic acquisitions. Historically, acquisitions have allowed us to acquire additional expertise and capabilities and expand our client base and presence in key client locations, such as the United States and Japan. The financial results for our acquired businesses are consolidated in our operating results for periods after the acquisition. Due to integration with our other operations, it is generally difficult for us to track the revenue contributions of specific, individual acquisitions in subsequent periods. As a result, our financial results in corresponding prior periods may not be directly comparable. The following are what we believe are our most significant recent acquisitions:

•

In December 2006, we acquired 75% of the equity interest in Beijing Kebao, a pioneer in providing IT services to Japanese clients. In September 2007, we acquired the remaining 25% equity interest. The acquisitions brought us a group of experienced talents and enabled us to rapidly expand our Japan related business and delivery capabilities.

•

In January 2008, we acquired Shanghai Jiefeng, which is a long-time Microsoft business partner and has strong expertise in Microsoft .Net based technologies. This acquisition brought us proprietary Microsoft .Net based technologies and strengthened our capability to provide Microsoft .Net based application development services to clients.

•	In February 2008, we acquired Akona, providing us consulting and IT services capabilities in the United States and further expanding our client relationship with Microsoft.

•	In March 2009, we acquired Shenzhen Star, enhancing our client relationship with Huawei and significantly increasing the growth of our R&D services.

•

In March 2009, we acquired the IT services business of MDCL and its affiliates in Beijing, Shanghai, Hong Kong and Taiwan, securing a group of high quality personnel and increasing our presence in Hong Kong and Taiwan.

•	In October 2010, we acquired Ascend, expanding our geographic and service capabilities to better serve global BFSI clients and deepen our BFSI domain expertise.

•	In November 2010, we acquired Shanghai Kangshi, enhancing our capability to provide business intelligence services to our Greater China and Global clients.

We anticipate that selective acquisitions and strategic alliances will expand our capabilities, geographic presence and service offerings, increase our scale, and continue to be a source of revenue growth. Acquisition-related challenges include quickly and effectively integrating the acquired business and services into our existing business and service offerings and retaining acquired clients and employees. For additional information on these and other acquisitions, see “Corporate History and Structure — Corporate History” and “Risk Factors—Risks Relating to Our Business and Industry—If we fail to integrate or manage acquired companies efficiently, or if the acquired companies do not perform to our expectations, we may not be able to realize the benefits envisioned for such acquisitions, and our overall profitability and growth plans may be adversely affected.”

As a result, we may not realize the benefits of our acquisitions as soon as anticipated or at all. Also, these challenges become more difficult as we expand our business from primarily operating in China to operating on a global basis, or as we acquire technology or industry domain knowledge or technical know-how in which we have not historically maintained expertise.

Amortization of Intangible Assets

The following table sets forth amortization of intangible assets (comprised of client base, contract backlog, software copyright and non-compete arrangements) recognized as part of our cost of revenues and selling and marketing expenses for the periods presented:

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	(dollars in thousands)
Cost of revenues	$166	$447	$87	$67	$87
Selling and marketing expenses	416	2,202	1,928	1,443	1,071

Total intangible amortization expenses	$582	$2,649	$2,015	$1,510	$1,158

We expect to record amortization expenses of $0.4 million, $1.1 million, $0.6 million, $0.5 million, $0.1 million and less than $0.1 million for the three months ending December 31, 2010 and for the years ending December 31, 2011, 2012, 2013, 2014 and 2015, respectively.

Taxes and Incentives

Cayman Islands

We are incorporated in the Cayman Islands. Under the current law of the Cayman Islands, we are not subject to income or capital gains tax. In addition, dividend payments made by us are not subject to withholding tax in the Cayman Islands.

United States; Japan; Taiwan

Our U.S. subsidiary iSoftStone Inc. is subject to U.S. federal income taxes at graduated tax rates from 15% to 35%.

Our Japanese subsidiary, iSoftStone Japan, is subject to Japanese income taxes of 42%.

Our iSoftStone Hong Kong Limited, Taiwan Branch is subject to Taiwan income tax of 25% in 2009 and 17% effective from January 1, 2010.

China

Our PRC subsidiaries are incorporated in the PRC and are governed by PRC income tax laws and regulations. Prior to January 1, 2008, entities established in the PRC were generally subject to a 30% national and 3% local enterprise income tax rate. Various preferential tax treatments promulgated by national tax authorities were available to foreign-invested enterprises or high or new technology enterprises located in certain high-tech zones of China. iSoftStone WFOE, as a new technology enterprise, was granted a six-year tax holiday commencing from 2006, which entitles it to a three-year income tax exemption followed by a three-year 50% enterprise income tax rate reduction. Under the Enterprise Income Tax Law effective on January 1, 2008, the PRC has adopted a uniform enterprise income tax rate of 25% for all PRC enterprises (including foreign-invested enterprises) and revoked the previous tax exemption, reduction and preferential treatments applicable to foreign-invested enterprises. However, the Enterprise Income Tax Law also permits enterprises to continue to enjoy their existing tax incentives, adjusted by certain transitional phase-out rules, under which enterprises established before the promulgation date of the Enterprise Income Tax Law that were granted tax holidays under the then effective tax laws or regulations may continue to enjoy their tax holidays until their expiration. iSoftStone

WFOE, as an enterprise established before the promulgation date of the Enterprise Income Tax Law, is entitled to enjoy its exemption of enterprise income tax in 2008 and 50% tax reduction in 2009, 2010 and 2011. The Enterprise Income Tax Law and its implementation regulations also permit qualified “high-tech enterprises” to enjoy a reduced 15% enterprise income tax rate. iSoftStone WFOE and Guangzhou Ruandongzhiruan had obtained the qualification certificates of high-tech enterprise status in 2008 with a valid period of three years starting from 2008 to 2010, and therefore they are eligible to enjoy a preferential tax rate of 15% as long as they maintain their qualification as a high-tech enterprise. As a result of the foregoing preferential tax treatments and the continuous qualification as high-tech enterprises, iSoftStone WFOE is exempted from enterprise income tax for 2008 and subject to enterprise income tax of 7.5% for the years 2009 to 2011 (assuming renewal of our high-tech enterprise status certificate). Guangzhou Ruandongzhiruan, as a qualified high-tech enterprise, was subject to enterprise income tax at a rate of 15% from 2008 until its dissolution in September 2010. See “Risk Factors—Risks Related to Doing Business in China—The increase in the PRC enterprise income tax and the discontinuation of the preferential tax treatments and government incentives available to us could decrease our net income and materially and adversely affect our financial condition and results of operations.”

Under the Enterprise Income Tax Law and its implementation regulations, newly established software enterprises are entitled to a two-year exemption followed by a three-year 50% enterprise income tax rate reduction from its first profit-making year. iSoftStone Information System Service Co., Ltd. has been recognized as a newly established software enterprise and was entitled to an enterprise income tax exemption for 2008 and 2009, and a 50% enterprise income tax rate reduction for 2010, 2011 and 2012 based on the statutory enterprise income tax rate of 25% if it can maintain its qualification as a software enterprise. Similarly, iSoftStone Information Technology Co., Ltd., which is qualified as a software enterprise, was in loss in 2008 and 2009, and did not reach its first profit-making year; therefore, it continues to be exempt from income tax.

In addition, the PRC government has provided various incentives to companies in the software industry and to certain qualified technology related transactions in order to encourage developments of the software and technology related industries in China. A number of our PRC subsidiaries currently receive value-added tax, or VAT, refunds and business tax exemptions in additional to the preferential enterprise income tax treatments as described above. For some of our software solutions, we are entitled to receive a 14% VAT refund on the total VAT payable at the rate of 17% before December 31, 2010 if we have registered the copyright for these solutions in China and met certain government authorities’ requirements. In addition, we are currently exempted from business tax for revenues generated from technology development, transfer and related consulting services.

On July 28, 2010, the PRC government issued a preferential tax policy which will exempt certain companies located in 21 jurisdictions including Beijing, Shanghai, Guangzhou and Shenzhen, among others, from paying a 5% business tax on income derived from contracts signed with offshore entities for providing information technology outsourcing, business processing outsourcing and knowledge process outsourcing services. Those companies already taxed on such service outsourcing income since July 1, 2010 would be refunded within 2010. A number of our PRC subsidiaries may qualify for the tax benefits as provided in this new tax circular. However, since this policy is new and the application procedure has not been started yet, there can be no assurance that our subsidiaries can obtain the business tax exemption or refund.

Preferential tax treatments and incentives granted to us by PRC governmental authorities are subject to review and may be adjusted or revoked at any time in the future. The discontinuation or revocation of any preferential tax treatments and incentive currently available to us will cause our effective tax rate to increase, which will decrease our net income and materially and adversely affect our financial condition and results of operations.

Dividends paid by our PRC subsidiaries out of the profits earned after December 31, 2007 to us would be subject to PRC withholding tax. The current withholding tax rate is 10%.

Aggregate undistributed earnings of our subsidiaries located in the PRC that are available for distribution at December 31, 2009 are considered to be indefinitely reinvested under ASC topic 740 Income Taxes-Other Considerations or Special Areas, and, accordingly, no provision has been made for taxes that would be payable upon the distribution of those amounts to any entity within our company outside the PRC. Unrecognized deferred tax liabilities for temporary differences related to investments in foreign subsidiaries were not recorded because the determination of that amount is not practicable.

We have never declared or paid any other dividends since our incorporation, nor do we have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Internal Control Over Financial Reporting

Prior to this offering, we have been a private company with limited accounting personnel and other resources for addressing our internal control over financial reporting. In connection with the preparation and audit of our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified one material weakness and one significant deficiency, each as defined in the U.S. Public Company Accounting Oversight Board Standard AU Section 325, Communications About Control Deficiencies in an Audit of Financial Statements, or AU325, in our internal control over financial reporting as of December 31, 2009. As defined in AU325, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis, and a “significant deficiency” is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of our financial reporting.

The material weakness identified related to insufficient accounting personnel with appropriate U.S. GAAP knowledge. The significant deficiency identified was related to the lack of control over a migration from one information system to an upgraded system. Since the beginning of 2010, we have undertaken or are in the process of undertaking a number of steps to improve our internal controls over financial reporting and to address the material weakness and the significant deficiency, including:

•

we established an audit committee in February 2010 to oversee our accounting and financial reporting processes and naming Mr. Xiaosong (Jonathan) Zhang as our audit committee chair. Mr. Zhang is a U.S. Certified Public Accountant with prior experience as chief financial officer of a U.S. publicly listed company and extensive financial reporting experience and “Big 4” auditing experience. In July 2010, we appointed Mr. Zhang as our chief financial officer and he stepped down from our board of directors and its audit committee;

•

we devoted significant man power to (1) ensure data accuracy and completeness following the system upgrade; (2) evaluate and redefine our operational, accounting and financial reporting information needs; and (3) standardize collection and presentation of accounting and operational data to enhance our operational and financial reporting (with full implementation targeted before the end of 2010);

•	we implemented regular and continuous U.S. GAAP accounting and financial reporting training programs for our existing accounting and reporting personnel, including senior financial leaders;

•

we re-designed and implemented policies and procedures of our revenue cycle. We also implemented a comprehensive book closing policy to guide the day-to-day operations and to enhance internal controls over financial reporting;

•

we launched a recruitment program to hire additional qualified accounting personnel, resulting in the addition of a Director of Reporting and a Manager of Reporting in July 2010 and a financial manager in October 2010. All of them have relevant U.S. GAAP accounting and reporting and “Big 4” auditing experience; and

•

we engaged PricewaterhouseCoopers to assist management in evaluating our current internal controls over financial reporting and implementing necessary controls and measures to assist us in preparing for compliance with the requirements under Section 404 of the Sarbanes-Oxley Act.

In the remainder of 2010 and early 2011, we plan to hire additional qualified accounting personnel, as necessary to fulfill our reporting obligations as a U.S. publicly listed company, and will continue to enhance our U.S. GAAP training programs for our accounting and reporting staff. We are in the process of recruiting qualified personnel to head up the establishment of our internal audit function.

However, designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to devote significant resources to maintain a financial reporting system that adequately satisfies our reporting obligations. The remedial measures that we intend to take may not fully address the material weakness that we and our independent registered public accounting firm have identified, and material weaknesses in our internal control over financial reporting may be identified in the future. See “Risk Factors—Risks Relating to Our Business—In the course of preparing our consolidated financial statements, one material weakness and one significant deficiency in our internal control over financial reporting were identified. If we are unable to correct this weakness and deficiency, our ability to accurately and timely report our financial results or prevent fraud may be adversely affected, and investor confidence and the market price of our ADSs may be adversely impacted.”

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect: (i) the reported amounts of assets and liabilities (ii) disclosure of contingent assets and liabilities at the end of each reporting period and (iii) the reported amounts of revenue and expenses during each reporting period. We evaluate these estimates and assumptions based on historical experience, knowledge and assessment of current business and other conditions, and expectations regarding the future based on available information and reasonable assumptions, which together form a basis for making judgments about matters not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. When reviewing our financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgment and other uncertainties affecting the application of such policies and (iii) the sensitivity of reported results to changes in conditions and assumptions. We consider the policies discussed below to be critical to an understanding of our financial statements as their application places significant demands on the judgment of our management.

The preparation of our consolidated financial statements and related notes requires us to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, net sales and expenses, and related disclosure of contingent assets and liabilities. We have based our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our management has discussed the development, selection and disclosure of these estimates with our board of directors. Actual results may differ from these estimates under different assumptions or conditions.

An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. We believe that the following critical accounting policies are the most sensitive and require more significant estimates and assumptions used in the preparation of our consolidated financial statements. You should read the following descriptions of critical accounting policies, judgments and estimates in conjunction with our consolidated financial statements and other disclosures included in this prospectus.

Revenue recognition

We have three service lines: (i) IT Services; (ii) Consulting & Solutions; and (iii) BPO services. Historically, our revenues primarily were generated from IT Services and Consulting & Solutions. Revenue is considered realizable and earned when all of the following criteria are met: persuasive evidence of a sales arrangement exists; delivery has occurred or services have been rendered; the price is fixed or determinable; and collectability is reasonably assured. The rights to software developed by us on behalf of our clients belong to the clients and we do not have the option to acquire such rights from our clients.

We generate IT Services and Consulting & Solution revenues from either time-and-expense or fixed-price contracts.

Time-and-expense contracts

Revenues from time-and-expense contracts are recognized as the related services are rendered assuming all other basic revenue recognition criteria are met. Under time-and-expense contracts, we are reimbursed for actual hours incurred at negotiated hourly billing rates. Clients may terminate the contracts at any time before the work is completed but are obligated to pay the actual service hours incurred through the termination date at the contract billing rate.

Fixed-price contracts

Revenues from fixed-price IT service contracts require us to perform services throughout the contractual period, which is generally less than two years. Revenues from this type of arrangement are generally recognized using the proportional performance method or percentage of completion method based on the proportion of direct labor costs incurred to the budgeted direct labor costs. We believe we can reasonably estimate the service hours to be incurred on each project.

We recognize cost of revenues for labor and other costs on an actual basis with no deferral of project costs, including pre-contract costs.

To date, we have not incurred a material loss on any contracts. However, as a policy, provisions for estimated losses on such engagements will be made during the period in which a loss becomes probable and can be reasonably estimated. Estimated contract costs are determined based on budgets that are reviewed bi-weekly and revised as necessary.

Our BPO services primarily consist of providing outsourced operational support services to unburden clients from day-to-day management of non-core processes to help improve business focus and efficiencies, improved service levels, and ultimately realize cost savings. These contracts have involved the administrative processing of transactions in which we are remunerated on a per transaction basis or time-and-expense basis. For per transaction basis contracts, we recognize service revenues based on the volume of the transactions processed for the clients and a pre-agreed unit price for each type of process. For time-and-expense basis contract, we recognize revenues based on the actual service time incurred at negotiated billing rates per unit of time. We have not generated significant revenues from such services historically.

Accounts receivable

As of December 31, 2007, 2008, 2009 and September 30, 2010, our total billed and unbilled accounts receivable totaled $12.6 million, $28.4 million, $69.1 million and $97.4 million, respectively, net of allowances for doubtful accounts. Since we generally do not require collateral or other security from our clients, we establish an allowance for doubtful accounts based upon estimates, historical experience and other factors surrounding the credit risk of specific clients. As of December 31, 2007, 2008, 2009 and September 30, 2010, the provision made for doubtful accounts was $0.3 million, $0.3 million, $0.4 million and $2.0 million, respectively. Our management periodically monitors outstanding receivables and collection status and assesses the adequacy of allowances for accounts where collection may be in doubt as frequency and amount of client defaults change due to our clients’ financial condition or general economic conditions. We are focused on improving our cash collection procedures.

Our accounts receivable balances have been significantly affected by the relatively high concentration of our client base. In 2007, 2008 and 2009, and in the nine months ended September 30, 2010, our ten largest clients accounted for 44.9%, 49.7%, 56.7% and 55.8%, respectively, of our net revenues, and our largest client accounted for 27.6% and 23.1% of our net accounts receivable as of December 31, 2009 and September 30, 2010, respectively. Our client base primarily consists of leading companies in Greater China and globally. The timing of invoicing and collection of our accounts receivable under our contracts is impacted by the life cycle of each project and related payment milestones and heavily depends upon the budget and payment cycles of our large enterprise clients in China.

Our billed receivables represent the amounts billed based on agreed-upon project milestones or payment schedules that remain uncollected, and correspond to the period between billing and collection. As of December 31, 2007, 2008, 2009 and September 30, 2010, our billed accounts receivable, net of allowance for doubtful accounts, totaled $6.3 million, $9.5 million, $17.5 million and $21.6 million, respectively. As of September 30, 2010, a substantial portion of our billed receivables outstanding as of December 31, 2007, 2008 and 2009, in each case net of allowance for doubtful accounts, had been collected.

The following table sets forth the aging schedule of our billed receivables, net of allowance for doubtful accounts, as of the dates indicated:

	As of December 31,						As of September 30,
	2007		2008		2009		2010
	Billed	% of Total	Billed	% of Total	Billed	% of Total	Billed	% of Total
	(dollars in thousands, except for percentages)
Within 90 days	$5,695	91.1%	$8,077	85.0%	$15,986	91.4%	$16,173	75.0%
91-360 days	399	6.4	953	10.1	1,178	6.7	4,896	22.7%
> 360 days	161	2.5	465	4.9	332	1.9	493	2.3%

Total	$6,255	100.0%	$9,495	100.0%	$17,496	100.0%	$21,562	100.0%

Our unbilled receivables represent the excess of recognized revenues over billings and correspond to the period between revenue recognition and invoicing. Such period generally arises from: (i) with respect to our time-and-expense contracts, the time during which we reconcile accounts with our clients, of which completing the account reconciliation process at many of our largest clients may require a significantly longer period than some of our other clients; and (ii) with respect to our fixed-price contracts, the period between revenue recognition and the time when our billing milestones are reached. This period may vary significantly based on the number of progress billings and the amount of each billing agreed upon. As of December 31, 2007, 2008, 2009 and September 30, 2010, our unbilled receivables, net of allowance for doubtful accounts, totaled $6.3 million, $18.9 million, $51.6 million and $75.8 million, respectively.

As of September 30, 2010, a substantial portion of our unbilled receivables outstanding as of December 31, 2007, 2008 and 2009, were subsequently billed. Furthermore, as of December 31, 2007, 2008 and 2009, and September 30, 2010, unbilled receivables which have been booked for more than 360 days totaled $0.5 million, $0.8 million, $0.4 million and $9.8 million, respectively, representing 7.5%, 4.1%, 0.7% and 12.9% of our total unbilled accounts receivables, respectively.

Goodwill and intangible assets

Goodwill represents the cost of an acquired business in excess of the fair value of identifiable tangible and intangible net assets purchased. We generally seek the assistance of an independent valuation firm in determining the fair value of the identifiable intangible net assets of the acquired business.

There are several methods that can be used to determine the fair value of assets acquired and liabilities assumed. For intangible assets, we typically use the income method. This method starts with a forecast of all of the expected future net cash flows associated with a particular intangible asset. These cash flows are then adjusted to present value by applying an appropriate discount rate that reflects the risk factors associated with the cash flow streams. Some of the more significant estimates and assumptions inherent in the income method or other methods include the amount and timing of projected future cash flows; the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s economic life cycle and the competitive trends impacting the asset, including consideration of any technical, legal, regulatory or economic barriers to entry. Determining the useful life of an intangible asset also requires judgment as different types of intangible assets will have different useful lives.

Goodwill is tested for impairment at least once annually. Impairment is tested using a two-step process. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill. We did not recognize goodwill impairment for the periods presented in this prospectus.

The following table sets forth the estimated fair values, carrying values of and goodwill allocated to our reporting units as of December 31, 2009:

Reporting Unit	China	Japan	US
	(dollars in thousands, except percentages)
Estimated fair value	$171,811	$6,860	$24,930
Carrying value	$55,982	$2,875	$11,893
Percentage by which the fair value exceed the carrying value	207%	139%	110%
The amount of goodwill allocated to the reporting unit	$4,456	$190	$8,540

Intangible assets with determinable useful lives are amortized either on a straight-line basis or based on the estimated attrition pattern of the acquired intangible assets in the case of client base.

We evaluate intangible assets with determinable useful life for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If these assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. We did not recognize impairment for intangible assets for the periods presented in this prospectus.

Estimates of fair value result from a complex series of judgments about future events and uncertainties and rely heavily on estimates and assumptions at a point in time. The judgments made in determining an estimate of fair value can materially impact our results of operations. The valuations are based on information available as of the impairment review date and are based on expectations and assumptions that have been deemed reasonable by management. Any changes in key assumptions, including unanticipated events and circumstances, may affect the accuracy or validity of such estimates and could potentially result in an impairment charge.

Fair value of our ordinary shares

We are a private company with no quoted market prices for our ordinary shares. We have therefore needed to make estimates of the fair value of our ordinary shares at various dates for the purpose of:

(1) Determining the fair value of our shares at the date of acquisition when we have acquired another entity and the consideration given includes our ordinary shares.

(2) Determining the fair value of our ordinary shares at the date of the grant of a share-based compensation award to our employees as one of the inputs into determining the grant date fair value of the award.

(3) Determining the fair value of our ordinary shares at the date of issuance of our convertible instruments in the determination of any beneficial conversion feature.

The following table sets forth the fair value of our ordinary share estimated at different times:

Date	Class of shares	Fair value	Purpose of valuation	DLOM	Discount rate
November 18, 2005	Ordinary shares	$0.09	Issuance of series A preference shares and warrant	26%	33%
November 28, 2006	Ordinary shares	$0.12	Grant of non-vested shares	*	*
December 15, 2006	Ordinary shares	$0.12	Share option grant	18%	32%
December 25, 2006	Ordinary shares	$0.12	Grant of non-vested shares	*	*
March 16, 2007	Ordinary shares	$0.13	Issuance of series B preference shares and warrant	17%	32%
March 28, 2007	Ordinary shares	$0.13	Grant of non-vested shares	*	*
April 1, 2007	Ordinary shares	$0.13	Share option grant	*	*
July 2, 2007	Ordinary shares	$0.15	Grant of non-vested shares	*	*
December 31, 2007	Ordinary shares	$0.19	Issuance for acquisition of Shanghai Jiefeng and series B warrant remeasurement	16%	29%
February 22, 2008	Ordinary shares	$0.21	Issuance for acquisition of Akona and series B warrant remeasurement	*	*
April 1, 2008	Ordinary shares	$0.22	Share option grant	16%	29%
December 20, 2008	Ordinary shares	$0.30	Share option grant	16%	27%
June 6, 2009	Ordinary shares	$0.44	Grant of non-vested shares	*	*
August 31, 2009	Ordinary shares	$0.46	Share option grant	16%	22.5%
October 12, 2009	Ordinary shares	$0.48	Issuance for settlement of contingent consideration for acquisition of Akona	*	*
December 23, 2009	Ordinary shares	$0.48	Issuance of convertible note, Issuance for acquisition of iSoftStone Resource Ltd. and share option grant	16%	22.5%
April 18, 2010	Ordinary shares	$0.54	Issuance of common shares	14%	19%
June 30, 2010	Ordinary shares	$0.64	Issuance of common shares and computation of intrinsic value of employee stock option	13%	17.5%
August 1, 2010	Ordinary shares	$0.65	Share option grant	10%	17.5%
September 15, 2010	Ordinary shares	$1.13	Share option grant	**	**

*	Fair value determined by us by reference to a recent valuation performed by American Appraisal China Limited.
**	Fair value determined by us based on a current estimation of our possible IPO price.

When estimating the fair value of the ordinary shares, our management has considered a number of factors, including the result of a third party appraisal and equity transactions of our company, while taking into account standard valuation methods and the achievement of certain events.

The fair value of the ordinary shares was determined with the assistance of American Appraisal China Limited, or AA, an independent third party valuation firm. The valuation reports from AA have been used as part of our analysis in reaching our conclusion on share values. We reviewed the valuation methodologies used by AA, who took into consideration of the guidance prescribed by the AICPA Audit and Accounting Practice Aid “Valuation of Privately-Held-Company Equity Securities Issued as Compensation,” or the Practice Aid, and believe the methodologies used are appropriate and the valuation results are representative of the fair value of our ordinary shares.

AA used the income approach/discounted cash flow method as the primary approach and the market approach as a cross-check to derive the fair value of our ordinary shares. The determination of the fair value of our ordinary shares requires us to make complex and subjective judgments regarding our projected financial and operating results, our unique business risks, the liquidity of our shares and our operating history and prospects at the time of each grant.

The major assumptions used in calculating the fair value of ordinary shares include:

•

Weighted average cost of capital, or WACC. WACCs of 32%, 32%, 29%, 27%, 22.5%, 22.5%, 19%, 17.5% and 17.5% were used for valuation as of December 15, 2006, April 1, 2007, April 1, 2008, December 20, 2008, September 1, 2009, December 23, 2009, April 18, 2010, June 30, 2010 and August 1, 2010 respectively. The WACCs were determined based on a consideration of the factors including risk-free rate, comparative industry risk, equity risk premium, company size and non-systematic risk factors. This decrease in WACCs was due to the combined results of (i) the continuous growth of our business and company size and realization of synergies through our various acquisitions, particularly the acquisition of Beijing Kebao, Akona, Shenzhen Star and MDCL (ii) additional financing obtained through the issuance of preference shares and (iii) the proximity of this offering. The decrease in WACC used for valuation purposes resulted in an increase in the determined fair value of the ordinary shares.

•

Comparable companies. In deriving the WACCs, which are used as the discount rates under the income approach, six publicly traded companies in the software outsourcing industry were selected for reference as our guideline companies for valuation as of 2005 to April 2008. The selected guideline companies include Lionbridge Technologies Inc, Cognizant Technology Solutions Corporation, Infosys Technologies Limited, Wipro Limited, Tata Consultancy Services and Sino Software Group Limited. For valuation as of December 2008 to 2010, since the trading history of three U.S. listed Chinese software outsourcing companies become long enough to derive a reliable beta, a measure of systematic risks factor, they were also added as our guideline companies to increase the representativeness of the data. These three newly selected comparable companies are Vanceinfo Technologies Inc., Longtop Financial Technologies Limited and Yucheng Technologies Inc.

In deriving the WACCs, which are used as the discount rates under the income approach, six publicly traded companies in the software outsourcing industry were selected for reference as our guideline companies.

•

Discount for lack of marketability, or DLOM. AA quantified DLOM using the Black-Scholes option-pricing model. Under this option pricing method, the cost of the put option, which can hedge the price change before the privately held shares can be sold, was considered as a basis to determine the DLOM. This option pricing method is one of the methods commonly used in estimating DLOM as it can take into consideration factors like timing of liquidity events, such as an initial public offering, and estimated volatility of our shares. The farther the valuation date is from an expected liquidity event, the higher the put option value and thus the higher the implied DLOM. DLOMs of between 18% (as at December 31, 2006) and 10% (as at August 1, 2010) were used in our valuations. The lower the DLOM used for valuation purposes the higher the determined fair value of the ordinary shares.

The income approach involves applying appropriate discount rates to estimated cash flows that are based on earnings forecasts. Our revenues and earnings growth rates, as well as major milestones that we have achieved, contributed significantly to the increase in the fair value of our ordinary shares. However, these fair values are inherently uncertain and highly subjective. The assumptions used in deriving the fair values are consistent with our business plan. These assumptions include: no material changes in the existing political, legal and economic conditions in China; no major changes in the tax rates applicable to our subsidiaries and consolidated affiliated entities in China; our ability to retain competent management, key personnel and staff to support our ongoing operations; and no material deviation in market conditions from economic forecasts. These assumptions are inherently uncertain. The risks associated with achieving our forecasts were assessed in selecting the appropriate WACCs, which ranged from 17.5% to 33%.

We used the option-pricing method to allocate enterprise value to preference shares and ordinary shares, taking into account the guidance prescribed by the Practice Aid. The method treats ordinary shares and preference shares as call options on the enterprise’s value, with exercise prices based on the liquidation preference of the preference shares. Under this method, the ordinary shares have value only if the funds available for distribution to shareholders exceed the value of the liquidation preference at the time of a liquidity event.

The option-pricing method involves making estimates of the anticipated timing of a potential liquidity event, such as a sale of our company or an initial public offering, and estimates of the volatility of our equity securities. The anticipated timing is based on the plans of our board of directors and management. Estimating the volatility of the share price of a privately held company is complex because there is no readily available market for the shares. We estimated the volatility of our shares to range from 36% to 68.2% based on the historical volatilities of comparable publicly traded companies engaged in similar lines of business. Had we used different estimates of volatility, the allocations between preferred and ordinary shares would have been different.

The fair value of our ordinary shares increased from $0.12 as of December 15, 2006 and $0.13 as of March 16, 2007 to $0.22 as of April 1, 2008. We believe the increase in the fair value of our ordinary shares was primarily due to the following:

•

During this period, we completed the acquisition of the remaining 25% equity interest in Beijing Kebao, the remaining 49% equity interest in iSoftStone Information System Service Co., Ltd., the operating assets and liabilities of Wuxi Huayang, the business of Shanghai Jiefeng and the business of Akona. These acquisitions increased our scale and geographic presence, expanded our capabilities, and provided a significant source of revenue growth. In view of this, we decreased the discount rate used for valuation of our ordinary shares from 32% as of December 15, 2006 to 29% as of April 1, 2008, and adjusted our financial forecast upward to account for the effect of these acquisitions.

The fair value of our ordinary shares increased from $0.22 as of April 1, 2008 to $0.30 as of December 20, 2008. We believe the increase in fair value of our ordinary shares during the period was primarily due to the fact we experienced continuous improvement in our operations and financial results. In spite of global financial crisis, we improved our financial results from a $10.3 million net loss in 2007 to breakeven for 2008. In view of this, we decreased the discount rate used for valuation of our ordinary shares from 29% as of April 1, 2008 to 27% in December 20, 2008.

The fair value of our ordinary shares increased from $0.30 as of December 20, 2008 to $0.46 as of August 31, 2009 and $0.48 as of December 23, 2009. We believe the increase in fair value of our ordinary shares was preliminary due to the following:

•

In connection with recovery of the global economy, the demand for our services increased. In 2009, our revenue increased by 63.0%, as compared to 2008. Our operating margin improved from 0.5% in 2008 to 6.6% in 2009.

•

During this period, we completed the acquisition of Shenzhen Star and MDCL. These acquisitions further increased our scale and geographic presence, expanded our capabilities, and provided a significant source of revenue growth. In view of this, we decreased the discount rate used for valuation of our ordinary shares from 27% as of December 20, 2008 to 22.5% as of December 31, 2009, and adjusted our financial forecast upward to account for the effect of these acquisitions.

The fair value of our ordinary shares increased from $0.48 as of December 23, 2009 to $0.54 as of April 18, 2010. We believe the increase in the fair value of our ordinary shares was primarily due to the following:

•	In February 2010, we established an audit committee to strengthen our internal controls over financial reporting.

•

During this period, we made a geographic breakthrough in developing key customers in the U.S., such as a major U.S. telecom operator. In addition, we also entered into a new framework agreement with a major China-based computer manufacturer and developed more contracts with clients in our area of energy, transportation and public sector industry vertical such as China’s State Grid.

•

We believe that these milestone events of our business development activities, together with the improvement in our internal controls, reduced the uncertainty about achieving our financial forecasts, lowered the market participants’ perceived risks of and hence the required rate of return for investing in our securities. As a result, our estimated WACC was lowered from 22.5% in December 2009 to 19% as of April, 2010.

The fair value of our ordinary shares increased from $0.54 as of April 18, 2010 to $0.64 as of June 30, 2010 and $0.65 as of August 1, 2010. We believe the increase in the fair value of our ordinary shares was primarily due to the following:

•

During this period, we achieved substantial progress in the preparation for this offering and completed our first confidential submission in August 2010. The proximity of this offering increased the liquidity of our shares and hence lowered DLOM from 14% as of April 2010 to 10% as of August 2010. In addition, as our company progressed towards this offering, the perceived risk of investing in our company would tend to be lower than in an earlier stage. In view of the above, our estimated WACC also declined from 19% to 17.5%.

•

We continued to bolster our management and finance and accounting functions by appointing Mr. Xiaosong (Jonathan) Zhang, who has U.S. publicly listed company and extensive financial reporting and auditing experience, as our chief finance officer.

We believe that the increase in the estimated fair value of our ordinary shares from $0.65 as of August 1, 2010 to $             (the mid-point of the estimated range of the offering price as set forth on the cover of this prospectus) is primarily attributable to the following factors:

•	Market-Specific Factors:

•

Reactions to recent U.S. Federal Reserve announcements and actions have raised expectations regarding increasing liquidity and dollar devaluation, contributing to a sharp rise in U.S. and global capital markets since the end of August 2010.

•	The significant improvement in the overall global economic outlook has translated into strong performance of the U.S. and global capital markets since August 1, 2010.

•

China-based issuers, in particular, have benefited from positive economic outlook and strong investor demand, with (i) China IPOs into the U.S. having significantly outperformed the broader IPO market since August 1, 2010 and (ii) the trading prices for the company’s closest China-based and Indian comparables increasing significantly during the period.

•	Company-Specific Factors:

Although our most recent financial forecasts have not materially changed from those used in deriving the August 1, 2010 appraised valuation of $0.65 per ordinary share, we have achieved several business specific milestones since early August 2010:

•

In October 2010, we acquired Ascend Technologies, Inc. and in November 2010, we acquired Shanghai Kangshi, expanding our geographic and service capabilities to better serve global BFSI clients and enhancing our business intelligence service capabilities to address Greater China and Global clients.

•

We continued to expand our business operations, most notably establishing a second facility at our sales and delivery center in Wuxi, China in November 2010, providing increased economies of scale and revenue generation opportunities.

•

We continued to make substantial progress in the preparation for this offering. Completion of this offering will provide us additional capital, enhance our ability to access capital markets and expand our business, raise our customer profile and provide our shareholders with greater liquidity.

•

In November 2010, we entered into binding conversion agreements with holders of $18 million of the total $38 million aggregate principal amount of convertible notes, pursuant to which they agreed to convert their notes upon the closing of this offering, which we expect should significantly mitigate public investor uncertainty regarding the number of our shares issuable to convertible note holders, potential additional related accounting charges and our ability to utilize the proceeds of this offering.

Share-based Compensation

Our share-based payment transactions with employees are measured based on the grant date fair value of the equity instrument we issued and recognized as compensation expense over the requisite service period based on the graded vesting schedule, with a corresponding impact reflected in additional paid-in capital.

Share awards issued to non-employees, such as consultants, are measured at fair value at the earlier of the commitment date or the date the service is completed and recognized over the period the service is provided.

The following table sets forth certain information regarding the share options granted:

Grant date	Options granted	Exercise price per option(1)	Option FV - Employee	Option FV - Nonemployee	Type of Valuation
December 15, 2006	11,116,500	$0.30	$0.04	$0.07	Retrospective
April 1, 2007	8,445,500	0.30	0.04	0.07	Retrospective
April 1, 2008	11,382,303	0.30	0.10	0.14	Retrospective
December 20, 2008	9,131,962	0.30	0.15	0.21	Retrospective
September 1, 2009	590,000	0.50	0.24	N/A	Retrospective
December 23, 2009	26,160,702	0.50	0.27	0.34	Retrospective
August 1, 2010	16,347,380	0.65	0.36	0.46	Contemporaneous
September 15, 2010	4,932,835	0.65	0.76	—	Retrospective

(1)	The exercise prices of the share options we granted are denominated in U.S. dollars, which is the functional currency and reporting currency of iSoftStone Holdings Limited.

The fair value of an option award is estimated on the date of grant using the Black-Scholes option pricing model that uses the following assumptions:

	2007	2008	2009	2010
Risk-free interest rate of return	4.92%	4.35% – 4.86%	2.78% – 2.86%	1.94%
Expected term	5.8 – 10 years	5.5 – 10 years	7 – 10 years	6.3 – 10 years
Volatility	52.9% – 54.2%	47.1% – 55.7%	50.4% – 63.3%	57.0% – 61.2%
Dividend yield	—	—	—	—

The risk-free rate for periods within the expected life of the option is based on the implied yield rates of U.S. dollar denominated bonds issued by the Chinese government as of the valuation dates.

The expected life of options represents the period of time the granted options are expected to be outstanding. As we did not grant options prior to December 15, 2006 and few options have been exercised, no sufficient historical pattern of exercise could be followed in estimating the expected life. Therefore, the expected life is estimated based on a consideration of factors including contractual term, vesting period and empirical study on exercise behavior of employee share options. Our employees who received our stocks options are assumed to exhibit similar behavior. As we expected to grow our business with internally generated cash, we did not expect to pay dividends in the foreseeable future. For the options granted to non-employees, we estimated the expected term as the original contractual term.

The expected volatility was based on the historical volatilities of the same set of comparable publicly traded companies used for determination of our WACC. See“—Fair value of our ordinary shares.”

We also granted non-vested shares to certain employees under which the fair value of the ordinary shares as of the grant day was used to determine the share-based compensation expenses.

We recorded share-based compensation expenses of $4.0 million, $1.4 million and $2.4 million for the years ended December 31, 2007, 2008 and 2009, and $0.7 million and $5.8 million for the nine months ended September 30, 2009 and 2010, respectively, with the amount of compensation expenses recognized using the straight-line method in any period not less than the portion of the grant date fair value of the awards vested during that period. As of December 31, 2009 and September 30, 2010, we had a total of $5.7 million and $10.6 million, respectively, in unrecognized compensation expense related to unvested share options and nonvested shares. The expense is expected to be recognized over a weighted average period of 2.5 years using the straight-line method.

Income Taxes

In preparing our consolidated financial statements, we must estimate our income taxes in each of the jurisdictions in which we operate. We estimate our actual tax exposure and assess temporary differences resulting from different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which we include in our consolidated balance sheet. We must then assess the likelihood that we will recover our deferred tax assets from future taxable income. If we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance, we must include an expense within the tax provision in our statement of operations.

Management must exercise significant judgment to determine our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We base the valuation allowance on our estimates of taxable income in each jurisdiction in which we operate and the period over which our deferred tax assets will be recoverable. If actual results differ from these estimates or we adjust these estimates in future periods, we may need to establish an additional valuation allowance, which could materially impact our financial position and results of operations.

U.S. GAAP requires that an entity recognize the impact of an uncertain income tax position on the income tax return at the largest amount that is more likely than not to be sustained upon audit by the relevant tax authority. If we ultimately determine that payment of these liabilities will be unnecessary, we will reverse the liability and recognize a tax benefit during that period. Conversely, we record additional tax charges in a period in which we determine that a recorded tax liability is less than the expected ultimate assessment. We did not recognize any significant unrecognized tax benefits during the periods presented in this prospectus.

Uncertainties exist with respect to the application of the Enterprise Income Tax Law of PRC and its implementing rules to our operations, specifically with respect to our tax residency status. The Enterprise Income Tax Law specifies that legal entities organized outside of the PRC will be considered residents for PRC income tax purposes if their “de facto management bodies” are located within the PRC. The Enterprise Income Tax Law’s implementation rules define the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise.”

Despite the uncertainties resulting from limited PRC tax guidance on the issue, we do not believe that our legal entities organized outside of the PRC constitute residents under the Enterprise Income Tax Law. If one or more of our legal entities organized outside of the PRC were characterized as PRC tax residents, the impact would adversely affect our results of operations. See “Risk Factors—Risk Related to Doing Business in China—We may be classified as a “resident enterprise” for PRC enterprise income tax purposes; such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.”

Results of Operations

The following table sets forth a summary of our consolidated results of operations by amount and as a percentage of our net revenues for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	Year Ended December 31,						Nine Months Ended September 30,
	2007		2008		2009		2009		2010
	Total	% of Net Revenues	Total	% of Net Revenues	Total	% of Net Revenues	Total	% of Net Revenues	Total	% of Net Revenues
	(dollars in thousands, except percentages)
Net revenues:	$36,417	100.0%	$82,464	100.0%	$134,387	100.0%	$90,032	100%	$135,198	100%
IT Services	27,507	75.5	55,135	66.9	86,145	64.1	58,619	65.1	90,766	67.2
Consulting & Solutions	8,910	24.5	26,849	32.5	44,460	33.1	30,737	34.1	39,769	29.4
Business Process Outsourcing Services	—	—	480	0.6	3,782	2.8	676	0.8	4,663	3.4

Cost of revenues(1)(2)(3)	(24,399)	(67.0)	(55,083)	(66.8)	(88,391)	(65.8)	(59,585)	(66.2)	(87,334)	(64.6)

Gross profit	12,018	33.0	27,381	33.2	45,996	34.2	30,447	33.8	47,864	35.4
Operating expenses:
General and administrative expenses(1)(3)	(12,762)	(35.0)	(16,344)	(19.8)	(26,654)	(19.9)	(17,482)	(19.4)	(32,965)	(24.4)
Selling and marketing expenses(1)(2)(3)	(6,150)	(16.9)	(11,264)	(13.7)	(13,205)	(9.8)	(9,487)	(10.5)	(11,485)	(8.5)
Research and development expenses(1)	(4,498)	(12.4)	(1,057)	(1.3)	(1,222)	(0.9)	(643)	(0.7)	(2,517)	(1.9)

Total operating expenses(1)(2)	(23,410)	(64.3)	(28,665)	(34.8)	(41,081)	(30.6)	(27,612)	(30.7)	(46,967)	(34.7)
Change in fair value of contingent consideration in connection with business combination	—	—	—	—	(3)	—	—	—	231	0.2
Change in fair value of return rate reset feature of convertible notes	—	—	—	—	—	—	—	—	(1,028)	0.8

Other income, net	56	0.2	800	0.9	981	0.7	789	0.9	25	—
Government subsidies	2,822	7.7	862	1.0	2,999	2.3	1,929	2.1	2,910	2.2
Gain on sale of equity of a subsidiary	—	—	—	—	—	—	—	—	1,079	0.8

(Loss) income from operations	(8,514)	(23.4)	378	0.5	8,892	6.6	5.553	6.2	4,114	3.0
Interest income	90	0.2	228	0.3	138	0.1	110	0.1	98	0.1
Interest expense	(71)	(0.2)	(363)	(0.4)	(878)	(0.6)	(522)	(0.6)	(3,581)	(2.6)
Change in fair value of warrants	(1,419)	(3.8)	(676)	(0.9)	—	—	—	—	—	—
Gain on bargain purchase of a business	—	—	—	—	66	—	66	0.1	—	—

(Loss) income before provision for income taxes and loss in equity method investments, net of income taxes	(9,914)	(27.2)	(433)	(0.5)	8,218	6.1	5,207	5.8	631	0.5
Income taxes (expenses) benefit	(373)	(1.0)	492	0.6	823	0.6	518	0.6	(171)	(0.1)
Loss in equity method investments, net of income taxes	(21)	(0.1)	(62)	(0.1)	(13)	—	(11)	—	(188)	0.1

Net (loss) income	$(10,308)	(28.3)%	$(3)	—%	$9,028	6.7%	$5,714	6.3%	$272	0.2%

(1)	Includes share-based compensation charges of $4.0 million, $1.4 million and $2.4 million in 2007, 2008 and 2009, and $0.7 million and $5.8 million in the nine months ended September 30, 2009 and 2010, respectively, allocated as follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	(dollars in thousands)
Cost of revenues	$56	$85	$159	$69	$106
Operating expenses:
General and administrative expenses	3,895	1,258	2,074	618	5,508
Selling and marketing expenses	18	44	110	39	198
Research and development expenses	1	1	7	1	5

Total share-based compensation expenses	$3,970	$1,388	$2,350	$727	$5,817

(2)	Includes amortization of intangible assets from our various acquisitions totaling $0.6 million, $2.6 million and $2.0 million in 2007, 2008 and 2009, and $1.5 million and $1.2 million in the nine months ended September 30, 2009 and 2010, respectively, allocated as follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	(dollars in thousands)
Cost of revenues	$166	$447	$87	$67	$87
Selling and marketing expenses	416	2,202	1,928	1,443	1,071

Total amortization of intangibles expenses	$582	$2,649	$2,015	$1,510	$1,158

(3)	Includes government subsidies as a reduction of expenses totaling nil, $1.7 million and $2.1 million in 2007, 2008 and 2009, and $1.5 million and $5.8 million in the nine months ended September 30, 2009 and 2010, respectively, allocated as follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	(dollars in thousands)
Cost of revenues	$—	$1,600	$1,815	$1,308	$4,641
Selling and marketing expense	—	45	14	14	201
General and administrative expense	—	59	302	186	944

	$—	$1,704	$2,131	$1,508	$5,786

Comparison of Nine Months Ended September 30, 2009 and 2010

Net Revenues

Our net revenues increased from $90.0 million in the nine months ended September 30, 2009 to $135.2 million in the nine months ended September 30, 2010, or 50.2% growth. The increase reflects organic growth driven by, among other things, growth in the China IT services market and domestic demand for outsourced technology services and consulting and to a lesser extent acquisitions. We grew our headcount significantly from 6,926 employees as of September 30, 2009 to 9,172 employees as of September 30, 2010 and, as a result, we were able to grow our net revenues. Our historical results presented below are not necessarily indicative of the results that may be expected for any future period.

Net Revenues by Service Line

•

IT Services. Our net revenues from IT Services increased significantly from $58.6 million in the nine months ended September 30, 2009 to $90.7 million in the nine months ended September 30, 2010, or 54.8% growth, primarily as a result of:

(i)	the growth of our ADM services net revenues, which increased from $30.0 million in the nine months ended September 30, 2009 to $42.2 million in the nine months ended September 30, 2010, or 40.7% growth, primarily as a result of organic growth with both Greater China and Global clients. We were successful in adding new key clients, and deepening and broadening our engagements with existing clients; and

(ii)	the growth of our R&D services net revenues, which increased from $27.0 million in the nine months ended September 30, 2009 to $45.5 million in the nine months ended September 30, 2010, or 68.6% growth, primarily as a result of the expansion of our relationship with Huawei, as well as growth of our Global client base and to a lesser extent our March 2009 acquisition of Shenzhen Star, which enhanced our client relationship with Huawei.

•

Consulting & Solutions. Our net revenues from Consulting & Solutions increased from $30.7 million in the nine months ended September 30, 2009 to $39.8 million in the nine months ended September 30, 2010, or 29.4% growth, reflecting primarily organic growth of our business with Microsoft, as well as new and existing Greater China and Global clients, such as AT&T and Bank of China.

•

BPO services. Our net revenues from BPO services increased from $0.7 million in the nine months ended September 30, 2009 to $4.7 million in the nine months ended September 30, 2010, as a result of our winning new long-term contracts with clients in the banking and insurance industries.

Net Revenues by Geographic Markets. We have experienced balanced growth across our geographic markets. Our net revenues from Greater China clients increased significantly from $49.8 million in the nine months ended September 30, 2009 to $75.2 million in the nine months ended September 30, 2010, or 50.9% growth. Our net revenues from Global clients increased from $40.2 million in the nine months ended September 30, 2009 to $60.0 million in the nine months ended September 30, 2010, or 49.2% growth. Growth in our Greater China revenues reflects the continued growth and strength of our business in China. Growth in our Global client revenues reflects primarily our organic growth.

Net Revenues by Client Industry. Our net revenues from technology clients increased from $37.8 million in the nine months ended September 30, 2009 to $46.5 million in the nine months ended September 30, 2010, or 23.0% growth, primarily as a result of the growth of Microsoft and IBM, among others, as key clients. Our net revenues from communications clients increased significantly from $29.1 million in the nine months ended September 30, 2009 to $52.6 million in the nine months ended September 30, 2010, or 80.7% growth, primarily as a result of the growth of Alcatel-Lucent, AT&T, Ericsson and Huawei, among others, as key clients. Our net revenues from BFSI clients increased significantly from $10.8 million in the nine months ended September 30, 2009 to $19.9 million in the nine months ended September 30, 2010, or 84.4% growth, primarily as a result of the growth of Bank of China, China Everbright Bank, China Life and UBS among others, as key clients. Our net revenues from energy, transportation and public sector clients remained flat at the amount of $9.7 million in the nine months ended September 30, 2009 and at the amount of $9.5 million in the nine months ended September 30, 2010.

Net Revenues by Key Clients. We have grown with our clients by increasingly expanding the scope and size of our engagements. We have also grown our key client base. We increased the number of clients generating over $1.0 million in net revenues during the period from 14 in the nine months ended September 30, 2009 to 20 in the nine months ended September 30, 2010. In the nine months ended September 30, 2009 and 2010, Huawei and Microsoft each contributed more than 10% of our net revenues, together accounting for 35.0% and 38.1% of our total net revenues in the nine months ended September 30, 2009 and 2010, respectively.

Cost of Revenues

Our cost of revenues increased from $59.6 million in the nine months ended September 30, 2009 to $87.3 million in the nine months ended September 30, 2010, or 46.6% growth, primarily as a result of increased headcount to match the growth of our business. Our total number of employees grew from 6,926 employees as of September 30, 2009 to 9,172 employees as of September 30, 2010. Our cost of revenues as a percentage of net revenues decreased from 66.2% in the nine months ended September 30, 2009 to 64.6% in the nine months ended September 30, 2010. From a cost perspective, this decrease reflects the impact of government subsidies, which more than offset general wage increases. Government subsidies offsetting cost of revenues, primarily salary and compensation expenses, totaled $4.6 million in the nine months ended September 30, 2010 compared to $1.3 million in the nine months ended September 30, 2009. The following table sets forth our cost of revenues and a breakdown of the principal components of our cost of revenues in the nine months ended September 30, 2009 and 2010:

	Nine Months Ended September 30,
	2009		2010
	Total	% of Net Revenues	Total	% of Net Revenues
	(dollars in millions, except for percentages)
Total net revenues	$90.0	100.0%	$135.2	100.0%
Cost of revenues:
Salary and compensation expenses	47.2	52.4	67.4	49.9
Subcontracting costs	7.3	8.1	11.4	8.4
Rental expenses	1.8	2.0	2.5	1.8
Travel and transportation expenses	1.3	1.5	2.7	2.0
Depreciation and amortization expenses	0.7	0.8	0.9	0.6
Other	1.3	1.4	2.4	1.7

Total cost of revenues	59.6	66.2	87.3	64.6

Gross profit and gross margin	$30.4	33.8%	$47.9	35.4%

In the nine months ended September 30, 2009 and 2010, salary and compensation expenses were $47.2 million and $67.4 million, representing 52.4% and 49.9% of our total net revenues, respectively. The period-over-period decrease as a percentage of net revenues resulted from government subsidies principally related to hiring new IT professionals in certain local areas to offset increases in salary and compensation expenses resulting from increased headcount and general wage increases. We received the government subsidies from various government authorities primarily for our training and employment of IT professionals.

Subcontracting costs increased from $7.3 million in the nine months ended September 30, 2009 to $11.4 million in the nine months ended September 30, 2010, representing 8.1% and 8.4% of our total net revenues, respectively, primarily due to increased purchases of implementation services and, to a lesser extent, hardware and software from third parties.

Rental expenses increased from $1.8 million in the nine months ended September 30, 2009 to $2.5 million in the nine months ended September 30, 2010, primarily due to the expansion of office space in Guangzhou, Shenzhen and Shanghai in the second half of 2009, and opening of a new office in Hangzhou and expansion of office space in Beijing headquarter location during the nine months ended September 30, 2010. Travel and transportation expenses increased from $1.3 million in the nine months ended September 30, 2009 to $2.7 million in the nine months ended September 30, 2010, generally in line with the growth of our business. Depreciation and amortization expenses increased from $0.7 million in the nine months ended September 30, 2009 to $0.9 million in the nine months ended September 30, 2010, primarily due to an increase in depreciation and amortization of property and equipment, including computers and software, furniture and office equipment and leasehold improvements.

Gross Profit and Gross Margin

Our gross profit increased from $30.4 million in the nine months ended September 30, 2009 to $47.9 million in the nine months ended September 30, 2010, or 57.2% growth. Overall gross margin increased from 33.8% in the nine months ended September 30, 2009 to 35.4% in the nine months ended September 30, 2010. This increase in gross margin is primarily due to changes in our service mix and lower cost structure mainly from decrease in salary and compensation expenses as a percentage of revenue, offset by pricing pressures for some of our large IT services clients.

Operating Expenses

Our total operating expenses increased from $27.6 million in the nine months ended September 30, 2009 to $47.0 million in the nine months ended September 30, 2010, or 70.1% growth. Our operating expenses as a percentage of net revenues increased from 30.7% in the nine months ended September 30, 2009 to 34.7% in the nine months ended September 30, 2010, primarily due to increase of salary and compensation expenses as a result of our continuous investment in management capacity and research and development ability. Our operating expenses for the nine months ended September 30, 2009 and 2010 include share-based compensation expenses of $0.7 million and $5.8 million and amortization of intangible assets from various acquisitions of $1.5 million and $1.2 million, respectively.

General and Administrative Expenses

Our general and administrative expenses increased from $17.5 million in the nine months ended September 30, 2009 to $33.0 million in the nine months ended September 30, 2010. Increases in salary and compensation expenses for general and administrative personnel were the largest component of the increases in our general and administrative expenses, increasing from $9.1 million in the nine months ended September 30, 2009 to $18.4 million in the nine months ended September 30, 2010. This increase in salary and compensation expenses reflects the continued build out of our corporate infrastructure, general wage increases, and our continued investment in our senior and middle management teams. In addition, our general and administrative expenses increased as a result of our establishment of regional management functions to better support our front line operations, which commenced in the second half of 2009. Offsetting this increase were government subsidies totaling $0.2 and $1.0 million in the nine months ended September 30, 2009 and 2010, respectively, received primarily for employing management and administrative personnel. Our salary and compensation expenses include $0.6 million and $5.5 million of share-based compensation charges in the nine months ended September 30, 2009 and 2010, respectively. Included in the $5.5 million share-based compensation charge in the nine months ended September 30, 2010 is a $2.7 million charge related to the issuance of 4.5 million ordinary shares in April and June 2010 to certain key employees.

Our rental expenses increased from $1.8 million in the nine months ended September 30, 2009 to $2.0 million in the nine months ended September 30, 2010. We had a bad debt provision charge in the amount of $0.1 million in the nine months ended September 30, 2009 and $1.8 million in the nine months ended September 30, 2010 as a result of periodic assessment of the credit risk of specific clients. As a result of the foregoing, our general and administrative expenses as a percentage of net revenues increased significantly from 19.4% in the nine months ended September 30, 2009 to 24.4% in the nine months ended September 30, 2010.

Selling and Marketing Expenses

Our sales and marketing expenses increased slightly from $9.5 million in the nine months ended September 30, 2009 to $11.5 million in the nine months ended September 30, 2010. Salary and compensation of sales and marketing personnel increased from $5.4 million to $7.0 million for the nine months ended September 30, 2009 and 2010, respectively. Our amortization of intangible assets acquired in acquisitions decreased from $1.4 million in the nine months ended September 30, 2009 to $1.1 million in the nine months ended September 30, 2010, while our entertainment, meeting and communication expenses increased from $0.9 million in the nine months ended September 30, 2009 to $1.3 million in the nine months ended September 30, 2010, primarily as a result of the growth of our business. Sales and marketing expenses as a percentage of our net revenues declined from 10.5% in the nine months ended September 30, 2009 to 8.5% in the nine months ended September 30, 2010, primarily as a result of our ability to leverage our sales and marketing platform as our business scales.

Research and Development Expenses

Our research and development expenses increased significantly from $0.6 million in the nine months ended September 30, 2009 to $2.5 million in the nine months ended September 30, 2010. Substantially all of this increase was due to a $1.7 million increase in salaries for our research and development personnel as we made significant investments in the development and upgrade of our trust companies core business system, treasury management system, multi-media terminal solution based on Android and data monitoring and management platform in the nine months ended September 30, 2010. Research and development expenses as a percentage of our net revenues increased significantly from 0.7% in the nine months ended September 30, 2009 to 1.9% in the nine months ended September 30, 2010.

Government Subsidies

We recognized government subsidies as other income of $1.9 million in the nine months ended September 30, 2009 and $2.9 million in the nine months ended September 30, 2010, primarily due to incentives from local government authorities to, among other things, encourage the development of our industry in general and attract companies like us to establish operations in relative local areas. We also recognized government subsidies as a reduction to the related expenses, primarily cost of revenues, of $1.5 and $5.8 million in the nine months ended September 30, 2009 and 2010, respectively.

Interest Expense

We recognized interest expense of $0.5 million and $3.6 million in the nine months ended September 30, 2009 and 2010, respectively. The interest expense in the nine months ended September 30, 2010 consists of the imputed interest of $2.7 million accrued for our $38.0 million aggregate principal amount of convertible notes, issued in December 2009 ($29.0 million) and April 2010 ($9.0 million), and of $0.9 million in respect of our short-term bank borrowings. The imputed interest accrued for convertible notes may not result in cash payment if the convertible note holders exercise their conversion right. The interest expenses in the nine months ended September 30, 2009 mainly reflects interest of $0.5 million of short-term bank borrowings. The increase of interest on short-term bank borrowings primarily resulted from increased short-term bank borrowings.

Income Taxes (Expenses) Benefit

We incurred income tax benefit of $0.5 million during the nine-month period ended September 30, 2009 as compared to an income tax expense of $0.2 million during the nine-month period ended September 30, 2010. The greater part of our business operations are in China. Our major profitable PRC entities either benefited from reduced income tax rates or were otherwise not subject to income tax in the period. Our major loss making entities did not have significant tax credits because they were either in tax exemption or tax holidays or we have provided valuation allowances in respect of the deferred tax assets.

Net Income

As a result of the foregoing, our net income decreased from $5.7 million in the nine months ended September 30, 2009 to $0.3 million in the nine months ended September 30, 2010. Our non-GAAP net income

(loss) for the nine months ended September 30, 2009 and 2010, which excludes share-based compensation, interest expense of convertible notes, changes in fair value of certain liabilities carried at fair value, amortization of intangible assets from acquisitions and gain on bargain purchase of a business from net income (loss), were $7.9 million and $10.7 million, respectively. For a reconciliation of our non-GAAP net income (loss) to our U.S. GAAP net income (loss), see footnote (3) on page 13 of this prospectus.

Comparison of 2007, 2008 and 2009

Net Revenues

Our net revenues increased from $36.4 million in 2007 to $82.5 million in 2008 and $134.4 million in 2009, or 126.4% and 63.0% growth, respectively. The increase primarily reflects organic growth driven by, among other things, growth in the China IT services market and domestic demand for outsourced technology services and consulting, even through the recent financial crisis, complemented by strategic acquisitions to acquire service capabilities, skilled personnel and access to potential key clients. Our significant growth and several acquisitions in recent years make period-to-period comparison of our historical operating results less meaningful.

Net Revenues by Service Line

•

IT Services. Our net revenues from IT Services increased significantly from $27.5 million in 2007 to $55.1 million in 2008 and $86.1 million in 2009, or 100.4% and 56.2% growth, respectively, primarily as a result of:

(i)	the growth of our ADM services net revenues, which increased from $19.1 million in 2007 to $21.2 million in 2008 and $42.8 million in 2009, or 10.7% and 101.8% growth, respectively, primarily as a result of our organic growth with both Greater China and Global clients. We were successful in adding new clients and deepening and broadening our engagements with existing clients. In addition, growth of our ADM service line was complemented by strategic acquisitions, primarily our January 2008 acquisition of Shanghai Jiefeng, a long-time Microsoft business partner, which enhanced our client relationship with Microsoft and increased our IT Services provided to Microsoft; and

(ii)	the growth of our R&D services net revenues, which increased from $8.2 million in 2007 to $32.6 million in 2008 and $41.3 million in 2009, or 299.9% and 26.6% growth, respectively, primarily as a result of the expansion of our relationship with Huawei as well as diversification of our Global client base, including the addition of Ericsson and Microsoft as significant clients and our March 2009 acquisition of Shenzhen Star, which enhanced our client relationship with Huawei and significantly increased the growth of our R&D service line.

•

Consulting & Solutions. Our net revenues from Consulting & Solutions increased significantly from $8.9 million in 2007 to $26.9 million in 2008 and $44.5 million in 2009, or 201.3% and 65.6% growth, respectively, reflecting primarily organic growth of our business with Greater China clients. In addition, we complemented our organic growth with several strategic acquisitions, through which we enhanced our domain knowledge in the insurance and banking industries and deepened our client relationships. For example, our February 2008 acquisition of Akona enhanced our Consulting & Solutions capabilities in the technology and communications industry verticals.

•

BPO services. We recognized our initial BPO service revenues in 2008, which increased from $0.5 million in 2008 to $3.8 million in 2009, as a result of our winning new long-term contracts with clients in the banking and insurance industries.

Net Revenues by Geographic Markets. Our net revenues from Greater China clients increased significantly from $18.3 million in 2007 to $32.4 million in 2008 and $77.4 million in 2009, or 76.7% and 138.9% growth, respectively. Our net revenues from Global clients increased from $18.1 million in 2007 to $50.1 million in 2008 and $57.0 million in 2009, or 176.9% and 13.8% growth, respectively. This growth reflects, among other things, the strength of our Greater China business during the recent economic crisis. Also, despite the significant slowing of IT spending in the United States and Europe, we were able to grow our net revenues in those markets, both organically and through key hiring and strategic acquisitions. In Japan, we experienced a modest decline in net revenues from 2008 to 2009.

Net Revenues by Client Industry. Our net revenues from technology clients increased significantly from $14.9 million in 2007 to $40.2 million in 2008 and $53.8 million in 2009, or 169.2% and 34.0% growth, respectively, primarily as a result of the growth of Microsoft as a key client, as well as the growth of Lenovo and Honeywell, among others, as key clients. Our net revenues from communications clients increased significantly from $9.3 million in 2007 to $19.8 million in 2008 and $43.8 million in 2009, or 112.7% and 120.8% growth, respectively, primarily as a result of the growth of Huawei as a key client, as well as the growth of Alcatel-Lucent, AT&T, China Telecom, Ericsson, among others, as key clients. Our net revenues from BFSI clients increased significantly from $7.1 million in 2007 to $13.1 million in 2008 and $19.2 million in 2009, or 85.7% and 46.0% growth, respectively, primarily as a result of the growth of Bank of China, China Everbright Bank, China Life and UBS, among others, as key clients. Our net revenues from energy, transportation and public sector clients increased from $3.6 million in 2007 to $6.4 million in 2008 and $13.5 million in 2009, or 78.3% and 112.1% growth, respectively, primarily as a result of the growth of China’s State Grid and PetroChina, as well as other public sector clients, as key clients.

Net Revenues by Key Clients. We have grown with our clients by increasingly expanding the scope and size of our engagements. We have also grown our key client base. From 2007 to 2009, we increased the number of clients generating over $1.0 million in annual net revenues from eight in 2007 to 13 in 2008 and 20 in 2009, and we increased the number of clients generating over $3.0 million in annual net revenues from one in 2007 to four in 2008 and six in 2009. In 2007, IBM contributed more than 10% of our net revenues; in 2008, Microsoft contributed more than 10% of our net revenues; and in 2009, Huawei and Microsoft each contributed more than 10% of our net revenues, together accounting for 34.4% of our total net revenues.

Cost of Revenues

Our cost of revenues increased from $24.4 million in 2007 to $55.1 million in 2008 and $88.4 million in 2009, or 125.8% and 60.5% growth, respectively, primarily as a result of increased headcount to match the growth of our business. Our total number of employees grew from approximately 3,116 employees as of December 31, 2007 to approximately 4,205 employees as of December 31, 2008 and approximately 7,676 employees as of December 31, 2009. Our cost of revenues as a percentage of net revenues over the past three years fell from 67.0% in 2007 to 66.8% in 2008 and 65.8% in 2009. The following table sets forth our cost of revenues and a breakdown of the principal components of our cost of revenues in 2007, 2008 and 2009:

	Year Ended December 31,
	2007		2008		2009
	Total	% of Net Revenues	Total	% of Net Revenues	Total	% of Net Revenues
	(dollars in millions, except for percentages)
Total net revenues	$36.4	100.0%	$82.5	100.0%	$134.4	100.0%
Cost of revenues:
Salary and compensation expenses	16.7	45.8	37.5	45.5	67.1	50.0
Subcontracting costs	4.9	13.3	12.8	15.5	13.5	10.0
Rental expenses	1.2	3.2	1.5	1.8	2.8	2.1
Travel and transportation expenses	1.1	2.9	1.5	1.8	1.9	1.4
Depreciation and amortization expenses	0.2	0.7	0.9	1.1	1.2	0.9
Other	0.3	1.1	0.9	1.1	1.9	1.4
Total cost of revenues	24.4	67.0	55.1	66.8	88.4	65.8

Gross profit and gross margin	$12.0	33.0%	$27.4	33.2%	$46.0	34.2%

In 2007, 2008 and 2009, salary and compensation expenses were $16.7 million, $37.5 million and $67.1 million, representing 45.8%, 45.5% and 50.0% of our total net revenues, respectively. The period-over-period increase in salary and compensation expenses as a percentage of revenue in 2008 and 2009 results primarily from the mix of services offered, headcount and wage increases from 2007 to 2009 and the initiation and ramp up of our BPO services.

Subcontracting costs increased from $4.9 million in 2007 to $12.8 million in 2008 and $13.5 million in 2009, primarily due to increased purchases of implementation services and, to a lesser extent, hardware and software from third parties.

Rental expenses increased from $1.2 million in 2007 to $1.5 million in 2008 and $2.8 million in 2009, primarily due to growth in the number of our service delivery facilities, in particular to the expansion of our footprint in Guangzhou, Shenzhen, Tianjin and Wuxi in 2009. Travel and transportation expenses increased from $1.1 million in 2007 to $1.5 million in 2008 and $1.9 million in 2009, generally in line with the growth of our business. Depreciation and amortization expenses increased from $0.2 million in 2007 to $0.9 million in 2008 and $1.2 million in 2009, primarily due to an increase in amortization of property and equipment, including computers and software, furniture and office equipment, motor vehicles and leasehold improvements.

Gross Profit and Gross Margin

Our gross profit increased from $12.0 million in 2007 to $27.4 million in 2008 and $46.0 million in 2009, or 127.8% and 68.0% growth, respectively. Overall gross margin has steadily increased from 33.0% in 2007 to 33.2% in 2008 and 34.2% in 2009, due to a change in our service mix, with an increase in Consulting & Solutions net revenues as a percentage of our total net revenues from 2007 to 2009, continued improvement in our service delivery capabilities and our ability to maintain a generally stable cost base relative to our net revenues.

Operating Expenses

Our total operating expenses increased from $23.4 million in 2007 to $28.7 million in 2008 and $41.1 million in 2009, or 22.4% and 43.3% growth, respectively. Our operating expenses as a percentage of net revenues over the past three years decreased from 64.3% in 2007 to 34.8% in 2008 and 30.6% in 2009. Our operating expenses for 2007, 2008 and 2009 include share-based compensation expenses of $3.9 million, $1.3 million and $2.2 million and amortization of intangible assets expenses of $0.4 million, $2.2 million and $1.9 million, respectively.

General and Administrative Expenses

Our general and administrative expenses increased from $12.8 million in 2007 to $16.3 million in 2008 and $26.7 million in 2009, including $3.9 million, $1.3 million and $2.1 million in share-based compensation charges, respectively. Increases in salary and compensation expenses for general and administrative personnel were the largest component of these increases, increasing from $7.2 million in 2007 to $7.5 million in 2008 and $14.5 million in 2009. As we have grown, we have aggressively invested in our senior and middle management teams and our corporate infrastructure. In addition, rental expenses increased from $1.8 million in 2007 to $2.8 million in 2008 and $3.2 million in 2009, primarily due to our facility expansion. General and administrative expenses as a percentage of net revenues declined significantly from 35.0% in 2007 to 19.8% in 2008 and remained at around the same level at 19.9% in 2009.

Selling and Marketing Expenses

Our sales and marketing expenses increased from $6.1 million in 2007 to $11.3 million in 2008 and $13.2 million in 2009. This increase is primarily due to increased salary and compensation of sales and marketing personnel reflecting our investment in sales operations in Japan, Europe, the United States and in multiple locations in China and related headcount growth. In addition, our amortization of intangible assets acquired in acquisitions increased from $0.4 million in 2007 to $2.2 million in 2008 and $1.9 million in 2009. Sales and marketing expenses as a percentage of our net revenues have declined steadily over the past three years from 16.9% in 2007 to 13.7% in 2008 and 9.8% in 2009.

Research and Development Expenses

Our research and development expenses were $4.5 million in 2007, $1.1 million in 2008 and $1.2 million in 2009. Research and development expenses as a percentage of our net revenues have varied over the past three years from 12.4% in 2007 to 1.3% in 2008 and 0.9% in 2009. In 2007, we made a significant investment in the development and upgrade of our treasury management systems and the development of our trust companies core business system.

Government Subsidies

We recognized government subsidies as other income of $2.8 million in 2007, $0.9 million in 2008 and $3.0 million in 2009, primarily due to incentives from local government authorities to, among other things, encourage the development of our industry in general and attract us to open offices in local areas. We also recognized government subsidies as a reduction to the related expenses, primarily to cost of revenues, of nil, $1.7 million and $2.1 million, respectively, in 2007, 2008 and 2009. In aggregate, government subsidies reflected in our consolidated statement of operations totaled $2.8 million, $2.6 million and $5.1 million, respectively, in 2007, 2008 and 2009.

Income Taxes (Expenses) Benefit

We incurred income tax expense of $0.4 million in 2007 as compared to an income tax benefit of $0.5 million in 2008 and $0.8 million in 2009. In 2009, we had pre-tax income of $8.2 million and had a net tax credits in the amount of $0.8 million. The greater part of our business operations are in China. Our major profitable PRC entities either benefited from reduced income tax rates or were otherwise not subject to income tax in the year, while one PRC entity and our U.S. subsidiary had tax credits. As one of our operating entities that was previously tax exempted will become subject to income tax in 2010 at the rate of 12.5% and certain other PRC entities are expected to become profitable in 2010, we expect to incur income tax expense in 2010 versus an income tax benefit in 2009.

Net (Loss) Income

As a result of the foregoing, our net income increased from a net loss of $10.3 million in 2007, to a net loss of $3,000 in 2008 and then to net income of $9.0 million in 2009. Our non-GAAP net income (loss) for 2007, 2008 and 2009, which excludes share-based compensation interest expense of convertible notes, changes in fair value of certain liabilities carried at fair value, amortization of intangible assets from acquisitions and gain on bargain purchase of a business from net income (loss), were $(4.3) million, $4.7 million and $13.4 million, respectively. For a reconciliation of our non-GAAP net income (loss) to our U.S. GAAP net income (loss), see footnote (3) on page 13 of this prospectus.

Selected Quarterly Results of Operations

The following tables set forth our unaudited consolidated quarterly results for the seven quarters in the period from January 1, 2009 to September 30, 2010. You should read the following tables in conjunction with our audited consolidated financial statements and related notes contained elsewhere in this prospectus. We have prepared the unaudited condensed consolidated financial statements for the quarters presented on the same basis as our audited consolidated financial statements. The consolidated quarterly results information includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. These quarterly operating results are historical and may not be indicative of future results.

	For the Three Months Ended
	March 31, 2009	% of Net Revenues	June 30, 2009	% of Net Revenues	September 30, 2009	% of Net Revenues	December 31, 2009	% of Net Revenues	March 31, 2010	% of Net Revenues	June 30, 2010	% of Net Revenues	September 30, 2010	% of Net Revenues
	(U.S. dollars in thousands)
Net revenues	24,160	100.0%	29,932	100.0%	35,940	100.0%	44,355	100.0%	39,261	100.0%	44,815	100.0%	51,122	100.0%
Cost of revenues(1)(2)(3)	(16,218)	(67.1)	(19,696)	(65.8)	(23,671)	(65.9)	(28,806)	(64.9)	(25,489)	(64.9)	(29,682)	(66.2)	(32,163)	(62.9)

Gross profit	7,942	32.9	10,236	34.2	12,269	34.1	15,549	35.1	13,772	35.1	15,133	33.8	18,959	37.1
Operating expenses
General and administrative expenses(1)(3)	(4,824)	(20.0)	(5,735)	(19.2)	(6,923)	(19.3)	(9,172)	(20.7)	(9,656)	(24.6)	(11,854)	(26.5)	(11,455)	(22.4)
Selling and marketing expenses(1)(2)(3)	(2,720)	(11.3)	(3,669)	(12.2)	(3,098)	(8.6)	(3,718)	(8.4)	(3,044)	(7.8)	(3,515)	(7.8)	(4,926)	(9.6)
Research and development expenses(1)	(84)	(0.3)	(119)	(0.4)	(440)	(1.2)	(579)	(1.3)	(906)	(2.3)	(945)	(2.1)	(666)	(1.3)

Total operating expenses(1)(2)	(7,628)	(31.6)	(9,523)	(31.8)	(10,461)	(29.1)	(13,469)	(30.4)	(13,606)	(34.7)	(16,314)	(36.4)	(17,047)	(33.3)
Other income, net	384	1.6	196	0.6	209	0.6	192	0.4	21	0.1	(19)	—	23	—
Government subsidies	59	0.2	1,767	5.9	103	0.3	1,070	2.4	1,432	3.6	830	1.9	648	1.3
Income from operations	757	3.1	2,676	8.9	2,120	5.9	3,339	7.5	1,616	4.1	(963)	(2.1)	3,461	6.8
Interest income	26	0.1	61	0.2	23	0.1	28	0.1	25	0.1	30	0.1	43	0.1
Interest expense	(146)	(0.6)	(109)	(0.4)	(267)	(0.8)	(356)	(0.8)	(1,002)	(2.6)	(1,191)	(2.7)	(1,388)	(2.7)
Income (loss) before provision for income taxes and loss in equity method investment, net of income taxes	703	2.9	2,628	8.7	1,876	5.2	3,011	6.8	639	1.6	(2,124)	(4.7)	2,116	4.2

Income taxes benefit (expense)	71	0.3	263	0.9	184	0.5	305	0.7	149	0.4	(495)	(1.1)	175	0.3

Loss in equity method investments, net of income taxes	(4)	—	(3)	—	(4)	—	(2)	—	—	—	(25)	(0.1)	(163)	(0.3)

Net income (Loss)(4)	770	3.2%	2,888	9.6%	2,056	5.7%	3,314	7.5%	788	2.0%	(2,644)	(5.9)%	2,128	4.2%

(1)	Includes share-based compensation charges during the seven quarters ended September 30, 2010, allocated as follows:

	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010
	(U.S. dollars in thousands)
Cost of revenues	$15	$39	$15	$90	$43	$41	$22
Operating expenses:
General and administrative expenses	194	204	220	1,456	598	3,588	1,322
Selling and marketing expenses	13	13	13	71	47	42	109
Research and development expenses	—	—	1	6	1	2	2

Total share-based compensation expenses	$222	$256	$249	$1,623	$689	$3,673	$1,455

(2)	Includes amortization of intangible assets from our various acquisitions during the seven quarters ended September 30, 2010, allocated as follows:

	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010
	(U.S. dollars in thousands)
Cost of revenues	$23	$21	$23	$20	$7	$21	$59
Selling and marketing expenses	482	533	428	485	357	353	361

Total amortization of intangibles expenses	$505	$554	$451	$505	$364	$374	$420

(3)	Includes government subsidies as a reduction of expenses during the seven quarters ended September 30, 2010, allocated as follows:

	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010
	(U.S. dollars in thousands)
Cost of revenues	$486	$361	$461	$507	$2,021	$1,122	$1,498
Selling and marketing expenses	12	1	1	—	65	86	50
General and administrative expenses	53	3	130	116	412	250	282

	$551	$365	$592	$623	$2,498	$1,458	$1,830

(4)	To supplement our net income presented in accordance with U.S. GAAP, we use the non-GAAP financial measure of net income, which is adjusted from results based on U.S. GAAP to exclude share-based compensation, interest expense of convertible notes, changes in fair value of certain liabilities carried at fair value, amortization of intangible assets from acquisitions and gain on bargain purchase of a business. This non-GAAP financial measure is provided as additional information to help our investors compare business trends among different reporting periods on a consistent basis and to enhance investors’ overall understanding of our current financial performance and prospects for the future. This non-GAAP financial measure should be considered in addition to results prepared in accordance with U.S. GAAP, but should not be considered a substitute for or superior to U.S. GAAP results. In addition, our calculation of this non-GAAP financial measure may be different from the calculation used by other companies, and therefore comparability may be limited.

The following table sets forth the reconciliation of our non-GAAP net income (loss) to our U.S. GAAP net income (loss):

	For the Three Months Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010
	(U.S. dollars in thousands)
Net income (loss) (U.S. GAAP)	770	2,888	2,056	3,314	788	(2,644)	2,128
Share-based compensation	222	256	249	1,623	689	3,673	1,455
Amortization of intangible assets from acquisitions	505	554	451	505	364	374	420
Interest expense of convertible notes	—	—	—	63	715	988	974
Changes in fair value of contingent consideration in connection with business combinations	—	—	—	3	(314)	73	10
Changes in fair value of the return rate reset feature of convertible notes	—	—	—	—	317	520	191
Changes in fair value of warrants	—	—	—	—	—	—	—
Gain on bargain purchase of a business	(66)	—	—	—	—	—	—

Total non-GAAP adjustments	661	810	700	2,194	1,771	5,628	3,050

Net income (loss) (non-GAAP)	1,431	3,698	2,756	5,508	2,559	2,984	5,178

For the four quarters ended December 31, 2009 and three quarters ended September 30, 2010, respectively, our net revenues progressively increased each quarter over the previous quarter of the same year. Furthermore, our net revenues for the three quarters ended September 30, 2010 increased as compared to the same quarters in the previous year. The growth of our net revenues primarily reflected organic growth driven by, among other things, growth in the China IT services market and domestic demand for outsourced technology services and consulting, and to a lesser extent by acquisitions, including Shenzhen Star and MDCL in the first quarter of 2009.

In addition, our business is also affected by seasonal trends. In particular, our net revenues are typically progressively higher in the second, third and fourth quarters of each year compared to the first quarter of each year due to seasonal trends, such as: (i) a general slowdown in business activities and a reduced number of working days for our professionals during the first quarter of each year as a result of the Chinese New Year holiday period, and (ii) our customers in general tend to spend their IT budgets in the second half of the year and in particular the fourth quarter. Other factors that may cause our quarterly operating results to fluctuate include, among others, changes in general economic conditions in China and the impact of unforeseen events. We believe that our net revenues will continue to be affected in the future by seasonal trends. As a result, you may not be able to rely on period to period comparisons of our operating results as an indication of our future performance, and we believe it is more meaningful to evaluate our business on an annual basis.

Liquidity and Capital Resources

Our operations and our growth have primarily been financed by issuances of our preference shares and convertible notes and short-term bank borrowings. As of September 30, 2010, $31.4 million was outstanding under our short-term bank borrowings. Our short-term bank borrowings do not contain any material financial covenants. The annual interest rates on these short-term bank borrowings range from 5.10% to 5.58% and are fixed at rates published by the People’s Bank of China or at a premium to such benchmark rates. The maturity dates range from November 11, 2010 to August 19, 2011. Out of the $31.4 million bank borrowings, $20.9 million were without any collateral, $4.5 million were guaranteed by Wuxi Taihu Creative Industry Investment and Development Co., Ltd., an unrelated third party, and the remaining $6.0 million were guaranteed by Beijing Zhongguancun Sci-Tech Guaranty Co., Ltd., an unrelated third party, with reverse guarantee provided by certain directors and officers of the Company. As described below under “—Financing Activities”, proceeds received from the issuance of preference shares and convertible notes were primarily used for financing our operating activities, making purchase of property and equipment and as consideration for various acquisitions, and proceeds from our short-term borrowings incurred within one year were primarily used for financing our operating activities.

As of September 30, 2010, we had $40.4 million in cash, compared to $55.1 million as of December 31, 2009 and $33.8 million as of December 31, 2008. Our cash consists primarily of cash on hand and highly liquid investments. We believe that our current cash and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs, including our cash needs for working capital and capital expenditures, for at least the next 12 months. We may, however, require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue.

The following table sets forth a summary of our net cash flows for the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010:

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2010
	(dollars in thousands)
Net cash used in operating activities	(9,319)	(1,562)	(14,231)	(10,875)
Net cash used in investing activities	(5,185)	(5,491)	(6,937)	(16,085)
Net cash provided by financing activities	21,778	26,582	42,597	11,571
Effect of exchange rate changes	556	1,284	(67)	665
Net increase (decrease) in cash	7,830	20,813	21,362	(14,724)
Cash, beginning of year	5,133	12,963	33,776	55,138
Cash, end of year	12,963	33,776	55,138	40,414

Operating Activities

Net cash used in operating activities in the nine months ended September 30, 2010 was $10.9 million, as compared to net income of $0.3 million. The principal working capital items accounting for the difference between our net cash used in operating activities and our net loss were increases in the balances of accounts receivable and prepaid expenses and other current assets, which were partially offset by the increase of accounts payable, accrued expenses and other current liabilities. Our accounts receivable increased by $28.6 million, which was in line with the increase of our net revenues. Our prepaid expenses and other current assets increased by $5.2 million, which was mainly due to increase of deferred costs, rental deposits and project deposits. Our accounts payable increased by $5.5 million, which was in line with the increase of our subcontracting costs. Our accrued expenses and other current liabilities increased by $1.8 million, which was mainly due to the increase of employee payroll and welfare payable. The other principal non-cash items accounting for the difference between our net cash used in operating activities and our net loss were depreciation and intangible assets amortization expenses totaling $4.7 million, and share-based compensation of $5.8 million.

Net cash used in operating activities in 2009 was $14.2 million, as compared to net income of $9.0 million. The principal working capital items accounting for the difference between our net cash used in operating activities and our net income were the increase of the balances of accounts receivable and prepaid expenses and other current assets, which were partially offset by the increase of accounts payable, accrued expenses, other current liabilities and deferred revenue. Our accounts receivable and deferred revenue increased by $39.7 million and $1.6 million, respectively, which were in line with the increase of our net revenues. Our prepaid expenses and other current assets increased by $2.3 million, which was mainly due to increase of government subsidy receivables and project deposits. Our accounts payable increased by $4.2 million, which was in line with the increase of subcontracting costs. Our accrued expenses and other current liabilities increased by $6.0 million, which was mainly due to increase of employee payroll and welfare payable. The other principal non-cash items accounting for the difference between our net cash used in operating activities and our net income were depreciation and intangible assets amortization expenses totaling $5.2 million, and share-based compensation of $2.4 million.

Net cash used in operating activities in 2008 was $1.6 million, as compared to a net loss of $3,000. The principal working capital items accounting for the difference between our net cash used in operating activities and our net loss were the increase of the balances of accounts receivable, which were partially offset by the increase of accrued expenses, other current liabilities and deferred revenue. Our accounts receivable and deferred revenue increased by $12.9 million and $2.0 million, respectively, which was in line with the increase of our net revenues. Our accrued expenses and other current liabilities increased by $3.1 million, which was mainly due to increase of employee payroll and welfare payable. The other principal non-cash items accounting for the difference between our net cash used in operating activities and our net income were depreciation and intangible assets amortization expenses totaling $4.8 million, and share-based compensation of $1.4 million.

Net cash used in operating activities in 2007 was $9.3 million, as compared to a net loss of $10.3 million. The principal working capital items accounting for the difference between our net cash used in operating activities and our net loss were the increase of the balances of accounts receivable and prepaid expenses and other current assets. Our accounts receivable increased by $4.8 million, which was in line with the increase of our net revenues. Our prepaid expense and other current assets increased by $2.4 million, which was mainly due to increase of government subsidy receivable and advances to employees. The other principal non-cash items accounting for the difference between our net cash used in operating activities and our net income were depreciation and intangible assets amortization expenses totaling $1.5 million, and share-based compensation of $4.0 million.

Investing Activities

Net cash used in investing activities in the nine months ended September 30, 2010 was $16.0 million, consisting primarily of $10.5 million in property and equipment purchases primarily related to purchases of computers and software, furniture and office equipment and leasehold improvements.

Net cash used in investing activities in 2009 was $6.9 million, consisting primarily of $5.0 million in property and equipment purchases primarily related to purchases of computers and software, furniture and office equipment and leasehold improvements.

Net cash used in investing activities in 2008 was $5.5 million, which was primarily attributable to $2.2 million in property and equipment purchase and $3.3 million as part of consideration paid for the acquisition of Akona and Shanghai Jiefeng.

Net cash used in investing activities in 2007 was $5.2 million, consisting primarily of $4.0 million in property and equipment purchases and $1.0 million cash paid as consideration for the acquisition of Wuxi Huayang and Beijing Kebao.

Financing Activities

Net cash provided by financing activities in the nine months ended September 30, 2010 was $11.6 million, which primarily reflected $26.4 million of proceeds from short-term borrowings and $8.6 million of proceeds from issuance of convertible notes, offset by $23.5 million of repayment of short-term borrowings.

Net cash provided by financing activities in 2009 was $42.6 million, which primarily reflected $28.8 million of proceeds from issuance of convertible notes and $30.7 million of proceeds from short term borrowings, which was partially offset by $8.8 million of repayment of short term borrowings and $8.8 million of payment of the deferred consideration primarily in connection with the acquisition of Akona and Shanghai Jiefeng.

Net cash provided by financing activities in 2008 was $26.6 million, which was primarily attributable to $24.5 million of net proceeds from issuance of series B preference shares in connection with the exercise of warrants and $5.8 million of proceeds from short term borrowings, which was offset by $2.7 million of repayment of short term borrowings and $1.0 million of payment of deferred consideration primarily in connection with the acquisition of Guangzhou Ruandongzhiruan.

Net cash provided by financing activities in 2007 was $21.8 million, which was primarily attributable to $2.5 million of net proceeds from issuance of series A preference shares in connection with the exercise of warrants, $19.4 million of net proceeds from issuance of series B preference shares and $2.5 million of proceeds from short term borrowings, which was partially offset by $2.0 million of repayment of short term borrowings.

Capital Expenditures

Our capital expenditures are incurred primarily in connection with purchases of property and equipment, including computers and software, furniture and office equipment, motor vehicles and leasehold improvements. Our capital expenditures in such property and equipment were $4.0 million, $2.2 million, $5.0 million and $10.5 million in 2007, 2008, 2009 and the nine months ended September 30, 2010, respectively. Currently we do not have any plan for significant capital expenditures for the next 12 months.

Contractual Obligations

The following table sets forth our contractual obligations, including the interest portion, as of December 31, 2009:

	Payment Due by Period
	Total	Within 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(dollars in thousands)
Operating lease obligations	$6,349	$4,072	$2,277	$—	$—
Deferred consideration in connection with business acquisitions	1,220	1,220	—	—	—
Contingent consideration payable in connection with business acquisitions(1)	1,312	1,312	—	—	—
Short term borrowings	27,836	27,836	—
Convertible notes(2)	28,865	—	28,865	—	—

Total	$65,582	$34,440	$31,142	$—	$—

(1)	The contingent consideration payable represents the fair value of the contingent consideration payable for acquisitions for the following acquisitions:

a.	In connection with the acquisition Shenzhen Star, in 2009 we agreed to pay additional consideration up to $0.7 million in cash, based on certain performance targets for the 12-month period ended February 28, 2010, which is currently to be determined.

b.	In connection with acquisition of MDCL in 2009, we agreed to pay contingent consideration up to $0.5 million in cash and $0.4 million in our ordinary shares, primarily based on the performance of the acquired business for the 12 month period following the date of acquisition. In 2010, we paid cash consideration of $0.2 million and issued 242,059 of our ordinary shares and agreed to pay a further consideration up to $0.3 million in cash contingent on the future performance of the acquired business.

In connection with the acquisition of Wuxi Huayang in 2007, we are obligated to pay additional performance-based cash consideration at twice the audited net income of the acquired business for the period from July 1, 2007 to June 30, 2010, which is currently to be determined, plus $0.1 million and minus previously paid cash consideration of $1.9 million as of December 31, 2009.

We acquired Ascend in October 2010. The transaction consideration of the acquisition of Ascend contains a contingent consideration arrangement based primarily on performance of the acquired business for the period from October 1, 2010 to September 30, 2011 with a total consideration floor of $3.5 million and cap of $6.5 million. To date, we have paid cash consideration of $1.4 million, and the remaining consideration will be payable in cash in installments over two years; provided that, if this offering is completed prior to December 24, 2010, $963,902 of the acquisition consideration will be payable in our ordinary shares at a per ordinary share price equal to 90% of the per share equivalent price in this offering.

In November 2010, we acquired Shanghai Kangshi. The total cash consideration of $6.3 million is payable in installments, with $2.2 million, $3.5 million and $0.6 million payable in 2010, 2011 and 2012, respectively. In addition, we will issue an additional $1,198,215 worth of ordinary shares at a per ordinary share price equal to 95% of the per share equivalent of the initial offering price, promptly following the earlier to occur of the completion of this offering and February 28, 2011. A portion of these shares will be subject to our repurchase right at a nominal price if the performance of the acquired business for each of the year 2010, 2011 and 2012 fails that year’s performance target, respectively.

(2)	In April 2010, we issued an additional $9.0 million of convertible notes.

Off-Balance Sheet Arrangements

We do not engage in trading activities involving non-exchange traded contracts or interest rate swap transactions or foreign currency forward contracts. In the ordinary course of our business, we do not enter into transactions involving, or otherwise form relationships with, unconsolidated entities or financial partnerships that are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Inflation

Inflation in China has not materially impacted our results of operations in recent years. According to the National Bureau of Statistics of China, the change of consumer price index in China was 4.8%, 5.9% and -0.7% in 2007, 2008 and 2009, respectively. In the first nine months of 2010, China has experienced inflation again. If inflation rates rise, we may experience greater increases in the wages of our professionals as a result of the increasing inflation levels in China or otherwise. See “Risk Factors—Risks Related to Our Business and Our Industry—Increases in wages for professionals in China could prevent us from sustaining our competitive advantage and could reduce our profit margins.”

Quantitative and Qualitative Disclosure about Market Risk

Foreign Exchange Risk

Our financial statements are expressed in U.S. dollars. However, a majority of our revenues and expenses are denominated in Renminbi. Our exposure to foreign exchange risk primarily relates to the limited cash denominated in currencies other than the functional currencies of each entity and limited revenue contracts dominated in Japanese Yen in certain PRC operating entities. We do not believe that we currently have any significant direct foreign exchange risk and have not hedged exposures denominated in foreign currencies or any other derivative financial instruments. However, the value of your investment in our ADSs will be affected by the foreign exchange rate between U.S. dollars and Renminbi because the primary value of our business is effectively denominated in Renminbi, while the ADSs will be traded in U.S. dollars. See “Risk Factors—Risks Related to Our Business and Our Industry—Fluctuation in the value of the Renminbi and other currencies may have a material adverse effect on the value of your investment.”

To the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would adversely affect the Renminbi amount we receive from the conversion. Assuming we were to convert the net proceeds received in this offering into RMB, a 1.0% increase in the value of the Renminbi against the U.S. dollar would decrease the amount of Renminbi we receive by RMB             million.

Interest Rate Risk

Our exposure to interest rate risk primarily relates to interest income generated by excess cash invested in demand deposits with remaining maturities of three months or less when purchased. Interest earning instruments carry a degree of interest rate risk. We have not used derivative financial instruments to manage our interest rate risk exposure.

We have not been exposed to material risks due to changes in market interest rates. However, our future interest expense may increase and interest income may fall due to changes in market interest rates.

Recently Issued Accounting Standards Not Yet Adopted

On September 23, 2009, FASB issued an authoritative pronouncement regarding the revenue arrangements with multiple deliverables. Although the new pronouncement retains the criteria from existing authoritative literature for when delivered items in a multiple-deliverable arrangement should be considered separate units of accounting, it removes the previous separation criterion that objective and reliable evidence of the fair value of any undelivered items must exist for the delivered items to be considered separate units of accounting. The new pronouncement is effective for fiscal years beginning on or after June 15, 2010. Entities can elect to apply this pronouncement (1) prospectively to new or materially modified arrangements after the pronouncement’s effective date or (2) retrospectively for all periods presented. Early application is permitted; however, if the entity elects prospective application and early adopts this pronouncement after its first interim reporting period, it must also do the following in the period of adoption: (1) retrospectively apply this pronouncement as of the beginning of that fiscal year and (2) disclose the effect of the retrospective adjustments on the prior interim periods’ revenue, income before taxes, net income, and earnings per share. We are in the process of evaluating the effect of adoption of this pronouncement.

On September 23, 2009, FASB issued an authoritative pronouncement regarding software revenue recognition. This new pronouncement amends existing pronouncement to exclude from their scope all tangible products containing both software and nonsoftware components that function together to deliver the product’s essential functionality. That is, the entire product (including the software deliverables and nonsoftware deliverables) would be outside the scope of software revenue recognition and would be accounted for under other accounting literature. The new pronouncement include factors that entities should consider when determining whether the software and nonsoftware components function together to deliver the product’s essential functionality and are thus outside the revised scope of the authoritative literature that governs software revenue recognition. The pronouncement is effective for fiscal years beginning on or after June 15, 2010. Entities can elect to apply this pronouncement (1) prospectively to new or materially modified arrangements after the pronouncement’s effective date or (2) retrospectively for all periods presented. Early application is permitted; however, if the entity elects prospective application and early adopts this pronouncement after its first interim reporting period, it must also do the following in the period of adoption: (1) retrospectively apply this pronouncement as of the beginning of that fiscal year and (2) disclose the effect of the retrospective adjustments on the prior interim periods’ revenue, income before taxes, net income, and earnings per share. We are in the process of evaluating the effect of adoption of this pronouncement.

On January 21, 2010, FASB issued authoritative guidance to improve disclosures about fair value measurements. This guidance amends previous guidance on fair value measurements to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurement on a gross basis rather than as a net basis as currently required. This guidance also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. This guidance is effective for annual and interim periods beginning after December 15, 2009, except for the requirement to provide the level 3 activities of purchases, sales, issuances, and settlements on a gross basis, which will be effective for annual and interim periods beginning after December 15, 2010. Early application is permitted and in the period of initial adoption, entities are not required to provide the amended disclosures for any previous periods presented for comparative purposes. We do not expect the adoption of this pronouncement will have a significant effect on our consolidated financial position or results of operations.

In April 2010, FASB issued an authoritative pronouncement regarding the milestone method of revenue recognition. The scope of this pronouncement is limited to arrangements that include milestones relating to research or development deliverables. The pronouncement specifies guidance that must be met for a vendor to recognize consideration that is contingent upon achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The guidance applies to milestones in arrangements within the scope of this pronouncement regardless of whether the arrangement is determined to have single or multiple deliverables or units of accounting. The pronouncement will be effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early application is permitted. Companies can apply this guidance prospectively to milestones achieved after adoption. However, retrospective application to all prior periods is also permitted. We are in the process of evaluating the effect of adoption of this pronouncement.

In July 2010, FASB issued an authoritative pronouncement on disclosure about the credit quality of financing receivables and the allowance for credit losses. The objective of this guidance is to provide financial statement users with greater transparency about an entity’s allowance for credit losses and the credit quality of its financing receivables. The guidance requires an entity to provide disclosures on a disaggregated basis on two defined levels: (1) portfolio segment; and (2) class of financing receivable. The guidance includes additional disclosure requirements about financing receivables, including: (1) Credit quality indicators of financing receivables at the end of the reporting period by class of financing receivables; (2) The aging of past due financing receivables at the end of the reporting period by class of financing receivables; and (3) The nature and extent of troubled debt restructurings that occurred during the period by class of financing receivables and their effect on the allowance for credit losses. For public entities, the disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. We are in the process of evaluating the effect of adoption of this pronouncement.

OUR BUSINESS

Overview

We are a leading China-based IT services provider, serving both Greater China and Global clients. To date, we have focused on serving clients in four target industry verticals, each with large and growing demand for IT services and solutions: technology; communications; banking, financial services and insurance, or BFSI; and energy, transportation and public sector. We believe that maintaining a balanced business mix between key industry verticals across both Greater China and Global clients positions us well to capture greater opportunities in China’s unique and rapidly evolving market for IT services.

We provide an integrated suite of IT services and solutions, including Consulting & Solutions, IT Services and BPO services. We believe that our comprehensive end-to-end service offerings support expansion in scope and scale of client engagements. Through both organic growth and strategic acquisitions, we have proactively invested in developing new service lines to complement our existing suite to better serve our clients. Our IT Services, Consulting & Solutions and BPO service lines accounted for 64.1%, 33.1% and 2.8% of our net revenues in 2009, and 67.2%, 29.4% and 3.4% of our net revenues in the nine months ended September 30, 2010, respectively.

Our clients primarily include large corporations headquartered in China, the United States, Europe and Japan. In the twelve months ended September 30, 2010, our clients included 71 Fortune 500 companies, of which 23 were Greater China clients and 48 were Global clients. By serving both Greater China and Global clients on a common platform with shared resources, management, industry expertise and technology know-how, we are able to leverage synergies in winning new business and remaining cost competitive. Net revenues from our Greater China and Global clients accounted for 57.6% and 42.4% of our net revenues in 2009, and 55.6% and 44.4% of our net revenues in the nine months ended September 30, 2010, respectively. Revenues from our Greater China clients include all revenues from companies headquartered in Greater China and revenues from Global clients include all revenues from companies headquartered outside of Greater China, including revenues from the Greater China-based operations for these overseas clients. We have successfully established strong client relationships with both Greater China and Global clients within our primary industry verticals: for example, our key relationships include IBM, Microsoft and Sharp in technology, Alcatel-Lucent, AT&T and Huawei in communications and Bank of China, China Life and UBS in BFSI, in each case as measured by revenue contribution in the nine months ended September 30, 2010. Our technology, communications, BFSI, and energy, transportation and public sector industry verticals accounted for 40.0%, 32.6%, 14.3% and 10.0% of our net revenues in 2009, and 34.4%, 38.9%, 14.7% and 7.0% of our net revenues in the nine months ended September 30, 2010, respectively.

We believe we have built one of the largest sales and service delivery platforms for IT services and solutions in China. We have grown from six sales and delivery centers as of January 1, 2007 to 19 sales and delivery centers as of the date of this prospectus, of which 12 are located in China, spanning tier one cities, such as Beijing, Shanghai and Shenzhen, as well as key tier two and three cities, such as Dalian, Nanjing, Tianjin, Wuhan and Wuxi. We were early to recognize the benefits of expanding into China’s tier two and three cities, including more favorable blended labor costs and the ability to attract and retain required talent in increasing scale. We also have operations in the United States, Europe and Japan that are close to the main offices of key Global clients. By combining onsite/onshore support and consulting with scalable and lower-cost offsite/offshore services and processing, we are able to meet client demands in a cost-effective manner while retaining significant operational flexibility.

We believe resource management and planning is critically important to supporting our growth, and we are committed to effectively recruiting, training, developing and retaining our human capital. Our total number of employees has grown from 1,527 employees as of January 1, 2007 to 9,172 employees as of September 30, 2010. We have established three major training centers in Guangzhou, Tianjin and Wuxi. The training center in Wuxi that we helped establish and fund in cooperation with the Wuxi City government, the iCarnegie-iSoftStone training institute, in which we have an equity investment, utilizes the technical curriculum and professional certifications developed and maintained by iCarnegie Inc., an affiliate of Carnegie Mellon University, with annual training capacity of up to 10,000 students. In addition, our “Top 300” leadership development program is focused on identifying, training, promoting and relocating, as appropriate, qualified candidates to meet our middle and senior management needs.

In 2007, 2008 and 2009, our net revenues were $36.4 million, $82.5 million and $134.4 million, respectively, representing a CAGR of 92.1%, and in the nine months ended September 30, 2009 and 2010, our net revenues were $90.0 million and $135.2 million, an increase of 50.2%. In 2007, 2008 and 2009, our net income (loss) increased from a net loss of $10.3 million, to a net loss of $3,000 and then to net income of $9.0 million, and in the nine months ended September 30, 2009 and 2010, our net income decreased from $5.7 million to $0.3 million primarily due to share-based compensation charges on options granted to directors, employees and consultants. Our non-GAAP net income (loss) for 2007, 2008 and 2009, which excludes share-based compensation, interest expense of convertible notes, changes in fair value of certain liabilities carried at fair value, amortization of intangible assets from acquisitions and gain on bargain purchase of a business from net income (loss), were $(4.3) million, $4.7 million and $13.4 million, respectively. For the nine months ended September 30, 2009 and 2010, our non-GAAP net income were $7.9 million and $10.7 million, respectively. For a reconciliation of our non-GAAP net income (loss) to our U.S. GAAP net income (loss), see footnote (3) on page 13 of this prospectus.

Industry Background

Information technology, or IT, has increasingly become an enabler of corporate strategy and a source of sustainable competitive advantage, playing a key role in driving business growth and in facilitating faster, more responsive, and lower-cost business operations. Given the challenges and costs of developing, deploying and maintaining complex and up-to-date IT systems and infrastructure internally, enterprises have increasingly turned to outsourced IT services for their needs. Starting in the 1990s, many companies have reduced their technology costs and deployment times by outsourcing to lower-cost offshore destinations, such as China and India, which have large pools of high-quality and cost-effective IT services professionals. According to a report by IDC dated May 2010, the global offshore IT services market grew from approximately $13.1 billion in 2005 to approximately $31.1 billion in 2009, representing a CAGR of 24.2%, and is expected to grow to approximately $42.8 billion by 2014, representing a CAGR of 6.6% from 2009.

China’s IT Services Industry

Unlike the India-based IT services industry, which developed predominantly in response to demand for high-quality and low-cost offshore resources from companies in North America, Western Europe and Japan, the China IT services industry also benefits from demand coming from companies with operations in China. Clients of China-based IT services providers include Chinese companies, global companies and the China-based operations of global companies. China-based IT services providers offer an increasingly comprehensive range of services, including consulting, ADM, R&D services, managed infrastructure services and most recently BPO services. Providing these end-to-end services to a broad range of Chinese and non-Chinese clients, and often simultaneously to Chinese and non-Chinese branches of the same company, requires a flexible and sophisticated delivery platform.

China’s Domestic IT Services Market

China is one of the largest and fastest growing markets for IT services, and China’s IT services market is expected to grow significantly faster than the overall global IT services industry. According to a report by IDC dated July 2010, China's IT services market was $10.7 billion in 2009 and is projected to reach $20.6 billion in 2014, growing at a CAGR of 14.1% from 2009-2014, as set forth in the chart below:

Furthermore, according to estimates by the International Monetary Fund, or IMF, China’s real GDP grew 8.5% in 2009 and is projected to grow 9.0% in 2010, which is among the highest in the world. However, China lags in terms of IT services spending relative to the industrialized nations and/or regions. According to IT services spending data from Gartner, Inc. and GDP forecasts from the IMF, China’s IT services spending as percentage of GDP was 0.2% in 2009, compared to 3.2% for the United Kingdom, 2.1% for the United States, 2.1% for Japan and 0.5% for India, as set forth in the chart below:

IT Services Spending as a Percentage of GDP (2009 estimated)

Source: Gartner, Inc. (June 2010), IMF

The Gartner report described herein, known as the Gartner Report, represents data, research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc., and are not representations of fact. The Gartner Report speaks as of its original publication date (and not as of the date of this prospectus) and the opinions expressed in the Gartner Report are subject to change without notice.

China’s Offshore IT Services Market

The China offshore IT services market comprises services provided to global companies and to China-based operations of global companies. Proximity to global companies’ Chinese operations has allowed China-based IT services providers to understand their clients’ local and global IT needs and gradually move up the IT service value chain while building long-term relationships. According to a report by IDC dated July 2010, China’s offshore software development industry, which includes services such as application development and management, quality assurance, product development, globalization and localization, and packaged solution services, is expected to grow from approximately $2.8 billion in 2009 to approximately $7.6 billion in 2014, representing a CAGR of approximately 22.4%, as set forth in the chart below:

Growth Drivers of China’s IT Services Industry

There are several factors driving the overall growth of China’s IT services industry:

Rapid growth of China’s economy and domestic demand for IT services —The rapid growth and development of China’s economy is driving Chinese enterprises, both private and state owned or controlled, as well as national and local government agencies to significantly increase their technology investments to support their business strategies and enhance operational efficiencies. As Chinese companies grow in scale and global prominence, they are making significant investments to upgrade their existing IT and operational infrastructure. Historically, IT investment by Chinese companies in many sectors has been low compared to similar companies in more developed markets. Chinese companies are increasingly using third-party providers of IT services or software solutions to augment their in-house capabilities, including industry or business-specific consulting services and customized software solutions. In addition, the Chinese government is increasing investment in nationwide infrastructure including rail and public works, healthcare, education and social welfare, which is expected to include substantial spending on technology systems and IT services. These factors, together with strong government support, have resulted in a large and rapidly growing domestic IT services industry.

Strategic importance of China as a target market for Global companies—A large number of Fortune 2000 companies have China-based operations, and these Global companies are increasingly seeking to engage Chinese IT services providers for their local IT needs as part of their overall China business development and “go-to-market” strategy. Over time, some of these Global companies have also adopted China as an offshore destination for their global IT needs, further augmenting demand for IT services from China-based providers.

Offshore demand and risk diversification for Global companies—A large number of American, European and Japanese companies are directly using Chinese IT service providers as part of their outsourcing strategy. Driving this growing acceptance of China as an IT service provider are China’s abundant supply of skilled labor, well-developed infrastructure and favorable labor costs and attrition rates. Many of these companies plan to make China a primary outsourcing location.

Others may aim to reduce their dependence on India by engaging China as a complementary outsourcing location. Furthermore, due to China’s increasing importance, companies headquartered regionally in Japan, Korea, Hong Kong and Singapore and elsewhere across the world have substantial operations in China and offshore some of their IT services needs to China.

Availability of low-cost qualified IT professionals—According to the National Bureau of Statistics of China, China produced more than 1.8 million engineering graduates, and approximately 3.3 million other graduates in 2008. This sizeable talent pool in China provides a large supply of qualified IT professionals and offers significantly lower labor and other operating costs relative to the United States, Europe, Japan and, increasingly, India.

Strong government support and spending—Service outsourcing has been targeted as a growth industry under the Chinese government’s current and upcoming Five-Year Plans, the government’s strategic roadmap for economic development. In public communications by China’s Ministry of Commerce, the rapid development of the outsourcing industry bears great significance in sustaining economic growth, restructuring the economy, stabilizing exports and boosting employment. Strong central, provincial and local government support for China-based IT services providers includes infrastructure grants, training subsidies, research and development awards and favorable tax treatment. As the most recent example of national level government prioritization of the service outsourcing industry, on July 28, 2010, the Chinese government issued a preferential tax policy which will exempt certain companies located in 21 jurisdictions including Beijing, Shanghai, Guangzhou and Shenzhen, from paying a 5% business tax on income derived from contracts signed with offshore entities for providing information technology outsourcing, business processing outsourcing and knowledge process outsourcing services. Furthermore, the Chinese government has begun to encourage state-owned enterprises to outsource more non-core IT and operational functions to increase competitiveness and efficiency.

Well-developed infrastructure—China has rapidly developed its infrastructure to create a favorable business environment in an increasing number of cities. In particular, many tier two and tier three cities in China, such as Dalian, Nanjing, Tianjin, Wuhan and Wuxi, now also have extensive office space, available room for expansion, transportation and other public infrastructure supplemented by robust and secure telecommunications and high speed internet connectivity.

Global and regional language skills—In addition to a large labor pool educated with English as a second language, China has a significant number of Japanese and Korean speakers, which gives Chinese IT services providers a unique advantage over other global IT vendors in accessing key markets in Asia.

Key Factors in Selecting a Provider for China-based IT Services

Outsourcing IT needs and mission-critical but non-core business processes is typically a long-term strategic commitment for companies. These IT needs and business processes must conform to client security requirements and customization and integration needs, making it challenging for clients to quickly change service providers. Hence, clients are highly selective when engaging an outsourced IT services provider and typically seek the following attributes:

•	industry- and business-specific experience and solutions and, for China-based needs in particular, relevant China experience, management best practices and market know-how;

•	relevant technology expertise, including proprietary technology, which may allow clients to benefit from specialized industry experience;

•	comprehensive end-to-end service offerings with the ability to handle multi-service engagements;

•	demonstrated execution ability, including flexibility in tailoring engagements to meet specific client needs;

•	scale and scalability of human resources and infrastructure, while maintaining a high level of service quality;

•	local support with the ability to develop and maintain direct client relationships at multiple levels; and

•	ability to reduce costs to the client.

Our Competitive Strengths

We are a leading China-based IT services provider, serving a balanced mix of Greater China and Global clients. Our comprehensive end-to-end suite of IT services and solutions, spanning key industry verticals, positions us well to capture significant market opportunities. Our competitive strengths include:

Geographically balanced client mix and service capabilities

We serve both Greater China and Global clients. Net revenues from these groups accounted for 57.6% and 42.4% of our net revenues in 2009, and 55.6% and 44.4% of our net revenues in the nine months ended September 30, 2010, respectively. We target the domestic China and global IT services markets to capture the unique growth opportunities in both markets. By serving both Greater China and Global clients on a common platform with shared resources, management, industry expertise and technology know-how, we are able to leverage synergies in winning new business and remaining cost competitive.

Global clients benefit from our large China-based operations and China market experience. In particular, an increasing number of global technology clients have sought our assistance to help them “go to market” by jointly marketing their products and solutions to domestic clients. Greater China clients benefit from our accumulated process and industry knowledge and global best practices adopted and applied through serving Global clients. For example, our extensive work with Global banking clients has provided expertise and referenceable projects, which we have leveraged to help develop our banking client relationships in Greater China. We believe that maintaining a balanced business mix from both Greater China and Global clients positions us well to capture greater opportunities in China’s unique and rapidly evolving market for IT services.

Deep domain knowledge and solutions in target industry verticals

Our industry focus has allowed us to continually invest in and develop our industry knowledge and gain a deeper understanding of our clients’ needs. Our industry experience, together with our research and development capabilities, provide us with the ability to develop solutions addressing both industry-specific and functional client needs. We continually invest in developing our client-specific industry expertise.

Strategic engagements with diverse blue chip clients

We have successfully grown our client relationships by expanding the scope and scale of our engagements. In the twelve months ended September 30, 2010, our clients included 71 Fortune 500 companies, of which 23 were Greater China clients and 48 were Global clients. We have served our top ten clients by net revenues in 2009 and in the nine months ended September 30, 2010 (excluding one-time engagements) an average of 3.8 and 3.6 years, respectively, and the total value of the net revenues we have derived from our top ten clients has grown from $16.4 million in 2007 to $76.3 million in 2009, and from $53.2 million for the nine months ended September 30, 2009 to $75.5 million for the nine months ended September 30, 2010. From 2007 to 2009, we increased the number of clients from whom we received (i) over $1.0 million in net revenues from 8 to 20 and (ii) over $3.0 million in net revenues from one to six. In the twelve months ended September 30, 2010, we had 28 clients generating at least $1.0 million of net revenues during the period and seven clients generating at least $3.0 million of net revenues during the period.

Comprehensive end-to-end service offerings with a Consulting & Solutions front end

We have proactively invested, through targeted hiring and strategic acquisitions, in developing a full suite of services to address many of our clients’ IT and operational needs. By offering a broad range of services, we are able to work on multiple, concurrent and diverse engagements for a single client and are positioned to secure more and higher-value engagements as our relationship with a client matures. In many of our key client relationships we have been able to use our broad service offering to capture a larger portion of their overall IT spending by offering complementary services or providing similar services across multiple business units within a client organization. Before beginning a project or set of projects, we work with clients to identify and evaluate business needs, and help formulate solutions by leveraging multiple components of our IT Services and BPO service offerings as well as industry expertise and solutions, as appropriate. In addition, our extensive industry knowledge and the experience gained while working with industry peer clients gives us an understanding of our clients’ systems and business process needs, which can help us identify additional areas suitable for outsourcing.

Robust and scalable China-based platform with global market reach

We believe we have built one of the largest sales and service delivery platforms for IT services and solutions in China. We have grown from six sales and delivery centers as of January 1, 2007 to 19 sales and delivery centers as of the date of this prospectus, of which 12 are located in China, spanning tier one cities, such as Beijing, Shanghai and Shenzhen, as well as key tier two and three cities, such as Dalian, Nanjing, Tianjin, Wuhan and Wuxi. We were early to recognize the benefits of expanding into China’s tier two and three cities, including more favorable blended labor costs and the ability to attract and retain required talent in increasing scale. For example, by 2006, we had established sales and delivery centers and sales offices in Dalian and Wuhan. Outside of China, we also have operations in the United States, Europe and Japan that are close to the main offices of key Global clients. By combining onsite/onshore consulting and project management with scalable and lower-cost offsite/offshore delivery, we are able to cost-effectively meet growing client demands while retaining significant operational flexibility. We believe that our extensive investments in creating this robust and scalable platform will enable us to benefit from greater operational efficiencies as our business grows in China and overseas.

Systematic development and management of human capital

We believe resource management and planning is critically important to supporting our growth, and we are committed to effectively recruiting, training, developing and retaining our employees. While our total number of employees has grown from 1,527 as of January 1, 2007 to 9,172 as of September 30, 2010, we have experienced what we believe to be relatively low attrition rates of 13.9%, 17.7%, 12.8% and 14.3% in 2007, 2008, 2009 and the nine months ended September 30, 2010, respectively, to a large extent by offering an attractive work environment and diverse career development opportunities. We have a systematic program for recruiting and training new college graduates and have established close relationships with leading universities in China. We also maintain a strong team of dedicated recruitment professionals to laterally hire from the market as needed. We have established three major training centers in Guangzhou, Tianjin and Wuxi. The training center in Wuxi that we helped establish and fund in cooperation with the Wuxi City government, the iCarnegie-iSoftStone training institute, in which we have an equity investment, utilizes the technical curriculum and professional certifications developed and maintained by iCarnegie Inc., an affiliate of Carnegie Mellon University, and has an annual training capacity of up to 10,000 students. In addition, we are particularly focused on leadership development—our “Top 300” leadership development program is focused on systematically identifying training, promoting, and relocating as needed qualified candidates to meet our middle and senior management needs.

Experienced senior management team with proven track record of success

Our senior management team has an average of more than 15 years of relevant industry and managerial experience. This team combines local knowledge and international experience drawn from employment with leading Chinese and global companies. In addition to instilling a culture of professionalism, our senior executives are personally involved in overseeing ongoing key-client coverage, and are instrumental in managing our rapid growth. Our management team’s prior work experience at current clients and high priority potential clients provides a unique understanding of how best to develop relationships with and serve these companies. We believe that our management team has successfully demonstrated the ability to execute and grow our business and will continue to do so as we scale our operations to support further growth.

Our Strategies

Our goal is to be the leading China-based provider of IT services and solutions to companies throughout Greater China and globally. Our business strategy includes the following elements:

Grow revenue with existing and new clients

We intend to pursue additional revenue opportunities from existing Greater China and Global clients, which include many of the leading companies in our targeted industries. We will focus on continuing to deliver high quality services and solutions, deepening relationships with clients, and identifying additional opportunities with existing clients as they will continue to constitute a significant portion of our revenues and medium-term growth. We will also continue to target certain new Greater China and Global clients, using our comprehensive service and solution offerings, combined with increasingly deep domain expertise in key industries. Furthermore, we will continue to invest in a delivery platform that benefits both Greater China and Global clients, capturing synergies between the domestic and international markets to benefit both groups of clients.

Continue to invest in research and development, deepen domain expertise and develop specific solutions for target industry verticals

We will continue to enhance our domain knowledge in key industries and relevant business-specific processes. As we grow our industry and service area expertise, we intend to leverage the domain knowledge accumulated in our work with our Greater China and Global clients to more effectively address their business-specific needs. In addition, we plan to continue investing in research and development, focusing on developing solutions that leverage our industry experience and research and development capabilities, to combine proprietary applications with our services to best address client needs. For example, we recently launched our healthcare practice targeting the growing healthcare IT markets in both China and the United States by focusing on specific areas where we can leverage our technology know-how and business process expertise, such as hospital revenue cycle management and health information technology.

Continue to invest in training and development for our world-class human capital base

We place a high priority on attracting, training, developing and retaining our human capital base to be increasingly competitive. We will continue to build our management talent pool through our structured leadership development and education programs such as our “Top 300” leadership development program and our promotion and succession plans. We will continue to develop our scalable human capital platform by implementing resource planning and staffing systems and by attracting, training and developing high-quality professionals from China’s large talent pool. We will build on and leverage existing training programs and leverage the iCarnegie-iSoftStone training institute, which we intend to expand to other key cities, to tap deeper into China’s talent pool. In addition to our dedicated training centers in Guangzhou, Tianjin and Wuxi, we expect to open additional training centers as we anticipate increasing demand for our services and solutions. We will also continue to strengthen our relationships with leading Chinese universities to improve our on-campus recruiting results and help universities better prepare graduates for work in our industry.

Drive efficiencies through ongoing improvements in operational excellence

We strive to gain significant operational efficiencies by leveraging historical and ongoing investments in infrastructure, research and development and human capital. We operate our business on a single, integrated platform, with centralized functions which provide significant economies of scale across our businesses both domestically and globally, as well as across industry verticals and service offerings. We also expect to continue investing in our own IT infrastructure and more advanced technologies, such as cloud computing, to allow us to enhance our scalability and continue growth in a more cost-effective fashion. As part of expanding our scale, we intend to further build up training centers tailored to our human capital needs and deploy human capital more efficiently, thereby improving overall resource utilization.

Capture new growth opportunities through strategic alliances and acquisitions

Building on our track record of successfully acquiring and integrating complementary companies, we will continue to pursue selective alliances and acquisitions to enhance our industry-specific technology and service delivery capabilities. In March 2008, for example, we completed our acquisition of Akona, a U.S.-based IT consulting company. This acquisition expanded our geographic presence in the United States, enhanced our U.S. engagement and delivery management team and improved our Consulting & Solutions and IT Services capabilities in application development, interactive and creative design work, and overall project management. We often join with Global clients as they are expanding into the China market. Examples of these strategic alliances include our alliance with Sungard where we are assisting in deploying and implementing Sungard’s iWorks solution at domestic China insurance clients. We will continue to identify and assess opportunities to enhance our abilities to serve our clients. In particular, we will focus on enhancing our technology capabilities, deepening our penetration into key clients, expanding our portfolio of service offerings and expanding our operations geographically.

Our Service Offerings

We provide an integrated suite of IT services and solutions, including Consulting & Solutions, IT Services and BPO services. Our strong Consulting & Solutions services provide a foundation for identifying our clients’ needs, which, combined with our deep domain knowledge, allows us to win new business from existing clients. Our industry-specific client delivery teams and research and development teams together create proprietary solutions, which we typically provide to clients in conjunction with our Consulting & Solutions services.

The following table sets forth our net revenues by service line for the periods presented:

	Year Ended December 31,						Nine Months Ended September 30,
	2007		2008		2009		2009		2010
	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues
	(dollars in millions, except for percentages)
Consulting & Solutions	$8.9	24.5%	$26.9	32.5%	$44.5	33.1%	$30.7	34.1%	$39.8	29.4%
IT Services	27.5	75.5	55.1	66.9	86.1	64.1	58.6	65.1	90.7	67.2
Business Process Outsourcing Services (BPO)	—	—	0.5	0.6	3.8	2.8	0.7	0.8	4.7	3.4

Total net revenues	$36.4	100.0%	$82.5	100.0%	$134.4	100.0%	$90.0	100.0%	$135.2	100.0%

Consulting & Solutions

We offer a range of Consulting & Solutions services to help our clients identify, evaluate and address their business needs through enhancements to their technology platforms. Our consulting capabilities range from providing consulting services for an overall engagement to discrete consulting services in conjunction with our other services, such as application development and maintenance, infrastructure and software services and BPO. We typically market these services to the chief executive officers, chief operating officers and other business executives, as well as chief information officers and their functional IT heads across business units of our clients.

Before beginning a project or set of projects, we work with clients to identify and evaluate business needs, and help formulate solutions by leveraging multiple components of our IT Services and BPO service offerings as well as industry expertise and solutions, as appropriate. Our combined onsite/onshore and offsite/offshore delivery model allows us to cost effectively and efficiently deliver client results around the clock. In planning an overall engagement, we also provide business consulting services such as strategy and business planning, market research and competitive analysis, program management, transformation and transition planning, business process management and business intelligence.

We utilize our industry expertise, technical know-how and industry-specific solutions to help our clients improve their technology functionality, business performance and overall competitiveness. This service line also provides unique cross-selling opportunities as we typically provide one or more additional services, such as project implementation involving application development and/or maintenance of legacy systems, or the development of a client solution that leverages one or more industry-specific software modules to help meet a specific requirement for business functionality. In providing a client solution, we seek to incorporate industry best practices, including features unique to specific industries in China, and we generally retain the related intellectual property rights for any software applications developed as part of our overall solution. To help us more quickly and cost-effectively address our clients’ requirements, we have developed a library of over 50 industry-specific proprietary software modules, many of which provide the foundation for tailored solutions, which we can deliver effectively and efficiently. These modules, which incorporate our proprietary intellectual property, not only incorporate relevant industry knowledge, best practices and experience but serve as building blocks around which our broader service and solution offerings are often delivered.

Our solutions offerings consist of three layers: a base layer (which serves as the common solution development platform); a general business modules layer and an industry product and solutions layer. We have created a development methodology to cover our base layer and general business modules layer. All of our industry product and solutions are based on this development methodology to ensure the integrity, consistency and completeness of our solutions offerings. To date, our consulting team has developed industry-specific solutions in three principal industry groups:

•	BFSI: treasury management, cash management, property and casualty insurance core, financial holding company business analysis, trust company core and banking risk management solutions.

•	Energy, transportation and public sector: supply chain management, enterprise information portals, business intelligence, business process integration and management and e-commerce solutions.

•	Communications: mobile and embedded technology, next generation platforms such as 3G/4G, OSS/BSS, business intelligence functionality and network security products.

In addition, we have assisted companies in the logistics industry by providing e-port consulting and solutions, to facilitate a range of services including cargo tracking, online customs clearing, online trading and other core logistics functions, distribution management solutions and warehouse management solutions.

Case Study—PetroChina. PetroChina Finance, the financial services arm of PetroChina, needed to update its financial management system including development and deployment of applications across regions and the integration of its settlement and accounting systems. Given the large and wide-spread network of PetroChina Group, as well as the frequency and large number of transactions, it needed to be able to centralize and supervise funds to optimize liquidity and security and allocate resources efficiently. Since beginning work with PetroChina Group in 2001, we have developed several business systems for PetroChina Finance, including a core financial settlement system, credit management system, foreign exchange management system and online banking system. As its business expanded, with our help, PetroChina also launched a cash management system to achieve more flexible and efficient cash utilization. The systems also help PetroChina to monitor and manage hundreds of foreign exchange accounts, involving multiple currencies, multiple jurisdictions and multiple banks. This solution has enabled PetroChina to more effectively grow its business both domestically in China and overseas.

IT Services

We provide integrated IT Services by focusing on understanding our clients’ business requirements, providing disciplined project management, and delivering and maintaining applications and managing outsourced IT functions. Our IT Services service line consists primarily of application development and maintenance services, or ADM, R&D services, and infrastructure and software services. We typically market these services to the chief information officers, chief technology officers, departmental IT and R&D heads and/or outsourcing project heads of our clients, ranging across industries.

The following table sets forth the major components of our IT Services net revenues for the periods presented:

	Year Ended December 31,						Nine Months Ended September 30,
	2007		2008		2009		2009		2010
	Net Revenues	% of IT Services Net Revenues	Net Revenues	% of IT Services Net Revenues	Net Revenues	% of IT Services Net Revenues	Net Revenues	% of IT Services Net Revenues	Net Revenues	% of IT Services Net Revenues
	(dollars in millions, except for percentages)
ADM Services	$19.1	69.5%	$21.2	38.5%	$42.8	49.7%	$30.0	51.3%	$42.2	46.6%
R&D Services	8.2	29.8	32.6	59.2	41.3	47.9	27.0	46.0	45.5	50.1
Infrastructure and Software Services	0.2	0.7	1.3	2.3	2.0	2.4	1.6	2.7	3.0	3.3

Total IT Services	$27.5	100.0%	$55.1	100.0%	$86.1	100.0%	$58.6	100.0%	$90.7	100.0%

Application Development and Maintenance (ADM). ADM involves the architecture, design, development, testing and maintenance of software applications customized specifically for a particular client or group of clients in a similar industry. Our global team of experienced developers, programmers, engineers and technologists create custom applications, solutions or architectures to meet clients’ needs that extend across multiple industries. We also customize complex software packages, build custom applications for mobile devices and embedded systems and develop supply chain management and enterprise applications. As part of our ADM services, we sometimes provide clients with application testing and localization services in order to optimize functionality and reliability of the applications to ensure business performance and continuity.

Clients also outsource to us maintenance of legacy applications, whereby we perform regular and ongoing maintenance work. Outsourcing maintenance allows our clients to focus on core development and new technologies while ensuring that the existing systems continue to operate without interruption.

Our professionals work onsite/onshore or offsite/offshore at one of our offices or sales and delivery centers. We work with our clients to structure our project engagements to provide us flexibility in meeting their needs for resource mix, technology know-how, industry knowledge, project duration and cost. Providing ADM services to our clients, in many cases, leads to follow-on opportunities to provide additional services to the same client in subsequent engagements.

Case Study—Microsoft. To help support Microsoft’s Online Advertising business growth, we provided IT consulting, project management and ADM services to help build its Yield Analytics Platform. The Yield Analytics Platform is a business intelligence platform built for the Network Strategy and Monetization Group within the Microsoft Online Advertising business. We were selected as the vendor based on successful track record for similar engagements. Using a team comprised of 30% U.S.-based and 70% China-based resources, we developed the end-to-end solution delivery process, including requirements analysis, development, testing, deployment and ongoing support. The result was a cost-effective, scalable, enterprise-level solution to meet Microsoft’s business needs. As a result of the successful delivery, our team has continued to add functionality to the Yield Analytics Platform, as well as take on additional systems to support the Microsoft Online Advertising initiatives. Our relationship with Microsoft began in 2006 with ADM services, and since then we have grown our service offerings to Microsoft to include a wide range of services, primarily consulting, application development and R&D services.

R&D Services. We provide outsourced R&D services, addressing both software products and hardware devices with embedded software applications and systems. Hardware equipped with embedded software includes computers, telecom equipment, mobile handsets and other consumer devices. Our R&D services encompass the entire software development lifecycle, including requirements analysis, concept generation, product realization, localization, quality assurance, and technology and information transfer to the client. By providing these services to our clients, they are able to accelerate the time to market of their products, while simultaneously reducing costs and safeguarding their intellectual property.

Case Study—Huawei. Huawei needed a customized system to enable monitoring of video through networks on an integrated platform. We designed, developed and tested a new system, known as Network Video Surveillance, which is a new platform enabling enterprises to monitor video feeds, as well as collect, transport, edit and store various alarm signals and data, over broadband networks. Huawei selected us as the provider for this project, utilizing our offsite delivery, based on our long-term relationship and track record for high quality, cost-effective delivery. The results of our work for Huawei’s Network Video Surveillance system were optimized processes and operational efficiencies, as well as reduced research and development costs.

Infrastructure and Software Services. Our infrastructure and software services typically involve the management of our clients’ systems from onsite or offsite locations. Our services include maintenance of third-party packaged software applications provided by vendors such as IBM and SAP, desktop maintenance services, security management services, data center services and system integration services. We help our clients achieve a stable and reliable IT infrastructure to support their business strategy, while reducing risks and lowering overall costs.

Business Process Outsourcing Services

We leverage our experience serving clients in target industry verticals by increasingly providing BPO services. BPO services free clients from day-to-day management of non-core processes which are time and resource intensive, so they can focus on running and growing their core businesses. By engaging us to operate dedicated, secure facilities supporting their businesses, our clients are able to achieve significant operational efficiencies and cost savings. At the same time, we provide a high degree of transparency into our effectiveness and quality by utilizing mutually agreed governance arrangements, systematic reporting practices and key performance indicators. We typically market these services to c-level executives and other business executives, as well as functional operations heads across business units of our clients.

The nature of our BPO engagements allows us to gain deep insight into the unique business attributes of each of our clients. We leverage our Consulting & Solutions services to identify further IT enhancements for our BPO clients and have begun to provide additional IT Services to a number of such clients as a result. Consequently, we are able to further enhance our industry domain expertise and help our clients leverage technology to improve their business processes.

We provide securities trade processing services for the investment banking industry, which requires highly trained professionals with technical and financial knowledge. For the insurance industry, we provide digitization and archiving of policyholder information, as well as account processing and customer service. We also have cross-industry BPO capabilities including finance and accounting, customer care and human resources.

Case Study—UBS Investment Bank (UBS). We support the global trading desks of UBS Investment Bank by providing post-trade operation services in fixed income and equity derivatives from our sales and delivery center in Shanghai, China. In 2007, UBS embarked on a mission to expand its global outsourcing outside India, and with an established significant business presence in China, it chose China as a key strategic location. UBS chose us to develop a highly customized operation to support UBS’s global derivatives trading operations, to help reduce their dependence on a small number of Indian providers. Meeting the specific security requirements of UBS, we provide specific services including trade support, capture, reconciliation and MIS reporting. In addition to daily trade support activities, we also conduct research and reconciliation of historical trades booked in numerous UBS trading locations around the world. The activities conducted by us involve a distinct number of transactions and require significant analytical skills. Our team members supporting UBS are functional in English, Japanese and Chinese, and in many cases have had multiple years of finance industry experience prior to joining our highly specialized team. As the operation has grown to maturity, our team has worked closely with UBS to develop and monitor a series of key performance indicators and tools to automatically track daily performance data and enable ongoing performance reviews, which have been subsequently adopted for use within UBS business units.

Our Delivery Platform

We believe we have built one of the largest sales and service delivery platforms for IT services and solutions in China. We have grown from six sales and delivery centers as of January 1, 2007 to 19 sales and delivery centers as of the date of this prospectus, of which 12 are located in China, spanning tier one cities, such as Beijing, Shanghai and Shenzhen, as well as key tier two and three cities, such as Dalian, Nanjing, Tianjin, Wuhan and Wuxi, and we expect to open one new sales and delivery center in Chengdu in the fourth quarter of 2010. In November 2010, we opened a new facility for our sales and delivery center in Wuxi. We will initially occupy approximately 9,000 square meters at this facility. We are in discussions to significantly expand our presence in Wuxi and are evaluating whether to lease or purchase the expanded facilities. We were early to recognize the cost benefits of expanding into China’s tier two and three cities, including more favorable blended labor costs and the ability to attract and retain required talent in increasing scale: by 2006, for example, we had established sales and delivery centers in Dalian and Wuhan. We also have operations in the United States, Europe and Japan that are close to the main offices of key Global clients. By combining onsite/onshore support and consulting with scalable and lower-cost offsite/offshore services and processing, we are able to meet client demands in a cost-effective manner while retaining significant operational flexibility.

Our integrated global delivery platform allows us to deliver our services through a blend of onsite/onshore and offsite/offshore delivery methods:

Onsite/Onshore. We can dispatch a team of professionals to clients’ sites to engage with them in person, manage a project, and more closely address their needs. We have personnel stationed in China, the United States, Europe and Japan that regularly travel to clients’ sites and address their needs onsite/onshore, and from time to time we rotate professionals internationally as needed. Onsite/onshore delivery is best suited for clients wishing to have greater control or influence the management of their own projects but needing additional technology expertise, as well as to facilitate knowledge transfer and project management.

Offsite/Offshore. We have a dedicated pool of professionals in China that form a virtual extension of our onsite/onshore project team or a client’s own development team or operations, wherever the client may be located. We are able to satisfy client needs on various tasks that take advantage of round-the-clock turn around times and lower delivery costs in China. Clients also tend to have more technically sophisticated work and large-scale projects carried out using a mix of onsite/onshore and offsite/offshore resources due to the large pool of highly skilled talent located in China. This allows our clients to reduce costs while maintaining consistent levels of quality and resources.

We tailor the composition of our teams to the specific needs of each client. Once the initial phases of an engagement have been completed, we generally utilize a greater portion of China-based resources over the remainder of the engagement, which allows us to better leverage our substantial base of offshore resources to maximize the cost-effectiveness of our services.

Our Clients

Our clients primarily include large corporations headquartered in China, the United States, Europe and Japan. We have built our key client relationships over many years. We have served our top ten clients by net revenues in 2009 and in the nine months ended September 30, 2010 (excluding one-time engagements) an average of 3.8 and 3.6 years, respectively. We have been able to grow with our clients by increasingly expanding the scope and size of our engagements. The net revenues we have derived from our top ten clients has grown from $16.4 million in 2007 to $76.3 million in 2009, representing a CAGR of 115.9% for the same period, and from $53.2 million for the nine months ended September 30, 2009 to $75.5 million for the nine months ended September 30, 2010, an increase of 41.9%.

We have a strong market presence in China and are among the leading China-based providers serving clients in the United States, Europe and various markets in Asia. The following table sets forth our net revenues by geographic markets for the periods presented:

	Year Ended December 31,						Nine Months Ended September 30,
	2007		2008		2009		2009		2010
	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues
	(dollars in millions, except for percentages)
Greater China	$18.3	50.3%	$32.4	39.3%	$77.4	57.6%	$49.8	55.3%	$75.2	55.6%
Global:
United States	10.0	27.5	30.2	36.5	37.1	27.6	25.9	28.8	38.3	28.3
Europe	1.3	3.5	3.9	4.8	6.7	5.0	4.9	5.4	7.7	5.7
Japan	5.0	13.6	14.2	17.2	12.7	9.4	9.0	10.0	13.9	10.3
Others	1.8	5.1	1.8	2.2	0.5	0.4	0.4	0.5	0.1	0.1

Global total	18.1	49.7	50.1	60.7	57.0	42.4	40.2	44.7	60.0	44.4

Total net revenues	$36.4	100.0%	$82.5	100.0%	$134.4	100.0%	$90.0	100.0%	$135.2	100.0%

We have successfully established strong client relationships with both Greater China and Global clients within our primary industry verticals: for example, our key relationships include IBM, Microsoft and Sharp in technology, Alcatel-Lucent, AT&T and Huawei in communications, and Bank of China, China Life and UBS in BFSI, in each case as measured by revenue contribution in the nine months ended September 30, 2010.

Our technology, communications, BFSI and energy, transportation and public sector verticals accounted for, in the aggregate by client industry, 34.4%, 38.9%, 14.7% and 7.0%, respectively, of our net revenues in the nine months ended September 30, 2010. The following table sets forth our net revenues by client industry for the periods presented:

	Year Ended December 31,						Nine Months Ended September 30,
	2007		2008		2009		2009		2010
	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues	Net Revenues	% of Net Revenues
	(dollars in millions, except for percentages)
Technology	$14.9	40.9%	$40.2	48.7%	$53.8	40.0%	$37.8	42.0%	$46.5	34.4%
Communications	9.3	25.6	19.8	24.1	43.8	32.6	29.1	32.4	52.6	38.9
BFSI	7.1	19.5	13.1	15.9	19.2	14.3	10.8	12.0	19.9	14.7
Energy, transportation and public sector	3.6	9.8	6.4	7.7	13.5	10.0	9.7	10.7	9.5	7.0
Other	1.5	4.2	3.0	3.6	4.1	3.1	2.6	2.9	6.7	5.0

Total net revenues	$36.4	100.0%	$82.5	100.0%	$134.4	100.0%	$90.0	100.0%	$135.2	100.0%

We have derived, and believe that in the foreseeable future we will continue to derive, a significant portion of our revenues from a small number of major clients. In 2007, IBM contributed more than 10% of our net revenues; in 2008, Microsoft contributed more than 10% of our net revenues; and in 2009 and in the nine months ended September 30, 2010, Huawei and Microsoft each contributed more than 10% of our net revenues, together accounting for 34.4% and 38.1% of our total net revenues in each period, respectively. In the aggregate, our top ten clients accounted for 44.9%, 49.7% and 56.7% of our net revenues in 2007, 2008 and 2009, and 59.0% and 55.8% of our net revenues in the nine months ended September 30, 2009 and 2010, respectively. See “Risk Factors—Risks Related to Our Business and Industry—We generate a significant portion of our revenues from a small number of major clients and any loss of business from these clients could reduce our revenues and significantly harm our business.”

Human Capital

Our ability to rapidly recruit, train, develop and retain employees is critical to the success of our business. We are committed to being a highly regarded employer within our industry in China and we have dedicated executives focused solely on human capital and leadership development. We believe our employees deliver services on par with widely accepted quality standards in the global IT outsourcing industry. We had 3,116, 4,205 and 7,676 employees as of December 31, 2007, 2008 and 2009, respectively. As of September 30, 2010, we had 9,172 employees.

Recruiting and Retention. We have built our talent pool by recruiting students from leading universities in China and hiring highly qualified project leaders and middle-level managers from the market. We are committed to maintaining stringent recruitment standards to continue to hire highly qualified candidates, minimize attrition and increase the chances for the development of long-term careers for our employees. We offer competitive remuneration and benefits, a challenging work environment, ongoing skill development initiatives, and attractive career advancement opportunities. We continually assess and refine our selection process based on performance tracking of past recruits. We also maintain a database of experienced potential lateral hires from which we have recruited a large number of middle to senior level staff over the years. We have experienced what we believe to be relatively low attrition rates of 13.9%, 17.7%, 12.8% and 14.3% in 2007, 2008, 2009 and the nine months ended September 30, 2010, respectively.

Training and Development. We have training, continuing education and career development programs designed to ensure our technology and managerial personnel enhance their skill-sets in alignment with their respective roles. We have developed and promoted significant numbers of middle to senior level technical and management personnel from within our company. We continually review our competency model, which is based on the core values of our company culture, to determine the needs of capability development for technology and managerial personnel, while providing cross-functional assignments and exposure to internal strategic initiatives to prepare them for their next job role. As part of our systematic work force management practices, we conduct quarterly reviews and terminate employees that do not meet the quality levels required by our development programs and ultimately our clients.

We provide ongoing training for both new college graduates and experienced staff, including technical training and certification coursework, as well as language and management training. In 2008, we established dedicated training centers alongside our sales and delivery centers in Wuxi and Tianjin, and we have since added a training center in Guangzhou. We expect to open another training center in Dalian in the fourth quarter of 2010. These training centers are supported by a combination of government subsidies, tuition from the students and funds from us. The students gain hands-on experience in these programs, and the top students often obtain employment with us after graduation.

The training center in Wuxi that we helped establish and fund in cooperation with the Wuxi City government, the iCarnegie-iSoftStone training institute, in which we have an equity investment, utilizes the technical curriculum and professional certifications developed and maintained by iCarnegie Inc., the for-profit education arm of Carnegie Mellon University. The institute conducts certificate programs to train students in IT development, software development and other IT services skills, in English, which enables them to immediately begin serving clients. It has the capacity to train up to 10,000 students annually. We believe that the iCarnegie-iSoftStone training institute and our other training centers will help to create a sustainable and long-term source of high-quality candidates for positions with our company.

We are particularly focused on development of middle management and leadership. Our “Top 300” leadership development program is focused on systematically identifying and nurturing the development of middle and senior management. Using this program, we cultivate talent through formal leadership training, evaluation, development and promotion.

Research and Development

We continuously invest in research and development to enhance our domain knowledge and develop industry specific solutions to improve our competitiveness. We have established a two-layer research and development organization. At the corporate level, our four iSoftStone R&D institutes, in Beijing, Tianjin, Wuhan and Wuxi, are exploring new technologies and related applications (such as cloud computing) which can be applied horizontally across our integrated suite of service offerings. At the industry vertical level, we have several innovation centers with research and development efforts focused on developing solutions to help us more quickly and cost-effectively address our clients’ requirements. Our research and development team has built a library of over 50 industry-specific proprietary software modules, which incorporate our intellectual property. These modules not only incorporate accumulated industry expertise and best practices, but also serve as building blocks for our broad service and solution offerings.

Sales and Marketing

Our sales and marketing strategy seeks to increase client awareness of our service offerings, generate new and recurring business from target clients, promote client loyalty and enhance brand recognition. We promote our services directly through our business development teams and other client-facing personnel. Members of our executive management team are also actively involved in managing key client relationships through regular interaction with our clients’ senior management.

Sales and Marketing Organization. We have invested in building a broad sales force and marketing team. As of September 30, 2010, our business development teams consisted of 167 full-time sales and marketing personnel, including 55 sales managers, each of whom is responsible for a designated sales region, industry vertical or client account. We group our sales offices by regions in China and globally, and we have sales offices in 12 major cities in China, as well as in Hong Kong, Taipei, the United States and Japan, as of September 30, 2010. We plan to enhance our sales efforts by recruiting more sales personnel both domestically and overseas. We use salesforce.com as our primary sales management tool, which helps us efficiently manage our sales pipeline and track sales performance.

Strategic Alliances. We frequently enter into strategic alliances to help global technology companies “go to market” in China by jointly targeting business opportunities in the domestic China market. Through these alliances our clients gain greater market access for their products and solutions and we gain valuable industry experience, technology know-how and additional revenue opportunities. Examples of these strategic alliances include our alliance with Sungard where we are assisting in the deployment and implementation of Sungard’s iWorks solution at domestic China insurance clients.

Competition

The market for IT services is highly competitive and we expect competition to persist and intensify. We believe that the principal competitive factors in our markets are industry expertise, breadth and depth of service offerings, quality of the services offered, reputation and track record, marketing and selling skills, scalability of infrastructure and price.

In the IT outsourcing market, we face competition from the following major competitors:

•

Chinese IT services companies, such as Camelot Information Systems, ChinaSoft International Ltd., HiSoft Technology International Limited, Longtop Financial Technologies Limited, Neusoft Group Ltd., and VanceInfo Technologies Inc.;

•	Indian IT services companies, such as Cognizant Technology Solutions Corp., HCL Technologies, Infosys Technologies Ltd., Tata Consultancy Services Ltd. and Wipro Technologies;

•	offshore IT services providers in emerging outsourcing destinations with low wage costs such as Southeast Asia, Latin America and Eastern Europe; and

•	in-house IT departments of large corporations.

To date, we do not typically compete directly with the larger global consulting and outsourcing firms, such as Accenture, Capgemini, Hewlett-Packard and IBM, who are typically engaged in conjunction with large global projects. However, we may compete with these firms if they seek smaller engagements, particularly in conjunction with a strategy to enter the domestic China market. In addition, the trend towards offshore outsourcing, international expansion by foreign and domestic competitors and continuing technological changes will result in new and different competitors entering our markets. We believe that our delivery capabilities are competitive with companies such as these, and that our domestic China market experience and know-how provides us with a competitive advantage in serving our clients.

We believe that we have a strong competitive position serving Greater China and Global clients, as recognized by various third-party publications. For example,

•	in 2009 and 2010, we were included as a Top 10 China’s Leading Service Provider, published by Gartner and IDC;

•	in 2010, we were included in the annual Global Outsourcing Top 100, published by the International Association of Outsourcing Professionals®, or IAOP®; and

•	In 2009, we were included as a Top 10 IT Outsourcing Company, published by ChinaSourcing Alliance.

Intellectual Property and Confidentiality

Protecting our IP rights and the IP rights of our clients is critical to our business. We have invested and will continue to invest in research and development to enhance our domain knowledge and create industry-specific solutions. As of September 30, 2010, we had registered IP including 82 software copyrights, one trademark and 11 domain names registered in China, one domain name registered in the United States, and one domain name registered in Japan.

We employ a multi-layered approach to protect our clients’ IP, including implementing advanced technology and process-based protection and enforcement practices mandated by recognized security standards. In 2007, we became ISO 27001:2005 certified. Among other security measures, we require our employees and subcontractors to enter into non-disclosure agreements to limit access to and distribution of our clients’ proprietary and confidential information as well as our own. These agreements generally provide that any confidential or proprietary information developed by us or on our behalf must be kept confidential. We screen our employees and provide security training. Physical layer security measures include clustered and multi-level firewalls, intrusion detection mechanisms, vulnerability assessments, antivirus software, access control mechanisms and encryption techniques as required. We also operate our sales and delivery centers according to the security requirements of our clients, including guards, restricted access to server rooms, segregated networks, closed-circuit TV with recording devices, and other specific client requests.

Technology and Infrastructure

We have invested significantly in building our technology and infrastructure. As part of our technology infrastructure, we have our own data centers in Beijing, Nanjing, Shenzhen, Tianjin and Wuxi. In addition to supporting our own operations, we also use our data centers to serve our clients with infrastructure services. We expect to continue investing in our own IT infrastructure and more advanced technologies, such as cloud computing, to support our business growth.

Telecommunications linkage with client sites and between our various sites in China and overseas is a core component of our global delivery platform. We have designed a high-quality, scalable and secure network architecture that provides client connectivity, sales and delivery center connectivity and broadband connectivity.

Our clients operate in multiple jurisdictions and have a variety of voice and data systems. Our in-house solution architecture team has the capability to integrate our clients’ voice and data networks with our networks, support procedures, security environment and reporting procedures to create a homogeneous environment for consistent service delivery.

We use SAP’s human resources management system and financial management solutions to optimize our human resource and finance functions.

Quality Assurance

We have invested heavily in our service delivery quality, including project lifecycle management and quality controls. To standardize, document and make our development process more easily replicable, in 2005 we created iSoftStone Project Development Process, or iPDP, our in-house project management and quality assurance methodology. The increased automation enabled by iPDP also allows for more cost-effective project delivery. Depending upon the needs of our clients, we can also follow the standard processes requested by them, according to their specific needs. Throughout the development cycle and implementation process, our quality assurance methodology is embedded into the work we deliver. Through regular reports and communication, our clients have full visibility into the project progress.

We have achieved a wide range of recognition for our quality. We received our CMMi Level 5 certification in 2006 and became ISO 9001:2008 certified in 2010. We continually refine our software development and project delivery methodologies, tools and techniques, and implement performance metrics to drive ongoing improvements in our service delivery.

Facilities

Our principal executive offices are located on premises comprising approximately 11,919 square meters in an office building in Zhongguancun Software Park, Beijing, China. We have leased all of our facilities from unrelated parties, and most of our leases are renewable at our option.

As of the date of this prospectus, we had offices in 13 cities across the Greater China region, namely Beijing, Changsha, Dalian, Guangzhou, Hangzhou, Nanjing, Shanghai, Shenzhen, Tianjin, Wuhan, Wuxi, Xi’an and Taipei occupying an aggregate of 79,448 square meters under leases with terms ranging from one to five years. Outside of the Greater China region, we maintain offices in Boston, Kirkland (WA), New York, Seattle, Tokyo and Fukuoka, occupying an aggregate of 1,505 square meters under leases with terms ranging from one to five years.

The following table describes the leases and uses of property for our each of our facilities as of the date of this prospectus:

Location	Space	Usage of Property
	(in square meters)
Greater China
Beijing	13,787	Sales and delivery center Headquarter Sales Office Data Center iSoftstone R&D Institute
Changsha	1,138	Sales and delivery center Sales Office
Dalian	1,072	Sales and delivery center Sales Office
Guangzhou	2,277	Sales and delivery center Sales Office Training Center
Hangzhou	3,193	Sales and delivery center Sales Office
Nanjing	21,104	Sales and delivery center Sales Office Data Center
Shanghai	2,458	Sales and delivery center Sales Office
Shenzhen	13,937	Sales and delivery center Sales Office Data Center
Tianjin	5,545	Sales and delivery center Sales Office Data Center Training Center iSoftStone R&D Institute
Wuhan	1,469	Sales and delivery center Sales Office iSoftStone R&D Institute
Wuxi	12,968	Sales and delivery center Sales Office Data Center Training Center iSoftStone R&D Institute
Xi’an	448	Sales and delivery center Sales Office
Taipei	52	Sales and delivery center Sales Office
Japan
Fukuoka	62	Sales and delivery center Sales Office
Tokyo	184	Sales and delivery center Sales Office
U.S.
Boston	246	Sales and delivery center Sales Office
Kirkland (WA)	319	Sales and delivery center Sales Office
New York	160	Sales and delivery center Sales Office
Seattle	534	Sales and delivery center Sales Office

In the fourth quarter of 2010, we plan to open a new sales and delivery center in Xi’an and Chengdu and a new training center in Dalian.

In November 2010, we opened a new facility for our sales and delivery center in Wuxi. We will initially occupy approximately 9,000 square meters at this facility. We are in discussions to significantly expand our presence in Wuxi and are evaluating whether to lease or buy the expanded facilities.

Legal Proceedings

We are subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time. We are not currently a party to, nor are we aware of, any legal proceeding, investigation or claim which, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or results of operations.

REGULATIONS

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China or our shareholders’ rights to receive dividends and other distributions from us.

Regulations Relating to PRC Information Technology Service Industry

According to the Guidelines on Foreign Investment issued by the State Council in 2002 and the Catalog on Foreign Invested Industries (2007 Revision) issued by the National Development and Reform Commission and the Ministry of Commerce, IT services fall into the category of industries in which foreign investment is encouraged. The State Council has promulgated several notices since 2000 to launch favorable policies for IT services, such as preferential tax treatments and credit support.

Under rules and regulations promulgated by various Chinese government agencies, enterprises that have met specified criteria and are recognized as software enterprises by the relevant government authorities in China are entitled to preferential treatment, including financing support, preferential tax rates, export incentives, discretion and flexibility in determining employees’ welfare benefits and remuneration. For example, a recognized software enterprise is entitled to an exemption from enterprise income tax for its first two profitable years and a 50% reduction of its applicable enterprise income tax rate for the three following years. Software enterprise qualifications are subject to annual examination. Enterprises that fail to meet the annual examination standards will lose the favorable enterprise income tax treatment. Enterprises exporting software or producing software products that are registered with the relevant government authorities are also entitled to preferential treatment including governmental financial support, preferential import/export policies and preferential tax rates. iSoftStone WFOE, iSoftStone Information Technology Co., Ltd., iSoftStone Information System Service Co., Ltd. and Beijing iSoftStone Boxin Technology Co., Ltd. were recognized as software enterprises in April 2006, July 2007, October 2007 and December 2008 respectively and remain so as of the date of this prospectus.

Companies in China engaging in systems integration are required to obtain qualification certificates from the Ministry of Industry and Information Technology. Companies planning to set up computer information systems may only retain systems integration companies with appropriate qualification certificates. The qualification certificate is subject to review every two years and is renewable every four years. In 2003, the Ministry of Industry and Information Technology promulgated the Amended Appraisal Condition for Qualification Grade of Systems Integration of Computer Information to elaborate the conditions for appraising each of the four qualification grades of systems integration companies. Companies applying for qualification are graded depending on the scale of the work they undertake. The grades range from Grade 1 (highest) to Grade 4 (lowest) in the scale of the work the respective companies can undertake. Companies with Grade 3 qualification can independently undertake projects at the medium-scale and small-scale enterprise level and undertake projects at the large-scale enterprise level in cooperation with other entities. Our subsidiary iSoftStone WFOE obtained Grade 3 qualification certificate for systems integration in August 2008 and maintains this grade as of the date of this prospectus.

In 2009, the Ministry of Commerce and the Ministry of Industry and Information Technology jointly promulgated a rule aiming to protect a fair competition environment in the PRC service outsourcing industry. This rule requires that each of the domestic enterprises which provides IT and technological BPO services and each of its shareholders, directors, supervisors, managers and employees should not violate the service outsourcing contract to disclose, use or allow others to use the confidential information of its client. Such enterprises are also required to establish an information protection system and take various measures to protect clients’ confidential information, including causing their employees and third parties who have access to clients’ confidential information to sign confidentiality agreements and/or non-competition agreements.

Regulations on Intellectual Property Rights

The PRC Copyright Law, as amended, together with various regulations and rules promulgated by the State Council and the National Copyright Administration, protect software copyright in China. These laws and regulations establish a voluntary registration system for software copyrights administered by the Copyright Protection Center of China. Unlike patent and trademark registration, copyrighted software does not require registration for protection. Although such registration is not mandatory under PRC law, software copyright owners are encouraged to go through the registration process and registered software may receive better protection. As of September 30, 2010, we have registered 82 software copyrights with the National Copyright Administration.

The PRC Trademark Law, as amended, together with its implementation rules, protect registered trademarks. The Trademark Office of the State Administration for Industry and Commerce handles trademark registrations and grants a renewable protection term of 10 years to registered trademarks. As of September 30, 2010, we have registered one trademark with the Trademark Office of the State Administration for Industry and Commerce and have eight trademark applications outstanding.

Regulations on Foreign Currency Exchange

Under the PRC Foreign Exchange Administrative Regulations and various rules and regulations promulgated by SAFE, the Renminbi is freely convertible under current account transactions, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. For foreign exchange transactions under capital account items, such as making inbound and outbound direct investment, borrowing foreign loans, repatriating investment and investment in securities outside China, prior approval of or registration with SAFE or its local branches is required.

Foreign-invested enterprises may only buy, sell and remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account transactions, after obtaining approval from SAFE or its local branches. Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, SAFE and the National Development and Reform Commission or their local counterparts.

Regulations on Offshore Parent Holding Companies’ Direct Investment in and Loans to Their PRC Subsidiaries

An offshore company may make an equity investment in a PRC company, which will transform the PRC company into a subsidiary of the offshore holding company and a foreign-invested enterprise after the investment. Such equity investment is subject to a series of laws and regulations generally applicable to any foreign-invested enterprise in China. Under these laws and regulations, the increase of the registered capital of a foreign-invested enterprise is subject to prior approval by the original approval authority of its establishment, which is usually the Ministry of Commerce or its local counterpart. In addition, the increase of registered capital and the total investment amount must both be registered with the State Administration for Industry and Commerce and SAFE or their local counterparts.

Shareholder loans made by offshore parent holding companies to their PRC subsidiaries are regarded as foreign debts in China for regulatory purposes and are subject to a number of PRC laws and regulations. Under these laws and regulations, such loans must be registered with SAFE or its local branches. Furthermore, the total amount of foreign debts that can be borrowed by such PRC subsidiaries, including any shareholder loans, should not exceed the difference between the total investment amount and the registered capital amount of the PRC subsidiaries, both of which are subject to governmental approvals.

In 2008, SAFE promulgated Circular 142 to regulate the conversion by a foreign-invested enterprise of foreign currency into Renminbi by restricting how the converted Renminbi may be used. Circular 142 requires that the registered capital of a foreign-invested enterprise converted from foreign currencies and settled in Renminbi may only be used for purposes within the business scope approved by the applicable governmental authorities and may not be used for equity investments within the PRC unless otherwise specifically provided for. In addition, SAFE strengthened its oversight of the flow and use of the registered capital of a foreign-invested enterprise converted from foreign currencies and settled in Renminbi. The use of such Renminbi capital may not be changed without SAFE approval, and it may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been used for purposes within the foreign-invested enterprise’s approved business scope. Violations of Circular 142 may result in severe penalties, including substantial fines as set forth in the PRC Foreign Exchange Administrative Regulations.

Regulations on Dividend Distribution

Under applicable PRC laws and regulations, wholly foreign-owned enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, wholly foreign-owned enterprises in China are required to allocate at least 10% of their accumulated after-tax profits each year, if any, to fund certain reserve funds until these reserves have reached 50% of the registered capital of the enterprise. These reserves are not distributable as cash dividends. iSoftStone WFOE is restricted from distributing any dividends to us until it has met these requirements set out in the regulations.

According to the Enterprise Income Tax Law and its implementation rules, both of which became effective on January 1, 2008, dividends payable by a foreign-invested enterprise to its foreign investors will be subject to a 10% withholding tax if the foreign investors are considered as non-resident enterprises that are without any establishment or premise of business within China or if the dividends payable to such foreign investors do not have any connection with the establishment or premises of business of the foreign investors within China, to the extent that the dividends are deemed China-sourced income, unless such foreign investor’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a different withholding arrangement.

Regulations on Overseas Investment by PRC Residents

In 2005, SAFE issued the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Return Investments via Overseas Special Purpose Vehicles, or Circular 75. Circular 75 requires PRC residents, including both legal persons and natural persons, to register with an appropriate local SAFE branch before establishing or controlling any company outside of China, referred to as an “offshore special purpose company,” for the purpose of acquiring any assets of or equity interest in PRC companies and raising fund from overseas. When a PRC resident contributes the assets or equity interests it holds in a PRC company into the offshore special purpose company, or engages in overseas financing after contributing such assets or equity interests to the offshore special purpose company, such PRC resident must modify its SAFE registration in light of its interest in the offshore special purpose company and any change thereof. In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend its SAFE registration with the local SAFE branch with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, long-term equity investment or creation of any security interest. If these shareholders fail to comply, the PRC subsidiaries of the offshore special purpose company may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to their offshore parent company and the offshore parent company may be restricted in its ability to contribute additional capital into its PRC subsidiaries. Moreover, failure to comply with the above SAFE registration requirements could result in liability under PRC laws for evasion of foreign exchange restrictions.

In addition, the National Development and Reform Commission promulgated a rule in 2004 requiring its approval for overseas investment projects made by PRC entities. However, there exists great uncertainty as to the interpretation of this rule with respect to its application to a PRC individual’s overseas investment and, in practice, we are not aware of any precedents that a PRC individual’s overseas investment has been either approved by the National Development and Reform Commission or challenged by the National Development and Reform Commission based on the absence of its approval. See “Risk Factors—Risks Related to Doing Business in China—PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us, or otherwise materially and adversely affect us.”

Regulations on Employee Share Options

According to regulations and rules issued by the People's Bank of China and SAFE, all foreign exchange matters relating to employee stock holding plans, share option plans or similar plans of overseas listed companies with PRC citizens’ participation require approval from SAFE or its local counterpart. Chinese citizens who are granted share options or shares by an overseas listed company are required to register with SAFE through a Chinese agent and complete certain other procedures. These procedures must be conducted by a PRC agent designated by the subsidiary of such overseas listed company with which the PRC citizens are affiliated. The PRC agent may be a subsidiary of the overseas listed company, a trade union having legal person status and representing employees of that subsidiary, a trust and investment company or any other financial institution qualified to act as a custodian of assets. Foreign exchange income received by such participant from the sale of shares or dividends distributed by the overseas listed company must first be remitted into a collective foreign exchange account opened and managed by the PRC agent prior to any distribution of such income to such participants in a foreign currency or in Renminbi. We and our Chinese employees who have been granted share options or shares will be subject to these rules when we become an overseas listed company.

Regulation of Merger and Acquisitions of Domestic Enterprises by Foreign Investors

In 2006, six PRC regulatory agencies, including the CSRC, promulgated the Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, to more effectively regulate foreign investment in PRC domestic enterprises. Under the M&A Rule, equity or assets merger and acquisition of Chinese enterprises by foreign investors will be subject to the approval from the Ministry of Commerce or its competent local branches. The M&A Rule also requires offshore special purpose vehicles formed for the purposes of overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of the securities of such special purpose vehicles on an overseas stock exchange.

The interpretation and application of the M&A Rule is currently unclear. However, our PRC counsel, Han Kun Law Offices, has advised us that based on its understanding of current PRC laws, rules and regulations, the M&A Rule does not require us to obtain prior CSRC approval for the listing and trading of our ADSs on the NYSE, because our iSoftStone WFOE was established as a foreign-invested enterprise before September 8, 2006, the effective date of the M&A Rule, and iSoftStone WFOE was not established through merger or acquisition. A copy of Han Kun Law Offices legal opinion regarding the M&A Rule is filed as an exhibit to our registration statement on Form F-1, which is available at the SEC’s website at www.sec.gov.

See “Risk Factors—Risks Related to Doing Business in China—The approval of the PRC Securities Regulatory Commission, or the CSRC, may be required in connection with this offering under a recently adopted PRC regulation; any requirement to obtain prior CSRC approval could delay this offering and failure to obtain such approval, if required, could have a material adverse effect on our business, results of operation and reputation, as well as the trading price of our ADSs, and could also create uncertainties for this offering.”

Regulation on Employment

The PRC Labor Contract Law and its implementing rules impose requirements concerning contracts entered into between an employer and its employees and establishes time limits for probationary periods and for how long an employee can be placed in a fixed-term labor contract. The Labor Contract Law and its implementation rules also require certain terminations to be based upon seniority rather than merit, which significantly affects the cost of reducing workforce for employers. In addition, if an employer intends to enforce a non-compete provision with an employee in a labor contract or non-competition agreement, it has to compensate the employee on a monthly basis during the term of the restriction period after the termination or ending of the labor contract. Employers in most cases are also required to provide a severance payment to their employees after their employment relationships are terminated, including under the circumstance that a labor contract expires without renewal because the employer refuses to renew the labor contract or provides less favorable terms for renewal. Because the Labor Contract Law and its implementing rules have not been in effect very long and because there is lack of clarity with respect to their implementation and potential penalties and fines, it is uncertain how it will impact our current employment policies and practices.

Regulations on PRC Taxation

For a discussion of applicable PRC tax regulations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Taxes and Incentives—China.”

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus. The business address of each of our directors and executive officers is Building 9 Zhongguancun Software Park, No.8 West Dongbeiwang Road, Haidian District, Beijing 100193, People’s Republic of China.

Name	Age	Position/Title
Tianwen Liu	47	Chairman of the Board and Chief Executive Officer
Yong Feng	41	Director and Executive Vice President
Chung-Kao Hsieh	46	Director
Benson Bing Chung Tam	47	Director
Ling He	48	Director
Al-Noor Gulamali Abdulla Ramji	56	Independent Director
Tom Manning	55	Independent Director
Xiaosong Zhang	47	Chief Financial Officer
Bo Li	51	Executive Vice President and Chief Staff Officer
Ying Huang	43	Executive Vice President
Junhe Che	40	Executive Vice President
Qiang Peng	54	Executive Vice President
Seth Pinegar	34	Senior Vice President and Head of Corporate Development

Mr. Tianwen Liu (T.W. Liu) is our founder, our Chairman of the Board and Chief Executive Officer. Mr. Liu has over 20 years experience in the IT consulting and services industry. Prior to founding our business, Mr. Liu co-founded AsiaEC.com in 1999, which grew to China’s largest on-line office supply and service provider and was acquired by Office Depot in 2006. Prior to AsiaEC.com, Mr. Liu served as business unit general manager in Siemens from 1996 to 1999, and as senior project manager in Bechtel Corporation from 1993 to 1995 and as IT consultant in Digital Equipment Corporation from 1991 to 1993. Mr. Liu received his MBA degree from Massachusetts Institute of Technology, his master degree in electrical engineering from the University of Massachusetts and his bachelor degree in engineering from Huazhong University of Science and Technology.

Mr. Yong Feng (Frank Feng) is our Executive Vice President. Mr. Feng has been a director of our company since 2006. Mr. Feng has over 15 years of experience in the IT industry. Prior to joining us, Mr. Feng founded United Innovation Ltd. Prior to that, Mr. Feng served as sales manager in Mitsui & Co. (China) Ltd. from 1991 to 1996 and as a business analyst in General Motors from 1999 to 2000. Mr. Feng received his MBA degree from Duke University and his bachelor degree in science from Peking University.

Dr. Chung-Kao Hsieh (Peter Hsieh) has been a director of our company since 2005. Dr. Hsieh is nominated by AsiaVest Opportunities Fund IV, an investor of our series A and series B preference shares and our convertible notes. Dr. Hsieh is a partner of AsiaVest Partners. Prior to joining AsiaVest Partners in 2004, Dr. Hsieh served as a partner of Harbinger Venture. Dr. Hsieh started his venture capital career in 1997 in Silicon Valley with InveStar Capital. Prior to his venture capital career, Dr. Hsieh spent several years with KLA Instruments as an engineer, engineering manager, then sales manager for Asia. Dr. Hsieh is also a director of Leyou.com and Lattice Power Corporation. Dr. Hsieh received his master and PhD degree in engineering from Stanford University and his bachelor degree in mechanical engineering from National Taiwan University.

Mr. Benson Bing Chung Tam has been a director of our company since 2007. Mr. Tam is nominated by Fidelity Asia Ventures Fund L.P. and its affiliates, investors of our series B preference shares and convertible notes. Mr. Tam is a partner of Fidelity Growth Partners Asia (formerly named Fidelity Asia Ventures) since 2002. Prior to joining Fidelity Growth Partners Asia, Mr. Tam was a partner of Electra Partners Asia from 1998 to 2002, and was the founding director of Hellman & Friedman Asia from 1992 to 1998. Mr. Tam is a UK

Chartered Accountant and worked in M&A Corporate Finance at S.G. Warburg from 1989 to 1992. Mr. Tam currently serves on the board of directors of Crystal Computer Graphics Limited, Datuu Holding, Netqin Mobile Inc., Xi’an HuaXun Microelectronics Inc., China Search Inc. and Dianji Holdings. Mr. Tam received his master degree in computer science from Oxford University and his bachelor degree in civil engineering from Imperial College of London University.

Ms. Ling He has been a director of our company since 2009. Ms. He is nominated by SeaBright China Special Opportunities Fund II, LP and CSOF Technology Investments Limited, investors of our convertible notes. Ms. He has been the chair of the board of China Everbright Investment Management Ltd. since 2006. Prior to that, Ms. He served as executive director from 2000 to 2007 and as deputy general manager from 2007 to 2008 in China Everbright Limited. Prior to joining China Everbright Limited, Ms. He worked in Everbright Securities Co., Ltd. from 1993 to 2000 and was appointed as assistant to president in 1998. Ms. He is currently a director of Unionpay Merchant Services Limited. Ms. He received her master degree in economics from Shanxi Finance and Economics Institute and her bachelor degree in finance from Hunan Finance and Economics University.

Mr. Al-Noor Gulamali Abdulla Ramji has been our independent director since 2008. Mr. Ramji currently serves as executive vice president and general manager of banking in Misys plc. Prior to that, Mr. Ramji served as chief executive officer of BT Innovate and Design and chief information officer of BT Group plc. from 2004 to 2010, as executive vice president and chief information officer in Qwest Communications from 2001 to 2004, and as chief information officer of Dresdner Kleinwort Benson from 1996 to 2001. Mr. Ramji founded Webtek Software, one of the leading software houses in India in the 1990s. Mr. Ramji has also served as chief information officer at UBS (then called SBC) and as global head of operations at Credit Suisse First Boston prior to that. Mr. Ramji received his bachelor degree in electronics from University of London. Mr. Ramji is a Chartered Financial Analyst.

Mr. Tom Manning has been our independent director since 2010. Mr. Manning currently serves as chief executive officer of Cerberus Asia Operations & Advisory Limited and is based in Beijing. Previously, he served as chief executive officer and director of Indachin Limited, a private strategy advisory firm in Hong Kong, and from 2003 to 2005, as director of Bain & Company. From 2000 to 2003, he was the chief executive officer of Capgemini EY Asia. Prior to Capgemini’s merger with Ernst & Young Consulting, from 1996 to 2000, he was the chief executive officer of Ernst & Young Consulting Asia Pacific. Mr. Manning currently serves as a board director of AsiaInfo-Linkage, Inc., a Nasdaq-listed company, and Gome Electrical Appliances, Inc., a company listed on the Hong Kong Stock Exchange. Mr. Manning served as a board director of Bank of Communications, a company listed on the Hong Kong Stock Exchange and Shanghai Stock Exchange, from 2004 to 2010. Mr. Manning received his MBA degree from Stanford University and his bachelor degree in East Asian studies from Harvard University.

Mr. Xiaosong Zhang (Jonathan Zhang) has served as our Chief Financial Officer since July 2010 and was our independent director between February 2010 and July 2010 before becoming our Chief Financial Officer. Prior to joining us, Mr. Zhang served as chief financial officer of BJB Career Education Company Limited from 2009 to June 2010, as chief financial officer of Emarket Holding Group, Ltd. from 2008 to 2009, as chief financial officer of Chinacars, Inc. from 2007 to 2008 and as chief financial officer of Vimicro International Corporation, a Nasdaq-listed company, from 2004 to 2007. From 2000 to 2004, Mr. Zhang was a manager and then a senior manager at the Beijing office of PricewaterhouseCoopers. From 1995 to 1999, Mr. Zhang was an auditor and then a senior auditor at the Los Angeles office of KPMG LLP. Mr. Zhang received his master degree in accountancy from University of Illinois, his master degree in professional meteorology from Saint Louis University, and his bachelor degree in meteorology from Peking University. Mr. Zhang is a Certified Public Accountant in the State of California.

Mr. Bo Li has served as our Chief Staff Officer since 2010 and as our Executive Vice President since 2009. Mr. Li has over 20 years of experience in the business consulting and IT services industry. Prior to joining us as a Senior Vice President in 2008, Mr. Li served as vice president in Capgemini China from 2004 to 2006. Prior to that, Mr. Li founded Bexcel Management Consultants in 1998, the process and IT consulting part of which was acquired by Capgemini in 2004. Prior to that, Mr. Li served as a managing consultant in Roland Berger & Partner from 1994 to 1997. From 2003 to April 2010, Mr. Li served as an independent director on the board of directors of Beijing Foton Automotive, a company listed on the Shanghai Stock Exchange. Mr. Li received his doctor degree and master degree in economics from Christian-Albrechts University of Kiel, Germany.

Mr. Ying Huang has served as our Executive Vice President since 2005. Prior to joining us, Mr. Huang co-founded United Innovation Ltd. in 2002. Prior to that, Mr. Huang served as senior vice president in Capital Networks from 2000 to 2002 in China, as a senior technical staff member in AT&T Labs from 1997 to 2000 and as a research scientist in Air Force Institute of Technology from 1995 to 1996 in the U.S. Mr. Huang received his PhD degree in mathematics from Rutgers, The State University of New Jersey and his bachelor degree in applied mathematics from Tsinghua University.

Mr. Junhe Che (Carson Che) has served as our Executive Vice President since 2006. Prior to joining us in 2001, Mr. Che served as a consulting manager in Deloitte Touche Tohmatsu CPA Ltd. from 1995 to 1999 and as a project manager in Kehai Group from 1993 to 1995. Mr. Che received his MBA degree from Peking University and his bachelor degree in both precision instrument and management science from Tianjin University.

Mr. Qiang Peng (John Peng) has served as our Executive Vice President since 2005. Prior to joining us, Mr. Peng served as vice president of China technology delivery in E5 Systems Inc. from 2002 to 2004, as engineering vice president in Forefield, Inc. from 2000 to 2002, as director of software development in NetPaper.com, Inc. in 2000, as technical lead in Softrax Corporation from 1997 to 2000, as a senior system analyst in John Hancock Funds from 1996 to 1997, and as a business analyst in Mellon Financial Corporation from 1994 to 1996. Mr. Peng received his MBA degree from the University of Rhode Island, his master degree in public policies from the Institute of Science and Technology and his bachelor degree in mechanical engineering from Beijing University of Technology.

Mr. Seth Pinegar has served as our Senior Vice President and Head of Corporate Development since 2008. Mr. Pinegar is responsible for strategic business development, corporate marketing and communications, mergers and acquisitions and corporate finance. Prior to joining us, Mr. Pinegar was an investment banker for nearly a decade, at firms including UBS Investment Bank from 2004 to 2008, and J.P. Morgan from 2000 to 2004. Mr. Pinegar received his bachelor degree from the University of Washington in Seattle, Washington.

There is no family relationship between any of our directors or executive officers.

Employment Agreements

We have entered or will enter into employment agreements with our executive officers. The terms of these agreements are or will be substantially similar to each other, with terms ranging from one to two years and providing that the agreements are terminable for cause at any time. A senior executive officer may terminate his or her employment at any time by 30-day prior written notice. Each senior executive officer is entitled to certain benefits upon termination, including a severance payment equal to a certain specified number of months of his or her salary if we terminate his or her employment without cause. Each executive officer has agreed to hold in strict confidence and not to use, except for the benefit of our company, any proprietary information, technical data, trade secrets and know-how of our company or the confidential or proprietary information of any third party, including our subsidiaries and our clients, received by our company. Each of these executive officers has also agreed not to engage in any other employment, occupation, consulting or other business activity directly related to the business in which we are involved.

Board of Directors

Our board of directors consists of seven members, five of whom are independent directors within the meaning of Section 303A of the Corporate Governance Rules of the NYSE and three of whom are independent directors within the meaning of Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Duties of Directors

Under Cayman Islands law, our directors have a duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. Under some circumstances, a shareholder has the right to seek damages if a duty owed by our directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

•	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•	declaring dividends and distributions;

•	appointing officers and determining the term of office of the officers;

•	exercising the borrowing powers of our company and mortgaging the property of our company;

•	determining our business plans and investment proposals;

•	formulating our major acquisition and disposition plans, and plans for merger, division or dissolution; and

•	exercising any other powers conferred by the shareholders’ meetings or under our articles of association.

Terms of Directors and Executive Officers

Our directors are not subject to a term of office (unless a term is set by our board and approved by our shareholders) and hold office until such time as they resign or are removed from office by special resolution of at least two-thirds of the shareholders or by a vote of at least two-thirds of our board of directors. A director will be removed from office automatically if, among other things, the director becomes bankrupt or makes any arrangement or composition with his creditors, or dies or is found by our company to be or to have become of unsound mind. The board (or a committee thereof) has the power to adopt policies governing the term of office of our directors subject to approval by our shareholders.

All of our executive officers are appointed by and serve at the discretion of our board of directors.

Committees of the Board of Directors

To enhance our corporate governance, we intend to restructure our board of directors and the three committees under the board of directors prior to the closing of this offering: the audit committee, the nominating and corporate governance committee and the compensation committee. We have adopted a charter for each of these committees. The committees have the following functions and members.

Audit Committee

Our audit committee will consist of Benson Bing Chung Tam, Al-Noor Gulamali Abdulla Ramji and Tom Manning. Mr. Manning will be the chairman of our audit committee and Mr. Tam meets the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Each of Mr. Tam, Mr. Ramji and Mr. Manning satisfies the “independence” requirements of within the meaning of Section 303A of the Corporate Governance Rules of the NYSE. Mr. Ramji and Mr. Manning satisfy the “independence” requirements under Rule 10A-3 under the Exchange Act. Mr. Tam does not currently meet the Rule 10A-3 requirements due to his affiliation with Fidelity Growth Partners, an affiliate shareholder. Our board of directors has an ongoing search to identify a replacement for Mr. Tam as our financial expert prior to the first anniversary of this offering. The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company.

The audit committee will be responsible for, among other things:

•	appointing the independent auditor;

•	pre-approving all auditing and non-auditing services permitted to be performed by the independent auditor;

•	setting clear hiring policies for employees and former employees of the independent auditor;

•	reviewing with the independent auditor any audit problems or difficulties and management’s responses;

•	reviewing and approving all related party transactions, as defined under applicable U.S. securities laws and regulations;

•	reviewing and discussing the annual audited financial statements with management and the independent auditor;

•	reviewing and discussing with management and the independent auditor the quarterly financial statements and significant changes to accounting principles and other major items;

•	reviewing reports prepared by management or by the independent auditor relating to significant financial reporting issues and judgments;

•	discussing earnings press releases with management, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	reviewing with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on our financial statements;

•	discussing policies with respect to risk assessment and risk management with management, internal auditors and the independent auditor;

•

timely reviewing reports from the independent auditor regarding all critical accounting policies and practices to be used by our company, all alternative treatments of financial information within U.S. GAAP that have been discussed with management and all other material written communications between the independent auditor and management;

•

establishing procedures for the receipt, retention and treatment of complaints received by our company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	annually reviewing and reassessing the adequacy of our audit committee charter;

•	meeting separately, periodically, with management, internal auditors and the independent auditor;

•	reporting regularly to the full board of directors; and

•	handling such other matters that are specifically delegated to our audit committee by our board of directors from time to time.

Compensation Committee

Our compensation committee will consist of Al-Noor Gulamali Abdulla Ramji, Benson Bing Chung Tam, Tianwen Liu and Chung-Kao Hsieh. Mr. Ramji will be the chairman of our compensation committee. Each of Mr. Ramji, Mr. Tam and Mr. Hsieh satisfies the “independence” standards of Section 303A of the Corporate Governance Rules of the NYSE.

Our compensation committee is responsible for:

•	establishing our general compensation philosophy;

•

reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating our chief executive officer’s performance in light of those goals and objectives and determining our chief executive officer’s compensation level based on this evaluation;

•	determining the compensation level of our other executive officers;

•	making recommendations to the board of directors with respect to our incentive-compensation plan and equity-based compensation plans;

•	administering our equity-based compensation plans in accordance with the terms thereof;

•	reviewing and making recommendations to the board of directors with respect to the compensation of our directors; and

•	handling such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will consist of Al-Noor Gulamali Abdulla Ramji, Tianwen Liu and Tom Manning. Mr. Ramji will be the chairman of our nominating and corporate governance committee. Each of Mr. Ramji and Mr. Manning satisfies the “independence” standards of Section 303A of the Corporate Governance Rules of the NYSE.

Our nominating and corporate governance committee is responsible for, among other things:

•	recommending to the board of directors and periodically reviewing criteria for the selection of new directors;

•	identifying and recommending to the board of directors qualified individuals to become new directors as needed;

•	identifying and recommending to the board of directors qualified board members to fill vacancies on any committee of the board of directors;

•	overseeing the system of our corporate governance; and

•	handling such other matters that are specifically delegated to the nominating and corporate governance committee by our board of directors from time to time.

Corporate Governance

Our board of directors has adopted a code of ethics, which is applicable to our senior executive and financial officers. In addition, our board of directors has adopted a code of conduct, which is applicable to all of our directors, officers, employees and advisors. We will make our code of ethics and our code of conduct publicly available on our website. In addition, our board of directors has adopted a set of corporate governance guidelines. The guidelines reflect certain guiding principles with respect to our board’s structure, procedures and committees. The guidelines are not intended to change or interpret any law, or our memorandum and articles of association, as amended from time to time. The code of ethics, code of conduct and corporate governance guidelines all become effective upon the closing of this offering.

Interested Transactions

Subject to any separate requirement for audit committee approval under applicable law or the applicable rules of the NYSE, and unless disqualified by the chairman of the relevant board meeting, a director may vote in respect of any contract or transaction in which he is interested, provided that the nature of the interest of any director in such contract or transaction shall be disclosed by him or her at or prior to its consideration and any vote on that matter. A general notice or disclosure to the directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee of directors that a director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company will be sufficient disclosure, and, after such general notice, it will not be necessary to give special notice relating to any particular transaction.

Remuneration and Borrowing

The directors may determine remuneration to be paid to the directors. The compensation committee assists the directors in reviewing and approving the compensation structure for the directors. The directors may exercise all the powers of the company to borrow money, mortgage its undertaking, property and uncalled capital and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party. There is no contract between us or any of our directors providing for benefits upon termination of employment.

Qualification

There is no shareholding qualification for directors.

Limitation on Liability and Other Indemnification Matters

Cayman Islands law allows us to indemnify our directors, officers and auditors acting in relation to any of our affairs against actions, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duties as our directors, officers and auditors.

Under our fourth amended and restated memorandum of association and fifth amended and restated articles of association to be adopted upon the closing of this offering, we may indemnify our directors, secretary, other officers, liquidator or trustees (if any), employees and agents against all actions, costs, charges, losses, damages and expenses (including attorneys’ fees) which they may incur or sustain by reason of any act done, concurred in or omitted in or about the execution of their duty provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of these persons.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2009, we and our subsidiaries paid aggregate cash compensation of approximately RMB5.9 million ($0.9 million) to our directors and executive officers as a group. For information regarding options granted to officers and directors, see “—Equity Incentive Plans.” We do not pay or set aside any amounts for pensions, retirement or other benefits for our officers and directors.

Equity Incentive Plans

Our incentive plans are intended to promote our success and to enhance our ability to motivate, attract and retain the services of selected directors, officers, employees and other eligible persons. Our board of directors or a duly established committee of our board of directors is the administrator of our incentive plans and has broad authority to interpret the plan provisions and make all required determinations under the plan, including authority to make required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits. Awards under our incentive plans are generally non-transferable. However, the plan administrator may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions, are not made for value.

Pre-IPO Plans. We adopted our 2008 Share Incentive Plan, or the 2008 Plan, in March 2008 and subsequently amended it in September 2010. We adopted our 2009 Share Incentive Plan, or the 2009 Plan, in December 2009, and subsequently amended it in April and September 2010. As of the date of this prospectus, a total of 38,519,363 ordinary shares are subject to outstanding options granted under the 2008 Plan and a total of 46,601,917 ordinary shares are subject to outstanding options granted under the 2009 Plan. The 2008 Plan and 2009 Plan will each terminate upon the closing of this offering.

Options granted under our incentive plans generally do not vest unless the grantee remains under our employment or in service with us on the given vesting date. Such options generally vest over a period of four years, with 25% vesting on a yearly basis, starting from the first anniversary of the vesting commencement date as indicated in the relevant option award agreement. Our plan administrator may accelerate the vesting to permit immediate exercise of options granted to a grantee. The number of options that may vest in any given year for certain grantees under our 2009 Plan is also subject to certain performance requirements established and evaluated by our human resources department.

The options granted under our incentive plans that are outstanding on the date of this offering will expire on the earliest of (i) the tenth anniversary of the grant date, (ii) the date that is 12 months after the termination date if the grantee’s service terminates for death, disability, or retirement, or (iii) the 30th day after the termination date if the grantee’s service terminates for any reason, other than death, disability, retirement or cause. If a grantee’s service terminates for cause, all the options granted to the grantee under our incentive plans will immediately be forfeited and expire.

2010 Performance Incentive Plan. In November 2010, we adopted our 2010 Performance Plan, or 2010 Plan. The maximum number of ordinary shares that may be issued pursuant to all awards under the 2010 Plan is 7,500,000, plus an annual increase on January 1 of each calendar year beginning in 2011 equal to the lesser of (i) two and one-half percent (2.5%) of the total number of our ordinary shares issued and outstanding on December 31 of the immediately preceding calendar year, (ii) 20,000,000 ordinary shares or (iii) such number of ordinary shares as may be established by our board of directors.

Awards under the 2010 Plan may be in the form of incentive or nonqualified stock options, share appreciation rights, share bonuses, restricted shares, share units, performance shares, phantom shares, dividend equivalents and other forms of awards including cash awards. Nonqualified and incentive stock options may not be granted at prices below the fair market value of our ordinary shares on the date of grant. Incentive stock options must have an exercise price that is at least equal to the fair market value of our common stock, or 110% of fair market value of our ordinary shares or incentive stock option grants to any 10% owner of our ordinary shares, on the date of grant. These and other awards may also be issued solely or in part for services. Awards are generally paid in cash or our ordinary shares. The plan administrator may also provide for the repricing of share options or share appreciation rights granted under the 2010 Plan (by amendment, cancellation and regrant, exchange or other means) without shareholder approval.

Generally, and subject to limited exceptions set forth in the 2010 Plan, if we dissolve or undergo certain corporate transactions such as a merger, business combination, consolidation, or other reorganization; exchange of our ordinary share; a sale of substantially all of our assets; or any other event in which we are not the surviving entity, all awards then-outstanding under the 2010 Plan will become fully vested or paid, as applicable, and will terminate or be terminated in such circumstances, unless the plan administrator provides for the assumption, substitution or other continuation of the award. The plan administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2010 Plan. For example, the administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Our board of directors may amend or terminate the 2010 Plan at any time, but no such action will affect any outstanding award in any manner materially adverse to a participant without the consent of the participant. Plan amendments will be submitted to shareholders for their approval as required by applicable law or any applicable listing agency. The 2010 Plan is not exclusive—our board of directors and compensation committee may grant share and performance incentives or other compensation, in shares or cash, under other plans or authority. The plan will terminate on April 13, 2020. However, the plan administrator will retain its authority until all outstanding awards are exercised or terminated. The maximum term of options, share appreciation rights and other rights to acquire our ordinary shares under the plan is ten years after the initial date of the award.

The table below sets forth the option grants made to our current directors and executive officers pursuant to our incentive plans:

Name	Number of Ordinary Shares to be Issued Upon Exercise of Options	Exercise Price per Ordinary Share	Date of Grant	Date of Expiration
Tianwen Liu(1)	2,850,000	$0.3	April 1, 2007	March 31, 2017
	2,100,000	0.3	April 1, 2008	March 31, 2018
	7,110,000	0.5	December 23, 2009	December 22, 2019
	3,350,000	0.65	August 1, 2010	July 31, 2020
Yong Feng(1)	700,000	$0.3	April 1, 2007	March 31, 2017
	300,000	0.3	April 1, 2008	March 31, 2018
	1,000,000	0.5	December 23, 2009	December 22, 2019
	450,000	0.65	August 1, 2010	July 31, 2020
Al-Noor Gulamali Abdulla Ramji	*	$0.3	April 1, 2008	March 31, 2018
Tom Manning	*	95% of the per share equivalent of the initial offering price	November 18, 2010	November 17, 2020
Xiaosong Zhang(1)	*	$0.65	September 15, 2010	September 14, 2020
Bo Li(1)	*	$0.3	April 1, 2008	March 31, 2018
	*	0.5	December 23, 2009	December 22, 2019
	*	0.65	August 1, 2010	July 31, 2020
Ying Huang	500,000	$0.3	April 1, 2007	March 31, 2017
	270,000	0.3	April 1, 2008	March 31, 2018
	1,280,000	0.5	December 23, 2009	December 22, 2019
	400,000	0.65	August 1, 2010	July 31, 2020
Junhe Che(1)	*	$0.3	April 1, 2007	March 31, 2017
	*	0.3	April 1, 2008	March 31, 2018
	*	0.5	December 23, 2009	December 22, 2019
	*	0.65	August 1, 2010	July 31, 2020
Qiang Peng	*	$0.3	April 1, 2007	March 31, 2017
	*	0.3	April 1, 2008	March 31, 2018
	*	0.5	December 23, 2009	December 22, 2019
	*	0.65	August 1, 2010	July 31, 2020
Seth Pinegar	*	$0.3	December 20, 2008	December 19, 2018
	*	0.5	December 23, 2009	December 22, 2019
	*	0.65	August 1, 2010	July 31, 2020

*	The person beneficially owns less than 1% of our outstanding ordinary shares.
(1)	The options have been transferred to entities established for the optionees’ estate planning purposes.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares, as of the date of this prospectus, by:

•	each of our directors and executive officers;

•	our directors and executive officers as a group;

•	each person known to us to own more than 5.0% of our ordinary shares; and

•	each selling shareholder.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Being Sold in This Offering		Ordinary Shares Beneficially Owned After This Offering
	Number	%(1)	Number(2)	%(1)	Number(2)	%(1)
Directors and Executive Officers:
Tianwen Liu(3)	91,744,750	22.5%
Yong Feng(4)	30,604,561	7.6%
Chung-Kao Hsieh	—	—
Benson Bing Chung Tam	—	—
Ling He	—	—
Al-Noor Gulamali Abdulla Ramji	*	*
Tom Manning	—	—
Xiaosong Zhang	*	*
Bo Li	*	*
Ying Huang(5)	9,437,883	2.4%
Junhe Che	*	*
Qiang Peng	*	*
Seth Pinegar	*	*
All directors and executive officers as a group	140,686,992	33.8%
Principal and Selling Shareholders:
Tekventure Limited(6)	83,239,750	20.8%
United Innovation (China) Ltd.(7)	29,104,561	7.3%
AsiaVest Opportunities Fund IV(8)	115,840,092	29.0%
Fidelity Entities(9)	92,884,022	23.2%
Infotech Entities(10)	36,443,117	9.1%
Everbright Entities(11)

*	Less than 1% of our outstanding ordinary shares.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. The percentage of beneficial ownership of each listed person prior to this offering is based on 399,891,147 ordinary shares outstanding as of the date of this prospectus, including 264,166,235 ordinary shares convertible from our preference shares upon the closing of this offering, and shares that such person has the right to acquire within 60 days after the date of this prospectus. The percentage of beneficial ownership of each listed person after this offering is based on shares outstanding immediately after the closing of this offering, including ordinary shares issued in this offering and 264,166,235 ordinary shares issued upon the conversion of all of our preference shares upon the closing of this offering, as well as the number of shares that such person has the right to acquire within 60 days after the date of this prospectus.
(2)	Assumes that the underwriters do not exercise the option to purchase additional ADSs.
(3)

Represents 83,239,750 ordinary shares held by Tekventure Limited, a British Virgin Islands company and 8,505,000 ordinary shares issuable upon exercise of options within 60 days of the date of this prospectus held by Colossal Win Limited, a British Virgin Islands company of which Mr. Liu is the sole director.

Mr. Liu is the sole director of Tekventure Limited and, as such, exercises voting power on behalf of this shareholder on all matters of our company requiring shareholder approval. Mr. Liu disclaims beneficial ownership of such 83,239,750 ordinary shares except to the extent of his pecuniary interest. The business address of Mr. Liu is International Software Plaza, Building 9 Zhongguancun Software Park, No.8 West Dongbeiwang Road, Haidian District, Beijing 100193, China.

(4)	Represents 29,104,561 ordinary shares held by United Innovation (China) Ltd., a British Virgin Islands company and 1,500,000 ordinary shares issuable upon exercise of options within 60 days of the date of this prospectus held by High Flier Limited, a British Virgin Islands company of which Mr. Feng is the sole director. Mr. Feng is the sole director of United Innovation (China) Ltd. and, as such, exercises voting power on behalf of this shareholder on all matters of our company requiring shareholder approval. Mr. Feng disclaims beneficial ownership of such 29,104,561 ordinary shares except to the extent of his pecuniary interest. The business address of Mr. Feng is International Software Plaza, Building 9 Zhongguancun Software Park, No.8 West Dongbeiwang Road, Haidian District, Beijing 100193, China.
(5)	Represents 8,027,883 ordinary shares held by United Innovation (China) Ltd., a British Virgin Islands company and 1,410,000 ordinary shares issuable upon exercise of options within 60 days of the date of this prospectus held by Mr. Huang. The business address of Mr. Huang is International Software Plaza, Building 9 Zhongguancun Software Park, No.8 West Dongbeiwang Road, Haidian District, Beijing 100193, China.
(6)	Represents 83,239,750 ordinary shares held by Tekventure Limited. Tekventure Limited is a company incorporated under the laws of the British Virgin Islands. The shareholders of Tekventure Limited are Tianwen Liu, Jiadong Qu, Yan Zhou, Junhe Che, Qiang Peng, Wang Li, and Xianyong Huang. Tianwen Liu is the sole director of Tekventure Limited. The address of Tekventure Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.
(7)	Represents 29,104,561 ordinary shares held by United Innovation (China) Ltd. United Innovation (China) Ltd. is a company incorporated under the laws of the British Virgin Islands. The shareholders of United Innovation (China) Ltd. are Yong Feng, Ying Huang, Chaohuai Rui and Kai Mei. Yong Feng is the sole director of United Innovation (China) Ltd. The address of United Innovation (China) Ltd. is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.
(8)	Represents 115,840,092 ordinary shares issuable upon conversion of all series A and series B preference shares held by AsiaVest Opportunities Fund IV and ordinary shares issuable upon the conversion, pursuant to a binding conversion agreement entered into in November 2010, of convertible notes with principal amount of $4.5 million held by AsiaVest Opportunities Fund IV upon the closing of this offering, based on an assumed initial public offering price of $ per ADS, the mid-point of the estimated public offering price range shown on the front cover of this prospectus. AsiaVest Opportunities Fund IV is a Cayman Islands limited liability company. The manager of AsiaVest Opportunities Fund IV is AsiaVest Partners, TCW/YFY Ltd., a Cayman Island company. The investment committee of AsiaVest Partners TCW/YFY Ltd., which consists of T. J. Huang, Henry Shaw, Harvey Chang, Marc Stern and Clifford Mak, exercises the voting and dispositive power over our shares owned by AsiaVest Opportunities Fund IV. AsiaVest Partners TCW/YFY Ltd. is a joint venture between AsiaVest Investment Ltd., a British Virgin Islands company and TCW (TSOP), Ltd., a Cayman Island company. The address of AsiaVest Opportunities Fund IV is 11/F, 318 Ruei Guang Road, Taipei 114, Taiwan.
(9)

Represents 89,544,842 ordinary shares issuable upon conversion of all series B preference shares held by Fidelity Asia Ventures Fund L.P. and 3,339,180 ordinary shares issuable upon conversion of all series B preference shares held by Fidelity Asia Principals Fund L.P and              ordinary shares issuable upon the conversion, pursuant to a binding conversion agreement entered into in November 2010, of convertible notes with principal amount of $7.1 million held by Asia Ventures II L.P. upon the closing of this offering, based on an assumed initial public offering price of $             per ADS, the mid-point of the estimated public offering price range shown on the front cover of this prospectus. Fidelity Asia Ventures Fund L.P., Fidelity Asia Principals Fund L.P. and Asia Ventures II L.P. are collectively referred to in this prospectus as the Fidelity Entities. Each of the Fidelity Entities is a Bermuda exempted limited partnership. The general partner of both Fidelity Asia Ventures Fund L.P. and Fidelity Asia Principals Fund L.P. is Fidelity Asia Partners L.P., a Bermuda exempted limited partnership. The general partner of Fidelity Asia Partners L.P. is FIL Asia Ventures Limited, a Bermuda limited liability company, which is a wholly owned subsidiary of

FIL Limited, a Bermuda limited liability company. The general partner of Asia Ventures II L.P. is Asia Partners II LP, a Bermuda exempt limited partnership. The general partner of Asia Partners II LP is FIL Capital Management Limited, a Bermuda limited liability company which is a wholly owned subsidiary of FIL Limited, a Bermuda limited liability company. FIL Limited has over 500 shareholders, which consist entirely of senior executives of FIL Limited, several charitable organizations, and several partnerships and trusts for the benefit of FIL Limited’s Chairman Edward C Johnson 3d and his family members. Impresa Fund III Limited Partnership (formerly named Fidelity Investors VII Limited Partnership) is a limited partner in the Fidelity Asia Ventures Fund L.P. Impresa Fund III Limited Partnership was created to benefit certain employees, officers and directors of FMR LLC and its affiliates The general partner of Impresa Fund III Limited Partnership is Northern Neck Investors LLC. The following entities are FINRA registered members and are direct or indirect wholly owned subsidiaries of FMR LLC: Fidelity Brokerage Services LLC, National Financial Services LLC, Fidelity Investments Institutional Services Company, Inc., Fidelity Distributors Corp. and Pyramis Distributors Corp. The registered address of each of the Fidelity Entities is Pembroke Hall, 42 Crow Lane, Pembroke, Bermuda HM 19.

(10)	Represents 11,111,111 ordinary shares issuable upon conversion of all series A preference shares held by Infotech Ventures Cayman Company Limited, 25,332,006 ordinary shares issuable upon conversion of all series B preference shares held by Infotech Pacific Ventures L.P and ordinary shares issuable upon the conversion, pursuant to a binding conversion agreement entered into in November 2010, of convertible notes with principal amount of $1.6 million held by Infotech Pacific Ventures L.P., upon the closing of this offering, based on an assumed initial public offering price of $ per ADS, the mid-point of the estimated public offering price range shown on the front cover of this prospectus. Infotech Ventures Cayman Company Limited and Infotech Pacific Ventures L.P. are collectively referred to in this prospectus as the Infotech Entities. Infotech Ventures Cayman Company Limited is beneficially owned by ten shareholders, none of which has sole voting and dispositive power over our shares held by Infotech Ventures Cayman Company Limited. Infotech Ventures Cayman Company Limited is managed by its board of directors which consists of Zhiming Li, Yiming Zhu, Xiaocheng Zhang, Rongfang Huang, Shaowen Zhang, Anjian Li, Youyong Zhao, Xi’an Wang, Guanghui Cheng, Zhigang Zheng, Xuming Zhang, and Tingru Liu. The address of Infotech Ventures Cayman Company Limited is Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681 GT, George Town, Grand Cayman, British West Indies. Infotech Pacific Ventures L.P. is a Cayman Islands limited partnership. The general partner of Infotech Pacific Ventures L.P. is Infotech Management, L.P., a Cayman Island limited partnership, which is in turn managed by its general partner, IPV Capital, Ltd., a Cayman Island company. Voting and investment power of Infotech Pacific Ventures, L.P are exercised by the boards of directors of IPV Capital, Ltd. The address of Infotech Pacific Ventures L.P. is Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands.
(11)	Represents ordinary shares issuable upon conversion of convertible notes with principal amount of $15 million outstanding at the date of this prospectus held by CSOF Technology Investments Limited and SeaBright China Special Opportunities Fund II, L.P., upon the closing of this offering, based on an assumed initial public offering price of $ per ADS, the mid-point of the estimated public offering price range shown on the front cover of this prospectus. CSOF Technology Investments Limited and SeaBright China Special Opportunities Fund II, L.P. are collectively referred to in this prospectus as the Everbright Entities. The principal amount of, and the accrued and unpaid interest on, the convertible notes held by the Everbright Entities are convertible into our ordinary shares or redeemable for cash at the holder’s option within 12 months of the closing of this offering. See “Related Party Transactions—Private Placements—Convertible Notes Financing.” CSOF Technology Investments Limited is a BVI business company incorporated under the laws of the British Virgin Islands. The sole shareholder of CSOF Technology Investments Limited is China Special Opportunities Fund, L.P. The board of directors of CSOF Technology Investments Limited consists of Ling He, Cheng Liu, Kun Wan Ip and Chi Chun Tang. The address of CSOF Technology Investments Limited is 40/F, Far East Finance Centre, 16 Harcourt Road, Hong Kong. SeaBright China Special Opportunities Fund II, L.P. is an exempted limited partnership registered in the Cayman Islands. The general partner of SeaBright China Special Opportunities Fund II, L.P. is SeaBright Investment Partners, LLC, a Delaware limited liability company, in which each of Rosalind K. Lee and James Pan owns 50% equity interest. The address of SeaBright China Special Opportunities Fund II, L.P. is Scotia Centre, P. O. Box 268 George Town, Grand Cayman, KY1-1104, Cayman Islands.

As of the date of this prospectus,             % of our outstanding ordinary shares, assuming conversion of our preference shares and the issuance of              ordinary shares upon the conversion, pursuant to binding conversion agreements entered into in November 2010, of convertible notes with principal amount of $18 million upon the closing of this offering, based on an assumed initial public offering price of $             per ADS, the mid-point of the estimated public offering price range shown on the front cover of this prospectus, are held by 23 record holders in the United States. The Fidelity Entities have informed us that one of their limited partners is affiliated with certain registered broker-dealers. Other than the Fidelity Entities, none of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities. Each of the Fidelity Entities has represented to us that it purchased our shares or convertible notes in the ordinary course of business and that, at the time of the purchase, it had no agreement or understanding with any person to distribute our shares or convertible notes.

None of our existing shareholders will have different voting rights from other shareholders after the closing of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

Significant Historical Changes to Our Shareholding

On November 16, 2005, we issued 85,739,750 ordinary shares to Tekventure Limited and 31,604,561 ordinary shares to United Innovation (China) Ltd. in connection with our reorganization and our acquisition of the IT services business and related assets of United Innovation Ltd. For more information, see “Corporate History and Structure—Corporate History.”

From 2005 to 2010, we issued and sold an aggregate of 95,286,195 series A preference shares, an aggregate of 168,880,040 series B preference shares and convertible notes in the aggregate principal amount of $38 million in a series of private placements. For more information, see “Related Party Transactions—Private Placements.”

RELATED PARTY TRANSACTIONS

Contractual Arrangements with Beijing iSoftStone

In November 2005, we entered into a series of agreements with Beijing iSoftStone and its shareholders, which enable us to

•	exercise effective control over Beijing iSoftStone; and

•	receive a substantial portion of the economic benefits from Beijing iSoftStone in consideration for the services provided by iSoftStone WFOE.

Agreements that Transfer Economic Benefits to Us

Exclusive Outsourcing Agreement. Pursuant to the exclusive outsourcing agreement dated November 16, 2005 between iSoftStone WFOE and Beijing iSoftStone, Beijing iSoftStone agreed to exclusively subcontract its business contracts, to the extent that subcontracting is permitted by such business contracts, to iSoftStone WFOE and pay the revenue collected under such business contracts to iSoftStone WFOE. The exclusive outsourcing agreement will terminate upon written agreement by the parties.

Exclusive Technology Consulting and Management Service Agreement. Pursuant to the exclusive technology consulting and management service agreement dated November 16, 2005 between iSoftStone WFOE and Beijing iSoftStone, iSoftStone WFOE agreed to provide exclusive technology consulting and management services to Beijing iSoftStone for service fees equal to the revenue realizable under the business contracts of Beijing iSoftStone that are not subcontracted to iSoftStone WFOE. The exclusive technology consulting and management service agreement has a term of three years from its signing date and is renewable an unlimited number of times for three years at a time unless terminated upon written agreement by the parties.

Trademark and Software Licensing Agreement. Pursuant to the trademark and software licensing agreement dated November 16, 2005 between iSoftStone WFOE and Beijing iSoftStone, iSoftStone WFOE agreed to license its trademarks, software copyrights and domain names to Beijing iSoftStone on a non-exclusive basis. Beijing iSoftStone pays licensing fees in a lump sum equal to the revenue realizable under the business contracts of Beijing iSoftStone that are not subcontracted to iSoftStone WFOE and that are not otherwise paid to iSoftStone WFOE pursuant to the aforesaid exclusive technology consulting and management service agreement. The trademark and software licensing agreement has a term of three years from its signing date and is renewable an unlimited number of times for three years at a time unless terminated upon written agreement by the parties.

Agreements that Provide Effective Control over Beijing iSoftStone

Equity Pledge Agreement. Pursuant to the equity pledge agreement dated November 16, 2005 between iSoftStone WFOE and the individuals collectively holding over 90% of the equity interests in Beijing iSoftStone, which was subsequently amended on October 8, 2010, each signing shareholder agreed to pledge his or her equity interest in Beijing iSoftStone to iSoftStone WFOE to secure the performance of Beijing iSoftStone’s obligations under the relevant principal agreements, including the exclusive outsourcing agreement and the exclusive technology consulting and management service agreement with iSoftStone WFOE. The equity pledge agreement expires when Beijing iSoftStone fully performs its obligations under the relevant principal agreements. Under the equity pledge agreement, each signing shareholder of Beijing iSoftStone also agreed not to transfer, dispose of or otherwise create any encumbrance on his or her equity interest in Beijing iSoftStone without prior written consent of iSoftStone WFOE. If Beijing iSoftStone fails to perform its contractual obligations, iSoftStone WFOE, as pledgee, will be entitled to dispose of the pledged equity interests. In addition, these shareholders of Beijing iSoftStone agreed that iSoftStone WFOE may purchase part or all of the pledged equity interests in Beijing iSoftStone when and to the extent that applicable PRC law permits.

Irrevocable Proxy. In connection with the execution of the equity pledge agreement, the shareholders of Beijing iSoftStone executed an irrevocable proxy to appoint iSoftStone WFOE or iSoftStone WFOE’s designee as his or her attorney-in-fact to attend shareholder meetings of Beijing iSoftStone and to vote on his or her behalf. The proxy granted by the shareholders of Beijing iSoftStone remains valid until the earlier of (a) the dissolution of Beijing iSoftStone and (b) the related shareholder ceasing to be the shareholder of Beijing iSoftStone.

In the opinion of Han Kun Law Offices, our PRC legal counsel:

•

the ownership structures of Beijing iSoftStone and our wholly owned PRC subsidiary iSoftStone WFOE, both currently and after giving effect to this offering, are in compliance with PRC laws and regulations currently in effect; and

•

each of the contractual documents among iSoftStone WFOE, Beijing iSoftStone and its shareholders governed by PRC law is valid, binding and enforceable, and does not result in any violation of PRC laws or regulations currently in effect.

We have been advised by our PRC legal counsel, however, that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, there can be no assurance that the PRC regulatory authorities will not in the future take a view that is contrary to the above opinion of our PRC legal counsel. We have been further advised by our PRC counsel that if the PRC government finds that the foregoing agreements that establish the structure for operating part of our PRC business do not comply with PRC laws, we could be subject to severe penalties. See “Risk Factors—Risk Related to Doing Business in China—Uncertainties with respect to the PRC legal system could have a material adverse effect on us.”

Private Placements

Series A Financing

On November 16, 2005, April 28, 2006 and March 13, 2007, we issued and sold an aggregate of 78,451,178 series A preference shares in a private placement to AsiaVest Opportunities Fund IV and Infotech Ventures Cayman Company Limited, at a price per share of $0.1485 for a total consideration of $11.65 million. We also granted AsiaVest Opportunities Fund IV a warrant to purchase up to 16,835,017 additional series A preference shares at a price per share of $0.1485 exercisable by November 16, 2007. On March 13, 2007, AsiaVest Opportunities Fund IV exercised the warrant and purchased an aggregate 16,835,017 series A preference shares from us for a total consideration of $2.5 million. All of our series A preference shares will be automatically converted into our ordinary shares upon the closing of this offering.

Series B Financing

On March 16, 2007, we issued and sold an aggregate of 84,440,020 series B preference shares in a private placement to Fidelity Asia Ventures Fund L.P., Fidelity Asia Principals Fund L.P., Mitsui Ventures Global Fund, AsiaVest Opportunities Fund IV and Infotech Pacific Ventures L.P. at a price per share of $0.2369 for a total consideration of $20 million. We also granted these investors warrants to purchase up to an aggregate of additional 84,440,020 series B preference shares at a price per share of $0.2961 exercisable by September 17, 2008. On February 22, 2008, all these investors exercised the warrants and purchased an aggregate of 84,440,020 series B preference shares from us for a total consideration of $25 million. All of our series B preference shares will be automatically converted into our ordinary shares upon the closing of this offering.

Convertible Notes Financing

On December 23, 2009, April 21, 2010 and April 22, 2010 we issued and sold notes convertible into our ordinary shares in the aggregate principal amount of $38 million in a series of private placements to the Everbright Entities, FIL Limited, AsiaVest Opportunities Fund IV, Infotech Pacific Ventures L.P., Mitsui Ventures Global

Fund, Jinyuan and Hua Ying. These convertible notes bear interest on the principal amount at a rate of 1% per annum until the initial maturity date of December 22, 2012, provided they are not previously redeemed or converted. On April 1, 2010, FIL Limited transferred the convertible notes it held to Asia Ventures II L.P.

Upon the closing of this offering and within the 12 months thereafter, the holders of the convertible notes will have the right, but not the obligation, to (i) convert the outstanding principal amounts of notes and any accrued and unpaid interest thereon into ordinary shares with the conversion price equal to the discount to the offering price in this offering that provides the note holders, on the date of the closing of this offering, an internal rate of return of 35%, subject to anti-dilution adjustments, or (ii) have us redeem for cash all of the outstanding principal amount of the convertible notes at a price that would provide the note holders, at the time of payment, an internal rate of return of 18%, plus any accrued and unpaid interest.

In the event of a sale of our company, the then outstanding principal amounts of the convertible notes and the accrued and unpaid interest thereon must be automatically converted into ordinary shares at a conversion price, which is a discount to the price per ordinary share paid by the purchaser in the sale of our company that would provide the note holders, on the date of the completion of the sale of our Company, an internal rate of return of 35%.

We must redeem for cash on the maturity date the outstanding principal amounts of the convertible notes that have not been otherwise converted or redeemed, at a price that would provide the note holders, at the time of payment, an internal rate of return of 10%, including interest paid. In the event the maturity date of the convertible notes falls within or after the 12 months after the closing of this offering, we must redeem for cash the outstanding principal amount of the convertible notes that has not been converted or redeemed earlier at the expiration of the aforementioned 12 months after the closing of this offering at a price that would provide the note holders, at the time of payment, an internal rate of return of 18%, plus any accrued and unpaid interest. In the event of default, the holders of the convertible notes have the right, but not the obligation, to require us to redeem for cash all of the outstanding principal amount of the convertible notes at a price that would provide the note holders, at the time of payment, an internal rate of return of 10%, including interests paid.

The notes also contain certain restrictions on our corporate actions. Until the entire principal amount of the convertible notes and any other amounts payable in relation to the convertible notes have been redeemed and paid or converted pursuant to the terms of the convertible notes, we may not issue, assume, incur, become subject to, guarantee, amend the terms of, or suffer to exist any indebtedness or encumbrance on any of our assets without the prior written consent of the holders of more than 50% of the aggregate principal amount of all our outstanding convertible notes, except for any indebtedness, guarantee or encumbrance arising from our convertible notes, incurred by us for working or operating capital purposes, including without limitation, any trade debts or credit facilities.

In November 2010, we entered into binding conversion agreements with holders of our convertible notes with total principal amount of $18 million, pursuant to which they agreed to convert their convertible notes into our ordinary shares upon the closing of this offering.

Investors’ Rights Agreement and Right of First Refusal and Co-Sale Agreement

In connection with our convertible notes private placements, we, the holders of our preference shares and convertible notes, and Tianwen Liu and Yong Feng and their personal holding companies Tekventure Limited and United Innovation (China) Limited entered into a Second Amended and Restated Investors’ Rights Agreement on December 23, 2009, which was subsequently amended on April 22, 2010. Pursuant to this Investors’ Rights Agreement, we have granted certain registration rights to holders of our registrable securities. Registrable securities include (1) our ordinary shares issuable or issued upon conversion of our preference shares or convertible notes, (2) any other ordinary shares owned or acquired by any holders of our preference shares or convertible notes, excluding, among others, shares sold in a public offering, and (3) any of our ordinary shares issued as a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referenced in (1) and (2) above.

Under the terms of the Investors’ Rights Agreement, from the date that is six months after the closing of our initial public offering, (i) holders of 30% or more of our then outstanding registrable securities or (ii) holders of 45% or more of the registrable securities with respect to series A preference shares, series B preference shares or convertible notes, each separately as a class, may require us to effect a registration under the Securities Act for the sale of their registrable securities. We are obliged to effect up to two such demand registrations with respect to the series A preference shares, up to two with respect to the series B preference shares and one with respect to the convertible notes. We have the right to defer filing the registration statement for a period of no more than 90 days if our board of directors in good faith determines that filing of such registration will be materially detrimental to us and our shareholders, but we can not utilize this right more than once in any twelve-month period, nor can we file any registration statement pertaining to the public offering of any securities of us during such 90 day period.

Holders of registrable securities also have “piggyback” registration rights, pursuant to which they may require us to register all or any part of the registrable securities then held by such holders when we file any registration statements for purposes of effecting a public offering of our securities.

Holders of registrable securities may also require us to effect a registration on Form S-3 or Form F-3 and any related qualification or compliance, as applicable, for a public offering of all or a part of their registrable securities so long as we are entitled to use Form S-3 or Form F-3 for such offering. However, we are not obliged to effect any such registration when (1) the aggregate price to the public of such offering is less than $1,000,000, or (2) we have already effected a registration other than the registration from which the registrable securities of such holders have been excluded within the six-month period preceding the date of such request. We have the right to defer such filing for a period of no more than 90 days if our board of directors in good faith determines that filing of such registration will be materially detrimental to us and our shareholders, but we can not utilize this right more than once during any twelve-month period, nor can we file any registration statement pertaining to the public offering of any securities of us during such 90 days period.

We are generally required to pay all expenses relating to any demand, piggyback or F-3 or S-3 registration other than underwriters’ and brokers’ discounts and commissions relating to the registrable securities sold by the holders, if applicable.

We will have no obligations to effect any demand, piggyback or F-3 or S-3 registration with respect to any registrable securities more than five years following the consummation of this offering.

The Investors’ Rights Agreement also provides for other rights enjoyed by the holders of our preference shares and convertible notes, all of which rights will automatically terminate upon the closing of this offering.

Acquisition Related Shares Issuance

In recent years, we have issued our ordinary shares as partial consideration for certain of our acquisitions of businesses, assets and key employees and consultants.

In 2006, in connection with our acquisition of the IT services business of Dalian Zhendan Science and Technology Co., Ltd., we paid cash consideration of $0.1 million and agreed to issue 500,000 of our ordinary shares.

On December 28, 2009, we issued an aggregate of 66,265 ordinary shares to two former shareholders of iSoftStone Resources Ltd., one of whom is our employee, in connection with our buy-out of their minority interests in iSoftStone Resources Ltd., a Japanese company that has been absorbed by our wholly-owned subsidiary, iSoftStone Japan Limited.

On April 18, 2010 and June 30, 2010, we issued an aggregate of 4,500,000 ordinary shares to Fair Honest Technology Limited in connection with the hiring of certain key employees. We may need to issue up to additional 1,000,000 ordinary shares to such employees or their designees based on the performance of these key employees.

If this offering is completed on or before December 24, 2010, we have agreed to pay $963,902 of the total Ascend acquisition consideration in ordinary shares at a per share price equal to 90% of the per share equivalent price in this offering.

In November 2010, we acquired Shanghai Kangshi Information Systems Company Limited, or Shanghai Kangshi. In connection with the acquisition, we will issue a $1,198,215 worth of ordinary shares at a per ordinary share price equal to 95% of the per share equivalent of the initial offering price, promptly following the earlier to occur of the closing of this offering and February 28, 2011. A portion of these shares will be subject to our repurchase right at a nominal price if the performance of the acquired business for each of the year 2010, 2011 and 2012 fails that year’s performance target, respectively.

In November 2010, we entered into agreements under which we agreed to issue 324,849 ordinary shares to Fox Legend Limited for its introducing business to Beijing iSoftStone Data Technology Service Co., Ltd., a subsidiary of ours.

Please also see “Corporate History and Structure—Corporate History” for more information relating to our acquisition related shares issuance.

Transactions with Certain Related Parties

Among the holders of our shares and convertible notes, the Fidelity Entities are affiliates of Fidelity Technology (Dalian) Limited, the Everbright Entities are affiliates of China Everbright Bank, and Hua Ying is an affiliate of Huawei, all of which are our existing clients. Our transactions with Fidelity Technology (Dalian) Limited, China Everbright Bank and Huawei are arm’s-length transactions.

Since 2007, we have, from time to time, provided IT services to, and paid certain expenses on behalf of, Beijing iSoftStone Boxin Technology Co., Ltd., a Chinese company in which iSoftStone WFOE owns 20% equity interest. As of December 31, 2008 and 2009 and as of September 30, 2010, the total amount of services fees and expenses payment due to us from Beijing iSoftStone Boxin Technology Co., Ltd. were $0.6 million, $0.6 million and $0.7 million, respectively.

Since 2007, Beijing iSoftStone Boxin Technology Co., Ltd. has from time to time paid certain operating expenses on our behalf, with the total amount due from us to Beijing iSoftStone Boxin Technology Co., Ltd. being $0.1 million, $50,000 and $57,000 as of December 31, 2008 and 2009 and as of September 30, 2010, respectively.

In 2007, we extended a loan to iSoftStone Technologies Co., Ltd., a Japanese company in which iSoftStone Japan Limited owns a 32.25% equity interest. As of December 31, 2008 and 2009 and as of September 30, 2010, the outstanding loan principal and interest due to us from iSoftStone Technologies Co., Ltd. were $99,000, $69,000 and $84,000, respectively. The loan we extended to iSoftStone Technologies Co., Ltd. is unsecured, bears interest at a rate of 2.5% per annum, and is expected to be repaid in 2011.

Since 2009, Tianjin Binhairuantong Software Outsourcing Research Co., Ltd., a Chinese company in which iSoftStone Information Technology Co., Ltd. had a 40% equity interest until July 2010 when Tianjin Binhairuantong Software Outsourcing Research Co., Ltd. was dissolved, has from time to time paid certain operating expenses on our behalf, with the total amount due from us to Binhairuantong Software Outsourcing Research Co., Ltd. being nil, $59,000 and nil as of December 31, 2008 and 2009 and as of September 30, 2010, respectively.

In August 2010, our existing shareholders Tekventure Limited and United Innovation (China) Ltd. transferred an aggregate of 5 million of our ordinary shares to our wholly owned subsidiary, iSoftStone Hong

Kong Limited. These shares were purchased for $2 million in cash and are being held on our behalf and treated by us as treasury shares for accounting purposes. In October 2010, 461,000 and 700,000 of these ordinary shares were transferred by iSoftStone Hong Kong Limited to a former employee at a per share price of $0.51 and $0.30, respectively, or $445,110 in the aggregate. These shares were transferred as partial consideration for our hiring and terminating that employee. Also in October 2010, 553,389 and 178,047 of these ordinary shares were transferred by iSoftStone Hong Kong Limited to designees of several key employees at par value as partial consideration for our hiring of those employees.

Our director Benson Bing Chung Tam is nominated by Fidelity Asia Ventures Fund L.P. and its affiliates, investors of our series B preference shares and convertible notes. Our director Chung-Kao Hsieh (Peter Hsieh) is nominated by AsiaVest Opportunities Fund IV, an investor of our series A and series B preference shares and our convertible notes. Our director Ling He is nominated by SeaBright China Special Opportunities Fund II, LP and CSOF Technology Investments Limited, investors of our convertible notes.

Employment Agreements

See “Management—Employment Agreements.”

Share Options

See “Management—Equity Incentive Plans.”

DESCRIPTION OF SHARE CAPITAL

As of the date of this prospectus, our authorized share capital consists of 450,065,400 ordinary shares, par value $0.0001 per share, and 292,031,535 preference shares, par value $0.0001 per share. As of the date of this prospectus, 135,724,912 ordinary shares, 95,286,195 series A preference shares convertible into 95,286,195 ordinary shares, 168,880,040 series B preference shares convertible into 168,880,040 ordinary shares, and options to purchase 85,121,280 ordinary shares are issued and outstanding. Immediately prior to closing of this offering, all of our issued and outstanding preference shares will be converted into ordinary shares.

We were incorporated as an exempted company with limited liability under the Companies Law Cap. 22 of the Cayman Islands on September 7, 2005. Our affairs are governed by our memorandum and articles of association, and the Companies Law (2010 Revision) of the Cayman Islands, which is referred to as the Companies Law below. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. A Cayman Islands exempted company:

•	is a company that conducts its business outside the Cayman Islands;

•	is exempted from certain requirements of the Companies Law, including the filing of an annual return of its shareholders with the Registrar of Companies;

•	does not have to make its register of shareholders open to inspection; and

•	may obtain an undertaking against the imposition of any future taxation.

Our fourth amended and restated memorandum of association and fifth amended and restated articles of association, or our IPO MA&A, will become effective upon the closing of this offering and our authorized share capital will consist of              ordinary shares, each with a par value of $0.0001. The following summarizes the material terms of our IPO MA&A and the Companies Law insofar as they relate to the material terms of our ordinary shares. This summary is not complete, and you should read the form IPO MA&A, which will be filed as an exhibit to the registration statement of which this prospectus is a part.

The following discussion primarily concerns ordinary shares and the rights of holders of ordinary shares. The holders of ADSs will not be treated as our shareholders and will be required to surrender their ADSs for cancellation and withdrawal from the depositary facility in which the ordinary shares are held in order to exercise shareholders’ rights in respect of the ordinary shares. However, the holders of ADSs generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by the ADSs. See “Description of American Depositary Shares.”

Meetings

Subject to the company’s regulatory requirements, an annual general meeting and any extraordinary general meeting shall be called by not less than thirty clear days’ notice and ten clear days’ notice in writing, respectively. Notice of every general meeting will be given to all of our shareholders other than those that, under the provisions of our amended and restated articles of association or the terms of issue of the ordinary shares they hold, are not entitled to receive such notices from us and also to all persons entitled to a share in consequence of the death or bankruptcy or winding up of a shareholder and to our directors and external auditors. Extraordinary general meetings may be called by the Chairman of our board of directors or a majority of our directors whenever in their judgment such a meeting is necessary or upon the requisition of shareholders holding not less than 33% of the voting share capital of the company.

Notwithstanding that a meeting is called by shorter notice than that mentioned above, but, subject to applicable regulatory requirements, it will be deemed to have been duly called, if it is so agreed (1) in the case of a meeting called as an annual general meeting by all of our shareholders entitled to attend and vote at the meeting; (2) in the case of any other meeting, by a majority in number of our shareholders having a right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the ordinary shares giving that right, and for this purpose, the presence of a shareholder at the meeting shall constitute waiver in relation to all the ordinary shares which that shareholder holds.

Two shareholders present in person or by proxy that represent not less than one-third in nominal value of our total issued and outstanding voting shares will constitute a quorum. No business other than the appointment of a chairman may be transacted at any general meeting unless a quorum is present at the commencement of business. However, the absence of a quorum will not preclude the appointment of a chairman. If present, the chairman of our board of directors shall be the chairman presiding at any shareholders meetings.

A corporation being a shareholder shall be deemed for the purpose of our amended and restated articles of association to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders. Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation that he represents as that corporation could exercise if it were our individual shareholder.

The quorum for a separate general meeting of the holders of a separate class of shares is described in “—Modification of Rights” below.

Voting Rights Attaching to the Shares

Subject to any special rights or restrictions as to voting for the time being attached to any shares, at any general meeting on a show of hands every shareholder who is present in person (or, in the case of a shareholder being a corporation, is present by its duly authorized representative) or by proxy shall have one vote, and on a poll every shareholder present in person (or, in the case of a shareholder being a corporation, by its duly appointed representative) or by proxy shall have one vote for each fully paid share which such shareholder is the holder.

No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is duly registered as our shareholder at the applicable record date for that meeting and all calls or installments due by such shareholder to us have been paid.

If a recognized clearing house (or its nominee(s)), being a corporation, is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders provided that, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the recognized clearing house (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house (or its nominee(s)) including the right to vote individually on a show of hands.

Protection of Minority Shareholders

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine our affairs and to report thereon in a manner as the Grand Court shall direct.

Any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order if the Grand Court of the Cayman Islands is of the opinion that it is just and equitable that our company should be wound up or, as an alternative to a winding up order, (a) an order regulating the conduct of our company’s affairs in the future, (b) an order requiring our company to refrain from doing or continuing an act complained of by the shareholder petitioner or to do an act which the shareholder petitioner has complained it has omitted to do, (c) an order authorizing civil proceedings to be brought in the name and on behalf of our company by the shareholder petitioner on such terms as the Grand Court of the Cayman Islands may direct, or (d) an order providing for the purchase of the shares of any shareholders of our company by other shareholders or by our company and, in the case of a purchase by our company, a reduction of our company’s capital accordingly.

Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our IPO MA&A.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against us, or derivative actions in our name to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us, and (3) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

Pre-Emption Rights

There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our IPO MA&A.

Liquidation Rights

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares, (1) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among those shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively; and (2) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.

If we are wound up, the liquidator may with the sanction of our special resolution and any other sanction required by the Companies Law, divide among our shareholders in specie or kind the whole or any part of our assets (whether or not they shall consist of property of the same kind) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also vest the whole or any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Modification of Rights

Except with respect to share capital (as described below) and the location of the registered office, alterations to our IPO MA&A may only be made by special resolution, meaning a majority of not less than two-thirds of votes cast at a shareholders meeting.

Subject to the Companies Law, all or any of the special rights attached to shares of any class (unless otherwise provided for by the terms of issue of the shares of that class) may be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. The provisions of our IPO MA&A relating to general meetings shall apply similarly to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting or at its adjourned meeting shall be a person or persons together holding (or represented by proxy) on the date of the relevant meeting not less than one-third in nominal value of the issued shares of that class, that every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and that any holder of shares of that class present in person or by proxy may demand a poll.

The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Alteration of Capital

We may from time to time by ordinary resolution:

•	increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•

cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled subject to the provisions of the Companies Law;

•

sub-divide our shares or any of them into shares of smaller amount than is fixed by our IPO MA&A, subject nevertheless to the Companies Law, and so that the resolution whereby any share is sub-divided may determine that, as between the holders of the shares resulting from such subdivision, one or more of the shares may have any such preferred or other special rights, over, or may have such deferred rights or be subject to any such restrictions as compared with the others as we have power to attach to unissued or new shares; and

•

divide our shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares, attach to these shares respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions that in the absence of any such determination in general meeting may be determined by our directors.

We may, by special resolution, subject to any confirmation or consent required by the Companies Law, reduce our share capital or any capital redemption reserve in any manner authorized by law.

Transfer of Shares

Subject to any applicable restrictions set forth in our IPO MA&A, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in a form prescribed by the NYSE or in any other form that our directors may approve.

Our directors may decline to register any transfer of any share which is not paid up or on which we have a lien. Our directors may also decline to recognize any instrument of transfer unless:

•

the instrument of transfer is lodged with us accompanied by the certificate for the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of share;

•	the instrument of transfer is properly stamped (in circumstances where stamping is required); and

•	a fee of such maximum sum as the NYSE may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers of shares or of any class of shares may, after compliance with any notice requirement of the NYSE, be suspended at such times and for such periods (not exceeding in the whole thirty (30) days in any year) as our directors may determine.

Share Repurchase

We are empowered by the Companies Law and our IPO MA&A to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Law, our IPO MA&A and to any applicable requirements imposed from time to time by the NYSE, the U.S. Securities and Exchange Commission, or the SEC, or by any other recognized stock exchange on which our securities are listed.

Dividends

Subject to the Companies Law, our directors may declare dividends in any currency to be paid to our shareholders. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account that can be authorized for this purpose in accordance with the Companies Law.

Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides, (1) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share; and (2) all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

Our directors may also pay any interim dividend that is payable on any shares, whenever our financial position, in the opinion of our directors, justifies such payment.

Our directors may deduct from any dividend or bonus payable to any shareholder all sums of money (if any) presently payable by such shareholder to us on account of calls or otherwise.

No dividend or other money payable by us on or in respect of any share shall bear interest against us.

In respect of any dividend proposed to be paid or declared on our share capital, our directors may resolve and direct that (1) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our shareholders entitled thereto will be entitled to elect to receive such dividend (or part thereof if our directors so determine) in cash in lieu of such allotment or (2) the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our directors may think fit. Our Company may upon the recommendation of our directors by ordinary resolution resolve in respect of any particular dividend that, notwithstanding the foregoing, a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend, interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may direct. Every check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to us.

All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of our company until claimed. Any dividend unclaimed after a period of six years from the date of declaration of such dividend shall be forfeited and shall revert to us.

Whenever our directors have resolved that a dividend be paid or declared, our directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe for our securities or securities of any other company. Where any difficulty arises with regard to such distribution, our directors may settle it as they think expedient. In particular, our directors may issue fractional certificates, ignore fractions altogether or round the same up or down, fix the value for distribution purposes of any such specific assets, determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to our directors, and appoint any person to sign any requisite instruments of transfer and other documents on behalf of the persons entitled to the dividend, which appointment shall be effective and binding on our shareholders.

Untraceable Shareholders

We are entitled to sell any shares of a shareholder who is untraceable, provided that:

•

all checks or warrants in respect of dividends of such shares, being not less than three in total number, for any sums payable in cash to the holder of such shares have remained un-cashed for a period of 12 years prior to the publication of the advertisement and during the three months referred to in third bullet point below;

•	we have not during that time received any indication of the existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and

•

if so required by the rules of the NYSE, we have given notice to and caused an advertisement to be published in accordance with the requirements of the NYSE of our intention to sell these shares, and a period of three months has elapsed since such advertisement.

The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.

Differences in Corporate Law

The Companies Law is modeled after similar laws in England and Wales but does not follow recent changes in English laws. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States.

Mergers and Similar Arrangements. A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by (a) a majority in number representing 75% in value of the shareholders voting together as one class and (b) if the shares to be issued to each shareholder in the surviving company are to have the same rights and economic value as the shares held in the constituent company, a special resolution of the shareholders voting together as one class.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissenting shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors (representing 75% by value) with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of its authority, could be effected duly if authorized by more than a simple majority vote which has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Corporate Governance. Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our IPO

MA&A, subject to any separate requirement for audit committee approval under applicable law or the applicable rules of NYSE and unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement which he is interested in, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our IPO MA&A permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and senior executive officers that provide such persons with additional indemnification beyond that provided in our IPO MA&A. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions. Some provisions of our IPO MA&A may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders. However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our IPO MA&A, for what they believe in good faith to be in the best interests of our company.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation. As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. In general, the Companies Law imposes various duties on officers of a company with respect to certain matters of management and administration of the company. The Companies Law contains provisions which impose default fines on persons who fail to satisfy those requirements. However, in many circumstances, an individual is only liable if such individual knowingly commits the default or knowingly and willfully authorizes or permits the default.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our IPO MA&A do not permit shareholders to act by written consent. Any action required or permitted to be taken at any annual general or extraordinary general meetings of the Company may be taken only upon the vote of the shareholders at an annual or extraordinary general meeting.

Shareholder Proposals and Meetings. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our IPO MA&A require us to call such meetings. Under Cayman Islands law, shareholders do not have a right to call shareholders’ meetings. However, our IPO MA&A allow shareholders holding not less than 33% of the outstanding voting share capital of our company to requisition a meeting. Our shareholders also have the ability to propose matters for consideration at shareholders’ meetings, provided that they satisfy certain requirements and only to the extent permissible under our IPO MA&A.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our IPO MA&A do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors if the company does not have cumulative voting. Under our IPO MA&A, our directors can be removed by a special resolution of at least two-thirds of shareholders or by the consent of at least two-thirds of our board of directors. Notwithstanding such power of removal, the directors are required to discharge their fiduciary duties when exercising their powers to remove a director. Any vacancies created by such removal can be filled by a nominee nominated by the directors or by the shareholders who requisitioned the shareholders meeting and either approved by ordinary resolution at the same meeting at which such director is removed or by the consent of a majority of the remaining directors.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and our fifth amended and restated articles of association, our company may be dissolved, liquidated or wound up by the vote of holders of two-thirds of our shares voting at a meeting.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our IPO MA&A, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote at a class meeting of holders of not less than two-thirds of the shares of such class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our IPO MA&A may only be amended with the vote of holders of not less than two-thirds of our shares voting at a meeting.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our IPO MA&A on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our IPO MA&A governing the ownership threshold above which shareholder ownership must be disclosed.

Board of Directors

We are managed by our board of directors. Our IPO MA&A provide that the board of directors must consist of not less than two directors unless otherwise determined by the board of directors. There is no maximum number of directors unless otherwise determined by our board of directors. Any vacancy created by the removal of a director may be filled by a nominee nominated by the directors or by the shareholders who requisitioned the shareholders meeting and either approved by ordinary resolution at the same meeting at which such director is removed or by the affirmative vote of a simple majority of our remaining directors. Our directors have power to appoint any person as a director to fill a casual vacancy on our board of directors or as an addition to our existing board of directors. Our directors are not required to hold any of our shares to be qualified to serve on our board of directors.

Meetings of our board of directors may be convened at any time deemed necessary by our secretary on request of a director or by any director. Advance notice of a meeting may be given in writing or by telephone or in such other manner as the board of directors may from time to time determine. A meeting of our board of directors shall be competent to make lawful and binding decisions if at least two of the members of our board of directors are present or represented unless the board has fixed any other number. At any meeting of our directors, each director is entitled to one vote.

Questions arising at a meeting of our board of directors are required to be decided by simple majority votes of the members of our board of directors present or represented at the meeting. In the case of a tie vote, the chairman of the meeting shall have an additional or casting vote. Our board of directors may also pass resolutions without a meeting by unanimous written consent.

Committees of the Board of Directors

In connection with this offering, we intend to restructure our board of directors and our audit committee, compensation committee and nominating and corporate governance committee.

Issuance of Additional Ordinary Shares or Preference Shares

Our IPO MA&A authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our IPO MA&A authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue series of preference shares without action by our shareholders to the extent authorized but unissued. Accordingly, the issuance of preference shares may adversely affect the rights of the holders of the ordinary shares. In addition, the issuance of preference shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of preference shares may dilute the voting power of holders of ordinary shares.

Subject to applicable regulatory requirements, our board of directors may issue additional ordinary shares without action by our shareholders to the extent of available authorized but unissued shares. The issuance of additional ordinary shares may be used as an anti-takeover device without further action on the part of the shareholders. Such issuance may dilute the voting power of existing holders of ordinary shares.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with the right to inspect our list of shareholders and to receive annual audited financial statements. See “Where You Can Find More Information.”

History of Share Issuances

See “Related Party Transactions—Private Placements.”

Share Options

See “Management—Equity Incentive Plans.”

Registration Rights under Investors’ Rights Agreement

In connection with our convertible notes private placements, we, the holders of our preference shares and convertible notes, and Tianwen Liu and Yong Feng and their personal holding companies Tekventure Limited and United Innovation (China) Limited entered into a Second Amended and Restated Investors’ Rights Agreement on December 23, 2009, which was subsequently amended on April 22, 2010. Under this agreement, holders of our preference shares and convertible notes are entitled to certain registration rights, including demand registration rights, piggyback registration rights, and Form F-3 or Form S-3 registration rights. For a more detailed description of these registration rights and the terms upon which they will terminate, see “Related Party Transactions—Investors’ Rights Agreement and Right of First Refusal and Co-Sale Agreement.”

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, N.A., as depositary will issue the ADSs which you will be entitled to receive in this offering. Each ADS will represent an ownership interest in              ordinary shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as a holder of American depositary receipts that evidence the ADSs, or ADRs. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to ADRs shall include the statements you will receive which reflect your ownership of ADSs.

The depositary’s office is located at One Chase Manhattan Plaza, 58th Floor, New York, NY10005.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes that you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Island law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the ordinary shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not furnish such evidence, the depositary may:

•	sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may, after consultation with us, if practicable, choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities”.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. In the case of certificated ADSs, delivery will be made at the custodian’s office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of shares,

•	to give instructions for the exercise of voting rights at a meeting of holders of shares,

•	to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

•	to receive any notice or to act in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receiving notice of any meeting or solicitation of consents or proxies from us, the depositary will distribute to the registered ADR holders a notice stating such information as is contained in the voting materials received by the depositary and describing how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct.

The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

We shall ensure that a poll is demanded at each meeting of shareholders so as to give effect to the votes submitted by or on behalf of the depositary in accordance with the instructions of the registered holders of ADRs. Notwithstanding the foregoing, in the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our memorandum and articles of association (as amended from time to time), the depositary will refrain from voting and the voting instructions received by the depositary from the registered holders of ADRs shall lapse. The depositary will have no obligation to demand voting on a poll basis with respect to any resolution and shall have no liability to any registered holder of ADRs, beneficial owner or us for not having demanded voting on a poll basis. The depositary will distribute a notice to ADR holders of any meeting or solicitation of consents or proxies of holders of shares or other deposited securities as soon as practicable after receipt from us of notice of any such meeting or solicitation. There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulation, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of shares or other deposited securities, distribute to the registered holders of ADRs a notice that provides registered holders of ADRs with, or otherwise publicizes to registered holders of ADRs, instructions on how to retrieve such materials or receive such materials upon request (e.g., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of $1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•	a fee of up to $0.05 per ADS for any cash distribution made pursuant to the deposit agreement;

•

a fee $0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•

reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of the depositary’s agents (including, without limitation, the custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which charge shall be assessed on a proportionate basis against holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

•

a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The charges described above may be amended from time to time by agreement between us and the depositary.

Our depositary has agreed to reimburse us for certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses and exchange application and listing fees. Neither the depositary nor we can determine the exact amount to be made available to us because (i) the number of ADSs that will be issued and outstanding, (ii) the level of fees to be charged to holders of ADSs and (iii) our reimbursable expenses related to the ADR program are not known at this time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide services to any holder until the fees and expenses owing by such holder for those services or otherwise are paid.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

(1)	amend the form of ADR;

(2)	distribute additional or amended ADRs;

(3)	distribute cash, securities or other property it has received in connection with such actions;

(4)	sell any securities or property received and distribute the proceeds as cash; or

(5)	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must give ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 45 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 90th day after our notice of removal was first provided to the depositary. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales (as long as it may lawfully do so), without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash.

Limitations on Obligations and Liability to ADR Holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time, we or the depositary or its custodian may require:

•

payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

•

the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdrawal shares may only be limited under the following circumstances or when requested by us to the extent required by applicable law (provided that the depositary shall have no liability and shall be indemnified by us in such event): (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•

any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, The People’s Republic of China (including the Hong Kong Special Administrative Region, the People’s Republic of China) or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our memorandum and articles of association, as amended from time to time, any act of God, war, terrorism or other circumstance beyond our, the depositary’s or our respective agents’ control shall prevent, delay or shall subject any of them to any civil or criminal penalty in connection with any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•	it performs its obligations under the deposit agreement and ADRs without gross negligence or bad faith;

•

it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by any securities depository, clearing agency or settlement system in connection with or arising out of book-entry settlement of deposited securities or otherwise. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability.

Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by holders or beneficial owners on account of their ownership of ADRs or ADSs. Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. Neither the depositary nor any of its agents shall be liable to registered holders of ADRs or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought. Notwithstanding anything herein or in the deposit agreement to the contrary, the depositary and the custodian may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection herewith and the deposit agreement, and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services.

The depositary may own and deal in any class of our securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of shares and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Pre-release of ADSs

In its capacity as depositary, the depositary shall not lend shares or ADSs; provided, however, that the depositary may (i) issue ADSs prior to the receipt of shares and (ii) deliver shares prior to the receipt of ADSs for withdrawal of deposited securities, including ADSs which were issued under (i) above but for which shares may not have been received (each such transaction a “pre-release”). The depositary may receive ADSs in lieu of shares under (i) above (which ADSs will promptly be canceled by the depositary upon receipt by the depositary) and receive shares in lieu of ADSs under (ii) above. Each such pre-release will be subject to a written agreement whereby the person or entity (the “applicant”) to whom ADSs or shares are to be delivered (a) represents that at the time of the pre-release the applicant or its customer owns the shares or ADSs that are to be delivered by the applicant under such pre-release, (b) agrees to indicate the depositary as owner of such shares or ADSs in its records and to hold such shares or ADSs in trust for the depositary until such shares or ADSs are delivered to the depositary or the custodian, (c) unconditionally guarantees to deliver to the depositary or the custodian, as applicable, such shares or ADSs, and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate. Each such pre-release will be at all times fully collateralized with cash, U.S. government securities or such other collateral as the depositary deems appropriate, terminable by the depositary on not more than five (5) business days’ notice and subject to such further indemnities and credit regulations as the depositary deems appropriate. The depositary will normally limit the number of ADSs and shares involved in such pre-release at any one time to thirty percent (30%) of the ADSs outstanding (without giving effect to ADSs outstanding under (i) above), provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The depositary may also set limits with respect to the number of ADSs and shares involved in pre-release with any one person on a case-by-case basis as it deems appropriate. The depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided in connection with pre-release transactions, but not the earnings thereon, shall be held for the benefit of the registered holders of ADRs (other than the applicant).

Appointment

In the deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

•

appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Governing Law

The deposit agreement and the ADRs shall be governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our ordinary shares or our ADSs, and while application has been made for our ADSs to be listed on the NYSE, we cannot assure you that an active trading market for our ADSs will develop or be sustained after this offering. Future sales of substantial amounts of our ADSs in the public market following this offering or perception that such future sales may occur could adversely affect market price prevailing from time to time and could impair our ability to raise capital through sale of our equity securities. We do not expect that an active trading market will develop for our ordinary shares not represented by the ADSs.

Upon the closing of this offering, we will have              outstanding ADSs representing approximately     % of our ordinary shares, assuming the underwriters do not exercise their option to purchase additional ADSs. All of the ADSs sold in this offering and the ordinary shares they represent will be freely transferable without restriction or further registration under the Securities Act, except for any ADSs purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. Rule 144 defines an affiliate of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our company. All outstanding ordinary shares prior to this offering are “restricted securities” as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities may be sold on the NYSE only if they are sold pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirement of the Securities Act such as those provided for in Rules 144 and 701 promulgated under the Securities Act, which rules are summarized below. Restricted ordinary shares may also be sold outside of the United States in accordance with Regulation S under the Securities Act. This prospectus may not be used in connection with any resale of our ADSs acquired in this offering by our affiliates.

Lock-Up Agreement

We have agreed, subject to certain exceptions, not to:

•

offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs,

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs, or

•	file any registration statement with the SEC relating to the offering of any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for our ordinary shares or ADSs during the period ending 180 days after the date of this prospectus without the prior written consent of the representatives on behalf of the underwriters, whether any transaction described above is to be settled by delivery of our ordinary shares, ADSs or other securities, in cash or otherwise.

Furthermore, each of our directors and executive officers and all of our shareholders and holders of our convertible notes, including each of the selling shareholders, has also entered into a similar 180-day lock-up agreement, subject to certain exceptions, with respect to our ordinary shares, in the form of ADSs or otherwise, and securities that are convertible into or exercisable or exchangeable for our ordinary shares or ADSs. These parties collectively own     % of our outstanding ordinary shares without giving effect to this offering.

The restrictions described in the preceding three paragraphs will be automatically extended under certain circumstances. See “Underwriting.” These restrictions do not apply to (i) the ADSs and our ordinary shares representing such ADSs being offered in this offering, and (ii) up to              ADSs and our ordinary shares representing such ADSs that may be purchased by the underwriters to the extent they exercise their option to purchase additional ADSs.

After the expiration of the lock-up agreements, the ordinary shares subject to the lock-up agreements, in the form of ADSs or otherwise, will be eligible for sale in the public market, subject to the restrictions as described below.

Rule 144

Non-Affiliates

As a general matter, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, any person who (i) is not an affiliate at the time of sale and has not been an affiliates for purposes of the Securities Act at any time during the three months preceding the proposed sale under Rule 144, and (ii) has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior non-affiliate owner, is entitled to sell such shares without complying with the manner of sale, limitation on amount or notice provisions of Rule 144, subject to compliance with the public information requirement of Rule 144(c). In addition, if such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior non-affiliate owner, then such person is entitled to sell such shares freely without complying with any requirement of Rule 144.

Affiliates

As a general matter, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, any of our affiliates who owns shares that were acquired from us or an affiliate of us for at least six months (if subject to compliance with the public information requirement of Rule 144(c)) or one year (in any other case) prior to the proposed sale is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•

1% of the number of our ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately              shares immediately following this offering, or              shares if the underwriters exercise their option in full to purchase additional ADSs; or

•	the average weekly reported trading volume of our ADSs on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with the SEC.

In addition, sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are subject to certain manner of sale and notice requirements and the availability of current public information about us.

Rule 701

Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

Upon the closing of this offering, assuming the automatic conversion of all of our outstanding series A preference shares and series B preference shares into 264,166,235 ordinary shares and the issuance of              ordinary shares upon the conversion, pursuant to binding conversion agreements entered into in November 2010, of convertible notes with principal amount of $18 million upon the closing of this offering, based on an assumed initial public offering price of $             per ADS, the mid-point of the estimated public offering price range shown on the front cover of this prospectus, the holders of              of our ordinary shares and our outstanding convertible notes with principal amount of US$20 million or their transferees will be entitled to request that we register their ordinary shares under the Securities Act, following the expiration of the lock-up agreements described above. For a further description of these registration rights, see “Description of Share Capital—Registration Rights under Investors’ Rights Agreement.”

Share Option Plan

As of the date of this prospectus, options to purchase              of our ordinary shares were granted and outstanding. All of these ordinary shares will be eligible for sale in the public market from time to time, subject to vesting and exercise provisions of the options, Rule 144 volume limitations applicable to our affiliates and other holders of restricted shares, and the lock-up agreements.

We intend to file a registration statement under the Securities Act covering a total of              ordinary shares reserved for issuance under our equity incentive plans. Such registration statement is expected to be filed within 90 days after the date of this prospectus and will automatically become effective upon filing. Following such filing, ordinary shares registered under such registration statement will, subject to the lockup agreements and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market upon the exercise of vested options 90 days after the effective date of this offering.

TAXATION

The following is a summary of the material Cayman Islands, People’s Republic of China, or PRC, and United States federal income tax consequences of an investment in our ADSs and ordinary shares. The summary is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The summary is based on laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as U.S. state or local tax laws, or tax laws of jurisdictions other than the Cayman Islands, PRC and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Conyers Dill & Pearman, special Cayman Islands counsel to us. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Han Kun Law Offices, our PRC counsel. To the extent the discussion related to matters of current U.S. federal income tax law, and subject to the qualifications herein, it constitutes the opinion of O’Melveny & Myers LLP, our special U.S. counsel. You should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of our ADSs and ordinary shares.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to any holder of our ADSs and ordinary shares. There are no other taxes likely to be material to any holder of our ADSs and ordinary shares levied by the Government of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies, except those which hold interests in land in the Cayman Islands. The Cayman Islands is not party to any treaties for the avoidance of double taxation.

Pursuant to Section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, we have obtained an undertaking from the Acting Governor-in-Cabinet:

(1)	that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to us or our operations; and

(2)	that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on our shares, debentures or other obligations.

The undertaking for us is for a period of twenty years from August 24, 2010.

People’s Republic of China Taxation

China promulgated a new Enterprise Income Tax Law effective on January 1, 2008. The Enterprise Income Tax Law created a new “resident enterprise” classification which if applied could treat our Cayman Islands holding company in a manner similar to a Chinese enterprise for enterprise income tax purposes. If the PRC tax authorities determine that our Cayman Islands holding company is a “resident enterprise” for PRC enterprise income tax purposes, a 10% or potentially 20% withholding tax may be imposed on dividends we pay to our non-PRC enterprise or individual shareholders respectively and with respect to gains derived by our non-PRC shareholders from transferring our shares or ADSs. Currently, neither we nor our PRC counsel can be certain as to whether our Cayman Islands holding company will be regarded as a PRC “resident enterprise” or not. See “Risk Factors—Risks Related to Doing Business in China—We may be classified as a “resident enterprise” for PRC enterprise income tax purposes; such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.” See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Taxes and Incentives—China.”

United States Federal Income Taxation

This discussion describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of our ADSs or ordinary shares. This discussion does not address any aspect of U.S. federal gift or estate tax, or the state, local or non-U.S. tax consequences of an investment in our ADSs or ordinary shares. This discussion applies to U.S. Holders (as defined below) who beneficially own our ADSs or ordinary shares as capital assets for U.S. federal income tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•	banks or certain financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	partnerships or other entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes or persons holding ADSs or ordinary shares through any such entities;

•	regulated investments companies or real estate investment trusts;

•	persons that hold ADSs or ordinary shares as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment;

•	persons whose functional currency for tax purposes is not the U.S. dollar;

•	persons liable for alternative minimum tax; or

•	persons who actually or constructively own 10% or more of the total combined voting power of all classes of our shares entitled to vote (including ADSs and ordinary shares).

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, its legislative history, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. In addition, this discussion relies on our assumptions regarding the value of our ADSs and ordinary shares and the nature of our business over time. Finally, this discussion is based in part, upon representations of the depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms.

The actual tax consequences of investing in our ADSs or ordinary shares will vary depending on each prospective purchaser’s circumstances. Prospective purchasers are urged to consult their own tax advisors concerning the particular U.S. federal income tax consequences to them of the purchase, ownership and disposition of our ADSs or ordinary shares, as well as the consequences to them arising under the laws of any other taxing jurisdiction.

For purposes of the U.S. federal income tax discussion below, you are a “U.S. Holder” if you beneficially own ADSs or ordinary shares as capital assets and are:

•	a citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect to be treated as a U.S. person.

For U.S. federal income tax purposes, income earned through a U.S. or non-U.S. partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is attributed to its owners. Accordingly, if a partnership holds ADSs or ordinary shares, the tax treatment of its owners will generally depend on their specific status and the activities of the partnership.

If you hold our ADSs, you should be treated as the beneficial owner of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes.

Dividends on ADSs or Ordinary Shares

Subject to the “Passive Foreign Investment Company” discussion below, the gross amount of any distributions you receive on your ADSs and ordinary shares will generally be includible in your gross income on the day you actually or constructively receive such income as dividend income if the distributions are made from our current or accumulated earnings and profits, calculated according to U.S. federal income tax principles. We do not intend to determine our earnings and profits on the basis of U.S. federal income tax purposes. Accordingly, distributions paid on our ADSs or ordinary shares, if any, will be treated as dividend distributions for U.S. federal income tax purposes. With respect to non-corporate U.S. Holders, certain dividends received in taxable years beginning before January 1, 2011 from a qualified foreign corporation may be subject to reduced rate of taxation. A non-U.S. corporation is treated as a qualified foreign corporation with respect to dividends from that corporation on shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that our ADSs, which we have applied to list on the NYSE, but not our ordinary shares, will be readily tradable on an established securities market in the United States. You should consult your own tax advisor as to the rate of tax that will apply to you with respect to dividend distributions, if any, you receive from us.

Newly enacted legislation requires certain U.S. Holders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on our ADSs or ordinary shares for taxable years beginning after December 31, 2012. You should consult your tax advisor regarding the effect, if any, of this legislation on your ownership of the ADSs or ordinary shares.

If you are a corporation, you will not be entitled to claim a dividends-received deduction with respect to distributions made by us. Dividends will generally constitute foreign source passive income for purposes of the U.S. foreign tax credit rules. You should consult your own advisor as to your ability, and the various limitations on your ability, to claim foreign tax credits in connection with the receipt of dividends.

Sale or other Dispositions of ADSs or Ordinary Shares

Subject to the “Passive Foreign Investment Company” discussion below, when you sell or otherwise dispose of ADSs or ordinary shares, you will recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or other disposition and your adjusted tax basis in the ADSs or ordinary shares. Your adjusted tax basis will equal the amount you paid for the ADSs or ordinary shares. Any gain or loss you recognize will be long-term capital gain or loss if your holding period in our ADSs or ordinary shares is more than one year at the time of disposition. If you are a non-corporate U.S. Holder, including an individual, any such long-term capital gain will be taxed at preferential rates. Your ability to deduct capital losses will be subject to various limitations.

Newly enacted legislation requires certain U.S. Holders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, capital gains from the sale or other disposition of our ADSs or ordinary shares for taxable years beginning after December 31, 2012. You should consult your tax advisor regarding the effect, if any, of this legislation on your ownership and disposition of the ADSs or ordinary shares.

Any gain or loss you recognize on a disposition of ADSs or ordinary shares will generally be U.S. source gain or loss for U.S. foreign tax credit purposes. You should consult your own tax advisor as to your ability, and the various limitations on your ability, to claim foreign tax credits in connection with a disposition of ADSs or ordinary shares.

Passive Foreign Investment Company

If we are a passive foreign investment company, or “PFIC,” in any taxable year in which you hold our ADSs or ordinary shares, as a U.S. Holder, you would generally be subject to adverse U.S. tax consequences, in the form of increased tax liabilities and special U.S. tax reporting requirements.

In general, we will be classified as a PFIC in any taxable year if either: (a) the average quarterly value of our gross assets that produce passive income or are held for the production of passive income is at least 50% of the average quarterly value of our total gross assets (the “asset test”) or (b) 75% or more of our gross income for the taxable year is passive income (such as certain dividends, interest or royalties). For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. For purposes of the asset test: (a) any cash and cash invested in short-term, interest bearing, debt instruments, or bank deposits that are readily convertible into cash will count as producing passive income or held for the production of passive income, and (b) the total value of our assets is calculated based on our market capitalization.

We do not expect to be a PFIC for the taxable year 2010. Our expectation regarding our status as a PFIC is based on assumptions as to our projections of the value of our outstanding stock during the year and our use of the proceeds of the initial public offering of our ADSs and of other cash that we will hold and generate in the ordinary course of our business throughout taxable year 2010. Despite our expectation, there can be no assurance that we will not be a PFIC in 2010 or any future taxable year as PFIC status is tested each taxable year and will depend on the composition of our assets and income in such taxable year. In particular, in determining the average percentage value of our gross assets, the aggregate value of our assets will generally be deemed to be equal to our market capitalization (determined by the sum of the aggregate value of our outstanding equity) plus our liabilities. Therefore, a drop in the market price of our ADSs and ordinary shares would cause a reduction in the value of our non-passive assets for purposes of the asset test. Accordingly, we would likely become a PFIC if our market capitalization were to decrease significantly while we hold substantial cash. We could also be a PFIC for any taxable year if the gross income that we and our subsidiaries earn from investing the portion of the cash raised in our initial public offering that exceeds the immediate capital needs of our business is substantial in comparison with the gross income from our business operation. Our special U.S. counsel expresses no opinion with respect to our expectations in this paragraph.

If we were a PFIC for any taxable year during which you held ADSs or ordinary shares, certain adverse U.S. federal income tax rules would apply. You would be subject to additional taxes and interest charges on certain “excess” distributions we make and on any gain recognized on the disposition or deemed disposition of your ADSs or ordinary shares, regardless of whether we continue to be a PFIC in the year in which you receive an “excess” distribution or dispose of or are deemed to dispose of your ADSs or ordinary shares. Distributions in respect of your ADSs or ordinary shares during a taxable year would constitute “excess” distributions if, in the aggregate, they exceed 125% of the average amount of distributions in respect of your ADSs or ordinary shares over the three preceding taxable years or, if shorter, the portion of your holding period before such taxable year.

To compute the tax on “excess” distributions or any gain, (a) the “excess” distribution or the gain would be allocated ratably to each day in your holding period, (b) the amount allocated to the current year and any tax year prior to the first taxable year in which we were a PFIC would be taxed as ordinary income in the current year,

(c) the amount allocated to other taxable years would be taxable at the highest applicable marginal rate in effect for that year, and (d) an interest charge at the rate for underpayment of taxes for any period described under (c) above would be imposed with respect to any portion of the “excess” distribution or gain that is allocated to such period. In addition, if we were a PFIC, no distribution that you receive from us would qualify for taxation at the preferential rate discussed in the “—Dividends on ADSs or Ordinary Shares” section above.

If we were a PFIC in any taxable year during which your held our ADSs or ordinary shares, under certain attribution rules, you will be deemed to own your proportionate share of lower-tier PFICs, and will be subject to U.S. federal income tax on (a) a distribution on the shares of a lower-tier PFIC and (b) a disposition of shares of a lower-tier PFIC, both as if you directly held the shares of such lower-tier PFIC. In addition, no distribution that you receive from us would qualify for taxation at the preferential rate discussed in the “—Dividends on ADSs or Ordinary Shares” section above.

You would generally be able to avoid the PFIC rules regarding “excess” distribution and gain described above by making a timely so-called “mark-to-market” election with respect to your ADSs provided our ADSs are “marketable.” Our ADSs will be “marketable” as long as they remain “regularly traded” on a national securities exchange, such as the NYSE. If you made this election in a timely fashion, you would generally recognize as ordinary income or ordinary loss the difference between the fair market value of your ADSs on the first day of any taxable year and their fair market value on the last day of that taxable year. Any ordinary income resulting from this election would generally be taxed at ordinary income rates and would not be eligible for the reduced rate of tax applicable to qualified dividend income. Any ordinary losses would be limited to the extent of the net amount of previously included income as a result of the mark-to-market election, if any. Your basis in the ADSs would be adjusted to reflect any such income or loss. Gain on the sale or other disposition of the ADSs would be treated as ordinary income, and loss on the sale or other disposition of the ADSs or ordinary shares would be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. You should consult your own tax advisor regarding potential advantages and disadvantages to you of making a “mark-to-market” election with respect to your ADSs. The mark-to-market election will not be available for any lower tier PFIC that is deemed owned pursuant to the attribution rules discussed above.

Alternatively, a U.S. Holder of stock in a PFIC may make a so-called “Qualified Electing Fund” election to avoid the PFIC rules regarding “excess” distribution and gain described above. A U.S. Holder that makes such an election would include in income for a taxable year its pro rata share of the corporation’s income for the taxable year. However, we do not intend to provide you with the information you would need to make or maintain a “Qualified Electing Fund” election and you will, therefore, not be able to make or maintain such an election with respect to your ADSs or ordinary shares.

In addition to any other information reporting requirements that may apply, under newly enacted legislation, unless otherwise provided by the U.S. Treasury, each U.S. shareholder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

Information Reporting and Backup Withholding

In general, dividend payments with respect to the ADSs or ordinary shares and the proceeds received on the sale or other disposition of ADSs or ordinary shares may be subject to information reporting to the IRS and to backup withholding. Backup withholding will not apply, however, if you (a) come within certain exempt categories and, when required, can demonstrate that fact or (b) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with the applicable backup withholding rules. To establish your status as an exempt person, you will be required to provide certification on IRS Form W-9. U.S. Holders should consult their tax advisors regarding the application of the United States information reporting and backup withholding rules. Any amounts withheld from payments to you under the backup withholding rules that exceed your U.S. federal income tax liability will be allowed as a refund or a credit against your U.S. federal income tax liability, provided that you timely furnish the required information to the IRS. Under newly enacted legislation, certain individuals holding the ADSs or ordinary shares other than in an account at a U.S. financial institution may be subject to additional information reporting requirements.

PROSPECTIVE PURCHASERS OF OUR ADSS OR ORDINARY SHARES SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES RESULTING FROM PURCHASING, HOLDING OR DISPOSING OF OUR ADSS OR ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF THE TAX LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION AND INCLUDING ESTATE, GIFT AND INHERITANCE LAWS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom UBS AG, J.P. Morgan Securities LLC and Morgan Stanley & Co. International plc are acting as representatives and joint book-running managers, have severally agreed to purchase, and we and the selling shareholders have agreed to sell to them, severally, the number of ADSs indicated below:

Name	Number of ADS
UBS AG
J.P. Morgan Securities LLC
Morgan Stanley & Co. International plc
Needham & Company, LLC

Total

The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and the selling shareholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent auditors. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken. The underwriters are not required, however, to take or pay for the ADSs covered by the underwriters’ over-allotment option described below. UBS AG will offer ADSs in the United States through its registered broker-dealer affiliate in the United States, UBS Securities LLC. Morgan Stanley & Co. International plc will offer ADSs in the United States through its registered broker-dealer affiliate in the United States, Morgan Stanley & Co. Incorporated.

The underwriters initially propose to offer part of the ADSs directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $             per ADS under the public offering price. Any underwriter may allow a concession not in excess of $             an ADS to other underwriters or to certain dealers. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives.

We [and the selling shareholders] have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of              additional ADSs at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter’s name in the preceding table bears to the total number of ADSs listed next to the names of all underwriters in the preceding table. If the underwriters’ option is exercised in full, the total price to the public would be $             million, the total underwriters’ discounts and commissions would be $             million, total proceeds to us (before expenses) would be $             million and total proceeds to the selling shareholders (before expenses) would be $             million. We will not receive any of the proceeds from the sale of the ADSs by the selling shareholders.

The underwriting discounts and commissions are determined by negotiations among us, the selling shareholders and the representatives and are a percentage of the offering price to the public. Among the factors to be considered in determining the discounts and commissions are the size of the offering, the nature of the security to be offered and the discounts and commissions charged in comparable transactions. The following table shows the per ADS and total underwriting discounts and commissions that we and the selling shareholders will pay the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Underwriting Discounts and Commissions to Be Paid By	No Exercise	Full Exercise
Us	$	$
Selling shareholders	$	$

The estimated offering expenses payable by us, in addition to the underwriting discounts and commissions, are approximately $             , which includes legal, accounting and printing costs and various other fees associated with registering and listing the ADSs.

The underwriters have reserved for sale at the initial public offering price up to             ADSs for our directors, officers, employees, business associates and other related persons. The number of ADSs available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved ADSs. Any reserved ADSs not so purchased will be offered by the underwriters to the general public on the same terms as the other ADSs.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of ADSs offered by them.

We have applied to have the ADSs listed on the NYSE under the symbol “ISS.”

We have agreed, subject to certain exceptions, not to:

•

offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs,

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs, or

•	file any registration statement with the SEC relating to the offering of any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for our ordinary shares or ADSs during the period ending 180 days after the date of this prospectus without the prior written consent of the representatives on behalf of the underwriters, whether any transaction described above is to be settled by delivery of our ordinary shares, ADSs or other securities, in cash or otherwise.

Each of our directors, executive officers, shareholders and holders of our convertible notes has agreed, subject to certain exceptions, not to:

•

offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for our ordinary shares or ADSs, or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our ordinary shares or ADSs,

during the period ending 180 days after the date of this prospectus without the prior written consent of the representatives on behalf of the underwriters, whether any transaction described above is to be settled by delivery of our ordinary shares, ADSs or other securities, in cash or otherwise.

Each of our directors, executive officers, shareholders and holders of our convertible notes has also agreed that, without the prior written consent of the representatives on behalf of the underwriters, they will not, during the period ending 180 days after the date of this prospectus, make any demand for or exercise any right with respect to, the registration of any of our ordinary shares or ADSs or any security convertible into or exercisable or exchangeable for our ordinary shares or ADSs.

Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In addition, we have agreed to instruct JPMorgan Chase Bank, N.A., as depositary, not to accept any deposit of any ordinary shares by, or issue any ADSs to, specified individuals who are our current shareholders or beneficial owners for 180 days after the date of this prospectus (other than in connection with this offering), including holders of options that have vested or will vest during that 180-day period, unless we otherwise instruct. The foregoing does not affect the right of ADS holders to cancel their ADSs, withdraw the underlying ordinary shares and re-deposit such shares.

In order to facilitate the offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, ADSs in the open market to stabilize the price of the ADSs. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in the offering, if the syndicate repurchases previously distributed ADSs to cover syndicate short positions or to stabilize the price of the ADSs. Any of these activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ADSs. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

From time to time, the underwriters or their affiliates may have provided, and may continue to provide, certain commercial banking, investment banking, financial advisory and other services to us and our affiliates in the ordinary course of business, for which they have received or will receive customary fees and commissions. In addition, from time to time, the underwriters or their affiliates may effect transactions for their own account or the account of customers, and hold long or short positions in our debt or equity securities or loans on behalf of themselves or their customers.

We, the selling shareholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. If we or the selling shareholders are unable to provide this indemnification, we and the selling shareholders will contribute to payments that the underwriters may be required to make for these liabilities.

The address of UBS AG is 52/F, Two International Finance Centre, 8 Finance Street, Central, Hong Kong. The address of J.P. Morgan Securities LLC is 383 Madison Avenue, Floor 4, New York, New York 10179. The

address of Morgan Stanley & Co. International plc is 25 Cabot Square, Canary Wharf, London E14 4QA, England.

Pricing of the Offering

Prior to this offering, there has been no public market for the ordinary shares or ADSs. The initial public offering price is determined by negotiations between us, the selling shareholders and the representatives of the underwriters. Among the factors considered in determining the initial public offering price are our future prospects and those of our industry in general, our sales, our earnings, and certain other financial and operating information regarding our company in recent periods, and the price-earnings ratios, price-sales ratios and market prices of securities and certain financial and operating information of companies engaged in activities similar to ours.

The estimated initial public offering price range set forth on the front cover of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for our ADSs, or that the ADSs will trade in the public market at or above the initial public offering price.

Electronic Offer, Sale and Distribution of ADSs

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by any underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus.

The ADSs offered pursuant to this prospectus are not being registered under the Securities Act for the purpose of sales outside the United States.

Canada. This prospectus is not, and under no circumstance is to be construed as, an advertisement or a public offering of the ADSs in Canada or any province or territory thereof. Any offer or sale of the ADSs in Canada will be made only pursuant to an exemption from the requirements to file a prospectus with the relevant Canadian securities regulators and only by a dealer properly registered under applicable provincial securities laws or, alternatively, pursuant to an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or a Relevant Member State, from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, an

offer of the ADSs to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an underwriter may, with effect from and including the Relevant Implementation Date, make an offer of the ADS to the public in that Relevant Member State at any time,

a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of the underwriters; or

d)	in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive;

provided that no such offer of ADSs shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this paragraph, the expression an “offer to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

United Kingdom. This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order; or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such ADSs will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Italy. The offering of the ADSs has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa, or the CONSOB) pursuant to Italian securities legislation and, accordingly, the ADSs may not and will not be offered, sold or delivered, nor may or will copies of this prospectus or any other documents relating to the ADSs or the offering be distributed in Italy other than to professional investors (operatori qualificati), as defined in Article 31, paragraph 2 of CONSOB Regulation No. 11522 of July 1, 1998, as amended, or Regulation No. 11522, or in other circumstances where an exemption from the rules governing solicitations to the public at large applies in accordance with Article 100 of Legislative Decree No. 58 of February 24, 1998, as amended, or the Italian Financial Law, and Article 33 of CONSOB Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the ADSs or distribution of copies of this prospectus or any other document relating to the ADSs or the offering in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Legislative Decree No. 385 of September 1, 1993, as amended, or the Italian Banking Law, the Italian Financial Law, Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy. Any investor purchasing the ADSs in this offering is solely responsible for ensuring that any offer or resale of ADSs it purchased in the offering occurs in compliance with applicable laws and regulations. This prospectus and the information contained herein are intended only for the use of its recipient and are not to be distributed to any third party resident or located in Italy for any reason. No person resident or located in Italy other than the original recipients of this prospectus may rely on it or its contents.

Switzerland. This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the shares will not be listed on the SIX Swiss Exchange. Therefore, this prospectus may not comply with the disclosure standards of the Swiss Code of Obligations and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the ADSs may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors which do not subscribe to the shares with a view to distribution.

Australia. This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the ADSs.

The ADSs are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the ADSs has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our ADSs, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, our ADSs shall be deemed to be made to such recipient and no applications for our ADSs will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our ADSs you undertake to us that, for a period of 12 months from the date of issue of the ADSs, you will not transfer any interest in the ADSs to any person in Australia other than to a wholesale client.

New Zealand. At the time any ADS is issued, each underwriter may not offer for subscription any ADS or distribute any advertisement in relation to any ADS to the public in New Zealand and may not acquire any ADS with a view to selling it to the public in New Zealand, nor may it sell or offer for sale any ADS to the public in New Zealand within six months after the issue of such ADS (all such conduct to be interpreted in accordance with the Securities Act 1978), and may therefore enter into such conduct only with:

•	persons whose principal business is the investment of money or who, in the course of and for the purposes of their business, habitually invest money, and

•	any other person who in all the circumstances can properly be regarded as having been selected otherwise than as a member of the public in New Zealand within the meaning of the Securities Act 1978.

Japan. The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and the ADSs will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong. The ADSs may not be offered or sold in Hong Kong by means of this prospectus or any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong). No advertisement, invitation or document relating to our ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore and in Singapore, the offer and sale of the ADSs is made pursuant to exemptions provided in sections 274 and 275 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA pursuant to Section 274 of the SFA, (ii) to a relevant person as defined in section 275(2) of the SFA pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions (if any) set forth in the SFA. Moreover, this document is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. Prospective investors in Singapore should consider carefully whether an investment in the ADSs is suitable for them.

Where the ADSs are subscribed or purchased under Section 275 by a relevant person which is:

(a)	a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor,

shares of that corporation or the beneficiaries’ rights and interest in that trust (howsoever described) shall not be transferable for six months after that corporation or that trust has acquired the ADSs under Section 275 of the SFA except:

(1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law.

In addition, investors in Singapore should note that the ADSs acquired by them are subject to resale and transfer restrictions specified under Section 276 of the SFA, and therefore they should seek their own legal advice before effecting any resale or transfer of their ADSs.

United Arab Emirates (excluding the Dubai International Finance Centre). The company has not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities or governmental agencies in the United Arab Emirates. This prospectus is strictly private and confidential and has not been reviewed, deposited or registered with any licensing authority or governmental agency in the United Arab Emirates, and is being issued to a limited number of institutional investors and must not be provided to any person other than the original recipient and may not be reproduced or used for any other purpose. The ADSs may not be offered or sold directly or indirectly to the public in the United Arab Emirates.

Dubai International Finance Centre. This statement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This statement is intended for distribution only to Professional Investors. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this prospectus nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADss. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Qatar. In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the ADSs have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Kuwait. Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds”, its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Saudi Arabia. This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the ADSs offered hereby should conduct their own due diligence on the accuracy of the information relating to the ADSs. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Cayman Islands. This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or ordinary shares to any member of the public in the Cayman Islands.

People’s Republic of China. This prospectus has not been and will not be circulated or distributed in the PRC. None of the ADSs have been offered or sold, and none will be offered or sold, directly or indirectly, to any person for re-offering or resale, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we and the selling shareholders expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the NYSE listing fee, all amounts are estimates.

SEC registration fee	$
NYSE listing fee
FINRA filing fee
Printing fees
Legal fees and expenses
Accounting fees and expenses
Miscellaneous

Total	$

Expenses will be borne in proportion to the numbers of ADSs sold in the offering by us and the selling shareholders, respectively.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our current operations and assets are conducted in China. A substantial portion of our directors and officers are nationals or residents of jurisdictions other than the United States, and substantially all of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed CT Corporation System as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, and Han Kun Law Offices, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and the PRC, respectively, would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman has further advised us that the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts of the United States against under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

Han Kun Law Offices has advised us further that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions, provided that the foreign judgments do not violate the basic principles of laws of the PRC or its sovereignty, security or social and public interests. If there are neither treaties nor reciprocity arrangements between China and a foreign jurisdiction where a judgment is rendered, according to the PRC Civil Procedures Law, matters relating to the recognition and enforcement of a foreign judgment in China may be resolved through diplomatic channels. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States or the Cayman Islands. As a result, it is generally difficult to recognize and enforce in China a judgment rendered by a court in either of these two jurisdictions.

LEGAL MATTERS

We are being represented by O’Melveny & Myers LLP with respect to legal matters of United States federal securities and New York State law. The underwriters are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain matters of United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering and certain legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Certain legal matters as to PRC law will be passed upon for us by Han Kun Law Offices and for the underwriters by Commerce & Finance Law Offices. Conyers Dill & Pearman and O’Melveny & Myers LLP may rely upon Han Kun Law Offices with respect to matters governed by PRC law. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Commerce & Finance Law Offices with respect to matters governed by PRC law.

EXPERTS

Our consolidated financial statements and the related financial statement schedule as of December 31, 2008 and 2009, and for each of the three years ended December 31, 2009, included in this prospectus, have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The offices of Deloitte Touche Tohmatsu CPA Ltd. are located at 8/F, Deloitte Tower, The Towers, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, the People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to the underlying ordinary shares represented by the ADSs to be sold in this offering. A related registration statement on Form F-6 will be filed with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and our ADSs.

Immediately upon the effectiveness of the registration statement, we will be subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including Annual Reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. All information filed with the SEC may also be obtained over the Internet at the SEC’s website at www.sec.gov. The information on that website is not a part of this prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated combined financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and will mail the information contained in any notice of a shareholders meeting received by the depositary from us to all record holders of ADSs.

GLOSSARY OF TERMS

Unless otherwise indicated, references in this prospectus to:

•

“attrition rate”, during a specified period, refers to the ratio of the number of employees that left that company during the period, excluding those employed for less than six months, to the number of employees that were on our payroll at the ending date of the same period;

•	“China” and the “PRC” are to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

•

“convertible notes” are to convertible notes held by SeaBright China Special Opportunities Fund II, LP, CSOF Technology Investments Limited, Asia Ventures II L.P., AsiaVest Opportunities Fund IV, Mitsui Ventures Global Fund, Infotech Pacific Ventures, L.P., Jinyuan Development (Hong Kong) Company Limited and Hua Ying Management Co., Limited, which are convertible into our ordinary shares or redeemable for cash at the holder’s option within 12 months of the closing of this offering. See “Related Party Transactions—Private Placements—Convertible Notes Financing”;

•	“Greater China” refers to the PRC, Taiwan and the special administrative regions of Hong Kong and Macau;

•	“professionals”, with respect to an IT services company, refer to billable employees executing IT services for its clients; and

•	“we,” “us,” “our company” and “our” are to iSoftStone Holdings Limited, its predecessor entities and its subsidiaries and consolidated affiliate.

ISOFTSTONE HOLDINGS LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF

ISOFTSTONE HOLDINGS LIMITED

We have audited the accompanying consolidated balance sheets of iSoftStone Holdings Limited (the “Company”), and its subsidiaries and variable interest entity (the “Group”) as of December 31, 2008 and 2009, and the related consolidated statements of operations, equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2009, and the related financial statement schedule included in Schedule I. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Group as of December 31, 2008 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to such consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Beijing, the People’s Republic of China

August 30, 2010

ISOFTSTONE HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

	December 31, 2008	December 31, 2009

Assets

Current assets:
Cash	$33,776	$55,138
Restricted cash	—	1,109
Accounts receivable, net of allowance for doubtful accounts of $309 and $423 as of December 31, 2008 and 2009, respectively	28,350	69,094
Prepaid expenses and other current assets	3,587	5,306
Amounts due from related parties	666	685
Deferred tax assets, current	313	1,085

Total current assets	66,692	132,417

Long term investments	192	344
Property and equipment, net	7,505	10,785
Intangible assets, net	4,930	3,324
Goodwill	2,357	13,186
Other non-current assets	1,165	1,761
Deferred tax assets, non-current	—	362

Total assets	$82,841	$162,179

Liabilities

Current liabilities:
Accounts payable (including accounts payable of the consolidated VIE without recourse to iSoftStone Holdings Limited of 275 and 181 as of December 31, 2008 and December 31, 2009, respectively)	$3,256	$7,416
Deferred revenue (including deferred revenue of the consolidated VIE without recourse to iSoftStone Holdings Limited of 38 and 16 as of December 31, 2008 and December 31, 2009, respectively)	2,504	4,103
Accrued expenses and other current liabilities (including accrued expenses and other current liabilities of the consolidated VIE without recourse to iSoftStone Holdings Limited of 966 and 938 as of December 31, 2008 and December 31, 2009, respectively)	10,340	17,717
Income tax payable	579	1,361
Amounts due to related parties	117	109
Share-based compensation liability
Short term borrowings	5,865	27,836
Capital lease obligation, current
Deferred consideration in connection with business acquisitions	3,032	1,220
Contingent consideration payable in connection with business acquisitions	—	1,312

Total current liabilities	25,693	61,074

Deferred tax liabilities, non-current	1,465	996
Convertible notes	—	28,865

Total liabilities	$27,158	$90,935

ISOFTSTONE HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS—(Continued)

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

	December 31, 2008	December 31, 2009

Commitments (Note 25)

Series B convertible redeemable preference shares:
($0.0001 par value, 196,745,340 and 196,745,340 shares authorized as of December 31, 2008 and 2009, respectively; 168,880,040 and 168,880,040 shares issued and outstanding as of December 31, 2008 and 2009, respectively, liquidation value $67,497)	$49,459	$52,159

Equity:

iSoftStone Holdings Limited shareholders’ equity:
Ordinary shares ($0.0001 par value, 232,210,056 and 450,065,400 shares authorized as of December 31, 2008 and 2009, respectively; 122,888,300 and 130,902,853 shares issued and outstanding as of December 31, 2008 and 2009, respectively)	12	13
Series A convertible preference shares ($0.0001 par value, 95,286,195 and 95,286,195 shares authorized as of December 31, 2008 and 2009, respectively; 95,286,195 and 95,286,195 shares issued and outstanding as of December 31, 2008 and 2009, respectively, liquidation value $3,747)	14,150	14,150
Shares to be issued	55	179
Additional paid-in capital	12,768	18,768
Statutory reserves	1,622	4,133
Accumulated other comprehensive income	3,901	3,796
Accumulative deficit	(26,287)	(22,449)

Total iSoftStone Holdings Limited shareholders’ equity	6,221	18,590
Noncontrolling interest	3	495

Total equity	6,224	19,085

Total liabilities, series B convertible redeemable preference shares and equity	$82,841	$162,179

The accompanying notes are an integral part of these consolidated financial statements.

ISOFTSTONE HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

	For the year ended December 31,
	2007	2008	2009
Revenues	$37,876	$85,191	$137,206
Business tax	(1,459)	(2,727)	(2,819)

Net revenues	36,417	82,464	134,387
Cost of revenues (Including share-based compensation of $56, $85 and $159 for the years ended December 31, 2007, 2008 and 2009, respectively)	(24,399)	(55,083)	(88,391)

Gross profit	12,018	27,381	45,996

Operating expenses:
General and administrative expenses (Including share-based compensation of $3,895, $1,258 and $2,074 for the years ended December 31, 2007, 2008 and 2009, respectively)	(12,762)	(16,344)	(26,654)
Selling and marketing expenses (Including share-based compensation of $18, $44 and $110 for the years ended December 31, 2007, 2008 and 2009, respectively)	(6,150)	(11,264)	(13,205)
Research and development expenses (Including share-based compensation of $1, $1 and $7 for the years ended December 31, 2007, 2008 and 2009, respectively)	(4,498)	(1,057)	(1,222)

Total operating expenses	(23,410)	(28,665)	(41,081)

Changes in fair value of contingent consideration in connection with business combination	—	—	(3)
Other income	56	800	981
Government subsidies	2,822	862	2,999

(Loss) income from operations	(8,514)	378	8,892

Interest income	90	228	138
Interest expense	(71)	(363)	(878)
Change in fair value of warrants	(1,419)	(676)	—
Gain on bargain purchase of a business	—	—	66

(Loss) income before provision for income taxes and loss in equity method investments, net of income taxes	(9,914)	(433)	8,218
Income taxes (expenses) benefit	(373)	492	823

(Loss) income after income taxes before loss in equity method investments, net of income taxes	(10,287)	59	9,041
Loss in equity method investments, net of income taxes	(21)	(62)	(13)

Net (loss) income	(10,308)	(3)	9,028
Less: Net loss attributable to noncontrolling interest	114	101	21

Net (loss) income attributable to iSoftStone Holdings Limited	$(10,194)	$98	$9,049

Net (loss) income per share attributable to ordinary shareholders of iSoftStone Holdings Limited:
Basic	$(0.10)	$(0.03)	$0.01
Diluted	$(0.10)	$(0.03)	$0.01

Weighted average shares used in calculating net (loss) income per ordinary share
Basic	38,827,820	122,681,330	125,106,274
Diluted	38,827,820	122,681,330	131,892,325

The accompanying notes are an integral part of these consolidated financial statements.

ISOFTSTONE HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF EQUITY AND COMPREHENSIVE INCOME (LOSS)

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

	Ordinary shares		Series A convertible preference shares		Warrants to issue series A convertible preference shares		Shares to be issued	Additional paid-in capital	Statutory reserves	Accumulated deficit	Accumulated other comprehensive income	Total iSoftStone Holdings Limited shareholders’ equity	Noncontrolling interest	Total equity	Total comprehensive income (loss)
	Shares	Amount	Shares	Amount	Shares issued	Amount
Balance as of January 1, 2007	27,039,750	$3	78,451,178	$10,977	—	$673	$55	$6,279	$—	$(11,129)	$311	$7,169	$391	$7,560
Shares issued upon exercise of warrants relating to series A convertible preference shares	—	—	16,835,017	3,173	—	(673)	—	—	—	—	—	2,500	—	2,500
Vesting of nonvested shares	90,304,561	9	—	—	—	—	—	—	—	—	—	9	—	9
Accretion for series B convertible redeemable preference shares	—	—	—	—	—	—	—	—	—	(951)	—	(951)	—	(951)
Share-based compensation	—	—	—	—	—	—	—	3,970	—	—	—	3,970	—	3,970
Provision for statutory reserves	—	—	—	—	—	—	—	—	380	(380)	—	—	—	—
Capital contribution from noncontrolling interest shareholders of Bolun	—	—	—	—	—	—	—	—	—	—	—	—	101	101
Capital contribution from noncontrolling interest shareholder of iSoftStone Resource Ltd. (“ISSR”)	—	—	—	—	—	—	—	—	—	—	—	—	22	22
Acquisition of noncontrolling interest of Huayang	—	—	—	—	—	—	—	—	—	—	—	—	(112)	(112)
Acquisition of noncontrolling interest of Kebao	—	—	—	—	—	—	—	—	—	—	—	—	(161)	(161)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	(10,194)	—	(10,194)	(114)	(10,308)	$(10,308)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	1,173	1,173	(2)	1,171	1,171

Total comprehensive loss															$(9,137)

ISOFTSTONE HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF EQUITY AND COMPREHENSIVE INCOME (LOSS)—(Continued)

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

	Ordinary shares		Series A convertible preference shares		Warrants to issue series A convertible preference shares		Shares to be issued	Additional paid-in capital	Statutory reserves	Accumulated deficit	Accumulated other comprehensive income	Total iSoftStone Holdings Limited shareholders’ equity	Noncontrolling interest	Total equity	Total comprehensive income (loss)
	Shares	Amount	Shares	Amount	Shares issued	Amount
Balance as of December 31, 2007	117,344,311	12	95,286,195	14,150	—	—	55	10,249	380	(22,654)	1,484	3,676	125	3,801

Issuance of ordinary shares in connection with business acquisition of Akona	4,539,489	—	—	—	—	—	—	953	—	—	—	953	—	953
Issuance of ordinary shares in connection with business acquisition of Jiefeng	1,004,500	—	—	—	—	—	—	178	—	—	—	178	—	178
Accretion of series B convertible redeemable preference shares	—	—	—	—	—	—	—	—	—	(2,489)	—	(2,489)	—	(2,489)
Share-based compensation	—	—	—	—	—	—	—	1,388	—	—	—	1,388	—	1,388
Provision for statutory reserves	—	—	—	—	—	—	—	—	1,242	(1,242)	—	—	—	—
Acquisition of noncontrolling interest of Bolun	—	—	—	—	—	—	—	—	—	—	—	—	(20)	(20)
Acquisition of noncontrolling interest of ISSR	—	—	—	—	—	—	—	—	—	—	—	—	(5)	(5)
Comprehensive income:
Net income (loss)	—	—	—	—	—	—	—	—	—	98	—	98	(101)	(3)	$(3)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	2,417	2,417	4	2,421	2,421

Total comprehensive income															$2,418

ISOFTSTONE HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF EQUITY AND COMPREHENSIVE INCOME (LOSS)—(Continued)

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

	Ordinary shares		Series A convertible preference shares		Warrants to issue series A convertible preference shares		Shares to be issued	Additional paid-in capital	Statutory reserves	Accumulated deficit	Accumulated other comprehensive income	Total iSoftStone Holdings Limited shareholders’ equity	Noncontrolling interest	Total equity	Total comprehensive income (loss)
	Shares	Amount	Shares	Amount	Shares issued	Amount
Balance as of December 31, 2008	122,888,300	12	95,286,195	14,150	—	—	55	12,768	1,622	(26,287)	3,901	6,221	3	6,224

Issuance of ordinary shares in connection with business acquisition of Akona	7,548,288	1	—	—	—	—	—	3,622	—	—	—	3,623	—	3,623
Issuance of ordinary shares in connection with business acquisition of ISSR	66,265	—	—	—	—	—	—	32	—	—	—	32	—	32
Issuance of ordinary shares in connection with exercise of options	400,000	—	—	—	—	—	—	120	—	—	—	120	—	120
Accretion of series B convertible redeemable preference shares	—	—	—	—	—	—	—	—	—	(2,700)	—	(2,700)	—	(2,700)
Vesting of nonvested shares (to be issued) (Note 20)	—	—	—	—	—	—	124	(124)	—	—	—	—	—	—
Share-based compensation	—	—	—	—	—	—	—	2,350	—	—	—	2,350	—	2,350
Provision for statutory reserves	—	—	—	—	—	—	—	—	2,511	(2,511)	—	—	—	—
Capital contribution from noncontrolling interest shareholder of Wuxi iCarnegie	—	—	—	—	—	—	—	—	—	—	—	—	513	513
Comprehensive income:
Net income (loss)	—	—	—	—	—	—	—	—	—	9,049	—	9,049	(21)	9,028	$9,028
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	(105)	(105)	—	(105)	(105)

Total comprehensive income															$8,923

Balance as of December 31, 2009	130,902,853	$13	95,286,195	$14,150	—	—	$179	$18,768	$4,133	$(22,449)	$3,796	$18,590	$495	$19,085

The accompanying notes are an integral part of these consolidated financial statements.

ISOFTSTONE HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

	For the year ended December 31,
	2007	2008	2009
Cash flows from operating activities:
Net (loss) income	$(10,308)	$(3)	$9,028
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Share-based compensation	3,970	1,388	2,350
Depreciation and amortization of property and equipment	952	2,136	3,197
Amortization of intangible assets	582	2,649	2,015
Provision of allowance for doubtful accounts	266	6	114
Loss on equity method investments	21	62	13
Loss on disposal of property and equipment	124	99	77
Change in fair value of warrants	1,419	676	—
Gain on bargain purchase of a business	—	—	(66)
Accrued interest expense of consideration payable in connection with a business acquisition	—	53	64
Changes in operating assets and liabilities:
Accounts receivable	(4,847)	(12,941)	(39,646)
Amounts due from related parties	(88)	(613)	(20)
Prepaid expenses and other current assets	(2,369)	(60)	(2,293)
Deferred tax assets	(48)	(255)	(1,134)
Accounts payable	1,010	993	4,160
Amounts due to related parties	262	(172)	(7)
Accrued expenses and other current liabilities	(784)	3,060	6,039
Deferred revenue	131	2,029	1,601
Income tax payable	486	13	782
Deferred tax liabilities	(98)	(682)	(505)

Net cash used in operating activities	(9,319)	(1,562)	(14,231)

Cash flows from investing activities:
Purchase of property and equipment	(4,036)	(2,205)	(5,046)
Proceeds from disposal of property and equipment	52	46	83
Deferred and contingent consideration paid for business acquisitions	(1,046)	(3,332)	(700)
Cost of long term investments	(155)	—	(165)
Restricted cash	—	—	(1,109)

Net cash used in investing activities	(5,185)	(5,491)	(6,937)

Cash flows from financing activities:
Proceeds from exercise of warrant relating to series A convertible preference shares	2,500	—	—
Proceeds from issuance of series B convertible redeemable preference shares and warrants, net of issuance cost of $575	19,425	—	—
Proceeds from exercise of warrants relating to series B convertible redeemable preference shares, net of issuance cost of $500	—	24,500	—
Proceeds from issuance of convertible notes, net of issuance cost of $198	—	—	28,802
Proceeds from exercise of options	—	—	120
Proceeds from short term borrowings	2,498	5,759	30,722
Deferred and contingent consideration paid for business acquisitions	(796)	(942)	(8,783)
Payment of short term borrowings	(1,972)	(2,735)	(8,777)
Capital contribution from noncontrolling interest shareholder	123	—	513

Net cash provided by financing activities	21,778	26,582	42,597

Effect of exchange rate changes	556	1,284	(67)
Net increase in cash	7,830	20,813	21,362

Cash at beginning of year	5,133	12,963	33,776
Cash at end of year	$12,963	$33,776	$55,138

Supplemental disclosure of cash flow information:
Income taxes paid	$46	$103	$33
Interest paid	$53	$198	$591

The accompanying notes are an integral part of these consolidated financial statements.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

iSoftStone Holdings Limited (the “Company”), incorporated in the Cayman Islands, is the holding company for a group of companies. The Company, its subsidiaries and its consolidated variable interest entity (the “VIE”) (collectively the “Group”) are principally engaged in providing an integrated suite of IT services and solutions, including IT services, Consulting and solution services, and Business Process Outsourcing services (“BPO services”).

The Group commenced its operations in October 2001 through Beijing iSoftStone, a limited liability company established in China and owned by Mr. Tianwen Liu and other individuals (the “founders”).

In November 2005, the corporate structure of the Group was reorganized by establishing the Company and transferring substantially all the operating assets and operations of Beijing iSoftStone into iSoftStone WFOE, a wholly owned subsidiary of the Company, in exchange of issuance of ordinary shares of the Company to the founders.

The ultimate beneficial shareholders of the Company and Beijing iSoftStone were identical with no shareholder having, before or after the reorganization, a controlling interest. The Company has therefore accounted for this transaction as a recapitalization with no change in the basis of the assets and liabilities of Beijing iSoftStone.

Certain of clients of the Group, primarily PRC stated-owned entities, are not permitted to receiving certain services from foreign owned entities. As a Cayman Islands corporation, the Company is deemed a foreign legal person under PRC laws. Accordingly, iSoftStone WFOE, the Company’s wholly owned subsidiary in the PRC, as a foreign invested company, is restricted from engaging in related business with these clients. The group therefore conducts such business through its VIE, Beijing iSoftStone. iSoftStone WFOE entered into a series of agreements with Beijing iSoftStone and its shareholders in November 2005 through which iSoftStone WFOE enjoys substantially all of the risks of ownership of the VIE and controls it. The agreements comprise:

Exclusive Outsourcing Agreement: Pursuant to the exclusive outsourcing agreement between iSoftStone WFOE and Beijing iSoftStone, Beijing iSoftStone agreed to exclusively subcontract its business contracts, to the extent that subcontracting is permitted by such business contracts, to iSoftStone WFOE and pay the revenue collected under such business contracts to iSoftStone WFOE. The exclusive subcontracting agreement will terminate upon written agreement by the parties.

Exclusive Technology Consulting and Management Service Agreement: Pursuant to the exclusive technology consulting and management service agreement between iSoftStone WFOE and Beijing iSoftStone, iSoftStone WFOE agreed to provide exclusive technology consulting and management service to Beijing iSoftStone for service fees equal to the revenue realizable under the business contracts of Beijing iSoftStone that are not subcontracted to iSoftStone WFOE. The exclusive technology consulting and management service agreement has a term of three years from its signing date and is unlimitedly renewable for another three years.

Trademark and Software Licensing Agreement: Pursuant to the trademark and software licensing agreement between iSoftStone WFOE and Beijing iSoftStone, iSoftStone WFOE agreed to license its trademarks, software copyrights and domain names to Beijing iSoftStone on a non-exclusive basis. Beijing iSoftStone should pay licensing fees in a lump sum equal to the revenue realizable under the business contracts of Beijing iSoftStone that are not subcontracted to iSoftStone WFOE and that are not otherwise paid to iSoftStone WFOE pursuant to the aforesaid exclusive technology consulting and management service agreement. The trademark and software

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

licensing agreement has a term of three years from its signing date and is unlimitedly renewable for another three years.

Irrevocable Power of Attorney: The shareholders of Beijing iSoftStone executed an irrevocable power of attorney to appoint iSoftStone WFOE or iSoftStone WFOE’s designee as his or her attorney-in-fact to attend shareholders’ meeting of Beijing iSoftStone and to vote on his or her behalf. The power of attorney granted by the shareholders of Beijing iSoftStone remains valid until the earlier of (a) the dissolution of Beijing iSoftStone, and (b) the related shareholder ceasing to be the shareholder of Beijing iSoftStone.

As a result of these contractual arrangements, iSoftStone WFOE is the primary beneficiary of the VIE and the Company has consolidated the financial results of the VIE in its consolidated financial statements since the date of inception of Beijing iSoftStone.

There are no consolidated VIE assets that are collateral for the VIE’s obligations and can only be used to settle the VIE’s obligations.

The following financial statements amounts and balances of the VIE were included in the accompanying consolidated financial statements as of and for the years ended December 31:

	As of December 31,
	2008	2009
Total assets	$1,352	$1,294
Total liabilities	$(1,279)	$(1,135)

	Years ended December 31,
	2007	2008	2009
Net revenues	$644	$407	$189
Net income (loss)	$142	$(237)	$9

	Years ended December 31,
	2007	2008	2009
Net cash (used in) provided by operating activities	$(127)	$(45)	$3
Net cash used in investing activities	$—	$—	$—
Net cash provided by financing activities	$—	$—	$—

Since November 2005 the Group has completed a number of acquisitions including:

•

In November 2005, iSoftStone WFOE acquired the IT services business and related assets of United Innovation Ltd. (“UIL”). In January 2008, Group dissolved UIL after the integration of all business into another operating entity of the Group.

•	In December 2006, the Group acquired 100% of the equity interest in Guangzhou Ruandong Zhiruan Computer Technology Co., Ltd., (“Zhiruan”).

•

In December 2006, the Group acquired 75% of the equity interest in Beijing Kebao System Engineering Co., Ltd. (“Kebao”). And in September 2007, the Group acquired the remaining 25% equity interest in Kebao. In July 2010, the Group dissolved Kebao after the integration of all business into another operating entity of the Group.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

•	In July 2007, the Group acquired the operating assets and liabilities of Wuxi Huayang Software Co., Ltd., (“Wuxi Huayang”).

•	In January 2008, the Group acquired the IT services business of Shanghai Jiefeng Computer Science Co., Ltd. (“Jiefeng”).

•	In February 2008, the Group acquired Akona System Inc. (“Akona”), a Washington corporation primarily focusing on IT consulting services in the U.S..

•	In March 2009, the Group acquired the IT services business of Shenzhen Star Ronghe Science and Technology Co., Ltd. (“Star”)

•	In March 2009, the Group also acquired the IT services business of MDCL-Frontline (China) Ltd., (“MDCL”).

As of December 31, 2009, the Group’s subsidiaries and VIE were as follows:

	Later Date of Incorporation/ Acquisition	Place of Incorporation	Percentage of economic ownership
Subsidiaries
iSoftStone Information Technology (Group) Company Limited (“iSoftStone WFOE”)	November 4, 2005	PRC	100%
iSoftStone Korea Inc. (“iSoftStone Korea”)	April 20, 2006	Korea	83.3%
iSoftStone Japan Limited (“iSoftStone Japan”)	August 31, 2006	Japan	100%
iSoftStone Information Technology Company Limited (“iSoftStone Tianjin”)	December 6, 2006	PRC	100%
iSoftStone Information System Service Company Limited (“iSoftStone Wuxi”)	December 12, 2006	PRC	100%
Beijing Kebao System Engineering Co., Ltd. (“Kebao”)	December 15, 2006	PRC	100%
Beijing iSoftStone Bolun Information Technology Co., Ltd. (“Bolun”)	December 19, 2006	PRC	100%
Guangzhou Ruandong Zhiruan Computer Technology Co., Ltd. (“Zhiruan”)	January 22, 2007	PRC	100%
Wuxi International Service Outsourcing Training Center (“Wuxi Training”)	January 22, 2007	PRC	100%
iSoftStone Inc.	July 18, 2007	USA	100%
Tianjin Saisi Information Technology Company Limited (“Saisi”)	August 24, 2007	PRC	100%
Beijing iSoftStone Data Technology Service Company Limited (“iSoftStone Data”)	May 23, 2008	PRC	100%
iSoftStone Hong Kong Limited (“iSoftStone HK”)	October 15, 2008	Hong Kong	100%
Guangzhou iSoftStone Information Technology Company Limited (“iSoftStone Guangzhou”)	February 17, 2009	PRC	100%
Wuxi iCarnegie Enterprise Management Company Limited (“Wuxi iCarnegie”)	September 22, 2009	PRC	65%
Wuxi iCarnegie Training School (“iCarnegie Training”)	December 2, 2009	PRC	65%
Beijing Guodian Ruantong Technology Company Limited (“Guodian”)	December 28, 2009	PRC	100%

Variable Interest Entity
Beijing iSoftStone Technologies Limited (“Beijing iSoftStone”)	November 18, 2005	PRC	100%

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements of the Group are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Basis of consolidation

The consolidated financial statements include the financial statements of the Company, all its wholly owned and majority owned subsidiaries and the VIE in which the Group is deemed to be the primary beneficiary. All inter-company transactions and balances have been eliminated upon consolidation.

Noncontrolling interest

Effective January 1, 2009, the Group adopted an authoritative pronouncement issued by the Financial Accounting Standards Board (the “FASB”) regarding noncontrolling interests in consolidated financial statements. The pronouncement requires noncontrolling interests to be separately presented as a component of equity in the consolidated financial statements. The presentation regarding noncontrolling interest was retroactively applied for all the presented periods.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue and expenses in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant accounting estimates reflected in the Group’s consolidated financial statements include, but are not limited to, revenue recognition, income taxes, accounts receivable, goodwill and intangible assets, share-based compensation and fair value of ordinary shares.

Restricted cash

Restricted cash represents the security deposits with certain Chinese banks who issue bank accepted drafts for the purpose of settlement of trading purchases with the Company’s suppliers. The restriction normally lasts for a period of three to six months.

Fair value

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability. Authoritative literature provides a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

The level in the hierarchy within which the fair value measurement in its entirety falls is based upon the lowest level of input that is significant to the fair value measurement as follows:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Financial instruments

The Group’s financial instruments mainly include cash, restricted cash, accounts receivable, accounts payable, amounts due from/(to) related parties, short term borrowings, long term investments, contingent consideration payable in connection with business acquisitions, warrants and convertible notes.

The carrying values of cash, restricted cash, accounts receivable, accounts payable, and amounts due from/(to) related parties approximate their fair values due to short-term maturities.

The carrying amounts of short term borrowings approximate their fair values as the borrowings bear variable interest rates which approximate the market interest rate.

Contingent consideration payable in connection with business acquisitions, the warrants to issue series B convertible redeemable shares and certain derivative embedded in the convertible notes were carried at fair value.

It is not practical to estimate the fair value of the Group’s long term investments and convertible notes because of lack of quoted market price and the inability to estimate fair value without incurring excessive costs.

Allowance for doubtful accounts

Accounts receivable represents those receivables derived in the ordinary course of business. The Group conducts credit evaluations of clients and generally do not require collateral or other security from their clients. The Group establishes an allowance for doubtful accounts based upon estimates, historical experience and other factors surrounding the credit risk of specific clients.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

Property and equipment, net

Property and equipment, net, are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over the following estimated useful lives:

Computers and software	3 – 5 years
Furniture and office equipment	5 years
Motor vehicles	5 years
Leasehold improvements	the shorter of lease terms or the estimated useful lives

Depreciation and amortization of these assets, on the same basis as other property assets, commences when the assets are ready for their intended use.

Long term investments

Investee companies over which the Group has the ability to exercise significant influence, but does not have a controlling interest are accounted for using the equity method. Significant influence is generally considered to exist when the Group has an ownership interest in the voting shares of the investee between 20% and 50%, and other factors, such as representation in the investee’s Board of Directors, voting rights and the impact of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate.

Investee companies over which the Group has no ability to exercise significant influence, nor has a controlling interest are accounted for using the cost method. No significant influence is generally considered to exist when the Group has an ownership interest in the voting stock of the investee less than 20% are considered in determining whether the cost method of accounting is appropriate.

An impairment charge is recorded when the carrying amount of the investment exceeds its fair value and this condition is determined to be other-than-temporary.

Business combination

Business combinations are recorded using the purchase method of accounting. On January 1, 2009, the Group adopted a new accounting pronouncement with prospective application which made certain changes to the previous authoritative literature on business combinations.

From January 1, 2009, the assets acquired, the liabilities assumed, and any noncontrolling interest of the acquiree at the acquisition date, if any, are measured at their fair values as of that date. Goodwill is recognized and measured as the excess of the total consideration transferred plus the fair value of any noncontrolling interest of the acquiree, if any, at the acquisition date over the fair values of the identifiable net assets acquired. Previously, any noncontrolling interest was reflected at historical cost.

Common forms of the consideration made in acquisitions include cash and common equity instruments. Consideration transferred in a business acquisition is measured at the fair value as at the date of acquisition. For shares issued in a business combination, the Group has estimated the fair value as of the date of acquisition.

Where the consideration in an acquisition includes contingent consideration, the payment of which depends on the achievement of certain specified conditions post-acquisition, from January 1, 2009 the contingent

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

consideration is recognized and measured at its fair value at the acquisition date, and if recorded as a liability, it is subsequently carried at fair value with changes in fair value reflected in earnings. For periods prior to January 1, 2009, contingent consideration was not recorded until the contingency was resolved.

Acquired intangible assets with finite lives

Acquired intangible assets with finite lives are carried at cost less accumulated amortization. Customer base is amortized using the estimated attrition pattern of the acquired intangible assets. Contract backlog and non-compete agreements are amortized using the straight-line method over the following estimated economic lives:

Customer base	1.8 – 6 years
Contract backlog	0.5 – 1.3 years
Non-compete agreements	4 – 5 years

Impairment of long-lived assets with finite lives

The Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss based on the fair value of the assets. There were no impairment losses during the years ended December 31, 2007, 2008 and 2009.

Impairment of goodwill

The Group tests goodwill annually following a two-step process. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill.

Research and development expenses

Research and development expenses consist of expenditures incurred in the development of the internal used software. To date, costs incurred after technological feasibility was established and prior to completion of software development have not been material, and accordingly, the Group has expensed all research and development expenses when incurred.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

Revenue recognition

The Group provides a comprehensive range of IT services and solutions, categorized into three business lines: (i) IT services; (ii) Consulting and solution services; and (iii) BPO services. The rights to software developed by the Group on behalf of its clients belong to the clients and the Group does not have the option to acquire such rights from its clients.

Revenue is considered realizable and earned when all of the following criteria are met: persuasive evidence of a sales arrangement exists; delivery has occurred or services have been rendered; the price is fixed or determinable; and collectability is reasonably assured.

Business tax

The Group’s PRC subsidiaries are subject to business tax at rate of 5% of total revenues for certain type of contracts. Certain contracts under specific formalities are exempted from business tax in accordance with the PRC tax laws. Business tax is recorded as a reduction in revenues when incurred.

Value added taxes rebate revenues

The Group receives value added taxes (“VAT”) rebates from tax authority as an incentive to encourage certain high-tech industries. VAT rebates are recorded as revenue when the Group pays the relevant VAT and properly files the rebate application to tax authority when the related rebates become receivable. The Group has recorded $137, $137, and $261 of VAT rebate in revenue for the years ended December 31, 2007, 2008 and 2009, respectively. The VAT rebate revenues are classified into the relevant revenue categories.

IT services

IT services revenues are generated from either time-and-expense or fixed-price contracts.

Time-and-expense contracts

Revenues from time-and-expense contracts are recognized as the related services are rendered assuming all other basic revenue recognition criteria are met. Under time-and-expense contracts, the Group is reimbursed for actual hours incurred at negotiated hourly billing rates. Clients may terminate the contracts at any time before the work is completed but are obligated to pay the actual service hours incurred through the termination date at the contract billing rate. Net revenues recognized for time-and-expense contracts of IT services totaled $21,700, $39,933 and $56,872 for the years ended December 31, 2007, 2008 and 2009, respectively.

Fixed-price contracts

Revenues from fixed-price IT service contracts require the Group to perform services throughout the contractual period, which is generally less than two years. Revenues from this type of arrangements are generally recognized using the proportional performance method based on the proportion of direct labor costs incurred to the budgeted direct labor costs. The Group believes it can reasonably estimate the service hours expected to be incurred on each project and there are no retention provisions based on the Group’s historic experience.

To date, the Group has not incurred a material loss on any contracts. However, as a policy, provisions for estimated losses on such engagements will be made during the period in which a loss becomes probable and can be reasonably estimated.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

Net revenues recognized for fixed-price contracts of IT services totaled $5,807, $15,202 and $29,273 for the years ended December 31, 2007, 2008 and 2009, respectively.

Consulting and Solution services

Consulting and solution services primarily consist of delivering specific software solutions to improve clients’ technology functionality, business performance and overall competiveness. Consulting and Solution services principally involve development and customization of software, either or not based on the core software the Group has, and assistance in implementing the software, either on time-and-expense basis or fixed-price basis.

Time-and-expense contracts

Revenues from time-and-expense contracts are recognized as the related services are rendered assuming all other basic revenue recognition criteria are met. Under time-and-expense contracts, the Group is reimbursed for actual hours incurred at negotiated hourly billing rates. Clients may terminate the contracts at any time before the work is completed but are obligated to pay the actual service hours incurred through the termination date at the contract billing rate. Net revenues recognized for time-and-expense contracts of Consulting and Solution services totaled $932, $2,878 and $16,055 for the years ended December 31, 2007, 2008 and 2009, respectively.

Fixed-price contracts

Revenues are recognized over the service period based on the percentage of completion method measured based on the relationship of direct labor costs already incurred to the total budgeted project direct labor costs. The Group recognizes cost of revenues for labor and other costs on actual basis with no deferral of project costs, including pre-contract costs. Net revenues recognized for fixed-price contracts of Consulting and Solution services totaled $7,978, $23,971 and $28,405 for the years ended December 31, 2007, 2008 and 2009, respectively.

BPO services

BPO services primarily consist of providing outsourced business process services to release the clients from day-to-day management of non-core processes to achieve cost savings. These contracts have involved the administrative processing of transactions in which the Group is remunerated on a per transaction basis or time-and-expense basis.

For per transaction basis contracts, the Group recognizes service revenues based on the volume of the transaction processed for the clients and a pre-agreed unit price for each type of process. Net revenues recognized for transaction basis contract totaled nil, $474 and $2,746 for the years ended December 31, 2007, 2008 and 2009, respectively.

For time-and-expense basis contracts, the Group recognizes revenues based on the actual service time incurred at negotiated billing rates per unit of time. Net revenues recognized for time-and-expense basis contract totaled nil, $6 and $1,036 for the years ended December 31, 2007, 2008 and 2009, respectively.

Other income

Other income primarily consists of sub-leasing income for office space.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

Government subsidies

Government subsidies include amounts granted by local government authorities to encourage the employment of new college graduates and other purposes. Government subsidies are recorded as receivables when the approval documents obtained from the local government authorities and the Group has the right to receive the subsidies, when historically the expenses the subsidies intended to compensate normally have incurred by the Company. Subsidies to encourage employment of new hires are recognized in the statement of operations as deduction to the cost of revenues and related expenses, primarily costs of revenues. Subsidies for other purposes were recognized as other operating income when booked because the subsidies were not intended to compensate for specific expenditure. For the years ended December 31, 2007, 2008 and 2009, the Group recognized government subsidies as a reduction to costs of revenues of nil, $1,600 and $1,815, respectively, as a reduction to operating expenses of nil, $104, and $316, respectively, and as other operating income of $2,822, $862 and $2,999, respectively.

Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating lease. Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the lease periods.

Advertising costs

Advertising costs are expensed as incurred and such expenses were minimal for the periods presented. Advertising costs have been included as part of selling and marketing expenses.

Income taxes

Current income taxes are provided for in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized for temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Net operating loss carry forwards and credits are applied using enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics.

The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes will be classified as a component of the provisions for income taxes.

Foreign currency translation

The functional and reporting currency of the Company is the United States dollar (“U.S. dollar”). The financial records of the Group’s subsidiaries and VIE located in the PRC, Japan, Hong Kong, Taiwan, Korea, and the United States are maintained in their local currencies, the Renminbi (“RMB”), Japanese Yen (“Yen”), Hong Kong Dollars (“HK$”), Taiwan Dollars (“NT$”), Korea WON (“WON”) and U.S. Dollars (“US$”), respectively, which are also the functional currencies of these entities.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the functional currency during the year are converted into functional currency at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the statements of operations.

The Group’s entities with functional currency of RMB, Yen, HK$, NT$, and WON translate their operating results and financial position into the U.S. dollar, the Group’s reporting currency. Assets and liabilities are translated using the exchange rates in effect on the balance sheet date. Revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are report as cumulative translation adjustments and are shown as a separate component of other comprehensive income.

Comprehensive income (loss)

Comprehensive income (loss) includes net income (loss) and foreign currency translation adjustments. Comprehensive income (loss) is reported in the consolidated statements of equity and comprehensive income (loss).

Share-based compensation

Share-based payment transactions with employees, such as share options are measured based on the grant date fair value of the equity instrument. The Group recognizes the compensation costs net of a forfeiture rate on a straight-line basis, over the requisite service period of the award, which is generally the vesting period of the award. The amount of compensation expenses recognized for any period is not less than the portion of the grant date fair value of the options vested during that period. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of stock compensation expense to be recognized in future periods.

Shares awards issued to non-employees, such as consultants, are measured at fair value at the earlier of the commitment date or the date the service is completed and recognized over the period the service is provided.

Net income per share

Basic net income per ordinary share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period.

Diluted net income per ordinary share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares.

The Group’s convertible preference shares and certain nonvested shares are participating securities as the preference shares participate in undistributed earnings on an as-if-converted basis and certain nonvested shares were entitled to dividend right before vesting. Accordingly, the Group uses the two-class method whereby undistributed net income is allocated on a pro rata basis to the ordinary, preference shares and certain nonvested shares to the extent that each class may share income for the period; whereas the undistributed net loss is allocated to ordinary shares and certain nonvested shares because preference shares are not contractually obligated to share the loss.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

The Group had convertible preference shares, convertible redeemable preference shares, stock options, nonvested shares, warrants and potentially issuable ordinary shares whose issuance is contingent upon the satisfaction of certain conditions in connection with business acquisitions, which could potentially dilute basic earnings per share in the future. To calculate the number of shares for diluted income per share, the effect of the convertible preference shares and convertible redeemable preference shares is computed using the as-if-converted method; the effect of the warrants and stock options is computed using the treasury stock method.

Significant risks and uncertainties

Foreign currency risk

RMB is not freely convertible into other currencies. All foreign exchange transactions involving RMB must take place through the People’s Bank of China or other institutions authorized to buy and sell foreign currency. The exchange rate adopted for the foreign exchange transactions are the rates of exchange quoted by the People’s Bank of China that are determined largely by supply and demand. The Group’s cash balances in RMB as of December 31, 2007, 2008 and 2009 were RMB75,144,000, RMB210,318,000 and RMB180,174,000, respectively.

During the periods, the Group incurred foreign currency risk on sales denominated in US$, Yen, HK$ and NT$. The Group did not enter into any foreign exchange forward contracts to hedge against exchange rate fluctuations.

Concentration of credit risk

Financial instruments that potentially expose the Group to concentration of credit risk consist primarily of cash and accounts receivable. The Group places their cash with financial institutions with high-credit ratings and quality.

Details of clients accounting for 10% or more of total net revenues are as follows:

	For the year ended December 31,
	2007		2008		2009
	Amount	%	Amount	%	Amount	%
Client A	$2,762	8	$6,142	7	$26,198	19
Client B	$4,934	14	$4,353	5	$5,521	4
Client C	$200	1	$16,001	19	$19,973	15

Details of clients accounting for 10% or more of accounts receivable are as follows:

	As of December 31,
	2008		2009
	Amount	%	Amount	%
Client A	$5,298	19	$19,101	28

Recently issued accounting standards not yet adopted

On June 12, 2009, the FASB issued an authoritative pronouncement, which changes how a company determines whether an entity should be consolidated when such entity is insufficiently capitalized or is not

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

controlled by the Group through voting (or similar rights). The determination of whether a company is required to consolidate an entity is based on, among other things, the entity’s purpose and design and the Group’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The pronouncement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2009. The Group does not expect the adoption of this pronouncement will have a significant effect on its consolidated financial position or results of operations.

On September 23, 2009, the FASB issued an authoritative pronouncement regarding the revenue arrangements with multiple deliverables. Although the new pronouncement retains the criteria from existing authoritative literature for when delivered items in a multiple-deliverable arrangement should be considered separate units of accounting, it removes the previous separation criterion that objective and reliable evidence of the fair value of any undelivered items must exist for the delivered items to be considered separate units of accounting. The new pronouncement is effective for fiscal years beginning on or after June 15, 2010. Entities can elect to apply this pronouncement (1) prospectively to new or materially modified arrangements after the pronouncement’s effective date or (2) retrospectively for all periods presented. Early application is permitted; however, if the entity elects prospective application and early adopts this pronouncement after its first interim reporting period, it must also do the following in the period of adoption: (1) retrospectively apply this pronouncement as of the beginning of that fiscal year and (2) disclose the effect of the retrospective adjustments on the prior interim periods’ revenue, income before taxes, net income, and earnings per share. The Group is in the process of evaluating the effect of adoption of this pronouncement.

On September 23, 2009, the FASB issued an authoritative pronouncement regarding software revenue recognition. This new pronouncement amends existing pronouncement to exclude from their scope all tangible products containing both software and nonsoftware components that function together to deliver the product’s essential functionality. That is, the entire product (including the software deliverables and nonsoftware deliverables) would be outside the scope of software revenue recognition and would be accounted for under other accounting literature. The new pronouncement include factors that entities should consider when determining whether the software and nonsoftware components function together to deliver the product’s essential functionality and are thus outside the revised scope of the authoritative literature that governs software revenue recognition. The pronouncement is effective for fiscal years beginning on or after June 15, 2010. Entities can elect to apply this pronouncement (1) prospectively to new or materially modified arrangements after the pronouncement’s effective date or (2) retrospectively for all periods presented. Early application is permitted; however, if the entity elects prospective application and early adopts this pronouncement after its first interim reporting period, it must also do the following in the period of adoption: (1) retrospectively apply this pronouncement as of the beginning of that fiscal year and (2) disclose the effect of the retrospective adjustments on the prior interim periods’ revenue, income before taxes, net income, and earnings per share. The Group is in the process of evaluating the effect of adoption of this pronouncement.

On January 21, 2010, the FASB issued authoritative guidance to improve disclosures about fair value measurements. This guidance amends previous guidance on fair value measurements to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurement on a gross basis rather than as a net basis as currently required. This guidance also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. This guidance is effective for annual and interim periods beginning after December 15, 2009, except for the requirement to provide the Level 3 activities of purchases, sales, issuances, and settlements on a gross basis, which will be effective for annual and interim periods beginning after December 15, 2010. Early application is permitted and in the period of initial adoption,

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

entities are not required to provide the amended disclosures for any previous periods presented for comparative purposes. The Group does not expect the adoption of this pronouncement will have a significant effect on its consolidated financial position or results of operations.

In April 2010, the FASB issued an authoritative pronouncement regarding the milestone method of revenue recognition. The scope of this pronouncement is limited to arrangements that include milestones relating to research or development deliverables. The pronouncement specifies guidance that must be met for a vendor to recognize consideration that is contingent upon achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The guidance applies to milestones in arrangements within the scope of this pronouncement regardless of whether the arrangement is determined to have single or multiple deliverables or units of accounting. The pronouncement will be effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early application is permitted. Companies can apply this guidance prospectively to milestones achieved after adoption. However, retrospective application to all prior periods is also permitted. The Group is in the process of evaluating the effect of adoption of this pronouncement.

In July 2010, the FASB issued an authoritative pronouncement on disclosure about the credit quality of financing receivables and the allowance for credit losses. The objective of this guidance is to provide financial statement users with greater transparency about an entity’s allowance for credit losses and the credit quality of its financing receivables. The guidance requires an entity to provide disclosures on a disaggregated basis on two defined levels: (1) portfolio segment; and (2) class of financing receivable. The guidance includes additional disclosure requirements about financing receivables, including: (1) Credit quality indicators of financing receivables at the end of the reporting period by class of financing receivables; (2) The aging of past due financing receivables at the end of the reporting period by class of financing receivables; and (3) The nature and extent of troubled debt restructurings that occurred during the period by class of financing receivables and their effect on the allowance for credit losses. For public entities, the disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. The Group is in the process of evaluating the effect of adoption of this pronouncement.

3. ACQUISITIONS

(a) Acquisition of Kebao

In 2006, the Group acquired 75% equity interest of Kebao, a Beijing-based information technology outsourcing service provider focused in Japanese client service, for the purpose of entering into Japan market.

On September 30, 2007, the Group acquired the additional 25% of equity interest of Kebao, with cash consideration of $266 paid in full in 2007, resulting in a 100% equity interests in Kebao.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

The transaction was accounted for as a business combination using the purchase method of accounting. The purchase price allocation of the transaction was determined by the Group with the assistance of American Appraisal China Limited, an independent valuation firm, which was allocated to assets acquired and liabilities assumed as of the date of acquisition as follows:

		Estimated useful lives
Intangible assets acquired:
Customer base	$12	4 years
Goodwill	96
Deferred tax liabilities	(3)
Noncontrolling interest	161

Total consideration	$266

The goodwill is mainly attributable to intangible assets that cannot be recognized separately as identifiable assets under U.S. GAAP, and comprise (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

(b) Acquisition of business of Huayang

On July 1, 2007, the Group acquired the operating assets and liabilities of Huayang, including a 49% noncontrolling interest in Wuxi iSoftStone for the purpose of establishing a service delivery center in Wuxi, with an initial cash consideration of $779, which was paid in 2007.

The transaction was accounted for as a business combination using the purchase method of accounting. The purchase price allocation of the transaction, based on the initial consideration, was determined by the Group with the assistance of American Appraisal China Limited, an independent valuation firm, which was allocated to assets acquired and liabilities assumed as of the date of acquisition as follows:

		Estimated useful lives
Intangible assets acquired:
Customer base	$213	3.5 years
Contract backlog	74	1.3 years
Non-compete agreement	15	5 years
Goodwill	401
Deferred tax liabilities	(36)
Noncontrolling interest	112

Total consideration	$779

An additional cash consideration, based on the performance of the acquired business in 2007 and 2008 was subsequently determined to be $1,107, of which was paid in 2009. The additional consideration was recorded as an addition to the goodwill in 2009.

The Group is also obligated to pay additional performance-based cash consideration at twice the audited net income of the acquired business for the period from July 1, 2007 to June 30, 2010, which is currently to be determined, plus $134 and minus previously paid cash consideration of $1,886.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

The goodwill is mainly attributable to intangible assets that cannot be recognized separately as identifiable assets under U.S. GAAP, and comprise (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

The operating results of the acquired business of Huayang have been included in the Group’s consolidated financial statements since the date of acquisition.

(c) Acquisition of business of Jiefeng

On January 1, 2008, the Group acquired the IT service operations of Jiefeng, an information technology outsourcing service provider based in Shanghai, China for the purpose of establishing stronger relationship with a long-time significant client and acquiring professionals with expertise in website technologies.

The purchase price of transaction was $2,787, consisting of:

•	Deferred payable of $2,713 which recorded at its present value of $2,596 at the acquisition date of which $836 and $1,877 were paid in 2008 and 2009, respectively.

•	1,004,500 ordinary shares of the Company valued at $0.19 per share and issued at the acquisition date.

The difference between the cash consideration $2,713 and its present value of $2,596 as of the acquisition date is accreted as interest expense over the payment term using effective interest rate method. The Group recognized $53 and $64 of interest expense for the years ended December 31, 2008 and 2009, respectively.

The transaction was accounted for as a business combination using the purchase method of accounting. The value of the ordinary shares and the purchase price allocation of the transaction were determined by the Group with the assistance of American Appraisal China Limited, an independent valuation firm, which was allocated to assets acquired and liabilities assumed as of the date of acquisition as follows:

		Estimated useful lives
Net tangible assets:
Cash	$150
Other current assets	559
Current liabilities	(114)
Intangible assets acquired:
Customer base	790	4 years
Contract backlog	89	1.3 years
Non-compete agreement	34	4 years
Goodwill	1,317
Non-current assets	8
Deferred tax liabilities	(46)

Total consideration	$2,787

The goodwill is mainly attributable to intangible assets that cannot be recognized separately as identifiable assets under U.S. GAAP, and comprise (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

The operating results of the acquired business of Jiefeng have been included in the Group’s consolidated financial statements since the date of acquisition.

(d) Acquisition of Akona

On February 28, 2008, the Group acquired 100% equity interest in Akona, a Washington corporation primarily focused on IT services business in the U.S. for the purpose to enhance the onshore delivery capability to one major client located in the U.S..

The purchase price included initial cash consideration of $3,136, which was paid in 2008, and 4,539,489 ordinary shares of the Company valued at $0.21 per share and issued on the acquisition date. In addition, the arrangement also included a contingent consideration based on the 2008 actual performance of Akona.

The transaction was accounted for as a business combination using the purchase method of accounting. The value of the ordinary shares and the purchase price allocation of the transaction were determined by the Group with the assistance of American Appraisal China Limited, an independent valuation firm, which was allocated to assets acquired and liabilities assumed as of the date of acquisition as follows:

		Estimated useful lives
Net tangible assets:
Cash	$490
Current assets	1,192
Current liabilities	(463)
Non-current assets	138
Intangible assets acquired:
Customer base	5,087	1.8 – 5.8 years
Contract backlog	312	0.8 years
Deferred tax liabilities	(1,944)
Contingent consideration in connection with business combination	(723)

Total consideration	$4,089

An amount of contingent consideration of $723 was recognized at date of acquisition representing the excess amount of fair value of acquired assets and liabilities over the initial consideration.

Pursuant to the terms of original purchase agreement, the contingent consideration was determined based on the 2008 performance of the acquired business, to be $9,263 which consisted of $5,640 in cash and 7,548,288 ordinary shares of the Company valued at $0.48 per share with the assistance of American Appraisal China Limited, an independent valuation firm. The cash was paid and the shares were issued in 2009. The additional consideration was recorded as an addition to the goodwill in 2009.

The operating results of Akona have been included in the Group’s consolidated financial statements since the date of acquisition.

(e) Acquisition of business of Star

On March 1, 2009, the Group acquired the IT services business of Star, an information technology outsourcing service provider based in Shenzhen, China for the purpose to enhance the market presence and share with a long-term service provider for Huawei.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

The Group agreed to pay cash contingent consideration, primarily based on the performance of Star for the period from March 1, 2009 to February 28, 2010. The fair value of the contingent consideration on the acquisition date was $1,596 determined by the Group with the assistance of American Appraisal China Limited, an independent valuation firm.

The transaction was accounted for as a business combination using the purchase method of accounting. The purchase price allocation of the transaction were determined by the Group with the assistance of American Appraisal China Limited, an independent valuation firm, which was allocated to assets acquired and liabilities assumed as of the date of acquisition as follows:

		Estimated useful lives
Net tangible assets:
Non-current assets	$256
Intangible assets acquired:
Customer base	254	3 years
Contract backlog	13	0.5 years
Non-compete agreements	15	5 years
Goodwill	1,083
Deferred tax liabilities	(25)

Total consideration	$1,596

The goodwill is mainly attributable to intangible assets that cannot be recognized separately as identifiable assets under U.S. GAAP, and comprise (a) the assembled work force and (b) the expected but unidentifiable business growth as a result of the synergy resulting from the acquisition.

On December 31, 2009, the Group entered into a supplementary purchase agreement with the selling shareholders to agree to revise the contingent consideration provision and determine the total consideration will be up to $1,528 in cash, consisting of $836 payable unconditionally, which was reclassified as deferred consideration as of December 31, 2009, and up to $692 payable upon the attainment to certain performance targets for the twelve months period ending February 2010. The fair value of the contingent consideration as of December 31, 2009 was determined as $670. The decrease in the fair value contingent consideration payable excluding the effect of amount reclassified to deferred consideration, which was $90, was recorded as a gain in the consolidated statements of operations in 2009.

The operating results of the acquired business of Star have been included in the Group’s consolidated financial statements since the date of acquisition.

(f) Acquisition of business of MDCL

On March 6, 2009, the Group acquired the IT services operations of MDCL for the purpose to enhance the service capability to clients located in Hong Kong and Taiwan.

The consideration consisted of an initial cash consideration of $700, which was paid in 2009, and contingent consideration up to $500 in cash and $400 in shares of the Company, primarily based on the certain performance conditions of the acquired business for the 24 months period following the date of acquisition. The contingent

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

consideration was valued at $549 by the Group with the assistance of American Appraisal China Limited, an independent valuation firm.

The transaction was accounted for as a business combination using the purchase method of accounting. The purchase price allocation of the transaction were determined by the Group with the assistance of American Appraisal China Limited, an independent valuation firm, which was allocated to assets acquired and liabilities assumed as of the date of acquisition as follows:

		Estimated useful lives
Net tangible assets:
Current assets	$1,199
Intangible assets acquired:
Customer base	78	3 years
Contract backlog	42	1 year
Non-compete agreements	7	4 years
Deferred tax liabilities	(11)
Gain on bargain purchase	(66)

Total consideration	$1,249

The excess of the fair value of acquired net assets over fair value of the consideration as of acquisition was at $66, which was recognized as a gain on bargain purchase in the consolidated statement of operations in 2009.

The change of fair value of the contingent consideration from date of acquisition to December 31, 2009 was determined to be an increase in liability of $93, which was recognized in the consolidated statement of operations in 2009.

The operating results of the acquired business of MDCL have been included in the Group’s consolidated financial statements since the date of acquisition.

The following unaudited pro forma information summarizes the results of operations of the Group for the years ended December 31, 2007 and 2008 assuming that the acquisitions of Jiefeng and Akona completed in 2008, occurred as of January 1, 2007 and 2008. The following pro forma financial information is not necessarily indicative of the results that would have occurred had the acquisitions been completed at the beginning of the periods indicated, nor is it indicative of future operating results:

	Year ended December 31,
	2007	2008
	(Unaudited)	(Unaudited)
Pro forma net revenue	$45,067	$87,800
Pro forma net (loss) income attributable to ordinary shareholders of iSoftStone Holdings Limited	$(10,377)	$913

Pro forma net loss per ordinary share—basic	$(0.11)	$(0.02)
Pro forma net loss per ordinary share—diluted	$(0.11)	$(0.02)

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

The following unaudited pro forma information summarizes the results of operations of the Group for the years ended December 31, 2008 and 2009 assuming that the acquisitions of Star and MDCL which were completed in 2009, occurred as of January 1, 2008 and 2009, respectively. The following pro forma financial information is not necessarily indicative of the results that would have occurred had the acquisitions been completed at the beginning of the periods indicated, nor is it indicative of future operating results:

	Year ended December 31,
	2008	2009
	(Unaudited)	(Unaudited)
Pro forma net revenue	$92,338	$149,097
Pro forma net (loss) income attributable to ordinary shareholders of iSoftStone Holdings Limited	$(135)	$10,483

Pro forma net (loss) income per ordinary share—basic	$(0.03)	$0.02
Pro forma net (loss) income per ordinary share—diluted	$(0.03)	$0.02

4. ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

	As of December 31,
	2008	2009
Billed accounts receivable	$9,804	$17,919
Less: Allowance for doubtful accounts	(309)	(423)

Billed accounts receivable, net	9,495	17,496

Unbilled accounts receivable	18,855	51,598
Less: Allowance for doubtful accounts	—	—

Unbilled accounts receivable, net	18,855	51,598

Total accounts receivable	$28,350	$69,094

Unbilled accounts receivable represent amounts earned under contracts in progress but not billable at the respective balance sheet dates. These amounts become billable according to the contract terms, which usually consider the achievement of certain milestones or the completion of the project.

An analysis of the allowance for doubtful accounts is as follows:

	As of December 31,
	2007	2008	2009
Balance at beginning of year	$14	$292	$309
Charge to expenses	266	6	114
Exchange rate differences	12	11	—

Balance at end of year	$292	$309	$423

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS

	As of December 31,
	2008	2009
Government subsidies receivable (i)	$1,756	$2,304
Advance to employees (ii)	1,010	923
Advance to suppliers	482	310
Tax refund receivable	58	—
Contracts in progress (iii)	20	484
Other deposits	36	284
Others	225	1,001

Total	$3,587	$5,306

(i)	Government subsidies receivable represented employment incentive subsidies granted with approval documents obtained from the local government authorities and the Group has the right to receive the subsidies.

(ii)	Advances to employees represented cash advances given to employees for use during business operations and are recognized as operating expenses when incurred.

(iii)	Contracts in progress represented deposits paid by the Group to certain clients to guarantee fulfillment of all the terms of contracts which will be returned when the contract terms are fulfilled.

6. LONG TERM INVESTMENTS

	As of December 31,
	2008	2009
Equity method:
iSoftStone Technologies Co., Ltd. (i)	$57	$44
Tianjin Binhairuantong Software Outsourcing Research Company Limited. (ii)	30	30

Cost method:
Beijing iSoftStone Boxin Technology Company Limited. (iii)	105	270

Total	$192	$344

(i)	In August 2006, iSoftStone Japan and other third party investors set up iSoftStone Technologies Co., Ltd. (“ISST”), a Japan-based company providing IT outsourcing services to multinational financial institutions, with a total cash capital contribution of $100. iSoftStone Japan holds 32.25% interest in ISST, and accounts for the investment using equity method. The Group recognized share of loss in ISST at $21, $27 and $13 during the years ended December 31, 2007, 2008 and 2009, respectively.

(ii)	In July 2007, iSoftStone Tianjin and other third party investors set up Tianjin Binhairuantong Software Outsourcing Research Company Limited (“Binhai”), a Tianjin based company providing IT outsourcing research services, with a total cash capital contribution of $50. iSoftStone Tianjin holds 40% interest in Binhai, and accounts for the investment using equity method. The Group recognized share of loss in Binhai at nil, $35 and nil during the years ended December 31, 2007, 2008 and 2009, respectively.

(iii)	In September 2007, iSoftStone WFOE acquired 20% equity interest in Beijing iSoftStone Boxin Technology Company Limited (“Boxin”) for a cash consideration of $105. In 2009, the shareholder of

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

Boxin agreed to increase the paid-in capital of Boxin and accordingly iSoftStone WFOE proportionately paid additional cash contribution of $165 to Boxin. Since the other shareholder has the sole right to determine the executive director of Boxin and, accordingly, the Group does not have the ability to exercise significant influence over the operating and financial decisions of Boxin, the Group uses the cost method to account for its investment in Boxin.

The financial statements amounts and balances of the equity method investments as shown in their financial statements as of and for the years ended December 31 were as follows:

	As of December 31,
	2008	2009
Total current assets	$89	$99
Total assets	$143	$152
Total current liabilities	$(227)	$(241)
Total liabilities	$(227)	$(241)

	Years ended December 31,
	2007	2008	2009
Net revenues	$122	$84	$94
Gross profits	$35	$34	$46
Net loss	$(239)	$(130)	$(34)

7. PROPERTY AND EQUIPMENT, NET

	As of December 31,
	2008	2009
Computers and software	$7,536	$10,865
Furniture and office equipment	1,134	1,697
Leasehold improvements	3,030	5,452
Motor vehicles	194	205

	11,894	18,219
Less: Accumulated depreciation and amortization	(4,389)	(7,434)

Property and equipment, net	$7,505	$10,785

Depreciation and amortization expenses for the years ended December 31, 2007, 2008 and 2009 were $952, $2,136 and $3,197, respectively.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

8. INTANGIBLE ASSETS

The intangible assets and their accumulated amortization were as follows:

	As of December 31,
	2008	2009
Intangible assets subject to amortization:
Customer base	$7,586	$7,917
Contract backlog	641	696
Non-compete agreements	55	77

	8,282	8,690

Less: Accumulated amortization
Customer base	(2,718)	(4,646)
Contract backlog	(619)	(689)
Non-compete agreements	(15)	(31)

	(3,352)	(5,366)

Intangible assets, net	$4,930	$3,324

Amortization expenses were $582, $2,649 and $2,015 for the years ended December 31, 2007, 2008 and 2009, respectively. The Group expects to record amortization expenses of $1,438, $945, $498, $442, $1 for each of the year 2010, 2011, 2012, 2013 and 2014, respectively.

9. GOODWILL

Changes in the carrying amount of goodwill for the years ended December 31, 2008 and 2009, consisted of the following:

	China	Japan	U.S.	Total
Balance, as of January 1, 2008	$546	$176	$—	$722
Acquisition of Jiefeng (Note 3)	1,317	—	—	1,317
Settlement of contingent consideration for the acquisition of Zhiruan (Note i)	249	—	—	249
Foreign exchange difference	55	14	—	69

Balance, as of December 31, 2008	2,167	190	—	2,357
Acquisition of Akona (Note 3)	—	—	8,540	8,540
Settlement of contingent consideration for the acquisition of Zhiruan (Note i)	98	—	—	98
Settlement of contingent consideration for the acquisition of Huayang (Note 3)	1,107	—	—	1,107
Acquisition of Star (Note 3)	1,083	—	—	1,083
Foreign exchange difference	1	—	—	1

Balance, as of December 31, 2009	$4,456	$190	$8,540	$13,186

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

Note i:	In connection with the acquisition of Zhiruan in December 2006, the Group agreed to pay additional considerations based on the future performance of acquired business, which were subsequently determined and recorded as increases to goodwill of $249 and $98 for the years ended December 31, 2008 and 2009, respectively.

The Group performs the annual impairment tests on December 31 of each year. Based on impairment test performed, no impairment of goodwill was recorded during the years ended December 31, 2007, 2008 and 2009, respectively.

10. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	As of December 31,
	2008	2009
Employee payroll and welfare payable	$5,745	$9,262
Other taxes payable (Note i)	1,971	2,229
Accrued reimbursable operating costs (Note ii)	457	1,008
Accrued rental	844	972
Accrued professional fee	327	946
Payable for purchase of property and equipment	671	2,114
Other payable	325	1,186

Total	$10,340	$17,717

Note i:	Other taxes payable included VAT payable, business tax, and withholding individual income tax.

Note ii:	Accrued reimbursable operating costs represented the outstanding amounts claimed by employees for business operation.

11. SHORT TERM BORROWINGS

	December 31,
	2008	2009
Bank borrowings	$5,865	$20,510
Other short term borrowings	—	7,326

	$5,865	$27,836

Bank borrowing

On December 30, 2008, iSoftStone WFOE obtained a short-term credit facility from a Chinese bank of $5,757 (RMB40,000,000), which expired on December 29, 2009 and guaranteed by Beijing Zhongguancun Sci-Tech Guaranty Co., Ltd, an unrelated third party with reverse guarantee provided by certain directors and officers of the Company. As of December 31, 2008, the Group had borrowings under this credit of facility of $5,847 (RMB40,000,000) outstanding with fixed interest rate of 5.31% per annum, which were fully repaid in 2009.

On June 30, 2009, iSoftStone WFOE obtained another bank loan of $5,860 (RMB40,000,000), with a fixed interest rate of 5.31% per annum due on June 25, 2010, that pledged with accounts receivable of iSoftStone

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

WFOE. iSoftStone WFOE repaid $2,930 (RMB20,000,000) on December 25, 2009, with outstanding amount of $2,930 (RMB20,000,000) as of December 31, 2009.

On November 18, 2009, iSoftStone WFOE obtained another short-term credit facility from a Chinese bank of $5,860 (RMB40,000,000) expiring on December 29, 2010 and guaranteed by Beijing Zhongguancun Sci-Tech Guaranty Co., Ltd, an unrelated third party, with reverse guarantee provided by certain directors and officers of the Company. As of December 31, 2009, the Group had borrowings under this credit of facility $5,860 (RMB40,000,000) outstanding with fixed interest rate of 4.86% per annum.

On June 30, 2009, iSoftStone Tianjin obtained a short-term credit facility from a Chinese bank of $4,395 (RMB30,000,000), expiring on June 29, 2010, without any collateral. As of December 31, 2009, the Group had borrowings under this credit of facility $4,395 (RMB30,000,000) outstanding with fixed interest rates ranging from 4.78% to 5.04% per annum.

As of December 31, 2009, iSoftStone Wuxi had a bank loan of $2,930 (RMB20,000,000), with a fixed interest rate of 5.84% per annum due on August 19, 2010, without any collateral.

On September 11, 2009, iSoftStone Wuxi obtained a short-term credit facility from a Chinese bank of $4,395 (RMB30,000,000), expiring on September 10, 2010 and guaranteed by Wuxi Taihu Creative Industry Investment and Development Co., Ltd., an unrelated third party. As of December 31, 2009, the Group had borrowings under this credit of facility $4,395 (RMB30,000,000) outstanding with fixed interest rate of 5.31% per annum.

Other short term borrowings

In 2009, iSoftStone WFOE borrowed $7,326 (RMB50,000,000) from Beijing Zhongguancun Sci-tech Guaranty Co., Ltd., an unrelated third party, with interest rate of 4% per annum payable in arrears that pledged with accounts receivable of iSoftStone WFOE. iSoftStone WFOE fully repaid the loan in 2010.

12. INCOME TAXES

The current and deferred components of income tax expense (benefit) were as follows:

	Years ended December 31,
	2007	2008	2009
Current
—PRC	$508	$92	$766
—Others	10	353	49

—Total current income taxes	518	445	815

Deferred
—PRC	(145)	(303)	(1,038)
—Others	—	(634)	(600)

—Total deferred income taxes	(145)	(937)	(1,638)

Total income tax expense (benefit)	$373	$(492)	$(823)

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

Cayman Islands

The Company is incorporated in the Cayman Islands and is not subject to taxation in its country of incorporation.

United States

iSoftStone Inc. is incorporated in the United States and is subject to the U.S. federal income taxes at gradual tax rates from 15% to 35%.

Japan

iSoftStone Japan is incorporated in Japan and is subject to Japanese income taxes at 42%.

Korea

iSoftStone Korea is established in Korea and is subject to Korea income taxes at 13%, 13%, and 11% for the years ended December 31, 2007, 2008 and 2009, respectively.

Hong Kong

iSoftStone HK is established in Hong Kong in October 2008, and is subject to Hong Kong profit tax at 16.5%.

Taiwan

iSoftStone Hong Kong Limited Taiwan Branch is established in Taiwan in 2009, and is subject to Taiwan income tax at 25% in 2009. Effective January 1, 2010, the Taiwan income tax rate will be reduced to 20%.

PRC

The Group’s PRC entities are subject to PRC Enterprise Income Tax (“EIT”) on the taxable income in accordance with the relevant PRC income tax laws. In 2007, the EIT rate for companies operating in the PRC was 33%.

Prior to January 1, 2008:

•

iSoftStone WFOE, which qualified as “high and new technology enterprise” (“HNTE”) was entitled to a preferential tax rate of 15% with three-year exemption followed by a reduced tax rate of 7.5% for the subsequent three years. In 2007, iSoftStone WFOE was exempt from income tax.

•	Zhiruan qualified as HNTE located in a high-tech zone in Guangzhou, and enjoyed a preferential tax rate of 15% in 2007.

•

iSoftStone Tianjin, which qualified as “software enterprise” enjoyed two-year income tax exemption starting from the first profit making year, followed by a reduced tax rate of 15% for the subsequent three years. iSoftStone Tianjin was loss making in 2007 with no income tax paid.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

On March 16, 2007, the National People’s Congress adopted the Enterprise Income Tax Law (“the New EIT Law”) which became effective on January 1, 2008. The New EIT Law applies a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises except for certain entities that enjoy preferential tax rates, which are lower than the statutory tax rates, as described below.

Under the New EIT Law, an enterprise which qualifies as a “high and new technology enterprise” (“the new HNTE”) is entitled to a tax rate of 15%.

iSoftStone WFOE and Zhiruan obtained the new HNTE status in 2008. Based on the transition rules of the EIT Law, iSoftStone WFOE continues to enjoy preferential tax treatments from 2008 through 2011 due to the preferential tax qualification obtained prior to January 1, 2008. iSoftStone WFOE is entitled to a tax rate of 50% of the applicable rate from 2009 to 2011. The Group has received confirmation from the relevant local tax district that it will continue to pay tax at the rate of 7.5% for 2009 and 2010.

Zhiruan enjoyed a preferential tax rate of 15% during 2008 and 2009.

The new HNTE status obtained by iSoftStone WFOE and Zhiruan in 2008 under the New EIT Law is valid for three years and qualifying entities can then apply to renew for an additional three years provided their business operations continue to qualify for the new HNTE status. The Group believes it is highly likely that its qualifying entities will continue to obtain the renewal in the future.

Accordingly, in calculating deferred tax assets and liabilities, the Group has assumed its qualifying entities will continue to renew the new HNTE status at the conclusion of the initial three-year period. If the Group’s qualifying entities failed to obtain such renewals, then the net deferred tax assets balance would increase by $1,575 as of December 31, 2009, which would be an increase to the income tax benefit.

iSoftStone Wuxi qualifies as “software enterprise” and enjoyed two-year income tax exemption started from 2008, followed by a reduced tax rate of 12.5% for the subsequent three years during 2010 to 2012.

Based on the transition rules of the New EIT Law, iSoftStone Tianjin continues to qualify as “software enterprise” and enjoy two-year income tax exemption starting from the first profit making year, followed by a reduced tax rate of 12.5% for the subsequent three years. iSoftStone Tianjin was still in loss making in 2008 and 2009 with no income tax paid.

The applicable EIT rate of the other PRC entities was 25% in 2008 and 2009.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

The principal components of the Group’s deferred income tax assets and liabilities are as follows:

	As of December 31,
	2008	2009
Current deferred tax assets:
Accrued payroll	$267	$889
Provision for doubtful accounts	46	51
Net operating loss carry forwards	—	339
Less: Valuation allowance	—	(194)

Current deferred tax assets, net	313	1,085

Non-current deferred tax asset:
Net operating loss carry forwards	443	1,471
Less: Valuation allowance	(443)	(1,109)

Non-current deferred tax asset, net	—	362

Non-current deferred tax liabilities:
Intangible assets acquired	(1,465)	(996)

Net deferred tax liabilities, net	$(1,465)	$(996)

The Group had net operating losses of $2,707 and $11,361 from the Company’s subsidiaries as of December 31, 2008 and 2009, respectively. The net operating loss carry forwards generated by a particular entity in the Group cannot be transferred or utilized by other entities within the Group. As of December 31, 2008 and 2009, valuation allowance was $443 and $1,303, respectively, which were provided against deferred tax assets arising from net operating losses of certain subsidiaries due to the uncertainty of realization.

The net operating loss carry forwards for the Company’s subsidiaries other than Hong Kong as of December 31, 2009 will expire on various dates through 2020. For Hong Kong, the net operating loss will be carried forward indefinitely.

Reconciliation between the statutory PRC enterprise income tax rate of 33% and 25% to the effective tax rate is as follows:

	For the years ended December 31,
	2007	2008	2009
(Loss) income before provision of income tax	$(9,914)	$(433)	$8,218
Statutory tax rate in the PRC	33%	25%	25%
Income tax at statutory tax rate	$(3,272)	$(108)	$2,055
Effect of income tax rate differences in jurisdictions other than the PRC	2,029	528	613
Effect of tax holidays and preferential tax rates	1,395	(896)	(3,521)
Permanent differences	(53)	(186)	(830)
Changes in valuation allowances	304	170	860
Change in enacted tax rate	(30)	—	—

Income tax expense (benefit)	$373	$(492)	$(823)

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

If the tax holidays including tax exemption and preferential tax rates granted to iSoftStone WFOE, iSoftStone Wuxi and Zhiruan were not available, provisions for income taxes and net income per share would have been as follows:

	For the years ended December 31,
	2007	2008	2009
Provision for income taxes expense (benefit)	$(1,022)	$404	$3,383
Net (loss) income per share—basic ordinary share	$(0.23)	$(0.01)	$0.04
Net (loss) income per share—diluted ordinary share	$(0.23)	$(0.01)	$0.04

The Group did not identify significant unrecognized tax benefits for years ended December 31, 2007, 2008 and 2009. The Group did not incur any interest and penalties related to potential underpaid income tax expenses and also believed that the adoption of pronouncement issued by FASB regarding accounting for uncertainty in income taxes did not have a significant impact on the unrecognized tax benefits within 12 months from December 31, 2009.

Since January 1, 2007, the relevant tax authorities of the Group’s subsidiaries have not conducted a tax examination. In accordance with relevant PRC tax administration laws, tax years from 2004 to 2009 of the Group’s PRC subsidiaries and VIE remain subject to tax audits as of December 31, 2009, at the tax authority’s discretion.

Uncertainties exist with respect to how the current income tax law in the PRC applies to the Group’s overall operations, and more specifically, with regard to tax residency status. The New EIT Law includes a provision specifying that legal entities organized outside of the PRC will be considered residents for Chinese Income tax purposes if the place of effective management or control is within the PRC. The implementation rules to the New EIT Law provide that non-resident legal entities will be considered China residents if substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc, occurs within the PRC. Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, the Group does not believe that the legal entities organized outside of the PRC within the Group should be treated as residents for EIT law purposes. If the PRC tax authorities subsequently determine that the Company and its subsidiaries registered outside the PRC should be deemed a resident enterprise, the Company and its subsidiaries registered outside the PRC will be subject to the PRC income tax at a rate of 25%.

If the Company were to be non-resident for the PRC tax purpose, dividends paid to it by its PRC subsidiaries out of profits earned after January 1, 2008 would be subject to a PRC withholding tax at 10%.

Aggregate undistributed earnings of the Company’s subsidiaries located in the PRC that are available for distribution to the Company of approximately $3,536 at December 31, 2009 are considered to be indefinitely reinvested, and accordingly, no provision has been made for the Chinese dividend withholding taxes that would be payable upon the distribution of those amounts to the Company. The Chinese tax authorities have also clarified that distributions made out of pre January 1, 2008 retained earnings will not be subject to the withholding tax.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

13. NET INCOME PER SHARE

The calculation of the earnings per share is as follows:

	For the year ended December 31,
	2007	2008	2009
Net (loss) income attributable to iSoftStone shareholders	$(10,194)	$98	$9,049

Less: Net income (loss) allocated to participating securities:
Deemed dividend on series A convertible preference shares	(1,069)	(1,132)	(1,132)
Other undistributed earnings allocated to series A convertible preference shares(i)	—	—	(1,277)

Net income allocated to series A convertible preference share	(1,069)	(1,132)	(2,409)

Accretion on series B convertible redeemable preference shares	(951)	(2,489)	(2,700)
Other undistributed earnings allocated to series B convertible redeemable preference shares(i)	—	—	(2,264)

Net income allocated to series B convertible redeemable preference share	(951)	(2,489)	(4,964)

Net loss allocated to participating nonvested share(i)	8,190	—	—

Net (loss) income attributable to iSoftStone shareholders allocated for computing net income per ordinary share-basic and diluted	$(4,024)	$(3,523)	$1,676

Weighted average ordinary shares outstanding used in computing net income per ordinary share-basic(ii)	38,827,820	122,681,330	125,106,274

Weighted average ordinary shares outstanding used in computing net income per ordinary share-diluted	38,827,820 (iii)	122,681,330 (iii)	131,892,325 (iii)

Net (loss) income per ordinary share-basic	$(0.10)	$(0.03)	$0.01

Net (loss) income per ordinary share-diluted	$(0.10)	$(0.03)	$0.01

(i)	The net income attributable to holders of ordinary shares was allocated among ordinary shares, preference shares and certain nonvested shares (see Note 20) pro rata on the basis of their right to participate in dividends.

(ii)	The calculation of weighted average number of shares used in computing basic net income per ordinary shares included the certain shares to be issued unconditionally. For year 2007 and 2008, such shares included 500,000 ordinary shares to be issued unconditionally in connection with a 2006 acquisition. For 2009, such shares included 500,000 ordinary shares to be issued unconditionally in connection with a 2006 acquisition and a weighted average number of 56,435 vested nonvested shares to be issued (see Note 20).

(iii)	The calculation of the weighted average number of ordinary shares for the purpose of diluted net income per share has considered the effect of certain potentially dilutive securities.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

For the year 2007, 95,286,195 and 84,440,020 ordinary shares resulting from the assumed conversion of the series A shares and series B shares and all of the share options and nonvested shares were excluded as they were anti-dilutive due to the Group were in the loss position.

For the year 2008, 95,286,195 and 168,880,040 ordinary shares resulting from the assumed conversion of the series A shares and series B shares and all of the share options and nonvested shares were excluded as they were anti-dilutive due to the Group were in the loss position.

For the year 2009, an incremental weighted average number of 5,404,980 ordinary shares from the assumed exercise of share options and an incremental weighted average number of 1,437,506 nonvested shares using the treasury stock method were included. 95,286,195 and 168,880,040 ordinary shares resulting from the assumed conversion of the series A shares and series B shares and 26,750,702 share options were excluded as their effect was anti-dilutive.

The potential dilutive effect of conversion of the convertible note set out in Note 17 was not considered in the calculation of diluted net income because the contingencies, i.e. Qualified IPO or Company Sale, as defined in Note 17, upon occurrence of which the convertible notes become convertible were not considered met as of December 31, 2009.

14. ORDINARY SHARES

During the capitalization of the Company in 2005, 85,739,750 ordinary shares were issued to the founders.

In November 2005, 31,604,561 ordinary shares were issued as part of the consideration for the acquisition of the business of United Innovation Limited in 2005.

In January 2008, 1,004,500 shares were issued as part of the consideration for the acquisition of Jiefeng (see Note 3).

In February 2008 and October 2009, 4,539,489 and 7,548,288 ordinary shares were issued, respectively, as part of the consideration for the acquisition of Akona (see Note 3).

In December 2009, 400,000 ordinary shares were issued in connection with the exercise of options previously granted to employees under the Share Incentive Plan (see Note 20).

In December 2009, 66,265 ordinary shares were issued as the consideration for the acquisition of noncontrolling interest of ISSR.

15. SHARES TO BE ISSUED

The Group was obligated to issue 500,000 ordinary shares unconditionally in connection with acquisition of Dalian Zhendan Science and Technology Co., Ltd. (“Zhendan”) in 2006 but not able to issue these shares due to legal and administrative reasons, which were reflected as shares to be issued in equity on the consolidated balance sheet as of December 31, 2008 and 2009. The shares to be issued were valued at $0.11 per share by the Group, with the assistance of American Appraisal China Limited, an independent valuation firm, as of date of acquisition in 2006.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

In addition, the Group was obligated to issue 1,155,317 ordinary shares, which had become vested under certain share-based compensation arrangements as set out in Note 20, but not able to issue these shares due to legal and administrative reasons. Such shares were reflected as shares to be issued in equity as of December 31, 2009.

16. CONVERTIBLE PREFERENCE SHARES

Series A Convertible Preference Shares

On November 16, 2005, the Company issued 64,983,166 series A convertible preference shares (“series A shares”) and warrants to purchase 16,835,017 series A shares at exercise price of $0.1485 per share to third party investors for cash proceeds of $9,650, at an issuance price of $0.1485 per series A share.

Both the series A shares and the warrants were determined as equity instruments by the Company and the Company applied the relative-fair-value method to allocate the proceeds between the series A shares and the warrants. Accordingly, the warrants were recorded at $673, and preference shares were recorded at $8,977 respectively as of the date of issuance.

On April 28, 2006, the Company issued additional 13,468,012 series A shares to a third party investor for cash proceeds of $2,000, at an issuance price of $0.1485 per series A share.

On March 13, 2007, 16,835,017 warrants were exercised, and the Company issued 16,835,017 series A shares, and received cash proceeds of $2,500.

The Company has determined that there was no beneficial conversion feature attributable to the series A shares because the initial and subsequently adjusted conversion price of series A shares was higher than the fair value of the Company’s ordinary shares on issue date of series A shares.

Series A shares are not redeemable.

Key terms of the series A shares are summarized as follows:

Dividends

The dividend rate for series A shares is 8% per annum. The dividend shall be payable when, as and if declared by the Board of Directors, and prior and in preference to any declaration or payment of any dividend on the ordinary shares. Such dividends shall not be cumulative. After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of ordinary shares and preference shares in proportion on as-converted basis.

Liquidation preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, distributions to the shareholders of the Company shall be made in the following manners: the holders of series A shares shall be entitled to receive an amount equal to the sum of original issuance price plus any declared but unpaid dividends, prior to and in preference to any distribution of any of the assets or surplus funds to the holders of the ordinary shares and any other class or series of shares. If there are still remaining proceeds available for distribution, it should be distributed among the holder of series A shares and ordinary shares pro rata on as-converted basis. For the remaining proceeds with respect to series A shareholders’ distribution, total distribution per share shall be limited to 200% of the series A original issue price of $0.1485 per share.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

As of December 31, 2009, the liquidation value of series A shares was $3,747.

Voting rights

Each series A shareholder has a number of voting rights equivalent to the number of ordinary shareholders’ voting rights, upon series A share’s conversion into ordinary shares at the record date for determination of the shareholders entitled to vote on related matters.

Conversion

Each series A share shall be convertible, at the option of the holder thereof, at any time after the series A share’s original date of issuance, into such number of fully paid and nonassessable ordinary shares as determined by dividing the series A share’s original issue price by series A share conversion price.

The initial conversion ratio should be on a one for one basis, which is subject to certain anti-dilution adjustments and adjustments for future issuances of shares at a price lower than the issuance price of the series A shares.

Each series A share would automatically be converted into ordinary share at the then effective series A conversion price, upon the earlier, of (i) the date specified by vote or written consent or agreement of holders of at least a majority of the shares of each such series then outstanding, or (ii) immediately prior to but contingent upon the closing of a Qualified IPO.

Series B Convertible Redeemable Preference Shares

On March 16, 2007, the Company issued 84,440,020 series B convertible redeemable preference shares (“series B shares”) and warrants to purchase 84,440,020 series B shares to third party investors for cash proceeds of $19,425, net of issuance costs of $575, at an issuance price of $0.2369 per series B share (“series B Original Issue Price”) and exercise price of US$0.2961 per warrant of series B share, respectively.

The warrants were determined by the Company as liabilities because the exercise of the warrants will result in the delivery of redeemable preference shares. The warrants were initially recorded at fair value of $2,246 on the date of grant, and were subsequently re-measured at fair value as of each reporting date. As of December 31, 2007, the fair value of the warrants was $3,665 and the change in fair value of $1,419 was recognized in the consolidated statements of operations in 2007. On February 22, 2008, 84,440,020 warrants were exercised and the Company issued 84,440,020 series B shares, for cash proceeds of $24,500, net of issuance costs of $500. The carrying amount and fair value of the warrants was $4,341 as of February 22, 2008 and was recorded in series B shares at that date. The change in fair value of $676 was recognized in the consolidated statements of operations in 2008.

The series B shares were initially recorded at $17,179 using residual method.

The Company has determined that there was no beneficial conversion feature attributable to the series B shares because the initial conversion price of series B shares was higher than the fair value of the Company’s ordinary shares on issue date of series B shares.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

Key terms of the series B shares are summarized as follows:

Voting rights

Series B shareholders are entitled to the number of votes equal to the number of ordinary shares into which such preference shares could be converted at the record date.

Dividends

No dividend shall be paid on the ordinary shares at a rate higher than the rate at which dividends are paid on the series A shares and series B shares (based on the number of ordinary shares into which the series A shares and the series B shares are convertible on the date the dividend is declared).

Liquidation preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, distributions to the shareholders of the Company shall be made in the following manners: the holders of series B shares shall be entitled to receive, prior to and in preference to any distribution to the holders of the ordinary shares or any other class or series of shares, the amount equal to 150% of the Series B Original Issue Price (as adjusted for share dividends, share combination, share splits reorganizations, reclassifications, consolidations, or mergers and the like with respect to such shares) and in addition, an amount equal to all declared but unpaid dividends thereon.

As of December 31, 2009, the liquidation value of the series B shares was $67,497.

Redemption

Upon the occurrence of any of the following events at the request of any holders of series B shares, the Company shall redeem all or a part the series B shares, at a redemption price equal to 100% of the series B Original Issue Price per share plus an rate of return of 6% per annum, less all declared dividends (whether paid or unpaid) thereon up to the redemption date, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations, or mergers:

(i)	A Qualified IPO is not completed by the 5th anniversary of the series B original issue date;

(ii)

Prior to the 5th anniversary of the series B original issue date, the founder, Mr. Tianwen Liu terminates his employment with the Group for any reason, or is no longer employed full time by the Group, or in the good-faith determination of the Board, no longer effectively carries out his responsibilities as the CEO of the Group (other than due to unilateral termination of the employment relationship by the Board without cause); or

(iii)

Prior to the 5th anniversary of the series B original issue date, four or more of the senior management members leave employment of the Group for any reason (other than due to unilateral termination of the employment relationship by the Board without cause) within any twelve consecutive month period.

Conversion

Each series B share shall be convertible, at the option of the holder thereof, at any time after the series B share’s original date of issuance, into such number of fully paid and nonassessable ordinary shares as determined by dividing the series B shares original issue price by series B shares conversion price.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

The initial conversion ratio should be on a one for one basis, which is subject to certain anti-dilution adjustments and adjustments for future issuances of shares at a price lower than the issuance price of the series B shares.

Each series B shares would automatically be converted into ordinary shares at the then effective series B conversion price, upon the earlier, of (i) the date specified by vote or written consent or agreement of holders of at least a majority of the shares of each such series then outstanding, or (ii) immediately prior to but contingent upon the closing of a Qualified IPO.

17. CONVERTIBLE NOTES

On December 23, 2009, the Company issued Convertible Notes (the “Notes”) at the principal amount of $29,000. As of December 31, 2009, the Company received proceeds of $28,802 after deduction of $198 issuance cost.

The key terms of the Notes are summarized as follows:

Maturity date

•	Initial Maturity Date—December 23, 2012;

•

Extended Maturity Date—In the event that no IPO or Company Sale (defined as transactions through which the equity holders of the Company will lose control of the Company or iSoftStone WFOE) has occurred prior to the Initial Maturity Date, a majority of the Notes holders may extend the maturity date to a date on or prior to December 23, 2015.

Interest rate and interest payment

•

Interest rate is at 1% per annum, due and payable in cash in arrears on each anniversary of December 23, 2009 until the earlier of (i) the Initial Maturity Date, (ii) the date these Notes are otherwise redeemed, or (iii) such date on which these Notes are converted in full;

•	If the Initial Maturity Date of these notes is extended, these Notes bear no interest between the Initial Maturity Date and the Extended Maturity Date.

Redemption and price

The Company and Notes holders may redeem the Notes on the following basis:

•

Redemption on maturity date by the Company: The Company shall redeem the outstanding principal amount of these Notes that has not been converted or redeemed on the Initial Maturity Date or the Extended Maturity Date, by payment of the redemption price that gives the Notes holders an annual return of 10% in cash. If the Initial Maturity Date or the Extended Maturity Date falls after the completion of an IPO, the Company shall redeem the outstanding principal amount as of the first anniversary following the completion of an IPO by payment of a price that gives the Notes holders an annual rate of return of 18% in cash plus any accrued and unpaid interest.

•	Post-IPO redemption at option of the Notes holders: At any time during 12 months following the completion of an IPO, the holders of these Notes shall have the right to require the Company to redeem

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

for cash all of the total outstanding principal amount at a price that gives the Notes holders an annual rate of return of 18% plus any accrued and unpaid interest in priority to any payment on or with respect to the Company equity securities.

•

Accelerated redemption upon default at option of the Notes holders: Upon the occurrence of an event of default as listed below, the Notes holders shall have the right to require the Company to redeem for cash all of the total outstanding principal amount of the Notes at a price equal to the then applicable redemption price:

Events of default:

(a)	Failure to pay principal or any other amount under these Notes when and as due;

(b)	Breach of covenants, such as punctually paying the interest and principal according to the agreements, giving notice upon the events of default, and no dividend or redemption to the equity securities until earlier of IPO or full repayment of the Notes.

(c)	Except as approved by the board of Directors, any key managers sold his or her company equity securities at the Original Note Issuance Date;

(d)	Either the founder, Mr. Tianwen Liu , or three out of the other seven key managers have ceased to perform management responsibilities;

(e)	Liquidation.

Conversion and price

•

Mandatory conversion upon Company Sale: Immediately prior to and subject to the completion of a Company Sale, all of the then outstanding principal amount of these Notes and the accrued and unpaid interest thereon shall be automatically converted into such number of ordinary shares at the conversion price set out below.

•

Optional Conversion upon IPO: At any time during the 12 months after the completion of an IPO, the Notes holders of these Notes shall have the right to convert these Notes in whole, into such number of duly authorized, fully paid and non-assessable Ordinary Shares at the conversion price set out below.

•	Conversion price is computed with following formula:

Conversion Price = IPO Price or Company Sale Price / ((1+ 0.082254247%) (number of days lapsed between the date of the Notes and the IPO or Company Sale date))

0.082254247% is the daily compound rate based on a 365-day year that would result in an annual return of 35%.

•

If the Company issues additional equity securities other than ordinary shares that are convertible into ordinary shares at a price based on a discount of the IPO price or Company Sale price where the Company guarantees the purchaser of such convertible equity securities at an annual return of more than 35%, the above compound rate used for calculating conversion rice shall be adjusted according to the higher rate of return.

•

The conversion price has a standard anti-dilution adjustment term. It also has a down-round provision. If the Company, after the completion of an IPO, issues any additional ordinary shares or equity security at a price per share that is lower than the conversion price per share then in effect, then the conversion price per share is adjusted down.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

The return rate reset feature, which increases the redemption price of the Notes to give the Notes holders an annual rate of return of 18% rather than 10% if an IPO is completed before Initial Maturity Date or the Extended Maturity Date, were determined to be an embedded derivate and was bifurcated for measurement purpose and is presented on a combined basis with the Notes. The initial fair value of the embedded derivative was $1,706 as of December 23, 2009. And the fair value change from December 23, 2009 to December 31, 2009 was determined insignificant.

The fair value of the embedded derivative of $1,706 as of December 23, 2009, determined with the assistance of American Appraisal China Limited, an independent valuation firm, and the issuance costs of $198 resulted in a debt discount of $1,904. The debt discount was amortized into interest expenses over the term of the Notes using effective interest method. For the year ended December 31, 2009, the Group incurred $63 interest expense relating to the Notes, of which $62 represented the amortization of the debt discount and $1 represented the coupon interest.

18. EMPLOYEE BENEFIT PLAN

Full time employees of the Group located in the PRC (mainland), Hong Kong, Taiwan, and Japan participate in a government-mandated defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. The Group accrues for these benefits based on certain percentages of the employees’ salaries.

The total provisions for such employee benefits were $2,305, $5,135 and $8,822 for the years ended December 31, 2007, 2008 and 2009, respectively.

19. STATUTORY RESERVES AND RESTRICTED NET ASSETS

In accordance with the Regulations on Enterprises with Foreign Investment of China and their articles of association, the Group’s subsidiaries and VIE located in the PRC (mainland), being foreign invested enterprises established in the PRC (mainland), are required to provide for certain statutory reserves, namely general reserve, enterprise expansion reserve, and staff welfare and bonus reserve, all of which are appropriated from net profit as reported in their PRC statutory accounts. The Group’s subsidiaries are required to allocate at least 10% of their after-tax profits to the general reserve until such reserve has reached 50% of their respective registered capital.

Appropriations to the enterprise expansion reserve and the staff welfare and bonus reserve are to be made at the discretion of the board of directors of each of the Group’s subsidiaries. The appropriations to these reserves by the Group’s PRC (mainland) subsidiaries were $380, $1,242 and $2,511 for the years ended December 31, 2007, 2008 and 2009, respectively.

As a result of these PRC laws and regulations and the requirement that distributions by PRC entities can only be paid out of distributable profits computed in accordance with PRC GAAP, the PRC entities are restricted from transferring a portion of their net assets to the Group. Amounts restricted include paid-in capital and the statutory reserves of the Company’s PRC subsidiaries and VIE. As of December 31, 2008 and 2009, the aggregate amounts of capital and statutory reserves restricted which represented the amount of net assets of the relevant subsidiaries and VIE in the Group not available for distribution was $41,525 and $45,221 in 2008 and 2009, respectively.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

20. SHARE-BASED COMPENSATION

Share options

In November 2005, the Company’s shareholders approved to reserve an aggregate of 19,579,549 ordinary shares for the share incentive plan. Accordingly, the Group granted share options to certain employees and non-employees of the Group to purchase 11,116,500 and 8,445,500 ordinary shares in 2006 and 2007, respectively.

On March 1, 2008, the Company’s Board of Directors approved the “2008 Share Incentive Plan” (the “2008 Plan”). Under the 2008 Plan, the Company may issue share options to purchase up to 40,689,554 ordinary shares, including 19,579,549 ordinary shares previously reserved in 2005, to employees and non-employees of the Group.

On December 17, 2009, the Company’s Board of Directors approved “the 2009 Share Incentive Plan” (the “2009 Plan”). Under the 2009 Plan, the Company may issue nonvested shares and share options to purchase up to 52,324,472 ordinary shares to employees and non-employees of the Group.

Termination of option

The option may not be exercised until vested. Once vested, the option may be exercised in whole or any part, at any time. However, a vested option must be exercised, if at all, prior to the earlier of: (a) twelve months following the grantee’s termination of service because of death or disability; (b) thirty days following the grantee’s last day of active employment or service for any reason other than death or disability; or (c) the tenth anniversary of the grant date; and if not exercised prior thereto shall terminate and no longer be exercisable.

Option exercise

The option shall be exercisable by the delivery of a written notice of exercise on any business day to the secretary of the Company, in the form approved by the Company, stating the number of ordinary shares to be purchased pursuant to the option and payment in full for the exercise price of the shares to be purchased in cash, by check or by electronic funds transfer to the Company.

Options to employees

During the years ended December 31, 2007, 2008 and 2009, the Company granted a total of 5,745,500, 15,364,265 and 22,282,126 share options to employees at an exercise price of $0.3 per share, $0.3 per share, and $0.5 per share, respectively.

Options to non-employees

The Company granted 2,700,000, 5,150,000 and 4,468,576 options to certain non-employees and independent directors for their services in 2007, 2008 and 2009, at an exercise price of $0.3 per share, $0.3 per share, and $0.5 per share, respectively.

The options will vest in accordance with the vesting schedule set out in the option award agreement, which is either (1) 100% immediately on date of grant or (2) 1/4 on each anniversary from the date of grant.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

The following table summarizes information regarding the stock options granted:

Grant date	Options granted	Exercise price per option	Intrinsic value per option at the grant dates
December 15, 2006	11,116,500	$0.3	$—
April 1, 2007	8,445,500	0.3	—
April 1, 2008	11,382,303	0.3	—
December 20, 2008	9,131,962	0.3	—
September 1, 2009	590,000	0.5	—
December 23, 2009	26,160,702	0.5	—

Total	66,826,967

	2007		2008		2009
	Number of options	Weighted average exercise price per option	Number of options	Weighted average exercise price per option	Number of options	Weighted average exercise price per option
Outstanding at beginning of year	11,106,000	$0.3	19,500,875	$0.3	40,009,515	$0.3
Granted	8,445,500	0.3	20,514,265	0.3	26,750,702	0.5
Exercised	—	—	—	—	(400,000)	0.3
Forfeited	(50,625)	0.3	(5,625)	0.3	(240,000)	0.3

Outstanding at end of year	19,500,875	$0.3	40,009,515	$0.3	66,120,217	$0.4

The following table summarizes information with respect to stock options outstanding as of December 31, 2009:

	Options outstanding				Options exercisable
	Number outstanding	Weighted average remaining contractual term	Exercise price per option	Aggregate intrinsic value as of December 31, 2009	Number exercisable	Exercise price per option	Aggregate intrinsic value as of December 31, 2009

December 15, 2006	11,049,750	7.00 years	$0.3	$1,989	8,808,750	$0.3	$1,586
April 1, 2007	8,445,500	7.33 years	0.3	1,520	6,959,500	0.3	1,253
April 1, 2008	11,382,303	8.33 years	0.3	2,049	5,508,826	0.3	992
December 20, 2008	8,891,962	9.00 years	0.3	1,601	4,434,740	0.3	798
September 1, 2009	590,000	9.75 years	0.5	—	12,500	0.5	—
December 23, 2009	25,760,702	10.00 years	0.5	—	25,000	0.5	—

	66,120,217			$7,159	25,749,316		$4,629

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

The range of fair value of the options as of their respective grant dates is as follows:

	For the year ended December 31,
	2007	2008	2009
Options	$0.04 – 0.07	$0.10 – 0.21	$0.24 – 0.34

No share option was exercised in 2007 and 2008, and 400,000 share options were exercised in 2009. Total intrinsic value of options exercised in 2009 was $72 as the fair value of the options exercised exceeded its exercise price.

The fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the applicable periods:

	For the year ended December 31,
	2007	2008	2009
Risk-free interest rate of return	4.92%	4.35% – 4.86%	2.78% – 2.86%
Expected term	5.8 – 10 years	5.5 –10 years	7 – 10 years
Volatility	52.9% – 54.2%	47.1% – 55.7%	50.4% – 63.3%
Dividend yield	—	—	—

(1) Volatility

The volatility of the underlying ordinary shares during the life of the options was estimated based on the historical stock price volatility of listed comparable companies over a period comparable to the expected term of the options.

(2) Risk-free interest rate

Risk-free interest rate was estimated based on the yield to maturity of China international government bonds with a maturity period close to the expected term of the options.

(3) Expected term

For the options granted to employees, as the Company did not have sufficient historical share option exercise experience, it estimated the expected term as the average between the vesting term of the options and the original contractual term.

For the options granted to non-employees, the Company estimated the expected term as the original contractual term.

(4) Dividend yield

The dividend yield was estimated by the Group based on its expected dividend policy over the expected term of the options.

(5) Exercise price

The exercise price of the options was determined by the Group’s board of directors.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

(6) Fair value of underlying ordinary shares

The estimated fair value of the ordinary shares underlying the options as of the respective grant dates was determined based on a retrospective valuation. When estimating the fair value of the ordinary shares on the grant dates, management has considered a number of factors, including the result of a third-party appraisal by American Appraisal China Limited and equity transactions of the Company, while taking into account standard valuation methods and the achievement of certain events. The determination of fair value of the ordinary shares was also with the assistance of American Appraisal China Limited, an independent third party valuation specialist.

For employee stock options, the Group recorded share-based compensation of $190, $544 and $1,936 during the years ended December 31, 2007, 2008 and 2009, respectively, based on the fair value on the grant dates over the requisite service period of award using the straight-line method.

For non-employee options the Group recorded share-based compensation of $189, $792 and $328 during the years ended December 31, 2007, 2008 and 2009, respectively, based on the fair value on the grant dates over the requisite service period of award using the straight-line method.

As of December 31, 2009, total unrecognized compensation expense relating to unvested share options was $5,645. The amount is expected to be recognized over a weighted average period of 3 years using the straight-line method.

Nonvested shares

In November 2005, in connection with series A share issuance, certain shareholders of the Company, who were also the employees of the Group, agreed to grant the Company a repurchase right to repurchase 90,304,561 ordinary shares of the Company they owned at a price of $0.01485 per share, which was significantly lower than the fair value of the ordinary shares of the Company at the date of grant. The repurchase right was exercisable if these shareholders terminated their employment with the Group within 24 months from the date of grant. The arrangement was considered a share-based compensation arrangement and the shares were treated as nonvested shares. These nonvested shares were entitled to dividend right and voting right during the 24 months requisite service period. The ordinary shares were valued at $0.09 per share at the grant date by the Group with the assistance of American Appraisal China Limited, an independent valuation firm, and the Group recognizes the $3,544 share-based compensation for the year ended December 31, 2007 before the vesting of all these shares.

The fair value of the awards at the grant date was determined as:

Amounts
Fair value of the ordinary shares as of the grant date	$8,127
Less: the repurchase price	1,341

Fair value of the awards	$6,786

The Group also agreed to grant certain ordinary shares to certain employees of the Group in connection with the acquisition of Kebao in 2006, the acquisition of MDCL in 2009 and the employment of certain other employees. The Group has the right to repurchase these shares for free if the grantees terminate their continuous employment within a period of 24-36 months from the date of grant. The arrangements were considered a share-based compensation arrangement and the shares were treated as nonvested shares.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

The following table summarizes information regarding the nonvested shares granted:

	Average nonvested ordinary shares granted	Fair value per nonvested share at the grant dates
Outstanding at January 1, 2007	1,155,317
Granted	245,416	$0.14
Forfeited	—
Vested	—

Outstanding at January 1, 2008	1,400,733
Granted	—
Forfeited	—
Vested	—

Outstanding at January 1, 2009	1,400,733
Granted	180,031	$0.44
Forfeited	—
Vested	(1,155,317)

Outstanding at December 31, 2009	425,447

Vested and to be issued December 31, 2009(i)	1,155,317

(i):	The 1,155,317 vested nonvested shares were recorded as shares to be issued on the balance sheet as of December, 31, 2009 because they were not issued yet. These nonvested shares were included in the calculation of the basic net income per ordinary shares once vested.

The fair value of the nonvested shares was determined at the grant dates by the Group with the assistance of American Appraisal China Limited, an independent valuation firm. The Group recognized $47, $52 and $86 shares based compensation expense for the years ended December 31, 2007, 2008 and 2009, respectively.

As of December 31, 2009, total unrecognized compensation expense relating to the nonvested shares was $55. The amount is expected to be recognized over a weighted average period of 0.45 years using the straight-line method.

21. FAIR VALUE MEASUREMENTS

Measured on recurring basis

The Group’s financial liabilities measured at fair value on a recurring basis as of December 31, 2009 include derivatives embedded in the convertible notes (Note 17) and contingent consideration payables in connection with business acquisitions of Star and MDCL in 2009 (Note 3) based on Level 3 inputs. The Group did not carry any financial assets or liabilities measured at fair value on recurring basis as of December 31, 2008. The Group’s financial liabilities measured at fair value on a recurring basis as of December 31, 2007 include the warrants to issue series B shares as set out in Note 16 based on Level 3 inputs.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

The following table summarizes the Group’s financial liabilities measured at fair value on recurring basis.

	Fair Value Measurement at Reporting Date Using
	December 31,	Quoted Prices in Active Market for Identical Liabilities	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	2007	(Level 1)	(Level 2)	(Level 3)
Warrants	$3,665	$—	$—	$3,665

Total	$3,665	$—	$—	$3,665

	December 31,
	2009
Contingent consideration	$1,312	$—	$—	$1,312
Derivative embedded in convertible notes	1,706	—	—	1,706

Total	$3,018	$—	$—	$3,018

The following table summarizes the movement of the balances of the Group’s financial liabilities measured at fair value on a recurring basis:

Amounts
Balance as of January 1, 2007	$—
Issuance of warrants	2,246
Loss on change of fair value of the warrant	1,419

Balance as of January 1, 2008	3,665
Loss on change of fair value of the warrant	676
Exercise of the warrants	(4,341)

Balance as of January 1, 2009	—
Initial recognition of contingent consideration in connection with acquisition of Star	1,596
Initial recognition of contingent consideration in connection with acquisition of MDCL	549
Initial recognition of derivative embedded in convertible notes	1,706
Loss on change in fair value of contingent consideration of acquisition of MDCL	93
Gain on change in fair value of contingent consideration of acquisition of Star	(90)
Settlement of contingent consideration of acquisition of Star	(836)

Balance as of December 31, 2009	$3,018

The Group measured the fair value of the contingent consideration considering, among other factors, forecasted financial performance of the acquired business, market performance, and the market potential of the acquired business. These contingent considerations are considered Level 3 liabilities because the Group used unobservable inputs, reflecting the Group’s assessment of the assumptions market participants would use in valuing these assets and liabilities.

The Group measures the derivative embedded in the convertible notes using “with & without” valuation method. The derivative was considered a Level 3 liability because the Group used unobservable inputs, such as

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

the estimation of the probability return rate reset occurring and appropriate discount rate, to determine the fair value of the derivatives.

The fair value of the warrants was determined by the Group with the assistance of American Appraisal China Limited, an independent valuation firm, and was determined using the Black-Scholes option pricing model with assumptions as follows:

	For the years ended December 31,
	As of Date of Grant	As of December 31, 2007	As of February 22, 2008
Risk-fee rate of return	4.93%	4.18%	3.46%
Expected remaining contractual life of the warrants	1.5 years	0.7 years	0.6 years
Volatility	34%	44%	38%
Expected dividend yield	—	—	—

Measured on non-recurring basis

The Group’s financial assets and liabilities measured at fair value on a non-recurring basis include acquired assets and liabilities based on Level 3 inputs in connection with business acquisitions.

The Group measured the fair value of the purchased intangible assets using the “cost,” “income approach-excess earnings” and “with & without” valuation method. These purchased intangible assets are considered Level 3 assets and liabilities because the Group used unobservable inputs, such as forecasted financial performance of the acquired business and discount rates, to determine the fair value of these purchased assets/liabilities.

22. NONCONTROLLING INTEREST

	Kebao	iSoftStone Wuxi	Bolun	iSoftStone Korea	ISSR	Wuxi iCarnegie	Total
Balance as of January 1, 2007	$165	$126	$95	$5	$—	$—	$391
Additional capital injection in Bolun	—	—	101	—	—	—	101
Capital injection in ISSR	—	—	—	—	22	—	22
Purchase of noncontrolling interest of Kebao	(161)	—	—	—	—	—	(161)
Purchase of noncontrolling interest of Huayang	—	(112)	—	—	—	—	(112)
Foreign currency translation adjustment	(6)	3	2	—	(1)	—	(2)
Net income (loss)	2	(17)	(83)	(1)	(15)	—	(114)

Balance as of December 31, 2007	—	—	115	4	6	—	125
Purchase of noncontrolling interest of Bolun	—	—	(20)	—	—	—	(20)
Purchase of noncontrolling interest of ISSR	—	—	—	—	(5)	—	(5)
Foreign currency translation adjustment	—	—	4	—	—	—	4
Net loss	—	—	(99)	(1)	(1)	—	(101)

Balance as of December 31, 2008	—	—	—	3	—	—	3
Capital injection in Wuxi iCarnegie	—	—	—	—	—	513	513
Net loss	—	—	—	(21)	—	—	(21)

Balance as of December 31, 2009	$—	$—	$—	$(18)	$—	$513	$495

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

23. RELATED PARTY BALANCES AND TRANSACTIONS

Details of related party balances as of December 31, 2008 and 2009 and transactions for the years ended December 31, 2007, 2008 and 2009 are as follows:

(1)	Amounts due from related parties:

	December 31,
	2008	2009
Boxin	$567	$616
ISST (Note i)	99	69

Total	$666	$685

Note i:	Amount due from ISST represented a loan extended to ISST by the Group. The loan amount is unsecured and bearing interest at 2.5% per annum.

(2)	Amounts due to related parties

	December 31,
	2008	2009
Boxin	$117	$50
Binhai	—	59

	$117	$109

Amounts due to Boxin and Binhai mainly relate to operating expenses paid by Boxin and Binhai on behalf of the Group. The amounts are non-interest bearing, unsecured and expected to be collectible within one year.

(3)	Sales to related parties

	Years ended December 31,
	2007	2008	2009
Boxin	$—	$591	$276

24. SEGMENT INFORMATION

The Group’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. The Group has one operating segment.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

The following table summarizes the Group’s net revenues and long-lived assets in different geographic locations in U.S. dollars:

	Years ended December 31,
	2007		2008		2009
	Net revenues(1)	Long-lived assets(2)	Net revenues(1)	Long-lived assets(2)	Net revenues(1)	Long-lived assets(2)
China (Mainland, Hong Kong and Taiwan)	$18,334	$9,802	$32,391	$11,916	$77,392	$17,983
United States	9,988	29	30,128	3,986	37,047	11,212
Japan	4,961	248	14,180	238	12,716	204
Europe	1,273	—	3,920	—	6,700	—
Others	1,861	33	1,845	9	532	1

Total	$36,417	$10,112	$82,464	$16,149	$134,387	$29,400

Note:

(1)	Net revenues are presented by headquarter location of the Group’s clients.

(2)	Long-lived assets are presented by the operating location of the subsidiaries of the Group.

The following table summarizes the Group’s net revenue by service lines:

	For the years ended December 31,
	2007	2008	2009
IT Services	$27,507	$55,135	$86,145
Consulting and solution services	8,910	26,849	44,460
Business process outsourcing services	—	480	3,782

Total net revenues	$36,417	$82,464	$134,387

25. COMMITMENTS

Operating lease commitments

The Group has entered into operating lease agreements principally for its office spaces. These leases expire through 2012 and are renewable upon negotiation. Rental expense under operating leases was $3,357, $4,117 and $6,289 for the years ended December 31, 2007, 2008 and 2009, respectively.

Future minimum lease payments under such non-cancelable leases as of December 31, 2009 are as follows:

2010	$4,072
2011	1,380
2012	897

$6,349

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE YEARS ENDED DECEMBER 31, 2007, 2008 AND 2009

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

26. SUBSEQUENT EVENTS

The Group evaluated all events subsequent to the balance sheet date of December 31, 2009 through August 30, 2010, the date the consolidated financial statements were available to be issued.

Settlement of the acquisition of Star

In June and July 2010, the Group paid a consideration of $836 in cash relating to the acquisition of Star. The Group will pay an additional consideration up to $692.

Settlement of the acquisition of MDCL

In April 2010, the Group entered into an agreement with the selling shareholders to revise the contingent consideration provision and determine the total remaining consideration at $198 in cash, which was paid on May 12, 2010, and 242,059 ordinary shares, which were issued on July 30, 2010, respectively. The fair value of these ordinary shares to be recognized on issuance dates has not been determined yet. The Group may pay an additional cash consideration up to $302 contingent on the future performance of the acquired business.

Share grants to certain key management employees

In April 2010, the Company entered into a performance based share incentive agreement. According to the agreement, the Company issued 4,500,000 ordinary shares, in aggregate, to these certain key management employees in April 2010 and June 2010. The Company may issue up to additional 1,000,000 ordinary shares to such employees based on their performances for the year 2010. The arrangement was considered a share-based compensation and the stock-based compensation to be recognized is to be determined.

Convertible notes

In April 2010, the Group issued convertible notes and received proceeds of $9,000 from certain third party investors with the same terms as the convertible notes issued on December 23, 2009 as set out in Note 18.

Share options

On August 1, 2010, the Group granted options for the purchase of 16,347,380 ordinary shares to employees and nonemployees, with exercise price of $0.65 per share and vesting period of 4 years. The fair value of the employee options and the stock-based compensation to be recognized in connection with this grant are to be determined.

Change of tax law

In May 2010, Taiwan tax authorities announced the further reduction of income tax rate from 20% to 17% effective on January 1, 2010. This tax rate change is a change in tax law, and the cumulative effect should be reflected in the period of change. The Group does not expect the change in tax law will have material impact on its operation.

ISOFTSTONE HOLDINGS LIMITED

ADDITIONAL INFORMATION—FINANCIAL STATEMENT SCHEDULE I

FINANCIAL INFORMATION OF PARENT COMPANY

BALANCE SHEETS

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

	As of December 31,
	2008	2009
Assets

Current assets:
Cash	$626	$24,604
Prepaid expenses and other current assets	11	24
Amounts due from related parties	16,000	15,635

Total current assets	16,637	40,263

Investment in subsidiaries and VIE	40,158	60,800
Property and equipment, net	1	1

Total assets	$56,796	$101,064

Liabilities

Current liabilities:
Accrued expenses and other current liabilities	$323	$698
Amounts due to related parties	10	476

Total current liabilities	333	1,174

Deferred consideration in connection with business acquisitions	783	103
Contingent consideration payable in connection with business acquisitions	—	173
Convertible notes	—	28,865

Total liabilities	$1,116	$30,315

Series B convertible redeemable preference shares:
($0.0001 par value, 196,745,340 and 196,745,340 shares authorized as of
December 31, 2008 and 2009, respectively; 168,880,040 and 168,880,040 shares issued and outstanding as of December 31, 2008 and 2009, respectively, liquidation value $67,497)	$49,459	$52,159

Equity:

iSoftStone Holdings Limited shareholders’ equity:
Ordinary shares ($0.0001 par value, 232,210,056 and 450,065,400 shares authorized as of December 31, 2008 and 2009, respectively; 122,888,300 and 130,902,853 shares issued and outstanding as of December 31, 2008 and 2009, respectively)	12	13
Series A convertible preference shares ($0.0001 par value, 95,286,195 and 95,286,195 shares authorized as of December 31, 2008 and 2009, respectively; 95,286,195 and 95,286,195 shares issued and outstanding as of December 31, 2008 and 2009, respectively, liquidation value $3,747)	14,150	14,150
Shares to be issued	55	179
Additional paid-in capital	12,768	18,768
Accumulated other comprehensive income	3,901	3,796
Accumulative deficit	(24,665)	(18,316)

Total equity	6,221	18,590

Total liabilities, series B convertible redeemable preference shares and equity	$56,796	$101,064

ISOFTSTONE HOLDINGS LIMITED

ADDITIONAL INFORMATION—FINANCIAL STATEMENT SCHEDULE I

FINANCIAL INFORMATION OF PARENT COMPANY

STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except share data and per share data, or otherwise noted)

	For the year ended December 31,
	2007	2008	2009
Operating expenses:
General and administrative expenses	$(4,272)	$(2,019)	$(2,922)
Selling and marketing expenses	(200)	(55)	(110)
Research and development expenses	(58)	(1)	(7)

Total operating expenses	(4,530)	(2,075)	(3,039)

Interest income	37	29	57
Interest expense	—	(12)	(63)
Change in fair value of warrants	(1,419)	(676)	—

Loss before provision for income taxes	(5,912)	(2,734)	(3,045)

Net loss before earnings from subsidiaries and VIE	(5,912)	(2,734)	(3,045)
(Loss) income from subsidiaries and VIE	(4,282)	2,832	12,094

Net (loss) income	$(10,194)	$98	$9,049

ISOFTSTONE HOLDINGS LIMITED

ADDITIONAL INFORMATION—FINANCIAL STATEMENT SCHEDULE I

FINANCIAL INFORMATION OF PARENT COMPANY

STATEMENTS OF EQUITY AND COMPREHENSIVE INCOME (LOSS)

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

	Ordinary Shares		Series A convertible preference shares		Warrants to issue series A convertible preference shares		Shares to be issued	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total iSoftStone Holdings Limited shareholders’ equity	Total comprehensive income (loss)
	Shares	Amount	Shares	Amount	Shares issued	Amount
Balance as of January 1, 2007	27,039,750	$3	78,451,178	$10,977	—	$673	$55	$6,279	$(11,129)	$311	$7,169
Shares issued upon exercise of warrants relating to series A convertible preference shares	—	—	16,835,017	3,173	—	(673)	—	—	—	—	2,500
Vesting of nonvested shares	90,304,561	9	—	—	—	—	—	—	—	—	9
Accretion for series B convertible redeemable preference shares	—	—	—	—	—	—	—	—	(951)	—	(951)
Share-based compensation	—	—	—	—	—	—	—	3,970	—	—	3,970
Comprehensive income (loss):
Net loss	—	—	—	—	—	—	—	—	(10,194)	—	(10,194)	$(10,194)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	1,173	1,173	1,173

Total comprehensive loss												$(9,021)

Balance as of December 31, 2007	117,344,311	12	95,286,195	14,150	—	—	55	10,249	(22,274)	1,484	3,676

Issuance of ordinary shares in connection with business acquisition of Akona	4,539,489	—	—	—	—	—	—	953	—	—	953
Issuance of ordinary shares in connection with business acquisition of Jiefeng	1,004,500	—	—	—	—	—	—	178	—	—	178
Accretion of series B convertible redeemable preference shares	—	—	—	—	—	—	—	—	(2,489)	—	(2,489)
Share-based compensation	—	—	—	—	—	—	—	1,388	—	—	1,388
Comprehensive income:
Net income	—	—	—	—	—	—	—	—	98	—	98	$98
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	2,417	2,417	2,417

Total comprehensive income												$2,515

Balance as of December 31, 2008	122,888,300	12	95,286,195	14,150	—	—	55	12,768	(24,665)	3,901	6,221

Issuance of ordinary shares in connection with business acquisition of Akona	7,548,288	1	—	—	—	—	—	3,622	—	—	3,623
Issuance of ordinary shares in connection with business acquisition of ISSR	66,265	—	—	—	—	—	—	32	—	—	32
Issuance of ordinary shares in connection with exercise of option	400,000	—	—	—	—	—	—	120	—	—	120
Accretion of series B convertible redeemable preference shares	—	—	—	—	—	—	—	—	(2,700)	—	(2,700)
Vesting of nonvested shares (to be issued) (Note 21)	—	—	—	—	—	—	124	(124)	—	—	—
Share-based compensation	—	—	—	—	—	—	—	2,350	—	—	2,350
Comprehensive income (loss):
Net income	—	—	—	—	—	—	—	—	9,049	—	9,049	$9,049
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(105)	(105)	(105)

Total comprehensive income												$8,944

Balance as of December 31, 2009	130,902,853	$13	95,286,195	$14,150	—	—	$179	$18,768	$(18,316)	$3,796	$18,590

ISOFTSTONE HOLDINGS LIMITED

ADDITIONAL INFORMATION—FINANCIAL STATEMENT SCHEDULE I

FINANCIAL INFORMATION OF PARENT COMPANY

STATEMENTS OF CASH FLOWS

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

	For the year ended December 31,
	2007	2008	2009
Cash flows from operating activities:
Net (loss) income	$(10,194)	$98	$9,049
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Loss (gain) from investments in subsidiaries and VIE	4,282	(2,401)	(12,094)
Share-based compensation	3,970	1,388	2,350
Change in fair value of warrants	1,419	676	—
Changes in operating assets and liabilities:
Amounts due from related parties	(771)	(9,236)	6,622
Prepaid expenses and other current assets	(220)	259	(13)
Amounts due to related parties	888	(876)	466
Accrued expenses and other current liabilities	121	67	438

Net cash (used in) provided by operating activities	(505)	(10,055)	6,818

Cash flows from investing activities:
Purchase of property and equipment	(2)	—	—
Deferred and contingent consideration paid for business acquisitions	(388)	(4,668)	(6,764)
Cash paid for investment in subsidiaries	(21,352)	(9,347)	(4,998)

Net cash used in investing activities	(21,742)	(14,015)	(11,762)

Cash flows from financing activities:
Proceeds from exercise of warrant relating to series A convertible preference shares	2,500	—	—
Proceeds from issuance of series B convertible redeemable preference shares and warrants, net of issuance cost of $575	19,425	—	—
Proceeds from exercise of warrants relating to series B convertible redeemable preference shares, net of issuance cost of $500	—	24,500	—
Proceeds from issuance of convertible notes, net of issuance cost of $198	—	—	28,802
Proceeds from exercise of options	—	—	120

Net cash provided by financing activities	21,925	24,500	28,922

Net (decrease) increase in cash	(322)	460	23,978

Cash at beginning of year	488	166	626
Cash at end of year	$166	$626	$24,604

ISOFTSTONE HOLDINGS LIMITED

ADDITIONAL INFORMATION—FINANCIAL STATEMENT SCHEDULE I

FINANCIAL INFORMATION OF PARENT COMPANY

NOTES TO THE FINANCIAL STATEMENTS

1. BASIS FOR PREPARATION

The condensed financial information of the Company has been prepared using the same accounting policies as set out in the Group’s consolidated financial statement except that the Company used the equity method to account for investments in its subsidiaries and VIE.

2. INVESTMENTS IN SUBSIDIARIES

The Company and its subsidiaries and VIE were included in the consolidated financial statements where inter-company balances and transactions were eliminated upon consolidation. For purpose of the Company’s stand-alone financial statements, its investments in subsidiaries and VIE were reported using the equity method of accounting. The Company’s share of income and losses from its subsidiaries and VIE were reported as equity in earnings of subsidiaries and VIE in the accompanying parent company financial statements.

ISOFTSTONE HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

	December 31, 2009	September 30, 2010	September 30, 2010
			Pro forma (Note 15)
Assets

Current assets:
Cash	$55,138	$40,414	$40,414
Restricted cash	1,109	5,724	5,724
Accounts receivable, net of allowance for doubtful accounts of $423 and $1,968 as of December 31, 2009 and September 30, 2010, respectively	69,094	97,443	97,443
Prepaid expenses and other current assets	5,306	10,888	10,888
Amounts due from related parties	685	1,254	1,254
Deferred tax assets, current	1,085	845	845

Total current assets	132,417	156,568	156,568

Long term investments	344	462	462
Property and equipment, net	10,785	17,885	17,885
Intangible assets, net	3,324	2,786	2,786
Goodwill	13,186	13,280	13,280
Other non-current assets	1,761	1,096	1,096
Deferred tax assets, non-current	362	1,175	1,175

Total assets	$162,179	$193,252	$193,252

Liabilities

Current liabilities:
Accounts payable (including accounts payable of the consolidated VIE without recourse to iSoftStone Holdings Limited of $181 and nil as of December 31, 2009 and September 30, 2010, respectively)	$7,416	$12,983	$12,983
Deferred revenue (including deferred revenue of the consolidated VIE without recourse to iSoftStone Holdings Limited of $16 and $16 as of December 31, 2009 and September 30, 2010, respectively)	4,103	4,425	4,425
Accrued expenses and other current liabilities (including accrued expenses and other current liabilities of the consolidated VIE without recourse to iSoftStone Holdings Limited of $938 and $946 as of December 31, 2009 and September 30, 2010, respectively)	17,717	18,838	18,838
Income tax payable	1,361	2,046	2,046
Amounts due to related parties	109	2,742	2,742
Share-based compensation liability	—	54	54
Short term borrowings	27,836	31,390	31,390
Deferred consideration in connection with business acquisitions	1,220	222	222
Contingent consideration payable in connection with business acquisitions	1,312	713	713

Total current liabilities	61,074	73,413	73,413

Deferred tax liabilities, non-current	996	707	707
Convertible notes	28,865	41,203	41,203

Total liabilities	$90,935	$115,323	$115,323

ISOFTSTONE HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS—(Continued)

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

	December 31, 2009	September 30, 2010	September 30, 2010
			Pro forma
			(Note 15)
Commitments (Note 26)

Series B convertible redeemable preference shares:
($0.0001 par value, 196,745,340 and 196,745,340 shares authorized as of December 31, 2009 and September 30, 2010, respectively; 168,880,040 and 168,880,040 shares issued and outstanding as of December 31, 2009 and September 30, 2010, respectively, liquidation value $67,497)	$52,159	$54,164	$—

Equity:

iSoftStone Holdings Limited shareholders’ equity:
Ordinary shares ($0.0001 par value, 450,065,400 and 450,065,400 shares authorized as of December 31, 2009 and September 30, 2010, respectively; 130,902,853 and 135,644,912 shares issued and outstanding as of December 31 2009 and September 30, 2010, respectively)	13	14	40
Series A convertible preference shares ($0.0001 par value, 95,286,195 and 95,286,195 shares authorized as of December 31, 2009 and September 30, 2010, respectively; 95,286,195 and 95,286,195 shares issued and outstanding as of December 31, 2009 and September 30, 2010, respectively, liquidation value $9,764)	14,150	14,150	—
Treasury shares	—	(2,000)	(2,000)
Shares to be issued	179	230	230
Additional paid-in capital	18,768	24,616	92,904
Statutory reserves	4,133	4,133	4,133
Accumulated other comprehensive income	3,796	5,622	5,622
Accumulative deficit	(22,449)	(23,668)	(23,668)

Total iSoftStone Holdings Limited shareholders’ equity	18,590	23,097	77,261
Noncontrolling interest	495	668	668

Total equity	19,085	23,765	77,929

Total liabilities, series B convertible redeemable preference shares and equity	$162,179	$193,252	$193,252

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ISOFTSTONE HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

	Nine-month periods ended September 30,
	2009	2010
Revenues	$91,969	$137,868
Business tax	(1,937)	(2,670)

Net revenues	90,032	135,198
Cost of revenues (Including share-based compensation of $69 and $106 for the nine-month periods ended September 30, 2009 and 2010, respectively)	(59,585)	(87,334)

Gross profit	30,447	47,864

Operating expenses:
General and administrative expenses (Including share-based compensation of $618 and $5,508 for the nine-month periods ended September 30, 2009 and 2010, respectively)	(17,482)	(32,965)
Selling and marketing expenses (Including share-based compensation of $39 and $198 for the nine-month periods ended September 30, 2009 and 2010, respectively)	(9,487)	(11,485)
Research and development expenses (Including share-based compensation of $1 and $5 for the nine-month periods ended September 30, 2009 and 2010, respectively)	(643)	(2,517)

Total operating expenses	(27,612)	(46,967)

Changes in fair value of contingent consideration in connection with business combination	—	231
Change in fair value of return rate reset feature of convertible notes	—	(1,028)
Other income, net	789	25
Government subsidies	1,929	2,910
Gain on deconsolidation of Wuxi iCarnegie	—	1,079

Income from operations	5,553	4,114

Interest income	110	98
Interest expense	(522)	(3,581)
Gain on bargain purchase of a business	66	—

Income before provision for income taxes and loss in equity method investments, net of income taxes	5,207	631
Income taxes benefit (expense)	518	(171)

Income after income tax before loss in equity method investments, net of income taxes	5,725	460
Loss in equity method investments, net of income taxes	(11)	(188)

Net income	5,714	272
Less: Net loss attributable to noncontrolling interest	14	514

Net income attributable to iSoftStone Holdings Limited	5,728	786

Net income (loss) per share attributable to ordinary shareholders of iSoftStone Holdings Limited:
Basic	$0.01	$(0.02)
Diluted	$0.01	$(0.02)

Weighted average shares used in calculating net income (loss) per ordinary share
Basic	123,388,300	133,652,540
Diluted	129,641,280	133,652,540

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ISOFTSTONE HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EQUITY AND COMPREHENSIVE INCOME

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

	Ordinary shares		Series A convertible preference shares		Treasury shares	Shares to be issued	Additional paid-in capital	Statutory reserves	Accumulated deficit	Accumulated other comprehensive income	Total iSoftStone Holdings Limited shareholders’ equity	Non controlling interest	Total equity	Total comprehensive income
	Shares	Amount	Shares	Amount
Balance as of January 1, 2009	122,888,300	$12	95,286,195	$14,150	—	$55	$12,768	$1,622	$(26,287)	$3,901	$6,221	$3	$6,224
Accretion for series B convertible redeemable preference shares	—	—	—	—	—	—	—	—	(2,005)	—	(2,005)	—	(2,005)
Share-based compensation	—	—	—	—	—	—	727	—	—	—	727	—	727
Comprehensive income:
Net income	—	—	—	—	—	—	—	—	5,728	—	5,728	(14)	5,714	$5,714
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(161)	(161)	—	(161)	(161)

Total comprehensive income														$5,553

Balance as of September 30, 2009	122,888,300	$12	95,286,195	$14,150	—	$55	$13,495	$1,622	$(22,564)	$3,740	$10,510	$(11)	$10,499

Balance as of January 1, 2010	130,902,853	$13	95,286,195	$14,150	—	$179	$18,768	$4,133	$(22,449)	$3,796	$18,590	$495	$19,085
Vesting of nonvested shares (to be issued)	—	—	—	—	—	51	(51)	—	—	—	—	—	—
Settlement of contingent consideration of acquisition of MDCL (Note 3)	242,059	—	—	—	—	—	131	—	—	—	131	—	131
Accretion for series B convertible redeemable preference shares	—	—	—	—		—	—	—	(2,005)	—	(2,005)	—	(2,005)

ISOFTSTONE HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EQUITY AND COMPREHENSIVE INCOME—(Continued)

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

	Ordinary shares		Series A convertible preference shares		Treasury shares	Shares to be issued	Additional paid-in capital	Statutory reserves	Accumulated deficit	Accumulated other comprehensive income	Total iSoftStone Holdings Limited shareholders’ equity	Non controlling interest	Total equity	Total comprehensive income
	Shares	Amount	Shares	Amount
Issuance of ordinary shares in a share-based compensation arrangement	4,500,000	1	—	—	—	—	2,705	—	—	—	2,706	—	2,706
Share-based compensation (options and nonvested shares)	—	—	—	—	—	—	3,103	—	—	—	3,103	—	3,103
Reclassification to liability in connection with modification of certain nonvested shares	—	—	—	—	—	—	(40)	—	—	—	(40)	—	(40)
Investment by a subsidiary in parent company	—	—	—	—	(2,000)	—	—	—	—	—	(2,000)	—	(2,000)
Capital contribution from noncontrolling interest shareholder of Guodian	—	—	—	—	—	—	—	—	—	—	—	586	586
Acquisition of noncontrolling interest of iSoftStone Korea	—	—	—	—	—	—	—	—	—	—	—	15	15
Deconsolidation of WuxiCarnegie	—	—	—	—	—	—	—	—	—	—	—	67	67
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	786	—	786	(514)	272	$272
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	1,826	1,826	19	1,845	1,845

Total comprehensive income														$2,117

Balance as of September 30, 2010	135,644,912	$14	95,286,195	$14,150	$(2,000)	$230	$24,616	$4,133	$(23,668)	$5,622	$23,097	$668	$23,765

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ISOFTSTONE HOLDINGS LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

	Nine-month periods ended September 30,
	2009	2010
Cash flows from operating activities:
Net income	$5,714	$272
Adjustments to reconcile net income to net cash used in operating activities:
Share-based compensation	727	5,817
Depreciation and amortization of property and equipment	2,317	3,508
Amortization of intangible assets	1,510	1,158
Provision of allowance for doubtful accounts	67	1,966
Loss on equity method investments	11	188
Gain on deconsolidation of Wuxi iCarnegie	—	(1,079)
Loss on disposal of property and equipment	59	135
Changes in fair value for contingent consideration in connection with business combination	—	(231)
Change in fair value of return rate reset feature of convertible notes	—	1,028
Imputed interest expense in connection with convertible notes	—	2,677
Gain on bargain purchase of a business	(66)	—
Changes in operating assets and liabilities:
Accounts receivable	(33,001)	(28,592)
Amounts due from related parties	676	(547)
Prepaid expenses and other current assets	(4,287)	(5,201)
Deferred tax assets	(1,379)	(535)
Accounts payable	1,935	5,468
Amounts due to related parties	(139)	620
Accrued expenses and other current liabilities	5,382	1,799
Deferred revenue	2,870	306
Income tax payable	1,192	660
Deferred tax liabilities	(378)	(292)

Net cash used in operating activities	(16,790)	(10,875)

Cash flows from investing activities:
Purchase of property and equipment	(3,157)	(10,462)
Deferred and contingent consideration paid for business acquisitions	(5,714)	(1,236)
Cost of long term investments	—	(18)
Proceeds from deconsolidation of Wuxi iCarnegie (net of cash in Wuxi iCarnegie of $488)	—	176
Consideration paid for acquiring of non-controlling interest		(30)
Restricted cash	(961)	(4,515)

Net cash used in investing activities	(9,832)	(16,085)

Cash flows from financing activities:
Proceeds from issuance of convertible notes, net of issuance cost of $367	13,173	8,633
Proceeds from short term borrowings	—	26,447
Payment of short term borrowings	—	(23,509)
Capital contribution from noncontrolling interest shareholder	513	—

Net cash provided by financing activities	13,686	11,571

Effect of exchange rate changes	(167)	665
Net decrease in cash	(13,103)	(14,724)

Cash at beginning of period	33,776	55,138
Cash at end of period	$20,673	$40,414

Supplemental disclosure of cash flow information:
Income taxes paid	$26	$359
Interest paid	$364	$922
Payable from investment by a subsidiary in parent Company (Note 14)	$—	$2,000
Settlement of contingent consideration of acquisition of MDCL by shares (Note 3)	$—	$131
Capital contribution in the form of software copyright from noncontrolling interest shareholder of Guodian (Note 8)	$—	$586

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

1. BASIS OF PREPARATION

The accompanying unaudited condensed consolidated financial statements include the financial information of iSoftStone Holdings Limited (the “Company”), its subsidiaries, and its consolidated variable interest entity (the “VIE”) (collectively, the “Group”). All intercompany balances and transactions have been eliminated in consolidation. The unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Security and Exchange Commission and U.S. generally accepted accounting standards for interim financial reporting. The results of operations for the nine-month periods ended September 30, 2009 and 2010 are not necessarily indicative of the results for the full years.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the financial statements, accounting policies and financial notes thereto included in the Group’s audited consolidated financial statements for each of the three years in the period ended December 31, 2009. In the opinion of the management, the accompanying unaudited condensed consolidated financial statements reflect all normal recurring adjustments, which are necessary for a fair representation of financial results for the interim periods presented. The Group believes that the disclosures are adequate to make the information presented not misleading.

The financial information as of December 31, 2009 presented in the unaudited condensed financial statements is derived from the Group’s audited consolidated financial statements for the year ended December 31, 2009.

The accompanying unaudited condensed consolidated financial statements have been prepared using the same accounting policies as used in the preparation of the Group’s consolidated financial statements for each of the three years in the period ended December 31, 2009, except for the adoption of the new accounting guidance regarding VIE as follows:

Adoption of authoritative pronouncement regarding VIEs

In June 2009, the FASB issued an authoritative pronouncement to amend the accounting rules for VIEs. The amendments effectively replace the quantitative-based risks-and-rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has (1) the power to direct the activities of a variable interest entity that most significantly affect the entity’s economic performance and (2) the obligation to absorb losses of, or the right to receive benefits from, the entity. Additionally, an enterprise is required to assess whether it has an implicit financial responsibility to ensure that a variable interest entity operates as designed when determining whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance. The new guidance also requires additional disclosures about a reporting entity’s involvement with variable interest entities and about any significant changes in risk exposure as a result of that involvement.

The new guidance is effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009, and all interim and annual periods thereafter. The new VIE model requires that, upon adoption, a reporting entity should determine whether an entity is a VIE, and whether the reporting entity is the VIE’s primary beneficiary, as of the date that the reporting entity first became involved with the entity, unless an event requiring reconsideration of those initial conclusions occurred after that date. When making this determination, a reporting entity must assume that new guidance had been effective from the date of its first involvement with the entity. The Group adopted the new guidance on January 1, 2010.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

The Company has had one VIE which it has consolidated under the authoritative literature prior to the amendment discussed above because it was the primary beneficiary of those entities. Because the Company, through its wholly owned subsidiary, has (1) the power to direct the activities of the VIE that most significantly affect the entity’s economic performance and (2) the right to receive benefits from the VIE, it continues to consolidate the VIE upon the adoption of the new guidance which therefore, other than for additional disclosures, including those for prior periods, had no accounting impact.

There are no consolidated VIE assets that are collateral for the VIE’s obligations and can only be used to settle the VIE’s obligations.

The financial statements amounts and balances of the VIE were included in the accompanying consolidated financial statements for the periods presented as follows:

	As of December 31, 2009	As of September 30, 2010
Total assets	$1,294	$240
Total liabilities	(1,135)	(962)

	Nine-month periods ended September 30,
	2009	2010
Net revenue	$316	$51
Net income (loss)	140	(48)

	Nine-month periods ended September 30,
	2009	2010
Net cash used in operating activities	$(128)	$57
Net cash used in investing activities	—	—
Net cash provided by financing activities	—	—

2. RECENTLY ISSUED ACCOUNTING STANDARDS NOT YET ADOPTED

On September 23, 2009, the FASB issued an authoritative pronouncement regarding the revenue arrangements with multiple deliverables. Although the new pronouncement retains the criteria from existing authoritative literature for when delivered items in a multiple-deliverable arrangement should be considered separate units of accounting, it removes the previous separation criterion that objective and reliable evidence of the fair value of any undelivered items must exist for the delivered items to be considered separate units of accounting. The new pronouncement is effective for fiscal years beginning on or after June 15, 2010. Entities can elect to apply this pronouncement (1) prospectively to new or materially modified arrangements after the pronouncement’s effective date or (2) retrospectively for all periods presented. Early application is permitted; however, if the entity elects prospective application and early adopts this pronouncement after its first interim reporting period, it must also do the following in the period of adoption: (1) retrospectively apply this pronouncement as of the beginning of that fiscal year and (2) disclose the effect of the retrospective adjustments on the prior interim periods’ revenue, income before taxes, net income, and earnings per share. The Group is in the process of evaluating the effect of adoption of this pronouncement.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

On September 23, 2009, the FASB issued an authoritative pronouncement regarding software revenue recognition. This new pronouncement amends existing pronouncement to exclude from their scope all tangible products containing both software and nonsoftware components that function together to deliver the product’s essential functionality. That is, the entire product (including the software deliverables and nonsoftware deliverables) would be outside the scope of software revenue recognition and would be accounted for under other accounting literature. The new pronouncement include factors that entities should consider when determining whether the software and nonsoftware components function together to deliver the product’s essential functionality and are thus outside the revised scope of the authoritative literature that governs software revenue recognition. The pronouncement is effective for fiscal years beginning on or after June 15, 2010. Entities can elect to apply this pronouncement (1) prospectively to new or materially modified arrangements after the pronouncement’s effective date or (2) retrospectively for all periods presented. Early application is permitted; however, if the entity elects prospective application and early adopts this pronouncement after its first interim reporting period, it must also do the following in the period of adoption: (1) retrospectively apply this pronouncement as of the beginning of that fiscal year and (2) disclose the effect of the retrospective adjustments on the prior interim periods’ revenue, income before taxes, net income, and earnings per share. The Group is in the process of evaluating the effect of adoption of this pronouncement.

On January 21, 2010, the FASB issued authoritative guidance to improve disclosures about fair value measurements. This guidance amends previous guidance on fair value measurements to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurement on a gross basis rather than as a net basis as currently required. This guidance also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. This guidance is effective for annual and interim periods beginning after December 15, 2009, except for the requirement to provide the Level 3 activities of purchases, sales, issuances, and settlements on a gross basis, which will be effective for annual and interim periods beginning after December 15, 2010. Early application is permitted and in the period of initial adoption, entities are not required to provide the amended disclosures for any previous periods presented for comparative purposes. The Group has adopted this pronouncement except for the requirement to provide the Level 3 activities of purchases, sales, issuances and settlements on a gross basis. The adoption of this pronouncement does not have a significant effect on its consolidated financial position or result of operations.

In April 2010, the FASB issued an authoritative pronouncement regarding the milestone method of revenue recognition. The scope of this pronouncement is limited to arrangements that include milestones relating to research or development deliverables. The pronouncement specifies guidance that must be met for a vendor to recognize consideration that is contingent upon achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The guidance applies to milestones in arrangements within the scope of this pronouncement regardless of whether the arrangement is determined to have single or multiple deliverables or units of accounting. The pronouncement will be effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early application is permitted. Companies can apply this guidance prospectively to milestones achieved after adoption. However, retrospective application to all prior periods is also permitted. The Group is in the process of evaluating the effect of adoption of this pronouncement.

In July 2010, the FASB issued an authoritative pronouncement on disclosure about the credit quality of financing receivables and the allowance for credit losses. The objective of this guidance is to provide financial statement users with greater transparency about an entity’s allowance for credit losses and the credit quality of its financing receivables. The guidance requires an entity to provide disclosures on a disaggregated basis on two

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

defined levels: (1) portfolio segment; and (2) class of financing receivable. The guidance includes additional disclosure requirements about financing receivables, including: (1) Credit quality indicators of financing receivables at the end of the reporting period by class of financing receivables; (2) The aging of past due financing receivables at the end of the reporting period by class of financing receivables; and (3) The nature and extent of troubled debt restructurings that occurred during the period by class of financing receivables and their effect on the allowance for credit losses. For public entities, the disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. The Group is in the process of evaluating the effect of adoption of this pronouncement.

3. DEFFERED AND CONTINGENT CONSIDERATION IN CONNECTION WITH BUSINESS ACQUISITIONS

The Group made various acquisitions prior to 2010 with deferred consideration and/or contingent consideration outstanding.

The changes in the carrying amount of deferred consideration in connection with business acquisitions for the nine-month period ended September 30, 2010 were as follows

Amounts
Balance as of January 1, 2010	$1,220
Payments made in connection with acquisition of Star	(835)
Payments made in connection with acquisition of Bolun	(163)

Balance as of September 30, 2010	$222

The changes in the carrying amount of contingent consideration payable in connection with business acquisitions for the nine-month period ended September 30, 2010 were as follows:

Balance as of January 1, 2010	$1,312
Change in fair value of the contingent consideration in connection with acquisition of MDCL	(246)
Change in fair value of the contingent consideration in connection with acquisition of Star	15
Payments made in connection with acquisition of Star	(39)
Payments made in connection with acquisition of MDCL	(198)
Settlement in shares of contingent consideration in connection with acquisition of MDCL	(131)

Balance as of September 30, 2010	$713

In April 2010, the Group settled part of the contingent consideration with the selling shareholders of MDCL at $198 in cash, which was paid on May 12, 2010, and 242,059 ordinary shares valued at $0.54 per share, which was estimated by the Group with the assistance of American Appraisal China Limited, an independent valuation firm. The shares were issued on July 30, 2010. As of September 30, 2010, the Group may pay remaining consideration up to $302 in cash contingent on the future performance of the acquired business in 2010 of MDCL.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

As of September 30, 2010, the Group may pay additional cash consideration up to $646 contingent on certain future performance targets of the acquired business of Star.

4. ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

	As of December 31, 2009	As of September 30, 2010
Billed accounts receivable	$17,919	$21,832
Unbilled accounts receivable	51,598	77,579
Less: Allowance for doubtful accounts	(423)	(1,968)

Total accounts receivable	$69,094	$97,443

Unbilled accounts receivable represent amounts earned under contracts in progress but not billable at the respective balance sheet dates. These amounts become billable according to the contract terms, which usually consider the achievement of certain milestones or the completion of the project.

An analysis of the allowance for doubtful accounts is as follows:

	Nine-month periods ended September 30,
	2009	2010
Balance at beginning of the period	$309	$423
Provision for doubtful accounts	67	1,966
Write-offs	—	(456)
Exchange rate differences	1	35

Balance at end of the period	$377	$1,968

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS

	As of December 31, 2009	As of September 30, 2010
Government subsidies receivables (i)	$2,304	$1,891
Advance to employees (ii)	923	987
Advance to suppliers	310	640
Contracts in progress (iii)	484	4,240
Rental deposits	250	1,032
Prepaid rental & other prepaid expenses	140	594
Deferred initial public offering costs	—	682
Others	895	822

Total	$5,306	$10,888

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

(i)	Government subsidies receivables represented employment incentive subsidies granted from the local government authorities and the Group has the right to receive the subsidies. The balance as of September 30, 2010 was subsequently received in November 2010.

(ii)	Advances to employees represented cash advances to employees for business operations and are recognized as operating expenses when incurred.

(iii)	Contracts in progress comprised:

Deposits paid by the Group to certain clients to guarantee fulfilment of the terms of contracts which will be returned when the contract terms are fulfilled and deferred contract costs representing contract costs incurred in advance of revenue recognition arising from:

•	hardware or software purchased and delivered to the customers prior to services being provided and revenue recognized.

•

direct and incremental staff costs in respect of one BPO contact to hire and train its service delivery personnel according to the customer’s requirements prior the delivery of the billable services and such deferred costs will be recognized over the billable service period.

•	the cost of providing services as requested by certain significant and recurring customers in advance of a formal works contract or purchase order being received.

6. LONG TERM INVESTMENTS

	As of December 31, 2009	As of September 30, 2010
Equity method:
iSoftStone Technologies Co., Ltd. (i)	$44	$38
Tianjin Binhairuantong Software Outsourcing Research Company Limited (ii)	30	—
Hubei Shenke Information Technology Company Limited (iii)	—	16
Wuxi iCarnegie Enterprise Management Company Limited (iv)	—	138

Cost method:
Beijing iSoftStone Boxin Technology Company Limited. (v)	270	270

Total	$344	$462

(i)	In August 2006, iSoftStone Japan and other third party investors set up iSoftStone Technologies Co., Ltd. (“ISST”), a Japan-based company providing IT outsourcing services to multinational financial institutions, with a total cash capital contribution of $100. iSoftStone Japan holds 32.25% interest in ISST, and accounts for the investment using equity method. The Group recognized share of loss in ISST at $11 and $6 during the nine-month period ended September 30, 2009 and 2010, respectively.

(ii)

In July 2007, iSoftStone Tianjin and other third party investors set up Tianjin Binhairuantong Software Outsourcing Research Company Limited (“Binhai”), a Tianjin based company providing IT outsourcing research services, with a total cash capital contribution of $50. iSoftStone Tianjin holds 40% interest in Binhai, and accounts for the investment using equity method. The Group recognized share of loss in Binhai

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

at nil and $30 during the nine-month period ended September 30, 2009 and 2010, respectively., Binhai was liquidated in July 2010.

(iii)	In June 2010, iSoftstone Tianjin invested $18 in Hubei Shenke Information Technology Company Limited (“Shenke”) for a 20% equity interest with other three shareholders. As the Group has the ability to exercise significant influence over the operating and financial decisions of Shenke, the Group has adopted the equity method to account for its investment in Shenke. The Group recognized share of loss in Shenke at $2 during the nine-month period ended September 30, 2010.

(iv)	In August 2010, iSoftStone Wuxi sold 45% of its equity interest in Wuxi iCarnegie Enterprise Management Company Limited (“Wuxi iCarnegie”) to a third party investor at a cash consideration of $664. After the completion of the sale, the Group holds 20% equity interest in Wuxi iCarnegie. As a result, the Group has deconsolidated Wuxi iCarnegie from the date of disposal. As the Group continues to have the ability to exercise significant influence over the operating and financial decisions of Wuxi iCarnegie, the Group has adopted the equity method to account for its investment in Wuxi iCarnegie. The gain on deconsolidation of Wuxi iCarnegie is computed as follows:

Amounts
Fair value of consideration received (cash proceeds)	664
Fair value of retained noncontrolling interest in Wuxi iCarnegie	288
Carrying value of noncontrolling interest in Wuxi iCarnegie	(67)
Carrying value of Wuxi iCarnegie at the date of disposal	194

Gain on deconsolidation of Wuxi iCarnegie	1,079

The initial carrying amount the equity method investment as of the date of deconsolidation was $288. From the date of deconsolidation to September 30, 2010, the Group recognized share of loss in Wuxi iCarnegie at $150 resulted in a carrying amount of $138 as of September 30, 2010.

(v)	In September 2007, iSoftStone WFOE acquired 20% equity interest in Beijing iSoftStone Boxin Technology Company Limited (“Boxin”) for a cash consideration of $105. In 2009, the shareholder of Boxin agreed to increase the paid-in capital of Boxin and accordingly iSoftStone WFOE proportionately paid additional cash contribution of $165 to Boxin. Since the other shareholder has the sole right to determine the executive director of Boxin and, accordingly the Group does not have the ability to exercise significant influence over the operating and financial decisions of Boxin, the Group uses the cost method to account for its investment in Boxin.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

7. PROPERTY AND EQUIPMENT, NET

	As of December 31, 2009	As of September 30, 2010
Computers and software	$10,865	$15,446
Furniture and office equipment	1,697	2,458
Leasehold improvements	5,452	9,391
Motor vehicles	205	178

	18,219	27,473
Less: Accumulated depreciation and amortization	(7,434)	(9,588)

Property and equipment, net	$10,785	$17,885

Depreciation and amortization expenses for the nine-month periods ended September 30, 2009 and 2010 were $2,317 and $3,508, respectively.

8. INTANGIBLE ASSETS, NET

The intangible assets and their accumulated amortization were as follows:

	As of December 31, 2009	As of September 30, 2010
Intangible assets subject to amortization:
Customer base	$7,917	$7,974
Contract backlog	696	704
Non-compete agreements	77	79
Software copyright	—	602

	8,690	9,359

Less: Accumulated amortization
Customer base	(4,646)	(5,758)
Contract backlog	(689)	(704)
Non-compete agreements	(31)	(45)
Software copyright	—	(66)

	(5,366)	(6,573)

Intangible assets, net	$3,324	$2,786

Amortization expenses were $1,510 and $1,158 for the nine-month periods ended September 30, 2009 and 2010, respectively. The Group expects to record amortization expenses of $411, $1,130, $636, $539, $57 and $13 for the three-month period ended December 31, 2010 and for the year 2011, 2012, 2013, 2014 and 2015, respectively.

In January 2010, the Group incorporated a subsidiary, Guodian Ruantong Technology Co., Ltd. (“Guodian”), with a third party who, in return for its 40% of the equity, contributed the copyright of certain software. The software copyright was initially recorded at $586, which was determined based on the estimated

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

future benefit to be generated from the use of this software copyright. The software copyright was amortized into the statement of operations based on the estimated pattern of the benefit of the copyright to the Group over the 5 years of estimated useful life.

9. GOODWILL

The changes in the carrying amount of goodwill by reporting units as of September 30, 2010 were as follows:

	China	Japan	U.S.	Total
Balance, as of January 1, 2010	$4,456	$190	$8,540	$13,186
Foreign exchange difference	91	3	—	94

Balance, as of September 30, 2010	$4,547	$193	$8,540	$13,280

No impairment charges have been recorded during the nine-month period ended September 30, 2010.

10. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	As of December 31, 2009	As of September 30, 2010
Employee payroll and welfare payable	$9,262	$10,041
Payable for purchase of property and equipment	2,114	1,997
Accrued professional fee	946	1,619
Other taxes payable (i)	2,229	1,578
Accrued reimbursable operating costs (ii)	1,008	1,038
Accrued rental	972	694
Other payable	1,186	1,871

Total	$17,717	$18,838

(i)	Other taxes payable included VAT payable, business tax, and withholding of individual income tax.

(ii)	Accrued reimbursable operating costs represented the outstanding amounts claimed by employees for business operation.

11. SHORT TERM BORROWINGS

	As of December 31, 2009	As of September 30, 2010
Bank borrowings	$20,510	$31,390
Other short term borrowings	7,326	—

	$27,836	$31,390

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

The balance as of September 30, 2010 represented short term bank loans from various Chinese banks with fixed interest rates ranging from 5.10% to 5.58% per annum. Out of the $31,390 balance, $20,927 were without any collateral, $4,484 were guaranteed by Wuxi Taihu Creative Industry Investment and Development Co., Ltd., an unrelated third party, and a director of the Company, and remaining $5,979 were guaranteed by Beijing Zhongguancun Sci-Tech Guaranty Co., Ltd., an unrelated third party, with reverse guarantee provided by certain directors and officers of the Company.

12. INCOME TAXES

Cayman Islands

The Company is incorporated in the Cayman Islands and is not subject to taxation in its country of incorporation.

United States

iSoftStone Inc. is incorporated in the United States and is subject to the U.S. federal income taxes at gradual tax rates from 15% to 35%.

Japan

iSoftStone Japan is incorporated in Japan and is subject to Japanese income taxes at 42%.

Korea

iSoftStone Korea is established in Korea and is subject to Korea income taxes at 11% and 10% for 2009 and 2010, respectively.

Hong Kong

iSoftStone HK is established in Hong Kong, and is subject to Hong Kong profit tax at 16.5%.

Taiwan

iSoftStone Hong Kong Limited, Taiwan Branch was established in Taiwan in 2009, and was subject to Taiwan income tax at 25% in 2009. Effective January 1, 2010, the Taiwan income tax rate was reduced to 17%.

PRC

The Group’s PRC entities are subject to the New EIT Law. The statutory EIT rate for companies operating in the PRC was 25% for 2009 and 2010.

Various entities of the Group enjoyed certain preferential tax rates as follows:

Under the New EIT Law, an enterprise which qualifies as a HNTE is entitled to a tax rate of 15%.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

iSoftStone WFOE and Zhiruan obtained the HNTE status in 2008. iSoftStone WFOE is entitled to a tax rate of 50% of the applicable rate from 2009 to 2011. The Group has received confirmation from the relevant local tax district that it will continue to pay tax at the rate of 7.5% for 2009 and 2010.

Zhiruan enjoyed a preferential tax rate of 15% during 2009 and 2010.

The HNTE status obtained by iSoftStone WFOE and Zhiruan in 2008 is valid for three years and qualifying entities can then apply to renew for an additional three years provided their business operations continue to qualify for the HNTE status. The Group believes it is highly likely that its qualifying entities will continue to obtain the renewal in the future.

Accordingly, in calculating deferred tax assets and liabilities, the Group assumed its qualifying entities will continue to renew the HNTE status at the conclusion of the initial three-year period.

iSoftStone Wuxi qualifies as “software enterprise” and enjoyed two-year income tax exemption started from 2008, followed by a reduced tax rate of 12.5% for the subsequent three years during 2010 to 2012.

iSoftStone Tianjin qualifies as “software enterprise” and enjoys two-year income tax exemptions starting from the first profit making year, followed by a reduced tax rate of 12.5% for the subsequent three years. iSoftStone Tianjin started making profits in year 2010 and therefore its tax rate in the year 2009 and 2010 was zero, respectively.

The principal components of the Group’s deferred income tax assets and liabilities are as follows:

	As of December 31, 2009	As of September 30, 2010
Current deferred tax assets:
Accrued payroll	$889	$1,362
Provision for doubtful accounts	51	159
Net operating loss carry forwards	339	187
Less: Valuation allowance	(194)	(863)

Current deferred tax assets, net	1,085	845

Non-current deferred tax asset:
Net operating loss carry forwards	1,471	2,952
Less: Valuation allowance	(1,109)	(1,777)

Non-current deferred tax asset, net	362	1,175

Non-current deferred tax liabilities:
Intangible assets acquired	(996)	(707)

Net deferred tax liabilities, net	$(996)	$(707)

The Group had net operating losses of $11,361 and $29,437 from the Company’s subsidiaries as of December 31, 2009 and September 30, 2010, respectively. The net operating loss carry forwards generated by a particular entity in the Group cannot be transferred or utilized by other entities within the Group.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

The net operating loss carry forwards for the Company’s subsidiaries other than Hong Kong as of September 30, 2010 will expire on various dates through 2020. For Hong Kong, the net operating loss will be carried forward indefinitely.

The Group did not identify significant unrecognized tax benefits for the nine-month periods ended September 30, 2009 and 2010, respectively. The Group did not incur any interest and penalties related to potential underpaid income tax expenses.

Since January 1, 2007, the relevant tax authorities of the Group’s subsidiaries have not conducted a tax examination on the Group’s subsidiaries. In accordance with relevant PRC tax administration laws, tax years from 2005 to 2009 of the Group’s PRC subsidiaries and VIE remain subject to tax audits, at the tax authority’s discretion.

Uncertainties exist with respect to how the current income tax law in the PRC applies to the Group’s overall operations, and more specifically, with regard to tax residency status. The New EIT Law includes a provision specifying that legal entities organized outside of the PRC will be considered residents for Chinese Income tax purposes if the place of effective management or control is within the PRC. The implementation rules to the New EIT Law provide that non-resident legal entities will be considered China residents if substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc, occurs within the PRC. Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, the Group does not believe that the legal entities organized outside of the PRC within the Group should be treated as residents for EIT law purposes. If the PRC tax authorities subsequently determine that the Company and its subsidiaries registered outside the PRC should be deemed a resident enterprise, the Company and its subsidiaries registered outside the PRC will be subject to the PRC income tax at a rate of 25%.

If the Company were to be non-resident for the PRC tax purpose, dividends paid to it by its PRC subsidiaries out of profits earned after January 1, 2008 would be subject to a PRC withholding tax at 10%.

Aggregate undistributed earnings of the Company’s subsidiaries located in the PRC that are available for distribution to the Company of approximately $13,516 at September 30, 2010 are considered to be indefinitely reinvested, and accordingly, no provision has been made for the Chinese dividend withholding taxes that would be payable upon the distribution of those amounts to the Company. The Chinese tax authorities have also clarified that distributions made out of pre January 1, 2008 retained earnings will not be subject to the withholding tax.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

13. NET INCOME PER SHARE

The calculation of the earnings per share is as follows:

	For the nine-month periods ended September 30,
	2009	2010
Net income attributable to shareholders of iSoftStone Holdings Limited	$5,728	$786

Less: Net income allocated to participating securities:
Deemed dividend on Series A convertible preference shares	(849)	(849)
Other undistributed earnings allocated to Series A convertible preference shares (i)	(707)	—

Net income allocated to Series A convertible preference share	(1,556)	(849)

Accretion on Series B convertible redeemable preference shares	(2,005)	(2,005)
Other undistributed earnings allocated to Series B convertible redeemable preference shares (i)	(1,253)	—

Net income allocated to Series B convertible redeemable preference share	(3,258)	(2,005)

Net income (loss) attributable to shareholders of iSoftStone Holdings Limited allocated for computing net income (loss) per ordinary share-basic and diluted	$914	$(2,068)

Weighted average ordinary shares outstanding used in computing net income (loss) per ordinary share-basic (ii)	123,388,300	133,652,540

Weighted average ordinary shares outstanding used in computing net income (loss) per ordinary share-diluted (iii)	129,641,280	133,652,540

Net income (loss) per ordinary share-basic	$0.01	$(0.02)

Net income (loss) per ordinary share-diluted	$0.01	$(0.02)

(i)	The net income attributable to holders of ordinary shares was allocated among ordinary shares and preference shares pro rata on the basis of their right to participate in dividends.

(ii)	The calculation of weighted average number of shares used in computing basic net income per ordinary shares included certain shares to be issued unconditionally. For the nine-month period ended September 30, 2009, such shares included 500,000 ordinary shares to be issued unconditionally in connection with a 2006 acquisition. For the nine-month period ended September 30, 2010, such shares included 500,000 ordinary shares to be issued unconditionally in connection with a 2006 acquisition, 5,000,000 ordinary shares held by a subsidiary and a weighted average number of 1,346,087 vested nonvested shares to be issued unconditionally (see Note 21).

(iii)	The calculation of the weighted average number of ordinary shares for the purpose of diluted net income (loss) per share considered the effect of certain potentially dilutive securities.

For the nine-month period ended September 30, 2009, an incremental weighted average number of 4,861,068 ordinary shares from the assumed exercise of share options and an incremental weighted average number of 1,391,912 nonvested shares using the treasury stock method were included. 95,286,195 and 168,880,040 ordinary shares resulting from the assumed conversion of the series A shares and series B shares were excluded as their effect was anti-dilutive.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

For the nine-month period ended September 30, 2010, 95,286,195 and 168,880,040 ordinary shares resulting from the assumed conversion of the series A shares and series B shares and all of the share options and nonvested shares were excluded as their effect was anti-dilutive.

The potential dilutive effect of conversion of the convertible note set out in Note 17 was not considered in the calculation of diluted net income because the contingencies, i.e. Qualified IPO or Company Sale, as defined in Note 15, upon occurrence of which the convertible notes become convertible were not considered met as of September 30, 2010.

14. INVESTMENT BY A SUBSIDIARY IN PARENT COMPANY

In August 2010, certain shareholders of the Company, Tekventure Limited and United Innovation (China) Limited, transferred 2,500,000 and 2,500,000 ordinary shares to the Group’s subsidiary, iSoftstone Hong Kong Limited, at the purchase price of $0.40 per share, respectively. The consideration was fully paid in October 2010. The ordinary shares of the Company held by the subsidiary are treated in a kin of treasury shares as a contra-equity account.

15. PRO FORMA INFORMATION

The pro forma balance sheet information as of September 30, 2010 assumes the automatic conversion of all of the outstanding Series A convertible preference shares (“Series A shares”) and Series B convertible redeemable preference shares (“Series B shares”) into ordinary shares using a conversion ratio of one for one , as if it had occurred as of September 30, 2010, upon the completion of an initial public offering (“Qualified IPO”), which is defined as public offering of the ordinary shares on any recognized stock exchange with the Company’s total market capitalization being not less than $400,000 and the gross proceeds to the Company being at least $50,000.

16. SHARES TO BE ISSUED

The Group was obligated to issue 500,000 ordinary shares unconditionally in connection with acquisition of Dalian Zhendan Science and Technology Co., Ltd. (“Zhendan”) in 2006 but not able to issue these shares due to legal and administrative reasons, which were reflected as shares to be issued in equity on the consolidated balance sheet as of December 31, 2009 and September 30, 2010. The shares to be issued were valued at $0.11 per share by the Group, with the assistance of American Appraisal China Limited, an independent valuation firm, as of date of acquisition in 2006.

In addition, the Group was obligated to issue 1,155,317 and 1,436,942 ordinary shares as of December 31, 2009 and September 30, 2010, respectively, which had become vested under certain share-based compensation arrangements as set out in Note 21, but not able to issue these shares due to legal and administrative reasons. Such shares were reflected as shares to be issued in equity.

The changes in the shares and amounts of shares to be issued for the nine-month period ended September 30, 2010 were as follows:

	Number of shares	Amounts
As of January 1, 2010	1,655,317	$179
Vesting of nonvested shares under share-based compensation arrangements	281,625	51

As of September 30, 2010	1,936,942	$230

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

17. CONVERTIBLE PREFERENCE SHARES

Series A Convertible Preference Shares

On November 16, 2005, the Company issued 64,983,166 series A shares and warrants to purchase 16,835,017 series A shares at exercise price of $0.1485 per share to third party investors for cash proceeds of $9,650, at an issuance price of $0.1485 per series A share.

Both the series A shares and the warrants were determined as equity instruments by the Company and the Company applied the relative-fair-value method to allocate the proceeds between the series A shares and the warrants. Accordingly, the warrants were recorded at $673, and preference shares were recorded at $8,977 respectively as of the date of issuance.

On April 28, 2006, the Company issued additional 13,468,012 series A shares to a third party investor for cash proceeds of $2,000, at an issuance price of $0.1485 per series A share.

On March 13, 2007, 16,835,017 warrants were exercised, and the Company issued 16,835,017 series A shares, and received cash proceeds of $2,500.

The Company has determined that there was no beneficial conversion feature attributable to the series A shares because the initial and subsequently adjusted conversion price of series A shares was higher than the fair value of the Company’s ordinary shares on issue date of series A shares.

Series A shares are not redeemable.

Key terms of the series A shares are summarized as follows:

Dividends

The dividend rate for series A shares is 8% per annum. The dividend shall be payable when, as and if declared by the Board of Directors, and prior and in preference to any declaration or payment of any dividend on the ordinary shares. Such dividends shall not be cumulative. After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of ordinary shares and preference shares in proportion on as-converted basis.

Liquidation preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, distributions to the shareholders of the Company shall be made in the following manners: the holders of series A shares shall be entitled to receive an amount equal to the sum of original issuance price plus any declared but unpaid dividends, prior to and in preference to any distribution of any of the assets or surplus funds to the holders of the ordinary shares and any other class or series of shares. If there are still remaining proceeds available for distribution, it should be distributed among the holder of series A shares and ordinary shares pro rata on as-converted basis. For the remaining proceeds with respect to series A shareholders’ distribution, total distribution per share shall be limited to 200% of the series A original issue price of $0.1485 per share.

As of September 30, 2010, the liquidation value of Series A shares was $9,764.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

Voting rights

Each series A shareholder has a number of voting rights equivalent to the number of ordinary shareholders’ voting rights, upon series A share’s conversion into ordinary shares at the record date for determination of the shareholders entitled to vote on related matters.

Conversion

Each series A share shall be convertible, at the option of the holder thereof, at any time after the series A share’s original date of issuance, into such number of fully paid and nonassessable ordinary shares as determined by dividing the series A share’s original issue price by series A share conversion price.

The initial conversion ratio should be on a one for one basis, which is subject to certain anti-dilution adjustments and adjustments for future issuances of shares at a price lower than the issuance price of the series A shares.

Each series A share would automatically be converted into ordinary share at the then effective series A conversion price, upon the earlier, of (i) the date specified by vote or written consent or agreement of holders of at least a majority of the shares of each such series then outstanding, or (ii) immediately prior to but contingent upon the closing of a Qualified IPO.

Series B Convertible Redeemable Preference Shares

On March 16, 2007, the Company issued 84,440,020 series B shares and warrants to purchase 84,440,020 series B shares to third party investors for cash proceeds of $19,425, net of issuance costs of $575, at an issuance price of $0.2369 per series B share (“Series B Original Issue Price”) and exercise price of US$0.2961 per warrant of series B share, respectively.

The warrants were determined by the Company as liabilities because the exercise of the warrants will result in the delivery of redeemable preference shares. The warrants were initially recorded at fair value of $2,246 on the date of grant, and were subsequently re-measured at fair value as of each reporting date. On February 22, 2008, 84,440,020 warrants were exercised and the Company issued 84,440,020 series B shares, for cash proceeds of $24,500, net of issuance costs of $500. The carrying amount and fair value of the warrants was $4,341 as of February 22, 2008 and was recorded in series B shares at that date.

The series B shares were initially recorded at $17,179 using residual method.

The Company has determined that there was no beneficial conversion feature attributable to the series B shares because the initial conversion price of series B shares was higher than the fair value of the Company’s ordinary shares on issue date of series B shares.

Key terms of the series B shares are summarized as follows:

Voting rights

Series B shareholders are entitled to the number of votes equal to the number of ordinary shares into which such preference shares could be converted at the record date.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

Dividends

No dividend shall be paid on the ordinary shares at a rate higher than the rate at which dividends are paid on the series A shares and series B shares (based on the number of ordinary shares into which the series A shares and the series B shares are convertible on the date the dividend is declared).

Liquidation preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, distributions to the shareholders of the Company shall be made in the following manners: the holders of series B shares shall be entitled to receive, prior to and in preference to any distribution to the holders of the ordinary shares or any other class or series of shares, the amount equal to 150% of the Series B Original Issue Price (as adjusted for share dividends, share combination, share splits reorganizations, reclassifications, consolidations, or mergers and the like with respect to such shares) and in addition, an amount equal to all declared but unpaid dividends thereon.

As of September 30, 2010, the liquidation value of the series B shares was $67,497.

Redemption

Upon the occurrence of any of the following events at the request of any holders of series B shares, the Company shall redeem all or a part the series B shares, at a redemption price equal to 100% of the Series B Original Issue Price per share plus an internal rate of return of 6% per annum, less all declared dividends (whether paid or unpaid) thereon up to the redemption date, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations, or mergers:

(i)	A Qualified IPO is not completed by the 5th anniversary of the series B original issue date;

(ii)

Prior to the 5th anniversary of the series B original issue date, the founder, Mr. Tianwen Liu terminates his employment with the Group for any reason, or is no longer employed full time by the Group, or in the good-faith determination of the Board, no longer effectively carries out his responsibilities as the CEO of the Group (other than due to unilateral termination of the employment relationship by the Board without cause); or

(iii)

Prior to the 5th anniversary of the series B original issue date, four or more of the senior management members leave employment of the Group for any reason (other than due to unilateral termination of the employment relationship by the Board without cause) within any twelve consecutive months period.

Conversion

Each series B share shall be convertible, at the option of the holder thereof, at any time after the series B share’s original date of issuance, into such number of fully paid and nonassessable ordinary shares as determined by dividing the Series B Original Issue Price by series B shares conversion price.

The initial conversion ratio should be on a one for one basis, which is subject to certain anti-dilution adjustments and adjustments for future issuances of shares at a price lower than the issuance price of the series B shares.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

Each series B share would automatically be converted into ordinary share at the then effective series B conversion price, upon the earlier, of (i) the date specified by vote or written consent or agreement of holders of at least a majority of the shares of each such series then outstanding, or (ii) immediately prior to but contingent upon the closing of a Qualified IPO.

18. CONVERTIBLE NOTES

On December 23, 2009, the Company issued Convertible Notes (the “Notes”) at the principal amount of $29,000 with an issuance cost of $198. On April 21, 2010 and April 22, 2010, the Company issued additional Notes at the principal amount of $9,000 with an issuance cost of $367.

The key terms of the Notes are summarized as follows:

Maturity date

•	Initial Maturity Date—December 23, 2012;

•

Extended Maturity Date—In the event that no IPO or Company Sale (defined as transactions through which the equity holders of the Company will lose control of the Company or iSoftStone WFOE) has occurred prior to the Initial Maturity Date, a majority of the Notes holders may extend the maturity date to a date on or prior to December 23, 2015.

Interest rate and interest payment

•

Interest rate is at 1% per annum, due and payable in cash in arrears on each anniversary of December 23, 2009 until the earlier of (i) the Initial Maturity Date, (ii) the date these Notes are otherwise redeemed, or (iii) such date on which these Notes are converted in full;

•	If the Initial Maturity Date of these notes is extended, these Notes bear no interest between the Initial Maturity Date and the Extended Maturity Date.

Redemption and price

The Company and Notes holders may redeem the Notes on the following basis:

•

Redemption on Maturity Date by the Company: The Company shall redeem the outstanding principal amount of these Notes that has not been converted or redeemed on the Initial Maturity Date or the Extended Maturity Date, by payment of the redemption price that gives the Note holders an annual return of 10% in cash. If the Initial Maturity Date or the Extended Maturity Date falls after the completion of an IPO, the Company shall redeem the outstanding principal amount as of the first anniversary following the completion of an IPO by payment of a price that gives the Notes holders an annual rate of return of 18% in cash plus any accrued and unpaid interest.

•

Post-IPO redemption at option of the Notes holders: At any time during 12 months following the completion of an IPO, the holders of these Notes shall have the right to require the Company to redeem for cash all of the total outstanding principal amount at a price that gives the Notes holders an annual rate of return of 18% plus any accrued and unpaid interest in priority to any payment on or with respect to the Company equity securities.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

•

Accelerated redemption upon default at option of the Notes holders: Upon the occurrence of an event of default as listed below, the Notes holders shall have the right to require the Company to redeem for cash all of the total outstanding principal amount of the Notes at a price equal to the then applicable redemption price:

Event of default:

(a)	Failure to pay principal or any other amount under these Notes when and as due;

(b)	Breach of covenant; such as punctually paying the interest and principal according to the agreements, giving notice upon the events of default, and no dividend or redemption to the equity securities until earlier of IPO or full repayment of the Notes;

(c)	Except as approved by the board of Directors, any key managers sold his or her company equity securities at the Original Note Issuance Date;

(d)	Either the founder, Mr. Tianwen Liu , or three out of the other seven key managers have ceased to perform management responsibilities;

(e)	Liquidation.

Conversion and price

•

Mandatory conversion upon Company Sale: Immediately prior to and subject to the completion of a Company Sale, all of the then outstanding principal amount of these Notes and the accrued and unpaid interest thereon shall be automatically converted into such number of ordinary shares at the conversion price set out below.

•

Optional Conversion upon IPO: At any time during the 12 months after the completion of an IPO, the holders of these Notes shall have the right to convert these Notes in whole, into such number of duly authorized, fully paid and non-assessable Ordinary Shares at the conversion price set out below.

•	Conversion price is computed with following formula:

Conversion Price = IPO Price or Company Sale Price / ((1+ 0.082254247%) (number of days lapsed between the date of the Notes and the IPO or Company Sale date))

0.082254247% is the daily compound rate based on a 365-day year that would result in an annual return of 35%.

•

If the Company issues additional equity securities other than ordinary shares that are convertible into ordinary shares on a discount of the IPO price or Company Sale price where the Company guarantees the purchaser of such convertible equity securities an annual return of more than 35%, the above compound rate used for calculating conversion price shall be adjusted according to the higher rate of return.

•

The conversion price has standard anti-dilution adjustment term. It also has a down-round provision. If the Company, after the completion of an IPO, issues any additional ordinary shares or equity security at a price per share that is lower than the conversion price per share then in effect, then the conversion price per share is adjusted down.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

The return rate reset feature, which increases the redemption price of the Notes to give the Notes holders an annual rate of return of 18% rather than 10% if an IPO is completed before Initial Maturity Date or the Extended Maturity Date, was determined to be an embedded derivate and was bifurcated for measurement purpose and is presented on a combined basis with the Notes. The initial fair value of the embedded derivative was $1,706 as of December 23, 2009. And the fair value change from December 23, 2009 to December 31, 2009 was determined insignificant.

Upon the issuance of additional Notes, the initial embedded derivative attached to the second tranche of the Notes was $488 at the issuance date, and the fair value of the two tranches of embedded derivative in total was $3,222 as of September 30, 2010, determined by the Group with the assistance of American Appraisal China Limited, an independent valuation firm which resulted in a change in fair value of $1,028 which is recorded as a loss in the statement of operations during the nine-month period ended September 30, 2010. The initial fair value of the two tranches of the embedded derivate and the total issuance cost resulted in a debt discount of $2,759. The debt discount was amortized into interest expenses over the term of the Notes using effective interest method. For the nine-month period ended September 30, 2010, the Group incurred $2,677 interest expense relating to the Notes, of which $106 represented the amortization of the debt discount and $2,571 represented the coupon interest.

19. EMPLOYEE BENEFIT PLAN

Full time employees of the Group located in the PRC (mainland), Hong Kong, Taiwan, and Japan participate in a government-mandated defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. The Group accrues for these benefits based on certain percentages of the employees’ salaries.

The total provisions for such employee benefits were $6,025 and $9,968 for the nine-month periods ended September 30, 2009 and 2010, respectively.

20. STATUTORY RESERVES AND RESTRICTED NET ASSETS

In accordance with the Regulations on Enterprises with Foreign Investment of China and their articles of association, the Group’s subsidiaries and VIE located in the PRC (mainland), being foreign invested enterprises established in the PRC (mainland), are required to provide for certain statutory reserves, namely general reserve, enterprise expansion reserve, and staff welfare and bonus reserve, all of which are appropriated from net profit as reported in their PRC statutory accounts. The Group’s subsidiaries are required to allocate at least 10% of their after-tax profits to the general reserve until such reserve has reached 50% of their respective registered capital.

Appropriations to the enterprise expansion reserve and the staff welfare and bonus reserve are to be made at the discretion of the board of directors of each of the Group’s subsidiaries. The appropriations to these reserves by the Group’s PRC (mainland) subsidiaries were nil for the nine-month periods ended September 30, 2009 and 2010, respectively.

As a result of these PRC laws and regulations and the requirement that distributions by PRC entities can only be paid out of distributable profits computed in accordance with PRC GAAP, the PRC entities are restricted from transferring a portion of their net assets to the Group. Amounts restricted include paid-in capital and the statutory reserves of the Company’s PRC subsidiaries and VIE. As of December 31, 2009 and September 30,

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

2010, the aggregate amounts of capital and statutory reserves restricted which represented the amount of net assets of the relevant subsidiaries and VIE in the Group not available for distribution was $45,221 and $56,261, respectively.

21. SHARE-BASED COMPENSATION

Share options

In November 2005, the Company’s shareholders approved to reserve an aggregate of 19,579,549 ordinary shares for the share incentive plan. Accordingly, the Group granted share options to certain employees and non-employees of the Group to purchase 11,116,500 and 8,445,500 ordinary shares in 2006 and 2007, respectively.

On March 1, 2008, the Company’s Board of Directors approved the “2008 Share Incentive Plan” (the “2008 Plan”). Under the 2008 Plan, the Company may issue share options to purchase up to 40,689,554 ordinary shares, including 19,579,549 ordinary shares previously reserved in 2005, to employees and non-employees of the Group.

On December 17, 2009, the Company’s Board of Directors approved “the 2009 Share Incentive Plan” (the “2009 Plan”). Under the 2009 Plan, the Company may issue nonvested shares and share options to purchase up to 52,324,472 ordinary shares to employees and non-employees of the Group.

Termination of option

The option may not be exercised until vested. Once vested, the option may be exercised in whole or any part, at any time. However, a vested option must be exercised, if at all, prior to the earlier of: (a) twelve months following the grantee’s termination of service because of death or disability; (b) thirty days following the grantee’s last day of active employment or service for any reason other than death or disability; or (c) the tenth anniversary of the grant date; and if not exercised prior thereto shall terminate and no longer be exercisable.

Option exercise

The option shall be exercisable by the delivery of a written notice of exercise on any business day to the secretary of the Company, in the form approved by the Company, stating the number of ordinary shares to be purchased pursuant to the option and payment in full for the exercise price of the shares to be purchased in cash, by check or by electronic funds transfer to the Company.

Options to employees

During the nine-month period ended September 30, 2009, the Company granted 590,000 share options to certain employees at an exercise price of $0.5 per share.

During the nine-month period ended September 30, 2010, the Company granted 17,702,215 share options to certain employees at an exercise price of $0.65 per share.

Options to non-employees

During the nine-month period ended September 30, 2009, the Company did not grant any share options to non-employees.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

During the nine-month period ended September 30, 2010, The Company granted 3,578,000 share options to certain non-employees at an exercise price of $0.65 per share.

The options will vest in accordance with the vesting schedule set out in the option award agreement, which is either (1) 100% immediately on date of grant or (2) 1/4 on each anniversary from the date of grant or (3) 100% immediately on date of IPO.

The following table summarizes information regarding the share options granted:

Grant date	Options granted	Exercise price per option	Intrinsic value per option at the grant dates
December 15, 2006	11,116,500	$0.3	$—
April 1, 2007	8,445,500	0.3	—
April 1, 2008	11,382,303	0.3	—
December 20, 2008	9,131,962	0.3	—
September 1, 2009	590,000	0.5	—
December 23, 2009	26,160,702	0.5	—
August 1, 2010	16,347,380	0.65	—
September 15, 2010	4,932,835	0.65	0.48

Total	88,107,182

	Number of options	Weighted average exercise price per option
Outstanding at January 1, 2010	66,120,217	$0.4
Granted	21,280,215	0.65
Exercised	—	—
Forfeited	(2,565,152)	0.36

Outstanding at September 30, 2010	84,835,280	$0.46

The following table summarizes information with respect to share options outstanding as of September 30, 2010:

	Options outstanding				Options exercisable
	Number outstanding	Weighted average remaining contractual term	Exercise price per option	Aggregate intrinsic value as of September 30, 2010	Number exercisable	Exercise price per option	Aggregate intrinsic value as of September 30, 2010
December 15, 2006	11,045,625	6.25 years	$0.3	$9,113	11,045,625	$0.3	$9,113
April 1, 2007	8,445,500	6.58 years	0.3	6,968	8,415,250	0.3	6,943
April 1, 2008	9,645,151	7.58 years	0.3	7,957	6,735,826	0.3	5,557
December 20, 2008	8,848,087	8.25 years	0.3	7,300	5,558,856	0.3	4,586
September 1, 2009	590,000	9.00 years	0.5	369	160,000	0.5	100
December 23, 2009	25,003,702	9.25 years	0.5	15,627	6,093,200	0.5	3,808
August 1, 2010	16,324,380	10.00 years	0.65	7,754	550,000	0.65	261
September 15, 2010	4,932,835	10.00 years	0.65	2,343	—	0.65	—

	84,835,280			$57,431	38,558,757		$30,368

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

There was no option exercised during the nine-month periods ended September 30, 2009 and 2010, respectively.

The range of fair value of the options as of their respective grant dates is as follows:

	Nine-month periods ended September 30,
	2009	2010
Options	0.24	0.36-0.76

The fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the applicable periods:

	Nine-month periods ended September 30,
	2009	2010
Risk-free interest rate of return	2.78%	1.94%
Expected term	7 years	6.3-10 years
Volatility	50.4%	57.0%-61.2%
Dividend yield	—	—

(1)	Volatility

The volatility of the underlying ordinary shares during the life of the options was estimated based on the historical stock price volatility of listed comparable companies over a period comparable to the expected term of the options.

(2)	Risk-free interest rate

Risk-free interest rate was estimated based on the yield to maturity of China international government bonds with a maturity period close to the expected term of the options.

(3)	Expected term

For the options granted to employees, as the Company did not have sufficient historical share option exercise experience, it estimated the expected term as the average between the vesting term of the options and the original contractual term.

For the options granted to non-employees, the Company estimated the expected term as the original contractual term.

(4)	Dividend yield

The dividend yield was estimated by the Group based on its expected dividend policy over the expected term of the options.

(5)	Exercise price

The exercise price of the options was determined by the Group’s board of directors.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

(6)	Fair value of underlying ordinary shares

When estimating the fair value of the ordinary shares on the grant dates, management has considered a number of factors, including the result of a third-party appraisal and equity transactions of the Company, while taking into account standard valuation methods. The determination of fair value of the ordinary shares was also with the assistance of American Appraisal China Limited, an independent third party valuation specialist.

[The Company has determined the fair value of the ordinary shares underlying the share options granted on September 15, 2010 was $1.125 per ordinary share, which was based on a current estimation of the Company’s possible IPO price.]

For employee share options, the Group recorded share-based compensation of $422 and $2,039 during the nine-month periods ended September 30, 2009 and 2010, respectively, based on the fair value on the grant dates over the requisite service period of award using the straight-line method.

For non-employee share options, the Group recorded share-based compensation of $240 and $550 during the nine-month periods ended September 30, 2009 and 2010, respectively, based on the fair value on the grant dates over the requisite service period of award using the straight-line method.

As of September 30, 2010, total unrecognized compensation expense relating to unvested share options was $10,582. The amount is expected to be recognized over a weighted average period of 2.5 years using the straight-line method.

Nonvested shares

The Group agreed to grant certain ordinary shares to certain employees of the Group in connection with the acquisition of Kebao in 2006, the acquisition of MDCL in 2009 and the employment of certain other employees. The Group has the right to repurchase these shares for free if the grantees terminate their continuous employment within a period of 24 to 36 months from the date of grant. The arrangements were considered a share-based compensation arrangement and the shares were treated as nonvested shares.

The following table summarizes information regarding the nonvested shares granted:

Average nonvested ordinary shares granted
Outstanding at January 1, 2010	425,447
Modification to certain share-based compensation arrangement (ii)	(143,822)
Vested	(281,625)

Outstanding at September 30, 2010	—

Vested and to be issued at September 30, 2010 (i)	1,436,942

(i)	The 1,436,942 vested nonvested shares were recorded as shares to be issued on the balance sheet as of September 30, 2010 because they were not yet issued. These vested shares were included in the calculation of the basic net income per ordinary shares once vested.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

(ii)	At the time of the acquisition of MDCL in March 2009, the Group entered into arrangements with certain selling shareholders in MDCL who became employees whereby such employees were to receive 180,031 shares which vested at the end of a service period of 24 months from the date of the acquisition.

In April 2010, the Group entered into revised agreements with those employees to modify the previous terms of the award. Under the terms of the modification:

•	36,209 shares vested immediately and $8 unrecognized share-based compensation expense was immediately recognized as of the modification date;

•

the Group replaced the remaining fixed number of unvested shares with an obligation to issue a variable number of ordinary shares at the end of the 24 month service period. The variable number of shares is to be determined by dividing $68 by the fair value of the ordinary shares upon the vesting date. This resulted in the award being reclassified from an equity award into a liability award under which the fair value of the award is remeasured at each reporting date. As a result, $40 previously recorded share-based compensation within equity was re-classified as a liability on the date of modification. As of September 30, 2010, the share-based compensation liability was carried at $54.

The fair value of the nonvested shares was determined at the grant dates by the Group with the assistance of American Appraisal China Limited, an independent valuation firm. The Group recognized $65 and $42 shares based compensation expense for the nine-month periods ended September 30, 2009 and 2010, respectively.

As of September 30, 2010, total unrecognized compensation expense relating to the nonvested shares was $14. The amount is expected to be recognized over a period of 0.36 years according to the straight-line method.

Other share-based compensation arrangements

In April 2010, the company entered into a performance based share incentive agreement with certain employees to compensate their performance-based services for the period from year 2007 to 2010.

Pursuant to such agreement, 1,739,130 ordinary shares, valued at $0.54 per share, were determined and issued on April 18, 2010 to compensate these employees’ past services. The ordinary shares were valued by the Group, with the assistance of American Appraisal China Limited, an independent valuation firm.

On June 30, 2010, 2,760,870 ordinary shares, valued at $0.64 per share, were further determined and issued, to compensate these employees’ past services. The ordinary shares were valued by the Group, with the assistance of American Appraisal China Limited, an independent valuation firm.

The total 4,500,000 shares issued were considered as share-based compensations and $2,706, the fair value of the ordinary shares as of the grant dates, were charged into the consolidated statement of operations immediately for the nine-month period ended September 30, 2010.

The Group also agreed to issue up to 1,000,000 of the Company’s shares to these employees based on their performance in the year 2010. The Group recognized $480 compensation expenses for the nine-month period ended September 30, 2010 for this share-based compensation arrangement.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

22. FAIR VALUE MEASUREMENTS

Measured on recurring basis

The Group’s financial liabilities measured at fair value on a recurring basis as of December 31, 2009 and September 30, 2010 include derivatives embedded in the convertible notes (Note 18) and contingent consideration payables in connection with business acquisitions of Star and MDCL in 2009 (Note 3) based on Level 3 inputs.

The following table summarizes the Group’s financial liabilities measured at fair value on recurring basis:

		Fair Value Measurement at Reporting Date Using
	December 31, 2009	Quoted Prices in Active Market for Identical Liabilities	Significant Other Observable Inputs	Significant Unobservable Inputs
Description		(Level 1)	(Level 2)	(Level 3)
Contingent consideration	$1,312	$—	$—	$1,312
Derivatives embedded in convertible notes	1,706	—	—	1,706

Total	$3,018	$—	$—	$3,018

		Fair Value Measurement at Reporting Date Using
	September 30, 2010	Quoted Prices in Active Market for Identical Liabilities	Significant Other Observable Inputs	Significant Unobservable Inputs
Description		(Level 1)	(Level 2)	(Level 3)
Contingent consideration	$713	$—	$—	$713
Derivatives embedded in convertible notes	3,222	—	—	3,222

Total	$3,935	$—	$—	$3,935

The following table summarizes the movement of the balances of the Group’s financial liabilities measured at fair value on a recurring basis:

Amounts
Balance as of January 1, 2010	$3,018
Change in fair value of the contingent consideration	(231)
Settlement of contingent consideration	(368)
Recognition of derivative embedded in additionally issued convertible notes	488
Change in fair value of return rate reset feature of convertible notes	1,028

Balance as of September 30, 2010	$3,935

The Group measured the fair value of the contingent consideration considering, among other factors, forecasted financial performance of the acquired business, market performance, and the market potential of the acquired business. These contingent considerations are considered Level 3 liabilities because the Group used unobservable inputs, reflecting the Group’s assessment of the assumptions market participants would use in valuing these assets and liabilities.

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

The Group measures the derivatives embedded in the convertible notes using “with & without” valuation method. The derivative was considered a Level 3 liability because the Group used unobservable inputs, such as the estimation of the probability return rate reset occurring and appropriate discount rate, to determine the fair value of the derivatives.

Measured on non-recurring basis

The Group’s financial assets and liabilities measured at fair value on a non-recurring basis include acquired assets and liabilities based on Level 3 inputs in connection with business acquisitions.

The Group measured the fair value of the purchased intangible assets using the “cost,” “income approach-excess earnings” and “with & without” valuation method. These purchased intangible assets are considered Level 3 assets and liabilities because the Group used unobservable inputs, such as forecasted financial performance of the acquired business and discount rates, to determine the fair value of these purchased assets/liabilities.

23. NONCONTROLLING INTEREST

	Guodian	iSoftStone Korea	Wuxi iCarnegie	Total
Balance as of January 1, 2010	—	(18)	513	495
Net income (loss)	68	—	(582)	(514)
Capital contribution from noncontrolling shareholder of Guodian (Note 8)	586	—	—	586
Deconsolidation of Wuxi iCarnegie (Note 6)	—	—	67	67
Acquisition of noncontrolling interest of iSoftStone Korea (i)	—	15	—	15
Foreign currency translation adjustment	14	3	2	19

Balance as of September 30, 2010	668	—	—	668

(i)	In July 2010, the Company paid $30 to acquire the noncontrolling interest in iSoftStone Korea. After the acquisition, iSoftstone Korea becomes a wholly owned subsidiary of the Company.

24. RELATED PARTY BALANCES AND TRANSACTIONS

Details of related party balances as of September 30, 2010 and December 31, 2009 and transactions for nine-month periods ended September 30, 2009 and 2010 are as follows:

(1)	Amounts due from related parties:

	As of December 31, 2009	As of September 30, 2010
Boxin	$616	$702
ISST (i)	69	84
Wuxi iCarnegie (ii)	—	460
iCarnegie Training	—	8

Total	$685	$1,254

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

(i)	Amount due from ISST represented a loan extended to ISST by the Group. The loan amount is unsecured and bearing interest at 2.5% per annum.

(ii)	Amount due from Wuxi iCarnegie represented a loan extended to Wuxi iCarnegie by the Group. The loan amount is unsecured and bearing interest at 4.86% per annum.

(2)	Amounts due to related parties

	As of December 31, 2009	As of September 30, 2010
Boxin (i)	$50	$57
Binhai (i)	59	—
Wuxi iCarnegie (i)	—	685
Tekventure Limited (Note 14)	—	1,000
United Innovation (China) Limited (Note 14)	—	1,000

	$109	$2,742

(i)	Amounts due to Boxin, Binhai and Wuxi iCarnegie mainly represented the operating expenses paid by these entities on behalf of the Group. All the amounts are unsecured and non-interest bearing. The amount due to Wuxi iCarnegie was fully repaid in October 2010.

(3)	Sales to related parties

	Nine-month periods ended September 30,
	2009	2010
Boxin	$208	$89

25. SEGMENT INFORMATION

The Group’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. The Group has one operating segment.

The following table summarizes the Group’s net revenues and long-lived assets in different geographic locations in U.S. dollars:

	Nine-month period ended September 30, 2009	Nine-month period ended September 30, 2010
	Net revenues (1)	Net revenues (1)
China (Mainland, Hong Kong and Taiwan)	$49,757	$75,105
United States	25,928	38,304
Japan	9,038	13,922
Europe	4,889	7,742
Others	420	125

Total	$90,032	$135,198

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

	As of December 31, 2009 Long-lived assets (2)	As of September 30, 2010 Long-lived assets (2)
China (Mainland, Hong Kong and Taiwan)	$17,983	$24,707
United States	11,212	10,570
Japan	204	231
Europe	—	—
Others	1	1

Total	$29,400	$35,509

Note:

(1)	Net revenues are presented by headquarter location of the Group’s clients.

(2)	Long-lived assets are presented by the operating location of the subsidiaries of the Group.

The following table summarizes the Group’s net revenue by service lines:

	Nine-month periods ended September 30,
	2009	2010
IT Services	$58,619	$90,767
Consulting and solution services	30,737	39,768
Business process outsourcing services	676	4,663

Total net revenues	$90,032	$135,198

26. COMMITMENTS

The Group follows the authoritative pronouncement issued by FASB regarding accounting for leases, in determining the criteria for capital leases. Leases that do not meet such criteria are classified as operating leases and related rentals are charged to expenses in the periods incurred.

Operating lease commitments

The Group has entered into operating lease agreements principally for its office spaces. These leases expire through 2014 and are renewable upon negotiation. Rental expense under operating leases was $4,493 and $5,986, for the nine-month periods ended September 30, 2009 and 2010, respectively.

Future minimum lease payments under such non-cancelable operating leases as of September 30, 2010 are as follows:

Three-month period ending December 31, 2010	$1,206
2011	3,032
2012	1,772
2013	924
2014	142

$7,076

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

27. SUBSEQUENT EVENTS

The Group evaluated all events subsequent to the balance sheet date of September 30, 2010 through November 23, 2010, the date the unaudited condensed consolidated financial statements were available to be issued.

Sale and re-issuance of treasury shares

In October, 2010, the Group sold 461,000 and 700,000 of the treasury shares at the purchase price of $0.51 and $0.30 per share, respectively, to a former employee. The excess of the fair value of the ordinary shares over the purchase price will be treated as share-based compensation expense and reflected in the statements of operations.

In addition, in October 2010, 553,389 of the treasury shares were re-issued to several key employees to meet the Company’s obligation for the issuance of non-vested shares that became vested as set out in Note 16.

Acquisition of Ascend Technologies, Inc (the “Ascend”)

In October 2010, the Group acquired a 100% equity interest of Ascend, which has offices in Boston and New York City and provides IT consulting services to global banking and financial services (including insurance) clients. Among other benefits, this acquisition expands the geographic and service capabilities of the Group to better serve global BFSI clients and deepens the Group’s BFSI domain expertise. The total contract amount is at minimum of $3,500 and maximum of $6,500 with detail as follows.

Pursuant to the agreements, the Group paid $1.446 unconditional cash consideration in October 2010. In addition, the Company will pay $964 of the acquisition consideration in the ordinary shares of the Company at a per ordinary share price equal to 90% of the per share equivalent price in the initial public offering provided that this offering is completed prior to December 24, 2010. The transaction consideration of the acquisition of Ascend also contains a contingent cash consideration arrangement based primarily on performance of the acquired business for the period from October 1, 2010 to September 30, 2011 at minimum of $876 and maximum of $3,876. The Group is further required to pay cash of $214 to certain employees upon their continued employment with the Group until December 31, 2011, which will be recognized as the compensation costs of the Group.

The Group has preliminarily performed the purchase price allocation resulted a $1,662 goodwill and $1,048 other intangible assets recognized, later of which are expected to be recognized into the consolidated statement of operations over weighted average 3.6 years.

Agreement to acquire Shanghai Kangshi Information Systems Company Limited (the “Shanghai Kangshi”)

In November 2010, the Group acquired a 100% equity interest of Shanghai Kangshi, to enhance its capability in providing Business Intelligence services to China and global customers. The total cash consideration of $6,291 is payable in installments, with $2,202, $3,460 and $629 payable in 2010, 2011 and 2012, respectively. In addition, the Group will issue additional $1,198 worth of ordinary shares at a per ordinary share price equal to 95% of the per share equivalent of the initial offering price, promptly following the earlier to occur of the completion of this offering or February 28, 2011. A portion of these shares will be subject to repurchase at a nominal price if the performance of the acquired business for each of the year 2010, 2011 and

ISOFTSTONE HOLDINGS LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2009 AND 2010

(In U.S. dollars in thousands, except share and per share data, or otherwise noted)

2012 fails that year’s performance target, respectively. The acquisition has not been consummated as of the date of the financial statements.

A payment for past service provided by a consultant

In November 2010, the Group entered into agreements to compensate a consultant’s past service for introducing business to iSoftStone Data, a subsidiary of the Group. The payments include cash payment of $90 and issuance of 324,849 of the Company’s ordinary shares to be valued at the IPO price. The Group will recognize the fair value of the shares and the cash payments as an expense in the consolidated statement of operations in the fourth quarter of year 2010.

Incorporation of a subsidiary

In November 2010, the Group incorporated a subsidiary, Beijing iSoftStone Jiewen Information Technology Co., Ltd (“Jiewen”), with a subscription in cash $1,009, representing a 67% equity interest of Jiewen. Jiewen will be engaged in providing BPO services to certain financial institutions in China. The remaining equity interest of Jiewen is held by a third party who subscribed in cash amounting to $497. This noncontrolling interest has the right to put its interest to the Group at a consideration to be determined based on a multiple of the earnings of Jiewen in year 2012 provided Jiewen achieves certain performance targets in the period from incorporation through 2012.

iSOFTSTONE
Innovation Across Borders
iSOFTSTONE
iSOFTSTONE

                    American Depositary Shares

Representing                      Ordinary Shares

iSoftStone Holdings Limited

PROSPECTUS

UBS Investment Bank	J.P. Morgan	Morgan Stanley

Needham & Company, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our fifth amended and restated articles of association, which will become effective upon the closing of this offering, will provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, fraud or default.

Under the indemnification agreements the form of which is filed as Exhibit 10.4 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The Underwriting Agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities (including options to acquire our ordinary shares). We believe that each of the following issuances were exempt from registration under the Securities Act in reliance on Regulation S or Rule 701 under the Securities Act or under Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Purchaser	Date of Sale or Issuance	Number and type of Security	Consideration	Underwriting Discount and Commission
AsiaVest Opportunities Fund IV	March 13, 2007	10,101,009 series A Preference Shares	$1,500,000	N/A
AsiaVest Opportunities Fund IV	March 13, 2007	16,835,017 series A Preference Shares(1)	$2,500,000	N/A
Fidelity Asia Ventures Fund L.P.	March 16, 2007	44,772,421 series B Preference Shares	$10,604,550	N/A
Fidelity Asia Principals Fund L.P.	March 16, 2007	1,669,590 series B Preference Shares	$395,450	N/A
Mitsui Ventures Global Fund	March 16, 2007	9,499,502 series B Preference Shares	$2,250,000	N/A
AsiaVest Opportunities Fund IV	March 16, 2007	15,832,504 series B Preference Shares	$3,750,000	N/A

Purchaser	Date of Sale or Issuance	Number and type of Security	Consideration	Underwriting Discount and Commission
Infotech Pacific Ventures L.P.	March 16, 2007	12,666,003 series B Preference Shares	$3,000,000	N/A
Potential High International Limited (designee of former shareholders of Shanghai Jiefeng Computer Science Co., Ltd.)	January 1, 2008	1,004,500 Ordinary Shares	—(3)	N/A
Fidelity Asia Ventures Fund L.P.	February 22, 2008	44,772,421 series B Preference Shares(2)	$13,255,687.41	N/A
Fidelity Asia Principals Fund L.P.	February 22, 2008	1,669,590 series B Preference Shares(2)	$494,312.41	N/A
Mitsui Ventures Global Fund	February 22, 2008	9,499,502 series B Preference Shares(2)	$2,812,499.89	N/A
AsiaVest Opportunities Fund IV	February 22, 2008	15,832,504 series B Preference Shares(2)	$4,687,500.01	N/A
Infotech Pacific Ventures L.P.	February 22, 2008	12,666,003 series B Preference Shares(2)	$3,749,999.95	N/A
Former shareholders of Akona Systems, Inc.	February 26, 2008	4,539,489 Ordinary Shares	—(3)	N/A
Former shareholders of Akona Systems, Inc.	October 12, 2009	7,548,288 Ordinary Shares	—(3)	N/A
CSOF Technology Investments Limited	December 23, 2009	Convertible Note	$7,500,000	N/A
SeaBright China Special Opportunities Fund II, L.P.	December 23, 2009	Convertible Note	$7,500,000	N/A
Asia Ventures II L.P.	December 23, 2009	Convertible Note	$7,125,664	N/A
AsiaVest Opportunities Fund IV	December 23, 2009	Convertible Note	$4,453,539	N/A
Infotech Pacific Ventures L.P.	December 23, 2009	Convertible Note	$1,630,797	N/A
Mitsui Ventures Global Fund	December 23, 2009	Convertible Note	$790,000	N/A
Al-Noor Gulamali Abdulla Ramji	December 25, 2009	400,000 Ordinary Shares	$120,000	N/A
Former minority shareholders of iSoftStone Resources Ltd.	December 28, 2009	66,265 Ordinary Shares	—(3)	N/A
Fair Honest Technology Limited	April 18, 2010	1,739,130 Ordinary Shares	—(4)	N/A
Jinyuan Development (Hong Kong) Company Limited	April 21, 2010	Convertible Note	$4,000,000	N/A
Hua Ying Management Co., Limited	April 22, 2010	Convertible Note	$5,000,000	N/A
Fair Honest Technology Limited	June 30, 2010,	2,760,870 Ordinary Shares	—(4)	N/A
Yau Ngok Yuk (designee of MDCL-Frontline (China) Ltd.)	July 30, 2010	242,059 Ordinary Shares	—(3)	N/A
Five former employees	October 8, 2010	55,000 Ordinary Shares	$16,500	N/A
One former employee	October 12, 2010	25,000 Ordinary Shares	$12,500	N/A
Certain Directors, Officers, Employees and Consultants	From January 1, 2007 to November 18, 2010	Options to purchase 74,075,655 Ordinary Shares	Past and future service to our company	N/A

(1)	Upon exercise of warrants issued on November 16, 2005.
(2)	Upon exercise of warrants issued on March 13, 2007.
(3)	Representing partial consideration for the acquisition of these companies, as applicable. See “Corporate History and Structure- Corporate History” and “Related Party Transactions—Acquisition Related Shares Issuance.”
(4)	Representing partial consideration in connection with hiring of certain key employees. See “Related Party Transactions—Acquisition Related Shares Issuance.”

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-7 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

4) For the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on November 23, 2010.

iSoftStone Holdings Limited

By:	/s/ Tianwen Liu
Name:	Tianwen Liu
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Tianwen Liu and Xiaosong Zhang as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on the date indicated below.

Signature	Title	Date

/s/ Tianwen Liu Tianwen Liu	Director, Chief Executive Officer (principal executive officer)	November 23, 2010

/s/ Yong Feng Yong Feng	Director, Executive Vice President	November 23, 2010

/s/ Chung-Kao Hsieh Chung-Kao Hsieh	Director	November 23, 2010

/s/ Benson Bing Chung Tam Benson Bing Chung Tam	Director	November 23, 2010

/s/ Ling He Ling He	Director	November 23, 2010

/s/ Al-Noor Gulamali Abdulla Ramji Al-Noor Gulamali Abdulla Ramji	Director	November 23, 2010

/s/ Tom Manning Tom Manning	Director	November 23, 2010

/s/ Xiaosong Zhang Xiaosong Zhang	Chief Financial Officer (principal financial and principal accounting officer)	November 23, 2010

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of iSoftStone Holdings Limited has signed this registration statement or amendment thereto in Newark, Delaware, on November 23, 2010.

Authorized U.S. Representative PUGLISI & ASSOCIATES
By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

iSoftStone Holdings Limited

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1†	Form of Underwriting Agreement

3.1	Memorandum and Articles of Association of the Registrant, as currently in effect

3.2†	Form of Fourth Amended and Restated Memorandum of Association and Fifth Amended and Restated Articles of Association of the Registrant (effective upon the closing of this offering)

4.1†	Form of Registrant’s American Depository Receipt (included in Exhibit 4.3)

4.2†	Specimen Certificate for Ordinary Shares of the Registrant

4.3†	Form of Deposit Agreement among the Registrant, the Depositary and Owners and Beneficial Owners of the American Depositary Shares issued thereunder

4.4	Convertible Note of the Registrant issued to SeaBright China Special Opportunities Fund II, L.P.

4.5	Convertible Note of the Registrant issued to CSOF Technology Investments Limited

4.6	Convertible Note of the Registrant issued to Asia Ventures II L.P.

4.7	Convertible Note of the Registrant issued to AsiaVest Opportunities Fund IV

4.8	Convertible Note of the Registrant issued to Mitsui Ventures Global Fund

4.9	Convertible Note of the Registrant issued to Infotech Pacific Ventures, L.P.

4.10	Convertible Note of the Registrant issued to Jinyuan Development (Hong Kong) Company Limited

4.11	Convertible Note of the Registrant issued to Hua Ying Management Co., Limited

4.12	Second Amended and Restated Investors’ Rights Agreement, dated as of December 23, 2009, among AsiaVest Opportunities Fund IV, Infotech Ventures Cayman Company Limited, Fidelity Asia Ventures Fund L.P., Fidelity Asia Principals Fund L.P., Mitsui Ventures Global Fund, Infotech Pacific Ventures, L.P., CSOF Technology Investments Limited, SeaBright China Special Opportunities Fund II, LP, FIL Limited, Tekventure Limited, United Innovation (China) Limited, iSoftStone Holdings Limited and certain other persons named therein

4.13	Additional Investor Joinder Agreement to Investors’ Rights Agreement, dated as of April 21, 2010, between Jinyuan Development (Hong Kong) Company Limited and iSoftStone Holdings Limited

4.14	Amendment to Investors’ Rights Agreement, dated as of April 22, 2010, among AsiaVest Opportunities Fund IV, Infotech Ventures Cayman Company Limited, Fidelity Asia Ventures Fund L.P., Fidelity Asia Principals Fund L.P., Mitsui Ventures Global Fund, Infotech Pacific Ventures, L.P., CSOF Technology Investments Limited, SeaBright China Special Opportunities Fund II, LP, Asia Ventures II L.P., Jinyuan Development (Hong Kong) Company Limited, Hua Ying Management Co., Limited, Tekventure Limited, United Innovation (China) Limited, iSoftStone Holdings Limited and certain other persons named therein

4.15	Second Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of December 23, 2009, among AsiaVest Opportunities Fund IV, Infotech Ventures Cayman Company Limited, Fidelity Asia Ventures Fund L.P., Fidelity Asia Principals Fund L.P., Mitsui Ventures Global Fund, Infotech Pacific Ventures, L.P., CSOF Technology Investments Limited, SeaBright China Special Opportunities Fund II, LP, FIL Limited, Tekventure Limited, United Innovation (China) Limited, iSoftStone Holdings Limited and certain other persons named therein

Exhibit Number	Description of Document

4.16	Additional Investor Joinder Agreement to Right of First Refusal and Co-Sale Agreement, dated as of April 21, 2010, between Jinyuan Development (Hong Kong) Company Limited and iSoftStone Holdings Limited

4.17	Amendment to Right of First Refusal and Co-Sale Agreement, dated as of April 22, 2010, among AsiaVest Opportunities Fund IV, Infotech Ventures Cayman Company Limited, Fidelity Asia Ventures Fund L.P., Fidelity Asia Principals Fund L.P., Mitsui Ventures Global Fund, Infotech Pacific Ventures, L.P., CSOF Technology Investments Limited, SeaBright China Special Opportunities Fund II, LP, Asia Ventures II L.P., Jinyuan Development (Hong Kong) Company Limited, Hua Ying Management Co., Limited, Tekventure Limited, United Innovation (China) Limited, iSoftStone Holdings Limited and certain other persons named therein

5.1	Form of Opinion of Conyers Dill & Pearman regarding the validity of the ordinary shares being registered

8.1	Form of Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters

8.2	Form of Opinion of O’Melveny & Myers LLP regarding certain U.S. tax matters

8.3	Form of Opinion of Han Kun Law Offices regarding certain PRC tax matters (included in Exhibit 99.2)

10.1	2008 Share Incentive Plan

10.2	2009 Share Incentive Plan

10.3†	2010 Performance Incentive Plan

10.4†	Form of Employment Agreement with the Registrant’s officers

10.5†	Form of Indemnification Agreement with the Registrant’s directors and officers

21.1†	Subsidiaries of the Registrant

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

23.3	Consent of O’Melveny & Myers LLP (included in Exhibit 8.2)

23.4	Consent of Han Kun Law Offices (included in Exhibit 99.2)

23.5	Consent of American Appraisal China Limited

24.1	Powers of Attorney (included on the signature page in Part II of this registration statement)

99.1†	Code of Business Conduct and Ethics

99.2	Form of Opinion of Han Kun Law Offices regarding certain PRC legal matters

†	To be filed by amendment